Exhibit 15.2

RELX

mipim
Urban Forum

Annual Report and Financial Statements 2020

Annual Report and Financial Statements 2020

RELX is a global provider of information-based analytics and decision tools for professional and business customers.

We help researchers make new discoveries, doctors and nurses improve the lives of patients, and lawyers develop winning strategies. We prevent online fraud and money laundering, and help insurance companies evaluate and predict risk. Our events combine in-person and digital experiences to help customers learn about markets, source products and complete transactions.

In short, we enable our customers to make better decisions, get better results and be more productive.

Forward-looking statements

This Annual Report contains forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results or outcomes of RELX PLC (together with its subsidiaries, “RELX”, “we” or “our”) to differ materially from those expressed in any forward-looking statement. We consider any statements that are not historical facts to be “forward-looking statements”. The terms “outlook”, “estimate”, “forecast”, “project”, “plan”, “intend”, “expect”, “should”, “will”, “believe”, “trends” and similar expressions may indicate a forward-looking statement. Important factors that could cause actual results or outcomes to differ materially from estimates or forecasts contained in the forward-looking statements include, among others: current and future economic, political and market forces; the impact of the Covid-19 pandemic as well as other pandemics or epidemics; changes in law and legal interpretations affecting RELX intellectual property rights and internet communications; regulatory and other changes regarding the collection, transfer or use of third-party content and data; changes in the payment model for our products; demand for RELX products and services; competitive factors in the industries in which RELX operates; ability to realise the future anticipated benefits of acquisitions; significant failure or interruption of our systems; exhibitors’ and attendees’ ability and desire to attend face-to-face events and availability of event venues; compromises of our data security systems or other unauthorised access to our databases; legislative, fiscal, tax and regulatory developments and political risks; exchange rate fluctuations; and other risks referenced from time to time in the filings of RELX PLC with the US Securities and Exchange Commission (SEC). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Annual Report. Except as may be required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Annual Report or to reflect the occurrence of unanticipated events.

RELX Annual report and financial statements 2020	1

Contents

Get more information online

A PDF of the full Annual Report and further

information about our businesses can be

found online at our website: www.relx.com

Overview*
2	2020 Financial highlights
3	Chair’s statement
4	Chief Executive Officer’s report
5	RELX business overview

Market segments*
14	Scientific, Technical & Medical
20	Risk
26	Legal
32	Exhibitions

Corporate Responsibility*
39	Corporate Responsibility overview

Financial review*
54	Chief Financial Officer’s report
60	Principal and emerging risks

Governance
66	Board Directors
68	RELX Senior Executives
70	Chair’s introduction to corporate governance
71	Corporate governance review
90	Report of the Nominations Committee
93	Directors’ remuneration report
115	Report of the Audit Committee
118	Directors’ report

Financial statements and other information
124	Independent auditors’ report
132	Consolidated financial statements
181	RELX PLC annual report and financial statements
186	Summary financial information in euros
187	Summary financial information in US dollars
188	Reconciliation of adjusted to GAAP measures
190	Shareholder information
IBC	2021 financial calendar
* Comprises the Strategic Report in accordance with The (UK) Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013.

2	RELX Annual report and financial statements 2020 | Overview

2020 Financial highlights

◾

Our three largest business areas, Scientific, Technical & Medical, Risk and Legal, which together accounted for 95% of RELX revenue in 2020, reported combined revenue of £6,748m, up 2%, and adjusted operating profit of £2,245m, up 4%, for the year. All three business areas continued to deliver underlying revenue and adjusted operating profit growth.

◾

Exhibitions, which accounted for 5% of revenue in 2020, has been impacted significantly by the Covid-19 pandemic, with revenue of £362m, down 71%, and an adjusted operating loss of £164m (£331m profit).

◾

By format, electronic revenue across all divisions, representing 87% of the total, grew 4%. Print revenue, which represented 8% of the total, declined 14%, more steeply than in recent years, and face-to-face revenue, which represented around 5% of the total, was down by 73%.

RELX financial summary

REPORTED FIGURES				Change at
	2020	2019		constant	Change
For the year ended 31 December	£m	£m	Change	currencies	underlying
Revenue	7,110	7,874	-10%	-10%	-9%
Operating profit	1,525	2,101	-27%
Profit before tax	1,483	1,847	-20%
Net profit attributable to RELX PLC shareholders	1,224	1,505	-19%
Net margin	17.2%	19.1%
Net borrowings	6,898	6,191
Reported earnings per share	63.5p	77.4p	-18%
Ordinary dividend per RELX PLC share	47.0p	45.7p	+3%

ADJUSTED FIGURES				Change at
	2020	2019		constant	Change
For the year ended 31 December	£m	£m	Change	currencies	underlying
Operating profit	2,076	2,491	-17%	-18%	-18%
Operating margin	29.2%	31.6%
Profit before tax	1,916	2,200	-13%	-15%
Net profit attributable to RELX PLC shareholders	1,543	1,808	-15%	-16%
Net margin	21.7%	23.0%
Cash flow	2,009	2,402	-16%
Cash flow conversion	97%	96%
Return on invested capital	10.8%	13.6%
Adjusted earnings per share	80.1p	93.0p	-14%	-15%

The shares of RELX PLC are traded on the London, Amsterdam and New York stock exchanges. RELX PLC and its subsidiaries, joint ventures and associates are together known as ‘RELX’.

RELX uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. In 2020, we also excluded exceptional costs in the Exhibitions business. Reconciliations between the reported and adjusted figures are set out on page 188. Underlying growth rates are calculated at constant currencies, excluding the results of acquisitions until 12 months after purchase, and excluding the results of disposals and assets held for sale. Underlying revenue growth rates also exclude exhibition cycling. Constant currency growth rates are based on 2019 full-year average and hedge exchange rates.

RELX Annual report and financial statements 2020	3

Chair’s statement

Sir Anthony Habgood

Chair

In a truly extraordinary year, RELX continued consistently to pursue its strategic priorities delivering another year of growth in revenue, profit and cash across our three largest business areas. We also continued to build on our strong ESG performance of recent years, making progress on many important metrics and maintaining or improving our key external rankings.

Our three largest business areas, which accounted for 95% of RELX’s revenues in 2020, all continued to deliver underlying revenue and adjusted operating profit growth. However, the Exhibitions business, which accounted for 5% of revenue (16% in 2019) was significantly impacted by the Covid-19 pandemic. As a result, the group’s underlying revenue fell 9%, with underlying adjusted operating profits down 18%. Adjusted earnings per share fell 14% to 80.1p.Reported earnings per share were 63.5p (77.4p).

Dividends

Earnings per share were impacted by Covid-19 related disruption which pushed our exhibitions business into loss. Nevertheless, we are proposing to increase our annual dividend to 47.0p reflecting our confidence in the outlook for the company. The long-term dividend policy remains unchanged.

Balance sheet

Net debt was £6.9bn at 31 December 2020, up from £6.2bn last year. Net debt/EBITDA including pensions and leases was 3.3x, compared with 2.5x in 2019 reflecting both higher net debt and lower EBITDA as a result of the Covid-19 impact on the profitability of our Exhibitions business. Capital expenditure represented 5% of revenues.

Share buybacks

As previously announced, the share buyback was suspended in April 2020 after £150m had been spent in the first four months of the year. The Board does not intend to resume the programme this year.

Chair Succession

I am extremely pleased that Paul Walker will, as we have already announced, be taking up the role of Chair on 1 March 2021. Last year we announced that after over ten years as Chair, I would retire from the board once a successor had been appointed. Paul has a strong record of value creation as a FTSE 100 Chair and Chief Executive, has a deep understanding of corporate governance, and brings extensive international experience in sectors relevant to RELX’s business through both his executive and non-executive roles. I believe that he is an outstanding choice to guide the company forward to the next level. I welcome him to RELX and wish him the very best for the future.

The Board

In April 2020, Adrian Hennah, who had been on the board for nine years, stepped down as a non-executive director and as Chair of the Audit Committee, a role ably taken on by Suzanne Wood. In October, June Felix joined the board as a non-executive director. June is currently Chief Executive Officer of IG Group Holdings PLC, of which she was a Non-Executive Director (2015-2018) before being appointed as CEO. She has had prior roles at Verifone, Citibank, IBM and CertCo. She brings considerable relevant strategic and operational experience acquired from her current and previous roles including a deep understanding of the financial services sector, technology and healthcare. I would like to thank Adrian for his support and advice and am delighted June has joined the board.

Environment, Social and Governance

We have long believed there is no trade-off between pursuing the highest levels of corporate responsibility (CR) and excellent financial performance. We pursue both in tandem. The Board tracks annual and longer term CR objectives and, during the year, discussed related issues at regular intervals.

Our approach is borne out by increasing investor emphasis on Environmental, Social and Governance (ESG) criteria in their company assessments. They want to protect the value of their assets by investing in companies that are mitigating their ESG risks, while advancing sustainable opportunities.

In the year, RELX held a AAA MSCI ESG rating for a fifth consecutive year and was placed fourth in MSCI’s UK ESG Leaders Index; was placed second in its industry sector in Sustainalytics ESG rankings and 21st overall among 13,000 companies assessed; came fourth in the Responsibility100 Index, a ranking of the FTSE 100 on performance against the UN Sustainable Development Goals; was one of 41 LEAD companies of the United Nations Global Compact among approximately 10,000 business signatories; and was selected for Bloomberg’s 2020 Gender-Equality Index.

Our CR objectives for 2021 will ensure RELX continues to raise the bar on its performance (full details are available in the 2020 RELX Corporate Responsibility Report).

Finally, I would like to thank all of our employees around the world and everyone who has worked to make the Company successful. I have every confidence that with your help and with its exceptionally talented leadership team, RELX will continue to grow and prosper in the years to come.

Anthony Habgood

Chair

4	RELX Annual report and financial statements 2020 | Overview

Chief Executive Officer’s report

Erik Engstrom

Chief Executive Officer

Our three largest business areas, STM, Risk and Legal, which together accounted for 95% of RELX revenue in 2020, all continued to deliver underlying growth in revenue and in adjusted operating profit. Exhibitions, which accounted for 5% of revenue in 2020, has been impacted significantly by the Covid-19 pandemic.

2020 progress

Since the start of the Covid-19 pandemic our first priority has been the health and safety of our colleagues, our customers, and the wider community in which we operate, with Elsevier in particular supporting the scientific and medical response.

Early in the year we decided that it was important not to curtail investment in our three largest business areas to offset any potential shortfall in financial performance from Exhibitions. Accordingly, we continued to invest behind our strategic priorities, the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to our customers, and we continued to make targeted acquisitions that support our organic growth strategies.

Our three largest business areas, STM, Risk and Legal, which together accounted for 95% of RELX revenue in 2020, all continued to deliver underlying growth in revenue and in adjusted operating profit. Exhibitions, which accounted for 5% of revenue in 2020, was impacted significantly by the Covid-19 pandemic and we focused on continuing to serve our customers through the disruption caused by venue closures, whilst taking appropriate steps for the future of the business, accelerating the development of digital tools, and adjusting the ongoing operating cost structure.

With the decline in Exhibitions’ revenues, group revenue was 9% lower on an underlying basis, adjusted operating profit declined by 18% underlying, and adjusted earnings per share declined by 15% at constant currency reflecting the fall in operating profits, offset by a lower interest charge.

The group remains highly cash generative and our priorities for use of cash are unchanged. The first of those priorities is organic investment in the business and that has continued at around 5% of revenues. Acquisition spend depends on the opportunities that arise: in 2020 we completed 11 acquisitions of content, data analytics and exhibition assets for a total consideration of £878m. We are proposing a full year dividend of 47.0p, up from 45.7p in the prior year. The share buyback was suspended in April 2020 after £150m had been spent in the first four months of the year. The Board does not intend to resume the programme this year.

I would like to thank Sir Anthony Habgood for his exemplary leadership as Chair of RELX. For over a decade, he has expertly led the board, helped shape the strategic direction of the company, and provided constant and invaluable advice, support and guidance to me and the executive team. I would also like to welcome Paul Walker as our new Chair. I believe that he is uniquely positioned to chair RELX during the next stage of the company’s development and I look forward to working closely with him.

Corporate responsibility

Challenging global conditions in the wake of the coronavirus pandemic did not lessen our commitment to corporate responsibility (CR). We drew on our unique contributions as a business, which further the United Nations Sustainable Development Goals (SDGs), including advancing science and health, protection of society, furthering the rule of law, and fostering communities, to help address the crisis. We aggregated significantly expanded content sets on the free RELX SDG Resource Centre. This included Elsevier’s COVID-19 Healthcare Hub with up-to-date evidence-based clinical practices covering symptom management, diagnosis, treatment and ongoing wellness. It also included the LexisNexis Covid-19 and the Global Media Landscape news tracker showcasing coronavirus articles and interactive charts in near real time.

In addition, we launched an SDG graphic for all 17 SDGs, compiled in The Power of Data to Advance the SDGs, a report available on the RELX SDG Resource Centre comparing research output by countries at all income levels to identify gaps and opportunities.

In the year, we also focused on the wellness of our people, training more mental health champions, and took tangible steps to increase a culture of inclusion, appointing diversity leads for our business areas and holding a second employee resource group conference that brought together 1500 colleagues virtually to share practical ideas on issues such as mentoring and allyship with participation from business unit CEOs to new hires.

Outlook

We expect each of our three largest business areas, STM, Risk and Legal, to deliver another year of underlying revenue and adjusted operating profit growth in 2021, similar to pre-Covid-19 trends. The timing and pace of recovery in Exhibitions remains uncertain.

Erik Engstrom

Chief Executive Officer

RELX Annual report and financial statements 2020	5

RELX business overview

Strategic direction

Our number one strategic priority continues to be the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to professional and business customers across the industries that we serve.

Our goal is to help our customers make better decisions, get better results and be more productive. We do this by leveraging a deep understanding of our customers to create innovative solutions which combine content and data with analytics and technology in global platforms.

We aim to build leading positions in long-term global growth markets and leverage our skills, assets and resources across RELX, both to build solutions for our customers and to pursue cost efficiencies.

We are systematically migrating all of our information solutions across RELX towards higher value-add decision tools, adding broader data sets, embedding more sophisticated analytics and leveraging more powerful technology, primarily through organic development.

We are transforming our core business, building out new products and expanding into higher growth adjacencies and geographies. We are supplementing this organic development with selective acquisitions of targeted data sets and analytics, and assets in high-growth markets that support our organic growth strategies, and are natural additions to our existing businesses.

By focusing on evolving the fundamentals of our business we believe that, over time, we are improving our business profile and the quality of our earnings. This has led to more predictable revenues through a better asset mix and geographic balance; a higher growth profile as we expand in higher growth segments, exit from structurally challenged businesses, and gradually reduce the drag from print format declines; and improved returns by focusing on organic development with strong cash generation.

RELX business model

RELX is a global provider of information-based analytics and decision tools for professional and business customers. We leverage deep customer understanding to combine leading content and data sets with powerful global technology platforms to build sophisticated analytics and decision tools that deliver enhanced value to our customers.

These products are generally sold through dedicated sales forces direct to customers and are priced on a subscription or transactional basis, often under multi-year contracts. They are predominantly delivered in electronic and face-to-face formats, and, to a small extent, in print.

Our products often account for less than 1% of our customers‘ total cost base but can have a significant and positive impact on the economics of the remaining 99%. Our objective is to continue to enhance the value that we deliver to our customers and over time to grow our own total cost base below our rate of revenue growth on an underlying basis.

6	RELX Annual report and financial statements 2020 | Overview

Key performance indicators

RELX’s key performance indicators (KPIs) track progress against long-term priorities. At the group level, given the diverse nature of our end markets, we look at the continued migration of the business towards electronic delivery, the increasing introduction of electronic decision tools, group level financial metrics, and corporate responsibility and sustainability metrics. The executive directors’ remuneration policy includes measures linked to the financial KPIs and may also include non-financials.

See pages 93 to 106 for details of the implementation of the policy in 2020 and 2021.

In addition, we track KPIs within each market segment, at the product level, relevant to the performance of the specific business units.

Significant group financial KPIs are set out below.

For non-financial KPIs a summary of the corporate responsibility and sustainability performance metrics and targets are set out on pages 39 to 52 in the Corporate Responsibility overview.

Financial KPIs

Revenue by category

RELX Annual report and financial statements 2020 | RELX business overview	7

Market segments

RELX serves customers in more than 180 countries and has offices in about 40 countries. It employs over 33,000 people, of whom almost half are in North America.

Segment position

Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance	Global #1

Risk provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency

Key verticals #1

Legal provides legal, regulatory and business information and analytics that help customers increase their productivity, improve decision-making and achieve better outcomes	US #2 Outside US #1 or 2

Exhibitions is a leading global events business. It combines industry expertise with data and digital tools to help customers connect digitally and face-to-face, learn about markets, source products and complete transactions. In 2020, they did this at 169 face-to-face events in 22 countries, attracting more than 2.2m participants, as well as at 71 digital events

Global #2

Financial summary by market segment

	Revenue		Adjusted operating profit
	2020 £m	Change underlying	2020 £m	Change underlying
Scientific, Technical & Medical	2,692	+1%	1,021	+1%
Risk	2,417	+3%	894	+4%
Legal	1,639	+1%	330	+7%
Exhibitions	362	-69%	(164)	-149%
Unallocated items			(5)
	7,110	-9%	2,076	-18%

RELX uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. In 2020, we also excluded exceptional costs in the Exhibitions business. Reconciliations between the reported and adjusted figures are set out on page 188. Underlying growth rates are calculated at constant currencies, excluding the results of acquisitions until 12 months after purchase, and excluding the results of disposals and assets held for sale. Underlying revenue growth rates also exclude exhibition cycling. Constant currency growth rates are based on 2019 full-year average and hedge exchange rates.

8	RELX Annual report and financial statements 2020 | Overview

Harnessing technology

across RELX

Around 9,000 technologists, half of whom are software engineers, work at

RELX. Annually, the company spends $1.5bn on technology. The combination of our rich data assets, technology infrastructure and knowledge of how to use next generation technologies, such as machine learning and natural language processing, allows us to create effective solutions for our customers.

This project illustrates the power of the HPCC Systems platform and the Data Lake methodology to quickly extract valuable information and insight from readily available data. These metrics and visualisations were not developed in a vacuum. They are the result of an iterative methodology that layers knowledge upon knowledge to continuously extract deeper and deeper insights.

Roger Dev

Senior Architect,

LexisNexis Risk Solutions

Helping advance research and provide the public with powerful analytics on global Covid-19 trends

Using HPCC Systems Data Lake Technology, RELX created a Covid-19 Tracker to monitor and report the progress of the Covid-19 virus and provide better contextual understanding of the pandemic’s evolution.

Using data from Johns Hopkins University (daily cases and deaths), the US Census Bureau (US population) and the UN DESA (world population), the tracker provides metrics and analysis for locations across the globe, with maps that drill down to country and regional levels, helping to understand how the virus is propagating.

The data is presented in a balanced, digestible form, using plain language, allowing individuals sufficient information and context to make reasonable decisions. For each location, the tracker includes a ‘Hot Spot’ module that identifies the worst outbreaks at any given time, infection rate trends, weekly statistics and commentaries. The animation controls show the progression of the virus in time and hence can help point to events that could have contributed to the rapid spread of the virus.

The HPCC Systems Covid-19 Tracker is a free resource and available to the public. It is used to advance research by partners at Oxford University and Florida Atlantic University.

The tracker runs on RELX’s HPCC Systems Data Lake platform. The Data Lake is a collaboration environment for universities and researchers to access, share and process data assets that enhance the metrics for the project. This allows easy incorporation of new data sources and a rapid transition from development to production.

Providing comprehensive, quality data during a fast-developing pandemic is a challenge. Public data sites often present raw statistics but provide little context with which to understand what exactly is happening and how the pandemic is spreading.

The teams behind the tracker wanted to delve deeper and provide commentary that was actionable as well as drill down to the narrowest location possible in order to make projections. In addition to daily cases, daily deaths and testing, the model integrates data on transportation and tourism infrastructure, hospitalisation, socioeconomic indicators, flight schedules, people density and people movements.

30,000 + over 30,000 unique visitors (as at November 2020) Viewing data by region using the Covid-19 Tracker

RELX Annual report and financial statements 2020	9

Welcome
Check balance

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

+90% Significant reduction in the fraud-to-sales ratio, with over 90% of users now rated as trusted, dramatically reducing potential friction on the customer experience paysafecard online

LexisNexis ThreatMetrix helps paysafecard reduce fraud and friction for good customers paysafecard is an online payment method that allows users to pay for goods and services securely and privately at a huge range of global online merchants in 50 markets. paysafecard vouchers are sold at more than 650,000 retail outlets, gas stations and grocery stores, providing a simple, prepaid alternative to online payments.

With a strong market position and a large customer base, paysafecard was a key target for fraudsters looking to exploit process and data loopholes, and test fraud defences. Fraudsters were using credentials stolen from high-profile data breaches to perpetrate payment fraud.

However, despite the need to address the payment threat from fraudsters, paysafecard also understands the potential impact on good customers. paysafecard enhanced its risk decisioning with new capabilities which enabled it to promote and reward positive, trusted behaviour while also detecting fraudulent payments in near real time.

Leveraging this trust, paysafecard could focus on reducing customer friction. False positives fell by approximately 70% while the business continued to grow. This led to happier customers while simultaneously reducing operational costs.

LexisNexis ThreatMetrix provided paysafecard with a layered defence solution, designed to enhance near real time fraud detection and risk-decisioning amidst a constantly evolving cybercrime landscape. Layering digital and physical identity intelligence with behavioural biometrics enabled paysafecard to detect high-risk and fraudulent payments, while recognising more transactions as trusted across the customer journey.

LexisNexis ThreatMetrix has delivered remarkable product developments that have aligned closely with our internal drive to reduce fraud without impacting good customers. Recently released behavioural biometrics capabilities have further enhanced our ability to identify clusters of fraudulent accounts, adding an extra layer of precision to our fraud detection.

Hany Razi

Head of Global Financial Crime

Intelligence & Analytics

Paysafe Group

10	RELX Annual report and financial statements 2020 | Overview

Continuing to deliver

for our customers

In what turns out to have been a truly extraordinary

year the whole organisation rose to the challenge of

maintaining high levels of customer service in hugely

changed working conditions reflecting the quality

and dedication of our staff around the world.

RELX Annual report and financial statements 2020	11

RELX

Find out more about our colleagues at: **relx.com/careers/meet-our-people**

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

Read our stories on how we enable our customers to make better decisions, get better results and be more productive: relx.com/our-business/our-stories

12	RELX Annual report and financial statements 2020 | Market segments

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	13

Market segments

In this section

14	Scientific, Technical & Medical
20	Risk
26	Legal
32	Exhibitions

14	RELX Annual report and financial statements 2020 | Market segments

Scientific, Technical & Medical

We help researchers make new discoveries, collaborate with their colleagues and give them the knowledge they need to find funding. We help governments and universities evaluate and improve their research strategies. We help doctors and nurses improve the lives of patients, providing insight to find the right clinical answers.

◾	We enhance the quality of scientific research output by organising the review, editing and dissemination of around 18% of the world’s scientific articles

◾	ScienceDirect, the world’s largest platform dedicated to peer-reviewed primary scientific and medical research, hosts over 18m pieces of content from over 4,300 journals and over 42,000 e-books, and has over 18m monthly unique visitors

◾	Scopus uniquely combines a comprehensive, curated abstract and citation database with enriched data and linked scholarly content, with over 81m records across 25,000 journals, sourced from more than 5,000 publishers

◾	SciVal offers insights into the research performance of over 19,000 research institutions

◾	ClinicalKey, the flagship clinical reference platform, is accessed in over 90 countries and territories, and by over 1,900 institutions in North America alone

◾	Elsevier journals have at some point featured articles by 205 of 206 science and economics Nobel Prize winners since 2000
◾	Elsevier’s free Novel Coronavirus Information Centre saw over 200m downloads in 2020

Business overview

Scientific, Technical & Medical helps researchers and healthcare professionals advance science and improve health by facilitating insights and critical decision-making for customers across the global research and health ecosystems.

Elsevier is headquartered in Amsterdam, with further principal operations in Boston, New York, Philadelphia, St. Louis and Berkeley in North America, London, Oxford, Frankfurt, Munich, Madrid and Paris in Europe, Beijing, Chennai, Delhi, Singapore and Tokyo in Asia Pacific and Rio de Janeiro in South America. It has 8,600 employees and serves customers in over 180 countries.

Revenues for the year ended 31 December 2020 were £2,692m, compared with £2,637m in 2019 and £2,538m in 2018. In 2020, 46% of revenue came from North America, 23% from Europe and the remaining 31% from the rest of the world. Subscription sales generated 76% of revenue, transactional sales 23% and advertising 1%.

Elsevier serves the needs of scientific, technical and medical markets by organising the review, editing and dissemination of primary research, reference and professional education content. Growing from its roots in publishing, Elsevier facilitates insights and critical decision-making for customers across the global research and health ecosystems.

Elsevier’s customers are scientists, research leaders, librarians, medical researchers, doctors, nurses, allied health professionals and students, as well as hospitals, academic and research institutions, health insurers, managed healthcare organisations, research-intensive corporations and governments.

Elsevier services fall into four categories: Primary Research, Databases & Tools, Reference and Pharma & Life Science Promotion.

Primary Research accounts for around half of revenues. Elsevier serves the global scientific research community, publishing over 560,000 articles in 2020, 90% more than a decade ago. 2020 saw continued strong growth both in article submissions and usage, with over 2.5m articles submitted, up 26% and over 1.3bn articles consumed by researchers. Elsevier published over 81,000 Gold Open Access articles in 2020, a year on year growth rate of over 65%. In 2020, Elsevier launched 115 new journals of which over 90% were Gold Open Access, growing the Elsevier portfolio to 500 Gold Open Access journals.

Elsevier’s portfolio of 2,650 journals is managed by more than 24,000 editors and many of its journals are the foremost publications in their field. They include flagship titles such as Cell Press and The Lancet family of journals. Elsevier’s article output accounts for around 18% of global research output while garnering approximately 27% of citations, demonstrating Elsevier’s commitment to delivering research quality significantly ahead of the industry average.

Research content is distributed and accessed via ScienceDirect, the world’s largest platform dedicated to peer-reviewed primary scientific and medical research. Elsevier has continued to invest in ScienceDirect and integrate new remote access methods to provide researchers with the ability to easily use its tools when working from home, safe in the knowledge that they are doing so securely, and that their privacy and data are protected.

In Databases & Tools, Elsevier offers a suite of products for academic and corporate researchers. Significant products include Scopus, ClinicalKey and Reaxys. Scopus enables its users to quickly

RELX Annual report and financial statements 2020 | Scientific, Technical & Medical	15

find relevant and trusted research, identify experts and access reliable data, metrics and analytical tools to support confident decisions around research strategy. Reaxys is a chemistry research and education database with chemical substance, properties, reaction and medicinal chemistry data for both bench chemists and data scientists supporting drug discovery and chemical R&D in industries such as pharmaceuticals, chemicals and academic & government. During the year, Reaxys strengthened its content enrichment and analytics capabilities.

Elsevier serves academic and government research administrators and leaders through its Research Intelligence suite of products. SciVal is a decision support tool that helps institutions to establish, execute and evaluate research strategies by leveraging bibliometric data from Scopus and other data types such as patent citations and usage data. Elsevier expanded its leadership position in research institution benchmarking analytics through further investment in its SciVal Topic Prominence in Science. Big data technology takes into consideration nearly all of the articles available in Scopus since 1996 and clusters them into nearly 96,000 global, unique research topics based on citations patterns. Elsevier continues to expand and enhance the quality of indicators for research evaluation and impact assessment. With the 2019 CiteScore release, Elsevier introduced an improved calculation methodology, providing a more robust, fair and faster indicator of research impact.

Elsevier’s flagship clinical reference platform, ClinicalKey, is accessed in over 90 countries and territories, and by over 1,900 institutions in North America alone. ClinicalKey is a clinical knowledge solution designed to help healthcare professionals and students find the most clinically relevant answers through a wide breadth and depth of trusted content across specialties. This includes Elsevier’s vast collection of leading medical reference content, including over 550 clinical overviews that provide quick clinical answers and summaries, over 4.8m images and over 66,000 medical and surgical videos in a single, fully integrated site.

For healthcare professionals, Elsevier’s clinical solutions include Interactive Patient Education and Care Planning. Elsevier’s ClinicalPath provides clinical pathways delivering personalised, evidence-based oncology guidance at the point of care. ClinicalPath won the 2020 MedTech Breakthrough Award for Best Computerized Decision Support Solution for the second consecutive year.

In commercial healthcare, consumer, provider and medical claims data is used to deliver leading identity, fraud, compliance and health risk analytics solutions for payers, providers, pharmacies and life sciences organisations.

In medical education, Elsevier serves students of medicine, nursing and allied health professions in multiple formats including e-books and digital solutions. For example, Sherpath, an adaptive teaching and learning solution for nursing and health education, provides highly focused, personalised and adaptive learning paths at over 400 institutions, supporting more than 50,000 enrolments. During the year, we saw strong demand for remote solutions and we set up remote proctoring for over 550 nursing schools. Sherpath saw strong growth, and Complete Anatomy, our 3D anatomy platform saw activity levels double. ClinicalKey Student is used by more than 100,000 students in over 170 medical and 130 nursing schools.

In Reference, Elsevier is a global leader in providing authoritative and current professional reference content to scientific, technical and medical reference markets. Flagship titles include Gray’s Anatomy, Nelson’s Pediatrics and Netter’s Atlas of Human Anatomy. Reference content is delivered in both electronic and print formats, with print books now accounting for less than 10% of Elsevier revenues.

Pharma & Life Science Promotion offers commercial marketing services to industry partners (pharmaceutical medicines, medical device and research technology) for their external use, building on Elsevier’s trusted global content brands to connect and engage with doctors, nurses and other healthcare professionals who are influential decision makers.

	Science that inspires: premier life sciences journal with the highest impact factor in biochemistry and molecular biology	An innovative research management and social collaboration platform

The world’s largest platform dedicated to peer-reviewed primary scientific and medical research	Clinical knowledge solution designed to help healthcare professionals and students find the most clinically relevant answers through a wide breadth and depth of trusted content across specialties	CiteScore™ metrics are a set of comprehensive, transparent, current and free metrics to help measure the citation impact of journals

Chemistry research and education database with chemical substance, properties, reaction and medicinal chemistry data for both bench chemists and data scientists supporting drug discovery and chemical R&D	Tools to analyse the world of research, and establish, execute and evaluate the best strategies for research organisations	With the world’s most advanced 3D anatomy platform, Complete Anatomy is revolutionizing how students, educators, health professionals and patients understand and interact with anatomy

One database to quickly find relevant and trusted research, identify experts, and access reliable data, metrics and analytical tools to support confident decisions around research strategy	Science for better lives: one of the world’s leading medical journals since 1823	Designed to help improve patient outcomes, ClinicalPath provides clinical pathways delivering personalised, evidence-based guidance at the point of care

16	RELX Annual report and financial statements 2020 | Market segments

Market opportunities

Scientific, technical and medical information markets have positive long-term growth characteristics. The importance of research and development to society, economic performance and competitive positioning is well understood by governments, academic institutions and corporations. This leads to long-term growth in research and development spending and in the number of researchers worldwide. Growth in health markets is driven by ageing populations in developed markets, rising prosperity in developing markets and the increasing focus on improving medical outcomes and efficiency. Given that a significant proportion of scientific research and healthcare is funded directly or indirectly by governments, spending is influenced by governmental budgetary considerations. The commitment to research and health provision remains high, even in more difficult budgetary environments.

Strategic priorities

Elsevier’s strategic priorities are to: continue to increase content volume and quality; expand content coverage, building out integrated solutions and decision tools combining Elsevier, third-party and customer data; increase content utility, using ‘Smart Content’ to enable new e-solutions; combine content with analytics and technology, focused on measurably improved productivity and outcomes for customers; and continue to drive operational efficiency and effectiveness.

In the primary research market, Elsevier aims to deliver journal and article quality above the industry average at below average cost, leveraging the scale of our platform. We work directly with our customers to understand their objectives and help them reach their research goals in a way that is satisfactory from a content, service and economic perspective. Elsevier looks to enhance quality by building on its premium brands and grow article volume through new journal launches, the expansion of open access journals and growth from emerging markets; and to continue to broaden the range and quality of insights across research solutions with enhancements such as improved Open Access filtering capabilities, improved analytics capabilities for finding experts, integration of additional datasets for finding experts and institutional benchmarking.

In reference markets, Elsevier’s priorities are to expand content coverage, improve the user experience and ensure consistent and seamless linking of content assets across products.

Similarly, in health, Elsevier is developing clinical decision support applications utilising cognitive technologies and large image and text content repositories. These applications embedded in technology platforms will enhance the delivery of the right content, in the right care setting, to the right care providers. This will help health professionals perform their work better, make more accurate diagnoses, ensure appropriate care delivery and ultimately, save more lives.

In every market, Elsevier is applying advanced Machine Learning (ML) and Natural Language Processing techniques to help researchers, engineers and clinicians perform their work better. In 2020, Elsevier acquired SciBite , a semantic Artificial Intelligence company headquartered in Cambridge, UK, to help customers make faster, more effective R&D decisions, identifying key concepts such as drugs, proteins, companies, targets, and outcomes. Elsevier also acquired Authess, the Boston-based developer of an advanced performance-based competency assessment platform that evaluates how students solve complex, open-ended problems using ML models and data analytics. In December, Elsevier acquired Shadow Health, a Florida-based developer of virtual simulations in nursing and healthcare education.

Business model, distribution channels and competition

In Primary Research, science and medical research is principally disseminated on a paid subscription basis to the research facilities of academic institutions, governments and corporations and, in the case of medical and healthcare journals, to health institutions, individual practitioners and medical society members.

While paid subscriptions continue to be the primary distribution model, alternative payment models for the dissemination of research have evolved over the past 20 years. Elsevier has long invested in all business models to support the preferences of authors and research institutions. Author pays open access is one example, with over 1,900 of Elsevier’s journals now offering the option of funding publication and distribution via a sponsored article fee. In addition, Elsevier now publishes 500 Gold Open Access titles.

Elsevier is a founding and driving partner of Research4Life, a United Nations partnership initiative, providing free or low-cost access to research for publicly funded institutions in the world’s least resourced countries. Over 10,000 institutions in 125 countries are now participating. For some journals, advertising and promotional income represents a small proportion of revenues, predominantly from pharmaceutical companies in healthcare titles.

Alongside journals, Elsevier has also invested in other solutions to serve the needs of the research community. SSRN is an open access

RELX Annual report and financial statements 2020 | Scientific, Technical & Medical	17

online preprint community where researchers post early-stage research, prior to publication in academic journals. Mendeley data enables researchers to make their research data publicly available through an open research data repository, while Digital Commons helps academic libraries showcase and share their institutions’ research via institutional repositories for greatest impact.

Digital solutions, such as ScienceDirect, Scopus and ClinicalKey, are generally sold direct to customers through a dedicated sales force based in offices around the world. Subscription agents facilitate the sales and administrative process for remaining print journal sales. Reference and educational content is sold directly to institutions and individuals and accessed on Elsevier platforms, while printed books are sold through retailers, wholesalers and directly to end users.

Competition within science and medical reference content is generally on a title-by-title and product-by-product basis and is typically with learned societies and professional information providers, such as Springer Nature, Clarivate and Wolters Kluwer. Decision tools face similar competition, as well as from software companies and internal solutions developed by customers.

  2020 financial performance

	2020	2019	Underlying	Portfolio	Currency	Total
	£m	£m	growth	changes	effects	growth
Revenue	2,692	2,637	+1%	0%	+1%	+2%
Adjusted operating profit	1,021	982	+1%	-1%	+4%	+4%

Continued modest underlying revenue growth in 2020

Underlying revenue growth was +1%. The reported revenue growth rate of +2% benefited from currency movements, including changes in hedge rates.

Electronic revenue saw good underlying growth of +3%, in line with the prior year. Print revenue, which was impacted by Covid-19 related distribution issues in the first half, declined at around twice the rate of recent years.

Underlying adjusted operating profit growth was +1%, in line with underlying revenue growth. The reported adjusted operating profit growth of +4% benefited from currency movements, including changes in hedge rates, which also drove the increase in margin.

In primary research we continued to enhance customer value by providing broader content sets, increasing the sophistication of our analytics, and evolving our technology platforms. We launched 115 new journals, of which over 100 were dedicated author pays open access titles which now total around 500. We continued to see exceptionally strong growth in article submissions, up by over 25% overall, over 20% for subscription journals and doubling for open access journals, driving increased market share in both segments. The customer environment varied by segment and geography, with good growth in many corporate segments globally. The academic institutional segment saw strong growth in some key Asian countries, but varying degrees of budget pressure in other geographies. Open access revenue growth continued to accelerate across all geographies.

In databases & tools and electronic reference, representing over a third of divisional revenue, we continued to drive good growth through content development and enhanced machine learning and natural language processing based functionality, as well as an acceleration in migration to digital reference products. We have seen strong new sales in corporate life sciences, continued strong growth in the research management and health education segments, and an acceleration in growth in many of our clinical solutions. Our electronic healthcare education offering was further strengthened by the acquisition of Shadow Health, a provider of web-based simulation and clinical learning environments for nursing and healthcare students. Other recent acquisitions, including 3D4Medical in healthcare and SciBite in life sciences are performing well.

Print books, representing less than ten percent of divisional revenue, saw a significantly steeper decline than in recent years, primarily due to distribution disruption related to Covid-19. Print pharma promotion revenue also declined more steeply than in recent years.

In early 2020 Elsevier mobilised all of its research content, data analytics expertise, and clinical insights in support of the global response to the Covid-19 pandemic, providing researchers and healthcare professionals with free access to scientific and practical content, including over 50,000 articles downloaded over 200 million times to date.

2021 outlook

Trends in our customer markets may continue to vary somewhat by segment, but overall we expect another year of modest underlying revenue growth, with underlying adjusted operating profit growth slightly exceeding underlying revenue growth.

18	RELX Annual report and financial statements 2020 | Market segments

HESI:

Improving knowledge retention,

increasing exam scores, and

setting students up for career

success as health professionals

98%

overall pass rate in May 2018, an improvement

of over 30 percentage points – 20 percentage

points over the national average

RELX Annual report and financial statements 2020 | Scientific, Technical & Medical	19

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

The health assessment HESI

and fundamentals HESI are

really the tenets of nursing.

They’re the basic building blocks

and the students have to excel

in those two areas. It’s a big

part of the NCLEX.

Dr Kathleen Kelley

Director of Undergraduate Nursing

Education, Caldwell University

About HESI

HESI is a product suite of testing

and test preparation solutions

for nursing students that analyse

and improve student performance,

promote clinical judgement, and

help students and the nursing

programmes overall achieve even

greater levels of success.

An outdoor lesson at

Caldwell Campus

Caldwell University’s Bachelor of Nursing Degree (BSN) programme provides an exceptional curriculum to prepare nurses for professional practice.

In 2019 Caldwell University’s undergraduate nursing programme was named one of the top 10 nursing schools in New Jersey, with an impressive 95% of their 2019 graduates either working, enrolled in further education or serving in the military.

This success rate hasn’t always been the case. Before 2015 when Caldwell University implemented Elsevier’s HESI suite of products across its entire BSN curriculum, its National Council Licensure Examination (NCLEX) pass rates hovered under 60%. However, since incorporating HESI into its programme, it has seen exam scores rise into the high 90s. In May 2018 it achieved a 98% overall pass rate, 100% for BSN graduates and 94.7% for nursing as second degree. This represents an improvement of over 30 percentage points, 20 percentage points over the national average when compared with a pass rate for all candidates of 73%.

Under the leadership of Dr Kathleen Kelley, Director of Undergraduate Nursing Education, the faculty is now able to use HESI to test and analyse the data to make sure its programme outcomes are constantly adapted and on track to reach the highest possible pass rates.

HESI not only helps to prepare students to pass the critical NCLEX exam, but the data also help faculty understand how they can improve the programme by finding gaps in the curriculum based on students’ performance. HESI, for example, was instrumental in identifying that knowledge retention was their biggest challenge, enabling faculty to prioritise and address the issue.

Having identified these gaps, the faculty was also able to use other tools from Elsevier to develop a remediation strategy. Retention activities were developed for students during term breaks to help students achieve better test outcomes. Caldwell’s focus on high retention ensures students are set up for success both in terms of exams and in their future nursing careers.

The integration of Elsevier products throughout its curriculum also helps Caldwell see how it ranks compared with the national benchmark. With data from HESI exams, faculty continues to adapt its curriculum and shape its courses around the gaps that need to be addressed in student learning. By analysing the data from HESI exams, Caldwell continues to build on its students’ success.

20	RELX Annual report and financial statements 2020 | Market segments

Risk

We combine data and analytics with deep industry expertise to help customers make better decisions and manage risk. We help detect and prevent online fraud and money laundering and deliver insight to insurance companies. We provide digital tools that help airlines and farmers improve their operations.

◾	We do business with 95 out of the top 100 personal lines insurance companies; 76% of the Fortune 500; and seven of the world’s top ten banks

◾	The LexisNexis Digital Identity Network analyses more than 170m transactions daily and more than 55bn transactions annually

◾	More than 200,000 websites and mobile applications implement the LexisNexis Digital Identity Network around the world

◾	89% of new US auto insurance policies issued to consumers in 2020 benefited from our products

◾	Cirium provides services to: over 95% of the top 50 airline groups globally, which represents circa 80% of the world’s airline passenger traffic; four out of five of the world’s top five major search engines; and to NATS’ (National Air Traffic Services) streamlined London Heathrow traffic management system (XMAN) which delivers 15,000 tonnes of C02 savings per year. The company also tracks 98% of flights globally in real-time

◾	ICIS enables trading in the energy and chemicals sectors, and delivers data and intelligence on over 13,000 refinery units and 18,000 chemical plants

◾	Over 200m farm acres (>80m hectares) are managed by Proagrica’s geospatial technology

◾

More than 7,500 federal, state and local government agencies use our solutions to prevent fraud and allow citizens faster access to digital-based services, maintain program integrity, reduce risk and fight crime

Business overview

Risk provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency.

LexisNexis Risk Solutions, headquartered in Alpharetta, Georgia, has principal operations in California, Florida, Illinois, New York and Ohio in North America as well as London and Paris in Europe and Beijing and Singapore in Asia Pacific. It has about 9,700 employees and serves customers in more than 180 countries.

Revenues for the year ended 31 December 2020 were £2,417m, compared with £2,316m in 2019 and £2,117m in 2018. In 2020, 79% of revenue came from North America, 14% from Europe and the remaining 7% from the rest of the world. Subscription sales generated 39% of revenues and transactional sales 61%.

LexisNexis Risk Solutions comprises the following market-facing industry/sector groups: Business Services, Insurance Solutions, Data Services (including energy and chemicals, aviation, agriculture and human resources) and Government Solutions.

Business Services, representing nearly 45% of revenue, enables global financial transparency and inclusion by providing holistic and actionable insights for all risk and compliance segments. We address some of the greatest challenges facing businesses today, including identifying fraud rings, cybercrime, bribery and corruption, human trafficking, economic sanctions, global terrorism and abusive practices. We leverage machine learning (ML) and artificial intelligence (AI) in our solutions to provide customers greater insights, enabling better decisions and operational efficiencies with confidence.

Maximising penetration in our current markets across our customers’ workflows and through international expansion are the primary drivers of Business Services’ growth strategy.

In early 2020, LexisNexis Risk Solutions acquired ID Analytics and Emailage to complement existing credit risk and identity solutions. These strategic acquisitions expanded our digital identity intelligence and fraud prevention services, providing our customers an even more comprehensive view of consumers for predictive risk assessment.

In September 2020, Accuity, formerly part of Data Services, and Business Services merged to offer integrated offerings across KYC, financial crime screening and payment services. The merger further leverages and extends existing data and analytic capabilities to provide comprehensive risk management, compliance and payments solutions to customers around the world.

Insurance Solutions, representing nearly 40% of revenue, provides comprehensive data, analytics and decision tools for personal, commercial and life insurance carriers in the US to improve critical aspects of their business. Information solutions, including the most comprehensive US personal loss history database, C.L.U.E., help insurers assess risks and provide important inputs to pricing and underwriting insurance policies. Additional key products include data prefill solutions, which provide information on insureds directly into the insurance work stream for 89% of the insurance auto market and LexisNexis Current Carrier, which identifies insurance coverage details and any lapses in coverage.

The focus is on delivering innovative decision tools through a single point of access within an insurer’s infrastructure.

RELX Annual report and financial statements 2020 | Risk	21

LexisNexis Active Insights, our solution for active risk management, connects proprietary linking algorithms with vast amounts of data to proactively inform insurers of key events impacting their policyholders. Insurance Solutions is advancing its strategy to drive more consistency and efficiency in claims through its solution suite, Claims Compass, with Claims Datafill providing data and decisions at first notice of loss and throughout the claim life cycle. LexisNexis Risk Classifier, which uses public and motor vehicle records and predictive modelling, is used by 40% of the top 25 life insurers to better understand risk and improve underwriting efficiency.

Insurance Solutions continues to make progress outside the US. In the UK, contributory solutions including No Claims Discount module, which automates verification of claims history and Policy Insights, a predictor of motor claims loss, are delivered through the LexisNexis Informed Quotes platform to provide real-time data in the quoting process. In China, Genilex is delivering key vehicle data to auto insurers and is looking to add more analytics solutions. In Brazil, Insurance Solutions is delivering telematics solutions, data and analytics to help motor insurers in underwriting.

Data Services, representing just over 10% of revenue, provides indispensable business information, data, software and analytics solutions to professionals in many of the world’s biggest industries. Our brands include: ICIS, an independent source of data and intelligence for the global chemical and energy markets; Cirium, an aviation and air travel data and analytics company for the wider travel industry; Proagrica, a provider of connectivity solutions, workflow tools and actionable insight for the global agriculture and animal health segment; XpertHR, a compliance and benchmarking business driving global HR topics from pay equality to compliance and HR policies; EG, which delivers data analytics, decision tools and high-value analysis and news for the UK’s commercial real estate segment; and Nextens, a provider of workflow solutions, content and analytics for tax professionals.

Government Solutions, representing around 5% of revenue, has helped US agencies, especially during Covid-19, shift from identity verification to authentication. Front-end identity authentication is central to how the government dispenses hundreds of billions of dollars in entitlements, stimulus, benefits and contracts to people and businesses.

LexisNexis Risk Solutions harnesses the power of data and advanced analytics to provide insights that help businesses and governmental entities reduce risk and improve decisions to benefit people around the globe	Aviation and air travel data and analytics for the world’s airlines, airports, aircraft finance, manufacturers, tech giants and travel companies	A global agricultural network, empowering customers to be better connected, to make more informed decisions, driving better decisions from seed, to field, to fork

Global source of Independent Commodity Intelligence Services, connecting data, markets and customers to create a comprehensive, trusted view of global commodities markets	Data analytics suite with LexisNexis Claims Datafill and LexisNexis Police Records that improves the claims process from first notice of loss, triage, investigation and resolution through recovery	The newly merged Accuity and the Business Services Group offers integrated solutions across KYC, financial crime screening and payments services, providing customers with comprehensive risk management and payment solutions. The combined organisation is one of the global market leaders in compliance risk solutions

Leading provider of trusted and accurate data and analytics that transform how payments and compliance professionals manage accounts and transactions with confidence across the global financial ecosystem	A fraud prevention and identity management platform that seamlessly delivers the broadest of solutions, including the latest in machine learning that adapts to ever changing fraud schemes, simplifying efforts to detect and prevent risks associated with the merging of digital and physical identities	An active risk management solution that provides timely alerts of recent changes occurring in the household to help insurers enhance customer relationships with better service

By employing digital, physical, device and behavioural risk signals, we help organisations better assess consumers to prevent or investigate fraudulent transactions, improve operational efficiencies and protect accounts while minimising friction for trusted users	The only data sharing platform in the policing market used for analytics, crime analysis and investigations linking public records to national law enforcement data for a complete picture across jurisdictions

The Risk Intelligence Network provides government agencies with the first step of identity assessment across a number of services including benefits applications, claims filing and tax return filing. With a powerful combination of contributory systems and analytics, emerging threats can be identified before they have a significant impact

22	RELX Annual report and financial statements 2020 | Market segments

Our solution synthesises thousands of data sources and billions of relationships into modernised interfaces providing agencies immediate access to identity and authentication analytics. It creates near-frictionless identity verification and authentication for everything from unemployment insurance claims and remote government workforce access to matching of patient data, providing a snapshot in time for public health researchers.

Market opportunities

We operate in markets with strong long-term growth in demand for high-quality advanced analytics based on industry information and insight, including: insurance underwriting transactions; insurance acquisition, retention and claims handling; tax and public benefits fraud; financial crime compliance; business risk; fraud and identity solutions; due diligence requirements surrounding customer enrolment; security and privacy considerations; and data and advanced analytics for the banking, energy and chemicals, aviation and human resources sectors.

In Business Services, mounting costs from fraud schemes, anti-money laundering programs, sanctions compliance, anti-bribery and corruption enforcement, consumer and business credit expansion, and heightened regulatory scrutiny continue to drive growth opportunities. Demand for compliance solutions in banking and financial services markets includes cross-border payments and trade finance.

Expansion of mobile and digital use cases continues to drive opportunity for solutions that incorporate global data and drive efficiency in risk decision-making. We expect increased regional and country level demand for data consortia and compliance utilities to continue.

In Insurance, growth is supported by customer experience advances in the auto, home, commercial and life insurance markets and the increasing adoption by insurance carriers of more sophisticated data and analytics in the prospecting, underwriting and claims evaluation processes, to assess risk, increase competitiveness and improve operating cost efficiency. Transactional activity is driven by growth in insurance quoting and policy switching, as consumers seek better policy terms.

This activity is stimulated by competition among insurance companies, increased consumer interest in insurance and internet quoting and policy binding. We continue to expand our services to make it easier for consumers to transact with insurers throughout the policy life cycle. We are developing solutions that bridge insurers and automakers, utilising connectivity and data from connected cars to empower consumers with a deeper understanding of their driving behaviour information. This driving intelligence, in combination with the Advanced Driver Assistance Systems, will ultimately play a role in how risks are assessed by the insurance industry. Our automaker relationships, representing 40% of new car sales in the US market, reflect vehicle data into insurer workflows and efficiencies within automakers’ operations.

In Data Services, growth in the global energy and chemicals markets is led by changing trade patterns, a drive to embrace sustainability and demand for more sophisticated supply chain solutions. Aviation information markets are being driven by changes in air traffic and the number of aircraft transactions and the digital transformation of the airline industry. Growth in agriculture markets is being driven by adoption of technology and data solutions plus increasing supply chain connectivity.

With over 7,500 federal, state and local agencies using our services, Government Solutions continues its mission of preventing fraud, fighting crime, reducing risk and providing citizens with immediate access to digital-based services. The $2 trillion CARES Act exemplified the demand for online access to government services and highlighted the need for robust fraud prevention tools as criminals quickly tried to compromise these systems leveraging both online and mobile access technologies. This problem will become more pronounced and sophisticated as government spending rises. Data integrity and fraud prevention for businesses and people plays an increasingly important role in accessing government services and receiving entitlements as agencies begin to adopt private sector technologies. The level and timing of demand in this market is influenced by government funding and revenue considerations.

Strategic priorities

Our strategic goal is to help businesses and governments achieve better outcomes by offering greater insight into the risks and opportunities associated with individuals, businesses, devices, transactions and regulations. We assist customers by providing high quality data and decision tools to help them understand their markets, manage risks efficiently and control cost effectively. We enable this by focusing on: delivering innovative products; expanding the range of risk management solutions across adjacent markets; addressing international opportunities to meet local needs; further growing our data services businesses to continue strengthening our content, technology and analytical capabilities; and investing in sales and marketing.

RELX Annual report and financial statements 2020 | Risk	23

LexisNexis Risk Solutions has been developing AI and ML techniques for a number of years to generate the actionable insights that help our customers to make accurate, better informed and more timely decisions. The successful deployment of AI and ML techniques starts with a deep understanding of customer needs and leverages the breadth and depth of our data sets, coupled with the expertise and domain knowledge to discern which AI/ML algorithm to use, in what context, to solve our customers’ business problems most effectively.

Business model, distribution channels and competition

We sell our products direct-to-client, typically on a subscription or transaction basis. Pricing is predominantly on a transactional basis in the Business Services and Insurance segments and largely on a subscription basis in Data Services and Government Solutions. We also utilise a robust partner distribution channel across the business to sell our products.

Principal competitors in the Business Services and Government Solutions segments include the major credit bureaus, which in many cases address various capabilities within each solution offering. In the insurance sector, our competitor Verisk sells data and analytics solutions to insurance carriers but largely addresses different activities to ours.

Data Services competes with a number of information providers on a service and title-by-title basis including S&P Global Platts, Thomson Reuters and IHS Markit as well as a number of niche and privately owned competitors.

 2020 financial performance

	2020 £m	2019 £m	Underlying growth	Portfolio changes	Currency effects	Total growth
Revenue	2,417	2,316	+3%	+2%	-1%	+4%
Adjusted operating profit	894	853	+4%	+1%	0%	+5%

Strong fundamentals driving good underlying revenue growth in 2020 despite Covid-19 related disruption to some customer markets.

Underlying revenue growth was +3%. Revenue from acquisitions added two percentage points of growth, to give total growth at constant currencies of +5%. At reported currency rates revenue growth was +4%.

Transactional revenue, which represents around 60% of the divisional total, has continued to see improved growth rates in both Business Services and Insurance after a slowdown in March and April. Subscription revenue, which represents around 40% of the divisional total, remained resilient overall, albeit with some delays in new business closes and customer product implementations, and with end customer markets showing varying dynamics through the year. Outside the US, revenue continued to grow well.

Underlying adjusted operating profit growth of +4% was ahead of underlying revenue growth, with profit contribution from acquisitions taking total growth to +5%, at both constant and reported currency rates.

In Business Services, further development of analytics that help our customers to detect and prevent fraud and to manage risk continued to drive growth. Whilst recovery has been gradual in some areas such as credit risk, transactional revenue has already returned to double digit growth in several segments including fraud prevention. Digital identity solutions such as ThreatMetrix continued to perform strongly throughout the Covid-19 pandemic, and were complemented by the first quarter acquisition of Emailage, a provider of email-based fraud prevention solutions.

In Insurance, we continued to drive growth through the roll-out of enhanced analytics, the extension of data sets, and by further expansion in adjacent verticals. Transactional volumes have continued to improve since the lows seen in March and April, with second half US shopping trends in line with recent years. Driving activity and claims volumes also continued to recover but remained slightly below pre-Covid-19 levels at the end of 2020.

In Data Services, growth was supported by solid subscriptions and the organic development of innovative new products and expansion of the range of decision tools. Covid-19 related restrictions have impacted our different customer industry segments to varying degrees, and we saw some impact on new subscription sales and delays in product implementations by some customers.

In Government, strong growth was driven by the continued development and roll out of new analytics products and services.

2021 outlook

We expect a year of strong underlying revenue growth, with the fundamentals of the majority of our customer markets in line with pre-Covid-19 trends. We expect underlying adjusted operating profit growth to broadly match underlying revenue growth.

24	RELX Annual report and financial statements 2020 | Market segments

LexisNexis

Risk Solutions:

Redefining the consumer

insurance experience

<1 minute

Consumers can get renters and

auto quotes in less than a minute

and purchase in seven minutes

RELX Annual report and financial statements 2020 | Risk	25

Toggle
Renters insurance you can customize.
You and your
covered.
Anytime. Anywhere.
Toggle® offers renters insurance

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

The team at LexisNexis Risk Solutions has been instrumental in helping us meet our aggressive timeline to launch a new insurance concept within mere months and gain acceptance with consumers. The data we use helps Toggle understand our customers better so that we can design a great experience, offer the right products and execute on our vision to be the insurance innovation leader and “we get you” brand.

Stephanie Lloyd

Head of Toggle Insurance

About LexisNexis Risk Solutions

LexisNexis Risk Solutions provides data and analytics to help insurers automate critical business processes and deliver higher levels of customer experience.

Leveraging our vast data resources, including public and insurance contributory data, LexisNexis Risk Solutions drive 188m annual insurance purchase decisions across the entire policy lifecycle — from acquisition to renewal to claim.

San Francisco apartments

Toggle, a Farmers Company, launched in 2018 to serve the next-generation insurance consumer with a brand new renters policy, has since expanded to offer an auto insurance quoting experience reimagined for the tech-savvy buyer.

The Woodland Hills, California-based insuretech is now offering renters policies in 70% of the addressable US insurance market and still growing.

A start-up within a long-standing, trusted insurance brand, the team at Toggle was tasked with reimagining the insurance buying journey, providing consumers with affordable, portable and highly customisable solutions that fit their daily lives. The team utilises next-level technology and user experiences typical of top-tier technology companies and designs products and services around modern lifestyles, attitudes and behaviours.

Toggle is committed to providing customers with easy to understand descriptions and known dependencies, along with choice, more control and confidence in their insurance purchase decisions. To help deliver a frictionless quote and policy bind experience, Toggle harnessed the power of LexisNexis Risk Solutions data and advanced analytics from the beginning of the transaction to the end.

The process starts with identity authentication to confirm individuals are who they say they are. Customers are then empowered to choose what’s best for them. Toggle’s relatable approach helps reduce the complexity of price options and give the consumer clarity about what’s covered by the policy, and LexisNexis’ prefill solutions help customers validate the accuracy of their information, rather than fill out a long form.

Using an arsenal of data and advanced analytics such as past claims, driving violations and vehicle history to better understand risk, Toggle can offer consumers renters and auto quotes in less than a minute and complete the whole binding process in five to seven minutes. This can help meet the needs of today’s time-starved consumer so they can quickly make informed insurance decisions.

26	RELX Annual report and financial statements 2020 | Market segments

Legal

We help lawyers win cases, manage their work more efficiently, serve their clients better and grow their practices. We assist corporations in better understanding their markets and preventing bribery and corruption within their supply chains. We partner with leading global associations and customers to help advance the Rule of Law across the world.

◾	The LexisNexis legal and news database contains 128bn documents and records

◾	On average, 1.7m new legal documents are added daily to the database from 69,000 sources, generating 129bn connections. In all, 32m legal documents are processed daily, on average

◾	Nexis news and business content includes over 40,000 premium sources in 37 languages, covering more than 180 countries. It has data including 400m company profiles with a content archive that dates back 40 years

◾	The LexisNexis database includes more than 259m court dockets and documents, over 140m patent documents, 2.79m State Trial Orders, and 1.29m Jury verdict and settlement documents

◾	PatentSight’s database includes objective ratings of the innovative strength (Patent Asset Index) of more than 104m patent documents from more than 100 countries

◾	In 2020, Law360 produced over 50,000 news and analysis articles

◾	Legal analytics tool Lex Machina has normalised over 64m counsel mentions and over 39m party mentions since 2016

◾	LexisNexis is committed to advancing the Rule of Law through operations and solutions that provide transparency into the law in more than 160 countries

Business overview

Legal provides legal, regulatory and business information and analytics that help customers increase their productivity, improve decision-making and achieve better outcomes.

LexisNexis Legal & Professional is headquartered in New York and has further principal operations in Ohio, North Carolina and Toronto in North America, London and Paris in Europe, and cities in several other countries in Africa and Asia Pacific. It has 10,400 employees worldwide and serves customers in more than 160 countries.

Revenues for the year ended 31 December 2020 were £1,639m, compared with £1,652m in 2019 and £1,618m in 2018. In 2020, 68% of revenue came from North America, 21% from Europe and the remaining 11% from the rest of the world. Subscription sales generated 79% of revenue and transactional sales 21%.

LexisNexis Legal & Professional is organised in market- facing groups. These are supported by global shared services organisations providing platform and product development, operational and distribution services, and other support functions.

In North America, electronic reference, decision tools and analytics help legal and business professionals make better informed decisions in the practice of law and in managing their businesses. The standard product for legal research and analytics is Lexis Advance, which provides statutes and case law together with analysis and expert commentaries from secondary sources, such as Matthew Bender. Lexis includes the leading citation service, Shepard’s, which advises on the continuing relevance of case law precedents. In North America, LexisNexis also provides customers with news and business information, ranging from daily legal news from its Law 360 brand, to company filings, public records information, legal analytics tools, practical guidance, and efficiency solutions. LexisNexis also partners with law schools to provide services to students as part of their training.

LexisNexis continues to invest in and deploy advanced Machine Learning (ML) and Artificial Intelligence (AI) capabilities that help power Lexis and Lexis+. In 2020, LexisNexis introduced Lexis+, a premium solution that integrates previously standalone products while delivering a step-change in visual design for legal professionals. Lexis+ also deploys extensive use of ML and other advanced technologies to deliver new data-driven insights.

Lexis+ Answers, a service that semantically understands a user query and provides a starting point answer to legal research, was updated to leverage a new range of legal language ML models. LexisNexis also launched Brief Analysis, an AI-based legal document analytics solution that scans uploaded legal documents and recommends case law opinions to improve legal arguments.

LexisNexis continued to expand the reach of its decision tools and analytics. In 2020, LexisNexis expanded the analytics offering of Lex Machina with 11 new state courts, including modules covering Los Angeles and New York, bringing the total to 32 practice areas and courts; Context, with new analysis of Corporations to complement existing Judges, Courts and Expert Witness modules; Product Liability Navigator, a new workflow solution for product liability attorneys; and from Intelligize, a suite of new tools including Company Insights, a company competitive intelligence and investor relations workflow solution, and ML-supported SEC Comment Letters search.

RELX Annual report and financial statements 2020 | Legal	27

In 2020, LexisNexis continued to enrich Practical Guidance, the company’s practical guidance and ‘how to’ service (previously Lexis Practice Advisor). The solution offers guidance on litigation and transaction legal topics, while also delivering legal forms, alternate clauses and checklists to accelerate drafting tasks. Practical Guidance also released Market Standards, an analytics tool that delivers insights into M&A deals by comparing and analysing publicly filed documents.

In 2020, LexisNexis continued collaboration with joint venture partner Knowable, a ML-enabled enterprise contracts intelligence platform. Knowable’s ML-enabled legal text to data conversion processes are used to create structured data to power products such as the Market Standards solution. In the Intellectual Property analytics space, LexisNexis’ proprietary Patent Asset Index, created by PatentSight, is used by corporations worldwide to manage and value their intellectual property portfolios. In 2020, PatentSight received ISO 270001 certification, the leading international standard for information security management systems, and continued to grow adoption in the US and Japan.

In Canada, LexisNexis enhanced Lexis Advance Quicklaw with new content and product features.

LexisNexis also supplies Legal Business Solutions to law firms and corporate legal departments. These enterprise software solutions include legal spend management, matter management and client engagement solutions.

In international markets outside North America, LexisNexis serves legal, corporate, government, accounting and academic markets in Europe, Africa and Asia Pacific with local and international legal, regulatory and business information. The most significant of these businesses are in the UK, France, Australia and South Africa.

In the UK, LexisNexis is a leading legal information provider offering an extensive collection of primary and secondary legislation, case law, expert commentary, practical guidance,

and current awareness. In 2020, LexisNexis continued to grow its online revenues with regular feature releases following re-platforming in 2019. In Legal, a focus on improving the accessibility of case law and primary legislation has driven growth in the LexisLibrary product. LexisNexis UK also grew adoption of its practical guidance product LexisPSL and regulatory news offering MLex. LexisNexis UK increased its presence in productivity solutions through investment in proofreading tool LexisDraft and workflow automation software VisualFiles. In Tax, the business won new customers with its core TolleyLibrary and TolleyGuidance products.

In France, LexisNexis’ main offering, Lexis360, is a leading integrated solution combining legal information, in-depth analysis with JurisClasseur content, and practical guidance. In 2020, LexisNexis enhanced the Lexis360 solution by improving user experience, content and product functionality.

In South Africa, LexisNexis launched Lexis Know Your Client, an electronic customer identification solution, and LexisSign, a digital signing platform.

In Austria, LexisNexis enhanced Lexis 360 leveraging its knowledge graph, and enriched Lexis ContractMaster with new contract and clause templates in Labor Law.

In the Middle East, LexisNexis upgraded Lexis Middle East Online with improved search relevancy and functionality.

In the Pacific region, LexisNexis continued its focus on providing authoritative local online content embedded in decision tools for legal professionals. In 2020, LexisNexis enhanced Lexis Advance with advanced data visualisations, including the introduction of Paragraph Filters for case citations and the launch of ASIC Analyser, a legal analytics dashboard focused on litigation involving a major Australian Corporate Regulator.

In Asia, LexisNexis China launched a new product, Lexis Practical Guidance – IP, a comprehensive legal practice database designed for Chinese Intellectual Property (IP) professionals, with content

	Premier citations service	LexisNexis enterprise contract intelligence offering

LexisNexis North American Research Solution’s practical guidance service	Litigation solution providing legal language analytics on judges and expert witnesses	Provides analytics and benchmarking of SEC filings to optimise compliance strategies

Flagship online legal research tool that transforms the way legal professionals conduct research	LexisNexis UK flagship legal online product	Patent analytics solution that provides insights into the strength, quality and value of patent portfolios

LexisNexis UK legal practical guidance service	Provides Legal Analytics to companies and law firms, enabling them to craft successful strategies, win cases and close business	Provides integrated research, practical guidance and data-driven insights via one premium legal solution

28	RELX Annual report and financial statements 2020 | Market segments

support from top domestic and international legal experts. LexisNexis India launched eight practice area packages, including Labor & Employment Laws and Criminal Laws, on Lexis RED, a digital referencing tool that provides online and offline access to the legal library.

Supporting its Rule of Law mission, LexisNexis signed agreements to consolidate the authorised Laws of Nauru in partnership with the Ministry of Justice and Border Control of the Government of the Republic of Nauru, and the Laws of the Cook Islands in partnership with the Crown Solicitor’s Office of the Cook Islands. LexisNexis Australia is also an official partner in a landmark inquiry led by the Australian Human Rights Commission into the challenges to human rights and freedoms presented by emerging technologies such as AI, social media, and big data. As part of this partnership LexisNexis contributed to the work of Expert Reference Group who led discussions around these important issues.

For the Myanmar Supreme Court, LexisNexis South East Asia signed an agreement with the International Commission of Jurists and the Danish Institute of Human Rights to help the Courts publish their commercial judgements online. LexisNexis South East Asia also delivered a roadmap for a Housing/Real Estate Information System for Yangon City to the Mayor of Yangon City to support fair, affordable housing policies.

In 2020, the Covid-19 pandemic brought many challenges and uncertainty. To help support customers during these unprecedented times, LexisNexis launched 190+ initiatives globally, including free resource kits, Covid-19 tracking tools, and relief programs.

Market opportunities

Longer term growth in legal and regulatory markets worldwide is driven by increasing levels of legislation, regulation, regulatory complexity and litigation, and an increasing number of lawyers. Additional market opportunities are presented by the increasing demand for online information solutions, legal analytics and other solutions, along with decision support solutions that improve the quality and productivity of research, deliver better legal outcomes and improve business performance. Notwithstanding this, legal activity and legal information markets are also influenced by economic conditions and corporate activity, as has been seen with the continued subdued environment in North America and Europe.

Strategic priorities

LexisNexis Legal & Professional’s strategic goal is to enable better legal outcomes and be the leading provider of workflow and productivity enhancing information, analytics and information-based decision tools in its market. To achieve this, LexisNexis is focused on introducing next-generation products and solutions on the global New Lexis platform and infrastructure; incorporating advanced technologies including ML and Natural Language Processing; driving long-term international growth; and upgrading operational infrastructure, improving process efficiency and gradually improving margins.

In the US, LexisNexis is focused on the ongoing development of legal research and practice solutions that help lawyers make data-driven decisions. Over the coming years, progressive product introductions will combine advanced technologies, enriched content and sophisticated analytics to enable LexisNexis customers to make data-driven legal decisions and drive better outcomes for their organisations and clients.

Outside the US, LexisNexis is focused on growing online services and developing further high-quality actionable content and decision tools, including the development of additional practical guidance and analytics tools. Additionally, LexisNexis is focusing on the expansion of its activities in emerging markets.

LexisNexis is also continuing its mission to advance the rule of law around the world through the efforts of LexisNexis Rule of Law Foundation, a non-profit entity, which conducts projects globally to promote transparency of the law, access to legal remedy, equal treatment under the law, and independent judiciaries.

Business model, distribution channels and competition

LexisNexis Legal & Professional products and services are generally sold directly to law firms and to corporate, government, accounting and academic customers on a paid subscription basis, with subscriptions with law firms often under multi-year contracts.

Principal competitors for LexisNexis in US legal markets are Westlaw (Thomson Reuters), CCH (Wolters Kluwer) and Bloomberg. In news and business information key competitors are Bloomberg and Factiva (News Corporation).

Significant international competitors include Thomson Reuters, Wolters Kluwer and Factiva.

RELX Annual report and financial statements 2020 | Legal	29

2020 financial performance

	2020 £m	2019 £m	Underlying growth	Portfolio changes	Currency effects	Total growth
Revenue	1,639	1,652	+1%	-1%	-1%	-1%
Adjusted operating profit	330	330	+7%	-6%	-1%	0%

Continued modest underlying revenue growth in 2020

Underlying revenue growth was +1%. After portfolio changes total growth was 0% at constant currencies, with currency movements taking reported revenue growth to -1%.

Good growth in legal analytics drove electronic underlying revenue growth of +3%, in line with the prior year. Print revenue saw a low-double digit decline which was steeper than in recent years, particularly due to supply disruption and temporary customer office closures caused by Covid-19.

Underlying adjusted operating profit growth of +7% was ahead of underlying revenue growth reflecting continued efficiency gains. Portfolio effects reduced total growth in adjusted operating profit to +1% at constant currencies, and to 0% at reported currency rates, with margin improvement moderated by dilution from recent acquisitions and disposals.

The continued release of broader data sets and application of machine learning and natural language processing technologies further enhanced our research products and market leading analytics. The integrated functionality offered by the newly launched Lexis+ has been well received in the market.

The North American legal services market saw some Covid-19 related disruption in the early part of the pandemic, and our new sales dipped in March and April, but were running ahead of the prior year in the second half of 2020. Renewal rates held up well through the year.

2021 outlook

Trends in our major customer markets are stable, and we expect another year of modest underlying revenue growth, with underlying adjusted operating profit growth exceeding underlying revenue growth.

30	RELX Annual report and financial statements 2020 | Market segments

LexisNexis

PatentSight:

increasing patent

portfolio strength

and patent income

47.2%

increased patent portfolio strength

in IoT technologies since 2016;

the only player showing a clear

upwards quality development.

RELX Annual report and financial statements 2020 | Legal	31

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

[redacted]

LexisNexis PatentSight software features empirically validated quality metrics and the well-presented analytics create transparency in the ever-increasing mass of global patent applications. The software provides insights on where to focus, enables us to report on the development of our patent portfolio and benchmarks against competitors. With PatentSight and their support team, we make better informed investment decisions on our IP portfolio.

Beat Weibel

Chief IP Counsel, Siemens

About LexisNexis PatentSight

LexisNexis PatentSight provides patent analytics.

It is used by corporations, law firms and governmental institutions worldwide to stay ahead of the innovation curve and to uncover what their competitors are hatching long before they come to market.

IoT: Siemens best in class, Patent Quality Development based on selected technology fields:

Data Security, ML&AI, Robotics, Smart City, AM, Autonomous Driving, Blockchain

Data base: active only, patents only

Source: PatentSight, 2020-08-13

Siemens is a global powerhouse in the areas of electrification, automation and digitalisation. One of the world’s largest producers of energy-efficient, resource-saving technologies, the organisation is a leading supplier of systems for power generation and transmission, building and transportation infrastructure, industrial automation as well as medical diagnosis.

Beat Weibel, Siemens’ Chief Intellectual Property (IP) Counsel, always believed in quality over quantity. In 2013, when taking responsibility for Siemen’s patent portfolio, Beat set out to change the group’s intellectual property strategy from a volume-driven to a quality-driven approach. This new perspective was designed to yield a higher share of patents with tangible business outcomes while also delivering competitive insights to support strategic decision-making and stay ahead of the innovation curve.

PatentSight, a spin-off from WHU – Otto Beisheim School of Management, one of Germany’s leading business schools, developed the Patent Asset Index (PAI), a metric that differentiates high value patents from low value patents. Beat Weibel decided to use the PatentSight software to support Siemens’ strategic change.

First, Beat’s team needed to have sufficient confidence in PatentSights’ metrics and methodology before introducing them to the Siemens Board. They compared the PAI findings with Siemens’ own high value patents and those of competitors and found a high percentage match. This allowed the IP team to validate the use of PatentSight’s Patent Asset Index as a long-term, objective indicator for improved patent quality.

Managing IP based on quality metrics paid off. Siemens has achieved significant return on investment (ROI) on its IP portfolio with increased commercial utilisation of patents. Compared with other major software companies and Internet of Things (IoT) competitors, the PatentSight Asset Index shows Siemens is the only company to substantially and persistently increase its patent portfolio quality. The Siemens IP department has evolved into a strategic consulting unit supporting the entire business with quality-based innovation insights derived from LexisNexis PatentSight.

32	RELX Annual report and financial statements 2020 | Market segments

Exhibitions

Our business leverages industry expertise, large data sets and technology to enable our customers to connect face-to-face or digitally and generate billions of dollars of revenues for the economic development of local markets and national economies around the world.

◾	There are more than 400 events in the Reed Exhibitions portfolio

◾	In spite of the restrictions caused by Covid-19, Reed Exhibitions ran 169 face-to-face events in 2020

◾	In addition, Reed Exhibitions ran 71 online digital events which helped its customers find new products or suppliers, learn about their industry and be inspired

◾	43 industry sectors are served in 22 countries across the globe

◾

In 2020 our digital events and products have been widely adopted and delivered value to our customers. 58 events offered proactive matchmaking to around 1.5m customers, across both face-to-face and digital events

Business overview

Exhibitions is a leading global events business. It combines industry expertise with data and digital tools to help customers connect digitally and face-to-face, learn about markets, source products and complete transactions. In spite of the impact of Covid-19, in 2020 it did this at 169 face-to-face events, attracting more than 2.2m participants, as well as at 71 digital events.

Reed Exhibitions has its headquarters in London and has further offices in Paris, Vienna, Düsseldorf, Moscow, Norwalk (Connecticut), Mexico City, São Paulo, Abu Dhabi, Beijing, Shanghai, Tokyo, Singapore and Sydney. Reed Exhibitions has 3,700 employees worldwide and its portfolio of events serves 43 industry sectors.

Revenues for the year ended 31 December 2020 were £362m compared with £1,269m in 2019 and £1,219m in 2018. In 2020, 12% of Reed Exhibitions’ revenue came from North America, 23% from Europe and the remaining 65% from the rest of the world on an event location basis.

Reed Exhibitions rapidly increased the number and variety of digital events and products offered in 2020, continuing to provide valuable content and connections to customers, helping them to maintain their businesses. Digital products and events together generated some £44m of revenue.

Reed Exhibitions organises influential events in key markets focused on addressing the needs of the industry, where participants from around the world meet face-to-face to do business, to network and to learn. Its events encompass a wide range of sectors. They include construction, cosmetics, electronics, energy and alternative energy, engineering, entertainment, gifts and jewellery, healthcare, hospitality, interior design, logistics, manufacturing, media, pharmaceuticals, real estate, recreation, security and safety, transport and travel.

Market opportunities

Reed Exhibitions is positioned for recovery in face-to-face events as the impact of the Covid-19 pandemic diminishes. This will occur in parallel with an increased use of digital tools, both standalone and as part of multi-channel events.

These events and digital tools are a key lever for industries and geographies to recover and grow.

Growth in the exhibitions market is influenced both by business-to-business marketing spend and by business investment. Historically, these have been driven by levels of corporate profitability, which in turn has followed overall growth in gross domestic product. Emerging markets and higher growth sectors provide additional opportunities. Reed Exhibitions’ broad geographical footprint and sector coverage allows it to effectively respond to changes in global trade and capture growth opportunities as they emerge.

As some events are held other than annually, growth in any one year is affected by the cycle of non-annual exhibitions.

RELX Annual report and financial statements 2020 | Exhibitions	33

Strategic priorities

Reed Exhibitions’ strategic goal is to deliver measurably higher value and improved outcomes to its customers. It is achieving this organically by focusing on understanding and responding to individual customers’ needs and business objectives. While this strategic goal remains unchanged, its customers have been greatly impacted by the Covid-19 pandemic. The immediate aim is to support the commercial recovery and long-term growth of the industries it serves and countries in which it operates.

Reed Exhibitions has responded swiftly to the challenges of the pandemic to best meet future customer needs in the following ways:

◾	Digital initiatives: existing digital tools and services have been widely deployed and adopted to replace some of the value of the cancelled face-to-face events. New digital tools and virtual events have been rapidly developed and launched.

◾	Operational efficiency: a leaner and more nimble structure has been put in place, better able to respond to changing circumstances and customer needs.

◾	Portfolio optimisation: the focus has been on events with good long term growth prospects while those events most affected by the Covid-19 pandemic and least likely to recover strongly have been cancelled permanently.

These responses, as well as optimising performance during 2020, provide a stronger platform for the recovery and longer term success of Reed Exhibitions.

Reed Exhibitions delivers a platform for industry communities to conduct business, network and learn through a range of market-leading events and digital tools in all major geographic markets and higher growth sectors, enabling exhibitors to target and reach new customers quickly and cost effectively.

Organic growth will be achieved by continuing to generate greater customer value by combining the best of face-to-face events with data and digital tools. Reed Exhibitions will continue to seek organic growth through launches. Launches will be tightly focused on industries and geographies that are recovering the strongest.

The new structure allows even more effective leveraging of its global reach and scale. Global technology platforms enable faster and more agile deployment of innovation.

Reed Exhibitions continues actively to shape its portfolio through a combination of new launches, strategic partnerships and selective acquisitions in faster growing sectors and geographies, as well as by withdrawing from markets and industries with lower long-term growth prospects.

Examples of successful digital and hybrid events:

◾	Metaverse / PAX EGX

◾	World Travel Market

◾	China: Gift Fair

Reed Exhibitions is committed to continuously improving customer solutions and experience by developing global technology platforms based on industry databases, digital tools and analytics. By providing a variety of services, including its integrated web platform, the company continues to increase customer value and satisfaction by proactively putting the right buyers and sellers together on the event floor. Increasingly, digital and multi-channel services such as active matchmaking are becoming a normal part of the customer expectation and product offering, enhancing the value delivered through attendance at the event. Using customer insights, Reed Exhibitions has developed an innovative product offering that underpins the value proposition for exhibitors by broadening their options in terms of the type and location of stand they take and the channels through which they can address potential buyers.

Business model, distribution channels and competition

In a normal year, over 70% of Reed Exhibitions’ revenue is derived from exhibitor fees, with the balance primarily consisting of admission charges, conference fees, sponsorship fees and online and offline advertising. Exhibition space is sold directly or through local agents where applicable. Reed Exhibitions often works in collaboration with trade associations, which use the events to promote access for members to domestic and export markets, and with governments, for which events can provide important support to stimulate foreign investment and promote regional and national economic activity. Increasingly, Reed Exhibitions is offering visitors and exhibitors the opportunity to interact before and after the show through the use of digital tools such as online directories, matchmaking and mobile apps.

Reed Exhibitions is one of the largest global event organisers in a fragmented industry, holding a global market share of less than 10%. Other international exhibition organisers include Informa, Clarion and some of the larger German Messen, including Messe Frankfurt, Messe Düsseldorf and Messe Munich. Competition also comes from industry trade associations and convention centre and exhibition hall owners.

34	RELX Annual report and financial statements 2020 | Market segments

Machine tools and metalworking exhibition serving ASEAN	South East Asia’s one-stop market for the maritime community	International exhibition of environmental equipment, technologies and services

Innovations for smart sheet metal working	The East Coast’s largest pop culture convention	International trade fair for the building industry

The Middle East’s meeting place for the travel trade	Latin America’s exhibition for security products and solutions	An international exhibition dedicated to comfort & living technology

The North American jewellery industry’s premier event	International perfumery and cosmetics exhibition	Japan’s manufacturing industry trade event

Australia’s trade event for the retail industry	International Security Conference & Exhibition	China’s electronics manufacturing trade shows

International trade fair for the catering, restaurant and hotel trade	Premier global event for the travel industry	The world’s entertainment content market

The UK’s meeting place for the book industry	China’s business gifts & home fair	Japan’s comprehensive exhibition for smart and renewable energy

RELX Annual report and financial statements 2020 | Exhibitions	35

2020 financial performance
	2020 £m	2019 £m	Underlying growth	Portfolio changes	Currency effects	Total growth
Revenue	362	1,269	-69%	-3%	+1%	-71%
Adjusted operating profit	(164)	331	-149%	-1%	0%	-150%

Face-to-face events significantly impacted by Covid-19 in 2020

Our schedule of physical events for 2020 was significantly impacted by Covid-19 related restrictions. The business had a good start to the year, but exhibition venues globally were closed by mid-March. Since then, no significant face-to-face events have taken place outside Asia. We have been able to hold physical events in China since June, and in Japan since August, as well as a small number of events in other countries during the second half of the year.

Whilst the disruption to our customers caused by Covid-19 has been significant, we have accelerated our rate of innovation and experimentation. The 169 physical events that took place in 2020 were supported with remote participation by both exhibitors and attendees, and incorporated a range of new digital initiatives. In addition we hosted around 70 fully virtual events across a range of industries and geographies. As well as generating revenue of up to around 20% of the equivalent physical event, these virtual events enable interaction among event participants over an extended time period and support the value of our brands.

As a result of the curtailment of the physical event programme, revenue for the year was 71% below that of 2019. The gross profit from the events that were held was not sufficient to cover the overheads of the business and, as a result, an adjusted operating loss was incurred. The adjusted operating loss excludes exceptional costs of £183m, including £61m of costs relating to events that were cancelled, and £82m of one-off restructuring costs.

Action has been taken to reduce the cost structure of the business. We have reduced indirect costs by around a quarter versus 2019, creating a leaner, more agile organisation able to drive increased value to our customers through innovation and extension of digital tools and initiatives, and well prepared to hold physical events as venues become available in different locations around the world.

We are managing our 2021 event schedule flexibly, with the majority of events outside of Japan and China currently scheduled for the second half of the year. All events remain subject to the risk of postponement or cancellation, primarily depending on local government policies on events and travel. Events that do take place are likely to experience some revenue attrition.

2021 Outlook

The evolving Covid-19 pandemic will continue to impact our ability to hold physical events, making the outlook for the year uncertain.

36	RELX Annual report and financial statements 2020 | Market segments

MIPIM:

Reimagining MIPIM as a

hybrid event in response

to the Covid-19 pandemic

Over

788,000

social reach

Challenging times call for innovative solutions, not least in the global property market, which has been impacted by Covid-19 in unprecedented ways.

Uniting the international real estate community around the twin goals of recovery and sustainability, MIPIM Paris Real Estate Week (14–17 September) enabled the industry to reconnect for the first time in 2020.

Reimagined as a hybrid event, the new format combined a safe physical gathering of over 1,100 senior real estate professionals, livestreamed across social media, with a sophisticated online platform, opening the content and meetings up to an additional 7,000 views by remote attendees from the world’s property sector.

Headlining an outstanding line-up of over 120 speakers were Apple co-founder, Steve Wozniak, and former French President, Nicolas Sarkozy. At the heart of the event was Propel by MIPIM, two days of thought-leadership, networking and deal making, devoted to innovation and digital transformation in the property sector. This was followed by the first-ever MIPIM Urban Forum, where leading public and private sector voices shared their visions of the post-Covid city and the MIPIM Awards which honoured the world’s most outstanding real estate projects.

Underpinning the physical event, and transforming its entire scope and reach, was the augmented digital platform. This enabled remote speakers to seamlessly join the live debates, and participants from all over the world to network with their peers, engage with the event’s essential content both live and on-demand, generate new leads, and arrange one to one meetings. The platform, which remained open for a month after the event, had over 2,000 registrants, delivered over 9,600 personal recommendations and generated 727 meeting requests.

About MIPIM

MIPIM is the world’s premier property market.

Established in Cannes in 1990, it brings together the global leaders of the real estate industry including investors, political institutions, property companies, advisors and city administrators who attend to discover new large-scale projects, hold one-to-one business meetings, and learn the latest market trends and insights. Sister event MIPIM Asia was launched in Hong Kong in 2006 and is now an established real estate event for Asia Pacific real estate professionals. 2017 and 2018 each saw the launch of a dedicated event devoted to technology for the property sector, Propel by MIPIM, in New York and Paris respectively. MIPIM’s enhanced online marketplace supports its clients’ business needs and is expected to further extend the brand’s global reach and influence.

RELX Annual report and financial statements 2020 | Exhibitions	37

#MIPIM
#PropelbyMIPIM

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

Combining a safe physical gathering (right) with a sophisticated online platform (left)

MIPIM Paris Real Estate Week

was an innovative way of keeping

the industry connected and

informed at this difficult time.

The opportunity to share expert

insights and conduct critical

business meetings physically

and digitally was invaluable

for Choose Paris Region and

the future of the business of

our companies.

Lionel Grotto

CEO Choose Paris Region

38	RELX Annual report and financial statements 2020 | Corporate responsibility

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	39

Corporate

Responsibility

The Corporate Responsibility Report is an integral part of our Annual Report and Financial Statements. This section highlights progress on our 2020 corporate responsibility objectives. The full 2020 Corporate Responsibility Report is available at www.relx.com/go/CRReport

Non-financial information statement

RELX is required to comply with the reporting requirements of Sections 414CA and 414CB of the Companies Act 2006, which relate to non-financial information. The list below outlines for our stakeholders where this information can be found:

Reporting requirement:
Environmental matters	50-52
Employees	47-48
Social matters	40-44, 46-50
Human rights	40-50
Anti-corruption and	42, 44-45, 47,
anti-bribery matters	50
Policies, due diligence	44-45, 47-48,
processes and outcomes	50-51
Description and management of principal and emerging risks and impact of business activity	60-64
Description of	5, 16-17, 23,
business model	28, 33
Non-financial metrics	14, 20, 26, 32, 40-52

Directors’ duties and Section 172 Statement

The Directors of RELX PLC – and those of all UK companies – must act in accordance with their duties under the Companies Act 2006 (the Act). These include a fundamental duty to promote the success of the Company for the benefit of its members as a whole. The Board of RELX PLC, and its individual members, consider that they have done so for the year ending 31 December 2020.

Details of how the Board and its Directors have fulfilled these duties can be found throughout our 2020 Annual Report, and therefore the following sections have been incorporated by reference into this Section 172 Statement and, where necessary, the RELX 2020 Strategic Report:

Business Model and Strategy	5-7
Corporate Responsibility Report	39-52
Principal Risks	60-64
Culture and Workforce Policies	74-75
Board decision-making	75-77
Stakeholder Engagement	78-82

The Board, and its Committees, have adapted their annual programmes and decision-making, to respond effectively and decisively to the challenges and impact of Covid-19, which evolved during the year. The Board’s decision-making has been focused on supporting RELX’s priority during the pandemic, which has been to protect the health of our employees, our customers and the wider community in which the Group operates, whilst continuing to operate our businesses, providing services to our customers, and protecting the interests of, and delivering value to, our stakeholders.

The Board recognises that relationships with RELX’s key stakeholders, including its investors, employees, customers, suppliers and the communities in which we operate, are important in allowing the Group to achieve its business aims. Engagement with them takes place at all levels across RELX, and our size, the diversity of our business and global nature means that it can take many different forms. Much of it takes place at an operational level, and this is especially true in respect of our customers and suppliers, who we deal with in the ordinary course of business on a day-to-day basis. As set out from pages 78 to 82, the views of the Group’s key stakeholders were considered in the Board’s discussions, and reflected in the decisions that it made during the year.

40	RELX Annual report and financial statements 2020 | Corporate responsibility

Corporate responsibility overview

We define corporate responsibility (CR) as the way we do business, working to increase our positive impact and reduce any negative effects of conducting our operations. It ensures good management of risks and opportunities, helps us attract and retain the best people and strengthens our corporate reputation.

It means performing to the highest commercial and ethical standards and channelling our knowledge and strengths, as global leaders in our industries, to make a difference to society. We survey key stakeholders - shareholders, employees, governments, and the communities where we operate – on a biannual basis, and last in 2019, to help us identify our material CR issues and to set and test our CR objectives. The Board of Directors, senior management and our CR Forum oversee CR objectives and performance.

We concentrate on the contributions we make as a business and on good management of the material areas that affect all companies:

1. Our unique contributions

2. Governance

3. People

4. Customers

5. Community

6. Supply chain

7. Environment

We are a signatory of the United Nations Global Compact (UNGC) and are dedicated to advancing the UN’s Sustainable Development Goals (SDGs), which aim to end poverty, protect the planet and ensure prosperity for all people by 2030.

The Covid-19 pandemic did not alter our CR focus. As described in this section, we deployed our expertise in the fight against this global health crisis in numerous ways.

1. Our unique contributions

We make a positive impact on society through our knowledge, resources and skills, including:

◾	Universal sustainable access to information

◾	Advance of science and health

◾	Protection of society

◾	Promotion of the rule of law and justice

◾	Fostering communities

Scientific, Technical & Medical

Elsevier, the world’s leading provider of scientific, technical and medical information, plays an important role in advancing human welfare and economic progress through its science and health information, which spurs innovation and enables critical decision-making. Among others, Elsevier makes a significant contribution to SDG 3 (Good Health And Well-Being), SDG 5 (Gender Equality) and SDG 10 (Reduced Inequalities). In 2020, Elsevier combined content, data and analytics to reveal the state of knowledge underpinning the global goals in a free report, available on the RELX SDG Resource Centre, The Power of Data to Advance the SDGs.

To broaden access to its content, Elsevier supports programmes where resources are often scarce. Among them is Research4Life, a partnership with UN agencies and over 180 publishers; we provide core and cutting-edge scientific information to researchers in 125 low- and middle-income countries. As a founding partner and leading contributor, Elsevier provides a quarter of the material available in Research4Life, encompassing approximately 4,000 journals and 27,500 e-books. In 2020, there were over 1.1m Research4Life downloads from ScienceDirect.

Elsevier serves the global scientific research community, publishing over 560,000 articles in 2020. At the start of the pandemic, Elsevier launched the Novel Coronavirus Information Centre, regularly updated with the latest medical and scientific information on Covid-19. Free to access, there are more than 53,000 articles, encompassing research on Covid-19 and related viruses, journal articles, chapters from handbooks, reference works and encyclopedias. There is also the free Covid-19 Healthcare Hub providing clinical resources and current evidence-based practices such as symptom management, diagnosis, treatment and recovery.

The Elsevier Foundation supports partnerships to advance inclusion and diversity in science, research in developing countries and global health. In 2020, the Foundation sponsored Epicentre’s Medical Day in Niger’s capital, Niamey, where researchers, public health specialists and government officials discussed best practice in the treatment and prevention of meningitis, malaria and malnutrition. The Foundation also launched two new partnerships supporting SDG 3: Latino Diabetes Community Scientists with the Sansum Diabetes Research Institute, working to reduce health literacy barriers with Latino adults with or at risk of diabetes, and the National League for Nursing/Elsevier’s Historically Black Colleges and Universities (HBCUs) Innovation in Technology Excellence programme, using virtual simulation and other pioneering tools to drive teaching excellence in nursing education at US HBCUs.

RELX Annual report and financial statements 2020 | Corporate responsibility overview	41

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

89,902

unique users visited the RELX SDG Resource Centre in 2020

1
No poverty
2015-2019
Output, Impact, Collaboration
11,323
4.5%
62.4%
1.2%
2.1%
1.07
25.9%

Advancing

the RELX SDG

Resource Centre

In 2017, we launched the free RELX SDG Resource Centre to advance awareness,

understanding and implementation of the UN’s SDGs. In 2020, we increased the amount of content on the site by 57% from 2019. This included curated special issues to mark eight UN international days, such as World Environment Day,

the International Day for the Elimination of Violence Against Women, World

Mental Health Day and the International Day of Persons with Disabilities.

We also published 17 RELX SDG Graphics on the state of

knowledge underpinning all 17 of the global goals.

Image caption (above):

RELX SDG Graphic for Goal 1:

No Poverty, available on the

RELX SDG Resource Centre

In the year, we introduced an SDG matching tool to crowd-source diverse knowledge on the SDGs. Using Elsevier’s Scopus citations database, the tool allows readers to link research to specific SDGs strengthening the indexing which Elsevier achieved in the year to tag Scopus content to the SDGs. This will make it easier for researchers to find the SDG-related content they need; track how their institutions are contributing to SDG knowledge; help funding agencies identify where to focus research investments to bridge gaps in their output on the SDGs; and demonstrate to authors and organisations how their work supports the SDGs.

In 2020, we launched a podcast on the site, The impact of Covid-19 on the SDGs. Dr Márcia Balisciano, Global Head of Corporate Responsibility, interviewed over 20 thought leaders with expertise covering the global goals. Guests included: Dr Richard Horton, Editor-in-Chief of The Lancet; Monika Froehler, CEO of the Ban Ki-moon Centre for Global Citizens; Sandra Kerr, Director of Race Equality at Business in the Community; and Jo Youle, CEO of Missing People. By year end, the podcast had been downloaded by listeners around the world.

The sixth RELX SDG Inspiration Day took place virtually on Wednesday 24 June 2020 and was hosted by Dr Shola Mos-Shogbamimu, a lawyer, political and women’s rights activist, and founder of the publication, Women in Leadership. The keynote was delivered by African stateswoman, Graça Machel, co-founder of The Elders with her late husband Nelson Mandela, and a member of the UN Secretary-General’s SDG Advocacy Group. 400 representatives from business, governments, investors, academia, non-profit organisations and civil society took part in engaging and collaborative sessions throughout the day.

The knowledge which exists, the capacity which exists, the goodwill which exists and the sense of urgency and the solidarity we need, it can transform our world.

Graça Machel,

Founder of both the Graça Machel Trust and the Foundation for Community Development and co-founder of The Elders, with her late husband Nelson Mandela, calling for action to achieve the SDGs in her keynote speech at the 2020 RELX SDG Inspiration Day.

42	RELX Annual report and financial statements 2020 | Corporate responsibility

1. Our unique contributions (continued)

To bridge the clinical practice gap in low-income countries, the Elsevier Foundation partnered with Amref Health Africa on the LEAP programme, scaling mobile learning for healthcare workers in Ethiopia, including urgent responses to the Covid-19 pandemic.

The Elsevier Foundation is focused on fostering greater diversity in healthcare. In the year, it forged a partnership with North Carolina Central University’s JL Chambers Biomedical Biotechnology Research Institute’s Implementation Science Fellowship Program to speed up the adoption of evidence-based interventions to address health disparities in black and ethnic minority communities.

In the year, Elsevier colleagues launched the SSRN Race & Social Inequity Hub with early-stage research on topics such as racial violence and social justice in the wake of global protests against systemic racism.

Risk

LexisNexis Risk Solutions’ products and services align with SDG 16 (Peace, Justice And Strong Institutions) and SDG 10 (Reduced Inequalities), among others. For example, they help law enforcement keep communities safe and protect society by detecting and preventing fraud across a range of business sectors and at US federal, state and local government levels. In the year, LexisNexis Risk Solutions partnered with local police departments, including the Ventura and Santa Barbara, California Police Departments, to provide community crime maps with automated alerts notifying citizens of crimes in their area.

In response to the pandemic, LexisNexis Risk Solutions launched a free Covid-19 Data Resource Center combining data and analytics with content from other industry stakeholders, to create a US Covid-19 data set and interactive visualisations to identify at-risk populations and care capacity risks. There are heat maps and county-level risk rankings taking account of parameters such as areas where the population is 60 years or older with two or more high-risk Covid-19 comorbidities and areas of socioeconomic need that, if unaddressed, would be most likely to prevent optimal health outcomes.

LexisNexis Risk Solutions colleagues developed the ADAM programme in 2000 to help the National Center for Missing & Exploited Children (NCMEC) find missing children. ADAM distributes missing child alert posters to law enforcement, hospitals, libraries and businesses within specific geographic search areas. In the year, LexisNexis Risk Solutions and the NCMEC partnered with sports and entertainment platform ISM to further extend the reach of the programme through digital billboards. Missing children posters are now being displayed on digital signage located in select areas. 2020 marked the 20th anniversary of the ADAM programme and since its inception, nearly 190 missing children have been located and the programme has assisted in the recovery efforts of others. In the United Kingdom, Missing People is a key partner and LexisNexis Risk Solutions tools helped reconnect the missing with those searching for them. In the year, we began discussions with Missing People about creating a new automated alert system using ADAM functionality.

LexisNexis Risk Solutions is working to address a lending blind spot for those seeking to advance personal and professional objectives - such as purchasing a house or expanding a small business - who are unable to gain credit because of missing or outdated negative information. In the year, Riskview widened financial inclusion for marginalised groups, including those without credit history, by providing alternative data sets not in traditional credit reports, such as home ownership, education status and professional licences.

The challenge of financial inclusion is often magnified in low-income countries given gaps in identity verification and credit risk assessment. LexisNexis Risk Solutions’ ThreatMetrix, in partnership with fintech partners, is deriving alternative data that can be used to assess risk from consumers who use smartphones. In 2020, following a successful pilot in Mexico, a commercial initiative was launched, allowing the lenders involved to double their loan workflow and reduce defaults. Two new pilots were launched in Colombia.

Legal

LexisNexis Legal & Professional advances SDG 16 (Peace, Justice and Strong Institutions) through its products and services which promote the rule of law. Law360 and Lexis Practice Advisor made news coverage and practical guidance freely available to help lawmakers, and legal and other professionals, successfully navigate legal issues surrounding Covid-19. It also launched Covid-19 and the Global Media Landscape which provides insight into the way coronavirus is developing across global news in near real time.

In 2020, the LexisNexis Rule of Law Foundation held virtual events on building leadership and the Rule of Law during Covid-19 and contributed to a report on SDG 16 progress by the UN Development Programme and the Transparency, Accountability and Participation (TAP) Network. The Foundation also received its first US government grant as a partner in a project led by the International Legal Foundation to support the defence bar and legal aid in Indonesia.

In the year, the LexisNexis Digital Library platform won the American Association of Law Libraries 2020 New Product Award that advance law libraries access to legal information.

LexisNexis Legal & Professional partnered with the International Association of Lawyers in 2020 to provide access to justice in the Democratic Republic of Congo. Colleagues connected the organisation with the UK’s International Law Book Facility which led to the dissemination of legal texts to a region in need of legal resources and more research tools.

Colleagues in the UK launched a Simplified Personal Independence Payment form, a digitised version of the UK Government’s paper-based form for disability claims. The free tool, available to independent legal clinics and disability claimants, enhances the chance of receiving qualifying financial support.

We moved our Rule of Law Cafés online and held them in the UK and Singapore, and for the first time in South Africa and the Philippines, bringing together stakeholders - including customers, government, NGOs and law societies - to discuss opportunities to go beyond legal minimums to advance the rule of law.

Exhibitions

Reed Exhibitions’ events strengthen communities and support the SDGs, including SDG 11 (Sustainable Cities and Communities).

In March 2020, Reed Exhibitions collaborated with the City of Vienna, Austria, to transform an exhibition venue in central Vienna into a field hospital with a 3,111 bed capacity. The temporary

RELX Annual report and financial statements 2020 | Corporate responsibility overview	43

hospital was designed for patients with less serious Covid-19 illness to save hospital beds for the most critical cases. With the help of suppliers, the first 880 cubicles were built in just three days.

In the year, IBTM World, the global event for the meetings, incentives, conferences and events industry, created an online resource hub, IBTM Connect, to help event professionals keep informed and connected during Covid-19.

Reed MIDEM used its 2020 MIPCOM global content market to deliver ‘Change for Good’, a programme exploring the positive influence the global television industry can have on a range of issues, from minimising environmental impact to fostering diversity and inclusion. The keynote speech, delivered by Melissa Fleming, UN Under-Secretary for Global Communications, showed that how we communicate about climate change influences mitigation efforts. Sky Group Chief Executive Jeremy Darroch received the inaugural MIP SDG Award for Climate Action and Protection of the Oceans, recognising Sky’s Ocean Rescue campaign to reduce ocean plastic. In addition, MIPCOM Diversify TV Excellence Awards honoured the most compelling creators, characters and stories promoting diversity and inclusion on-screen. Among them were Documentary Japan, NHK, NHK Enterprises, and ABS-CBN for Jake and Charice about the challenges and triumphs of a transgender singer.

The Reed Exhibitions senior leadership team named one of its members as the CR liaison, and appointed a new sustainability lead, to continue addressing the environmental impacts of its business. In the year, Reed Exhibitions UK created a Sustainability Charter to align their sustainability efforts to the SDGs.

Across RELX

Recognising that across RELX we have products, services, tools and events that advance the UN’s 17 SDGs, we created the free RELX SDG Resource Centre in 2017 to advance awareness, knowledge and implementation. In 2020, we increased the amount of content on the site by 57% from 2019. This included information in response to the challenge of Covid-19. We also curated special issues to mark eight UN international days, such as World Environment Day, World Mental Health Day, the International Day for the Elimination of Violence Against Women, and the International Day of Persons with Disabilities. Since 2017, we have made over 650 journal articles and book chapters free to access via the RELX SDG Resource Centre which would have otherwise cost approximately £1.5 million to make open access.

In the year, we published RELX SDG Graphics on all 17 SDGs showing the state of knowledge underpinning each of the global goals using data and insights from Elsevier’s Scopus and SciVal. They identify quantity and quality of output, by which countries, and the extent of collaboration. A critical finding is that less than 2% of the output came from low income countries, those most affected by the challenges the SDGs seek to address.

We also launched our SDG Champions Network, inviting leaders from across RELX to support forward action on the SDGs. We created an SDG content area on HOME to raise awareness among employees globally, showcasing how we are contributing to the SDGs and to garner their involvement.

2020 marked the tenth year of the RELX Environmental Challenge, focused on providing improved and sustainable access to water and sanitation where it is presently at risk. The $50,000 first-prize winner was CUBEX S.A.L, a Lebanese social enterprise whose mobile dewatering unit collects and treats sewage from septic systems in an ecologically safe and affordable way. The $25,000 second-prize winner was BlueTap, which has developed a 3D printed chlorine doser to improve access to high-quality drinking water in low-resource settings. The winners were announced at a free, virtual event celebrating ten years of the competition and exploring the next decade of water, sanitation and hygiene action. Winners received free access to ScienceDirect and for the first time in 2020, a feature on the second place winner was included in One Earth, a CellPress journal. We also invited past winners to join together for a 10th anniversary collaboration prize; CAWST, AIDFI and Sanergy will be working together to create a series of online training and outreach in order continue supporting water and sanitation networks and practitioners across Africa and Colombia throughout the global pandemic.

2020 OBJECTIVES	Achievement
Advance of science and health: Meaningful support to advance SDG3 (Good Health And Well-Being), including MSF/ Epicentre Medical Day in Niger; WaterFirst! Workshops; and skills training through Elsevier’s Research without Borders

◾ Epicentre Medical Day in Niger in January 2020 focused on meningitis, malaria and malnutrition with researchers, public health experts and government representatives

◾ Communication with WaterFirst! and Research without Borders stakeholders during the pandemic

◾ Elsevier Foundation introduces new projects focused on ending health disparities in diverse and under-served communities

Protection of society: Meaningful support of SDG 16 (Peace, Justice And Strong Institutions), including expansion of activities to find missing children and adults through US ADAM programme and UK Missing People

◾ National Center for Missing & Exploited Children used LexisNexis Risk Solutions’ ADAM programme to distribute over 1.7 million alerts in 2,100 missing children cases

◾ Over 1,500 new subscribers in 2020

◾ New partnership with ISM to display missing children posters on digital billboards

◾ LexisNexis Risk Solutions’ data used for Missing People’s Lost Contact service

Protection of society: Meaningful support of SDG 10 (Reduced Inequalities): Advance financial inclusion pilots to more countries

◾ Using LexisNexis alternative credit qualification sources, new pilots launched in Colombia to help more citizens gain access to credit

◾ Pilot in Mexico becomes commercial initiative, supporting lenders to increase loan workflows and reduce defaults

44	RELX Annual report and financial statements 2020 | Corporate responsibility

1. Our unique contributions (continued)

2020 OBJECTIVES	Achievement

Promotion of the rule of law and access to justice: Meaningful support of SDG 16 (Peace, Justice And Strong Institutions), including expansion of Rule of Law Cafés to new locations including South Africa; development of new LexisNexis

Rule of Law Foundation

	◾	Rule of Law Cafés expanded to South Africa and The Philippines; also held in the UK and Singapore
◾

Development of LexisNexis Rule of Law Foundation:

– Virtual events, including on the rule of law during Covid-19

– Contributed to United Nations (UN) Development Programme and Transparency, Accountability, and Participation Network report on SDG 16 progress

– First US government grant to partner on International Legal Foundation project to support legal aid and the defence bar in Indonesia

Fostering communities: Meaningful support of SDG 11 (Sustainable Cities And Communities) by enhancing the sustainability of trade show events	◾ ◾	New Sustainability Charter launched by Reed Exhibitions UK First Reed Exhibitions sustainability lead appointed

Create SDG Champions network	◾	New SDG Champions Network created among over 100 CR-related networks, including Employee Resource Groups

	◾	SDG Hub created for all employees on RELX intranet

	◾	Content in employee communications and events on RELX and the SDGs

More RELX SDG Graphics on the state of knowledge underpinning the SDGs	◾ ◾	Graphic for all 17 SDGs published in September 2020 to mark five-year anniversary of the SDGs Basis of free Elsevier report, The Power of Data to Advance the SDGs

Increase RELX SDG Resource Centre content by 25%	◾

Increase of 57% on 2019 including special releases for World Environment Day, International Day for the Elimination of Violence against Women, World Mental Health Day, and the International Day of Persons with Disabilities

2021 OBJECTIVES

◾	Advance of science and health: Meaningful support of SDG 3 (Good Health And Well-being) and SDG 10 (Reduced Inequalities) to increase scientific knowledge, reduce health disparities and ensure equal access to health, including through a project with the Julius L. Chambers Biomedical Biotechnology Research Institute

◾	Protection of society: Meaningful support of SDG 16 (Peace, Justice And Strong Institutions) by expanding reach of ADAM, LexisNexis Risk Solution’s US missing children alert service, through new partnerships and mobile text alerts; help deliver new missing alert service for UK’s Missing People

◾	Protection of society: Meaningful support of SDG 10 (Reduced Inequalities) by expanding financial inclusion pilots in low-income countries; use of products and services to reduce online fraud and identity theft

◾	Promotion of the rule of law and access to justice: Meaningful support of SDG 16 (Peace, Justice And Strong Institutions) through continued expansion of Rule of Law Cafes; LexisNexis Rule of Law Foundation efforts to eliminate racism in legal systems; and support for UN Global Compact initiatives to advance SDG 16

◾	Fostering communities: Meaningful support of SDG 11 (Sustainable Cities And Communities) including a focus on zero carbon through key shows in alignment with COP 26; increased online show offerings to support exhibitors and attendees in the wake of Covid-19

◾

Universal, sustainable access to information: Advance the SDGs by expanding free RELX SDG Resource Centre including by releasing six special releases; developing new partnerships; and holding a 2021 global SDG Inspiration Day

OUR 2030 VISION*

Use our products and expertise to advance the SDGs, among them:

◾	SDG 3: Good Health and Well-being

◾	SDG 10: Reduced Inequalities

◾	SDG 13: Climate Action

◾	SDG 16: Peace, Justice and Strong Institutions

Enrich the SDG Resource Centre to ensure essential content, tools and events on the SDGs are freely available to all

*	2030 is the deadline for the UN’s Sustainable Development Goals; we aim to do our part towards their achievement.

2. Governance

Our Board recognises the importance of maintaining high standards of corporate governance, which underpins our ability to deliver consistent financial performance and value to our stakeholders. It is consistent with our wider RELX culture of acting with integrity in all that we do. The 2018 UK Corporate Governance Code (UK Code) applied to RELX PLC during the year. The Board continued to review the Company’s compliance with the principles and provisions of the UK Code, focusing particularly on RELX’s approach to engaging with its key stakeholders, particularly in light of the Covid-19 pandemic, alongside its ongoing review of RELX’s culture, purpose, strategy and values.

RELX PLC is the sole parent company of the Group. It owns 100% of the shares in RELX Group plc which, in turn, holds all of the operating businesses, subsidiaries and financing activities of the Group. RELX PLC, its subsidiaries, associates and joint ventures are together known as RELX.

RELX Annual report and financial statements 2020 | Corporate responsibility overview	45

The shares of RELX PLC are traded through its primary listing on the London Stock Exchange and its secondary listing on Euronext Amsterdam, while its securities are also traded on the New York Stock Exchange under its American Depositary Share Programme. Accordingly, the Board has implemented standards of corporate governance and disclosure applicable to a UK incorporated company, with listings in London, Amsterdam and New York.

Information and documents detailing our governance procedures are available to stakeholders online at www.relx.com. The RELX financial statements are prepared in accordance with International Financial Reporting Standards.

The RELX Operating and Governance Principles provide a framework of processes, policies, and controls to manage risk. The RELX Code of Ethics and Business Conduct (the Code) sets the standards for behaviour for all employees of RELX. Among other key issues, the Code addresses fair competition, anti-bribery, conflicts of interest, employment practices, data protection and appropriate use of company property and information. It also encourages reporting of violations – with an anonymous reporting option where legally permissible – and prohibits retaliation against anyone for reporting a violation they honestly believe may have occurred.

We maintain a comprehensive set of compliance policies and procedures in support of the Code reviewed at least annually to ensure they remain current and effective. Our policies and procedures help us comply with the law and conduct our business in an open, honest, ethical and principled way. They comprise part of our anti-bribery adequate procedures for compliance with applicable laws.

Employees receive mandatory training on the Code – both as new hires and regularly throughout their employment – on topics such as maintaining a respectful workplace, preventing bribery and anti-competitive behaviour, and protecting personal and company data. Mandatory periodic training covers key Code topics in depth and is supplemented by advanced in-person training for higher risk roles.

We offer employees a confidential reporting line, managed by an independent third party, accessible by telephone or online 24 hours a day, 365 days a year (as allowed under applicable law, employees may submit reports to the confidential line anonymously). Reports of violations of the Code or related policies are promptly investigated, with careful tracking and monitoring of violations and related mitigation and remediation efforts by Compliance teams across the business. We were ranked eighth out of 68 companies by Transparency International Netherlands (TI-NL) in its 2019 study of ‘Effective Whistleblowing Frameworks’ (released in May 2020).

We remained diligent in our ongoing efforts to comply with applicable bribery and sanctions laws and mitigate risks in these areas. Our anti-bribery and sanctions programme includes testing and monitoring of compliance with detailed, risk-based internal policies and procedures on topics such as doing business with government officials, gift and entertainment limits, gift registers, and complex sanctions requirements. Relationships with third parties and acquisition targets are evaluated for risk using questionnaires, references, detailed electronic searches, and ‘Know Your Customer’ screening tools. We monitor and assess the implementation of our anti-bribery and sanctions programmes by continually reviewing and updating our policies and procedures; conducting periodic programmatic risk assessments, quality reviews and internal monitoring and audits of the programme’s operational aspects. We also held Compliance Week activities with videos, emails, articles and a quiz.

As a signatory to the UNGC, we embed its principles, encompassing human rights, labour, environment and anti-corruption in key policies including our Code and our Supplier Code. During the year, we demonstrated leadership by maintaining our LEAD status, one of 41 companies among approximately 10,000 businessparticipants. We were part of the UNGC Expert Network and contributed to key UNGC SDG working groups on SDG 8, Decent Work in Global Supply Chains, and SDG 16, Peace, Justice and Strong Institutions. We served on the board of UNGC networks in the UK, where our global head of CR is Chair, and in the Netherlands. We produced an annual Communication on Progress report, required of signatories annually, where we attained the Advanced Level and also shared our expertise by speaking at UNGC programmes on issues such as inclusion and climate change, including during the UN Private Sector Forum.

The Code supports the principles of the UNGC and stresses our commitment to human rights. In accordance with the UN’s Guiding Principles on Business and Human Rights, we have considered where and how we operate to ensure we uphold human rights. In 2020, we updated our Modern Slavery Act Statement, available from the RELX homepage, which states how we are working to avoid human trafficking and modern slavery in our direct operations and in our supply chain.

As a company focused on knowledge and analytics, each year we are in possession of large amounts of data. It is therefore incumbent on RELX to ensure that we provide our customers and our people with the highest levels of data privacy and security. We continually monitor our procedures and systems to meet this requirement, ensuring compliance with all relevant laws where we do business around the world. Dedicated privacy teams implement requirements for compliance with emerging data protection regulations. In the year, we completed our California Consumer Privacy Act (CCPA) compliance quality review, which focused on effectiveness of safeguards intended to mitigate the risk of non-compliance.

In 2020, we created a ransomware response policy, as well as playbooks to manage incidents at third-party suppliers. We implemented Advanced Threat Protection to detect and prevent executive impersonation, malicious links and attachments, with 10,000 threats a day blocked by our controls. In the year, we educated employees on protecting themselves against fraud during International Fraud Awareness Week and recognised Cyber Security Awareness Month with an Information Security Town Hall. We ran our third Great Phishing Challenge contest, giving employees the opportunity to detect suspicious emails, with more than 2,000 submissions.

In the year, Michael Breslin, Strategic Client Relations Director for federal law enforcement at LexisNexis Risk Solutions, was selected to serve on the newly established Cyber Investigations Advisory Board of the US secret service.

Globally, in 2020, RELX paid £496m in corporate taxes. We are a responsible corporate taxpayer and conduct our tax affairs to ensure compliance with all laws and relevant regulations in the countries in which we operate. Tax is an important issue for our stakeholders and society at large. We have set out our approach to

46	RELX Annual report and financial statements 2020 | Corporate responsibility

Ten years of the RELX

Environmental Challenge

Since 2011, the RELX Environmental Challenge has supported innovative solutions that improve sustainable access to safe water and sanitation where it is most at risk, advancing SDG 6 (Clean Water and Sanitation). The diversity of ideas, technologies and business models has been remarkable – from a social enterprise that uses the hydroenergy to pump water to high altitudes, and a system for harnessing ultraviolet light to purify water, to a new approach for emptying pit latrines safely and efficiently.

Thanks to the RELX Environmental Challenge, we will be able to attract strategic partners working in the development sector on improved sanitation, including additional investors to get us to the next stage of growth.

Marc Aoun

Founder and General Manager, CUBEX S.A.L

In 2020, a shortlist of seven projects was chosen from a record 170 applications from 44 countries. The $50,000 first-prize winner was CUBEX S.A.L, a Lebanese social enterprise whose mobile dewatering unit collects and treats sewage from septic systems in an ecologically safe and affordable way. The $25,000 second-prize winner was BlueTap, which has developed a 3D printed chlorine doser to improve access to high-quality drinking water in low-resource settings. Both winners received access to Science Direct, Elsevier’s leading platform of peer-reviewed literature to help advance their research.

The winners were announced at a virtual event celebrating ten years of the competition and exploring the next decade of water, sanitation and hygiene action. Featured speakers included: inaugural first prize winner of the RELX Environmental Challenge (2011), Dr Arup K. SenGupta, Chemical Engineering Professor at Lehigh University and Co-Founder of Drinkwell; Cheryl Hicks, CEO and Executive Director of the Toilet Board Coalition; Valeri Labi, Director of Water, Sanitation and Hygiene at iDE Ghana and a RELX Environmental Challenge judge; and Tim Brewer, Research Practice Lead at Water Witness International.

In addition to the two annual prizes, three past RELX Environmental Challenge Winners, CAWST, AIDFI and Sanergy, won a $25,000 special Partnership Prize for a collaborative project to create online training and outreach to support water and sanitation networks and practitioners in Africa and Colombia in the wake of the Covid-19 pandemic.

Image caption (above): The mobile de-watering unit designed by CUBEX S.A.L, 2020 RELX Environmental Challenge first prize winner

RELX Annual report and financial statements 2020 | Corporate responsibility overview	47

tax in our global tax strategy. This incorporates our Tax Principles along with additional disclosures about where we pay taxes and our broader contribution to society, available at: www.relx.com/ go/TaxPrinciples. We also progressed a project to make African tax law more transparent to both governments and citizens, and aim to move to the implementation phase in one or two pilot countries in 2021.

The Statement of Investment Principles for the Reed Elsevier UK pension scheme indicates that environmental, social or governance issues that may have a financial impact on the portfolio or a detrimental effect on the strength of the employer covenant, are taken into account when making investment decisions. CR issues are also relevant to other investment decisions we make.

2020 OBJECTIVES	Achievement
Continue corporate security incident response preparedness; implement controls to increase resilience to user- based attacks, such as phishing and ransomware	◾	Created playbooks to manage incidents at third-party suppliers; handled alerts from newly implemented security systems including Azure ATP, Office 365 ATP, and Azure AD
	◾	Implemented Advanced Threat Protection to detect/prevent executive impersonation, malicious links and attachments across RELX blocking approximately 10,000 threats a day
	◾	Created ransomware response policy
Assess and develop strategies to address compliance with emerging privacy regulation such as the California Consumer Privacy Act	◾	Dedicated privacy teams implemented requirements for compliance with emerging data protection regulations
	◾	Completed California Consumer Privacy Act compliance quality review, focussed on effectiveness of safeguards intended to mitigate non-compliance risk
Continue to advance African tax law codification project; deploy proof of concept to shortlist of countries	◾	Worked with LexisNexis South Africa to identify pilot countries and relevant tax law

   2021 OBJECTIVES

◾	Security – SDG 16 (Peace, Justice And Strong Institutions): Continue to implement controls to increase resilience to user-based attacks such as phishing and ransomware; introduce a Great Phishing Challenge for internal and external stakeholders

◾	Privacy – SDG 16 (Peace, Justice And Strong Institutions): Conduct a 2021 privacy quality review on compliance with EU and other requirements for cross-border data transfers

◾	Responsible tax – SDG 16 (Peace, Justice And Strong Institutions): Continue to advance African tax law codification in pilot countries, working with LexisNexis South Africa and LexisNexis Rule of Law Foundation

OUR 2030 VISION

Continued progressive actions that advance excellence in corporate governance within our business and the marketplace

3. People

Our over 33,000 people are our strength. Our workforce is 51% female and 49% male, with an average length of service of 7.59 years. There were 43% female and 57% male managers, and 31% female and 69% male senior operational managers.

		Female		Male
Board of Directors	5	45%	6	55%
Senior leaders*	181	31%	408	69%
All employees**	16,942	51%	16,278	49%

*	Senior leaders are defined as those with a management level of 17 and above, plus management level 16 executives who are up to three reporting lines from the CEO, with some level 5 exceptions.
**	Full-time equivalent.

At year end 2020, women made up 45% of the members of the Board. The two executive directors on the Board are male. The Nominations Committee considers the knowledge, experience and background of individual Board directors.

Our Inclusion Council is composed of leaders from each area of our business to help us set and track our inclusion and diversity strategy, supported by an Inclusion Working Group with more than 250 participants.

In 2020, we undertook an in-depth analysis of our diversity data, reviewing attrition, promotion and new hire rates for gender, as well as race and ethnicity in the US and UK. We developed a new suite of inclusion goals in the year, including a goal to increase the percentage of women in management, senior leadership, and technology roles continually over time and to increase the racial and ethnic diversity of our workforce continually over time, with a focus on the US and UK where it is legally permissible to ask for and collect relevant data. To support these goals, we are introducing targeted initiatives for training, development and recruitment. We have established diversity dashboards to enable our leaders to easily monitor the trends in our data. For more details, see the 2020 RELX Corporate Responsibility Report.

RELX is a signatory to the Women’s Empowerment Principles (WEPs), a UNGC and UN Women initiative to help companies empower women and promote gender equality. In 2020, RELX joined the UNGC’s Target Gender Equality initiative to further implementation of the WEPs. We were also included in the Bloomberg Gender-Equality Index.

Our Employee Resource Groups (ERGs) grew to over 100 networks in the year, encompassing African Ancestry, gender balance, pride and disability, to facilitate support, mentoring and community involvement. In the year, our second ERG Conference, EmERGe, was held virtually over two days, with the first day open to all employees. Over 1,500 employees joined from 23 countries to share challenges, best practice and further action plans.

We comply with employee-related reporting requirements and, in 2020, our business units published UK gender pay gap reports as part of UK legislation. These can be found here: https://www.relx.com/corporate-responsibility/engaging-others/policies-and-downloads/local-reporting-requirements. We invest in research to identify causes of pay differences and regularly evaluate our policies and processes to ensure they are aligned to our inclusion strategy. We commit to building a robust framework for monitoring pay equity across the enterprise and

48	RELX Annual report and financial statements 2020 | Corporate responsibility

have formally made these pledges as part of the UN’s Equal Pay. In 2020, the Head of Reward introduced training on pay equity principles with leaders across the business and created a resource on our global HR information system on internal pay equity and why it matters to the business.

We operate a number of stock programmes for employees including options, restricted stock and performance stock units. For senior colleagues, these are based on annual allocations of stock – the vesting of which may be service-based or related to company performance. We also offer all employees stock programmes in which employees may elect to participate in certain markets, for example Sharesave in the UK. These incentive programmes are available to approximately 20% of our employees. Targets associated with CR performance are embedded within our annual incentive framework, including for the CEO and CFO, to progress our annual and multi-year CR objectives.

Our employees have the right to a healthy and safe workplace, as outlined in our Global Health and Safety Policy. We concentrate on areas of greatest risk, for example warehouses, events and exhibitions. As a primarily office-based company, we also focus on manual handling, slips, trips and falls. To reduce our severity rate (lost days per 200,000 hours worked), we conduct risk assessments and work with a third party in the US to assign a nurse case manager to each complex or severe claim. There were 3 lost time incidents in the year.

However, in the year, given the global pandemic, a significant number of our people worked from home. We supported the creation of safe home workstations and also concentrated on wellness, with mindfulness webinars, virtual quizzes, online exercise, yoga classes and ideas for positive home working. Dedicated health and well-being programmes and resources are available to employees across all business areas and we maintain a network of more than 100 Well-being Champions. During 2020, we conducted remote mental health first aider training for more than 200 colleagues. We also gave staff an extra day off between July and August in acknowledgement of the challenges of the year and in appreciation for their good work.

2020 OBJECTIVES	Achievement
Introduce suite of 2020-2025 inclusion goals	◾	Goals formulated by the RELX Inclusion Council comprising Inclusion and Diversity leads for each business and other colleagues, with input from senior leaders
Provide manager training on pay principles and equal pay	◾	Information created on global intranet for all staff on internal pay equity and how we manage it
	◾	Training on pay equity principles with Level 2-4 leaders across the business
	◾	Training focused on pay equity strategy and the tools and controls in place to ensure pay equity in both the short- and long-term

2020 OBJECTIVES	Achievement
Map and expand Well-being Champions Network and train more mental health employee leads	◾	Champions mapped against business, locations and headcount
	◾	Remote mental health first aider training conducted with more than 200 trained
	◾	Headspace app made available to all employees; Elsevier launches Psychological Safety course

2021 OBJECTIVES

◾  Inclusion – SDG 10 (Reduced Inequalities): Progress RELX inclusion goals through focused recruitment, training and development efforts

◾  Pay equity – SDG 8 (Decent Work and Economic Growth): Continue living wage assessment in four countries

◾  Well-being – SDG 3 (Good Health And Well-Being): Develop RELX mental health policy reflecting cross-business and external insights

OUR 2030 VISION ◾ Continued high-performing and satisfied workforce through talent development, I&D and wellbeing; scale support for external human capital initiatives

4. Customers

Listening to our customers allows us to deepen our understanding of their needs and drive improvements. In the year, with input from the customer insight leads across our business, we mapped our customer satisfaction measures to establish a RELX-wide customer satisfaction metric. The results showed that in 2020, 84.4% of customers would recommend RELX businesses, compared to 82.3% in 2019. We included this metric in RELX’s 2020 Dow Jones Sustainability Index submission, which contributed to a six-point increase year-on-year for customer satisfaction management; we achieved a score of 54 compared to an industry average of 25.

In 2020, we launched the RELX SDG Customer Awards to recognise the exceptional efforts of our customers who share RELX’s ambition to advance the SDGs. The customers were nominated by colleagues in each RELX business area and were judged by a panel of internal experts. The four winners were announced at the sixth RELX SDG Inspiration Day which took place virtually on Wednesday 24 June 2020. The winners were: the University of Southern Denmark, Aurora Universities Network and Auckland University nominated by Elsevier; Standard Chartered Bank, South Africa, nominated by LexisNexis Risk Solutions; Asian Development Bank, the Philippines, nominated by LexisNexis Legal & Professional; and Scottish Power UK nominated by Reed Exhibitions.

We are committed to improving access to our products and services for all users, regardless of physical ability. Our Accessibility Policy aims to lead the industry in providing accessibility solutions to customers, with products that are operable, understandable and robust. In 2020, members of the Accessibility Working Group logged over 150 accessibility projects and Elsevier’s Global Books Digital Archive fulfilled more than 3,400 disability requests, 87% of them through AccessText.org, a service we helped establish. We also developed the Company Accessibility Maturity Model, a tool to define and measure the maturity and operating best practices of company accessibility endeavors.

RELX Annual report and financial statements 2020 | Corporate responsibility overview	49

In the year, we celebrated the second RELX Accessibility Leadership Awards to showcase employees who demonstrate exceptional leadership in advancing accessibility. The winner of the 2020 Leadership Award was Min Xiong, Global Head of Content User Experience at LexisNexis Legal & Professional. Michael Goddard, Senior Software Engineer at Elsevier, was awarded the Practitioner Award for his work to make Scopus one of the top accessibility rated products in the RELX suite, achieving the international standard’s WCAG 2.0 AA rating.

2020 OBJECTIVES	Achievement
Introduce SDG Customer Award at flagship annual RELX SDG Inspiration Day	◾

Awards presented during virtual 2020 SDG Inspiration Day to the University of Southern Denmark, Aurora Universities Network and Auckland University, Netherlands and New Zealand nominated by Elsevier; Standard Chartered Bank, South Africa nominated by LexisNexis Risk Solutions; the Asian Development Bank, the Philippines nominated by LexisNexis Risk Solutions; and Scottish Power, nominated by Reed Exhibitions

Map customer feedback mechanisms across business areas	◾	Creation of RELX-wide customer satisfaction metric in conjunction with customer insight leads across RELX
	◾	Six-point increase year on year for customer satisfaction management portion of Dow Jones Sustainability Index (score of 54 vs industry average of 25)
Develop framework for product accessibility self- audits	◾	Developed new Accessibility Maturity Model to measure maturity and operating best practices for product accessibility implementation across RELX

2021 OBJECTIVES

◾  Customer engagement – SDG 17 (Partnerships For The Goals): Further engagement with customers on the SDGs

◾  Quality – SDG 8 (Decent Work And Economic Growth): Create new internal customer quality assurance network

◾  Accessibility – SDG 10 (Reduced Inequalities): Advance Accessibility Maturity Model across RELX

OUR 2030 VISION

Continue to expand customer base across our four business units through excellence in products and services, active listening and engagement, editorial and quality standards, and accessibility; a recognised advocate for ethical marketplace practice

5. Community

RELX Cares, our global community programme, supports employee volunteering and giving that makes a positive impact on society. In addition to local initiatives of importance to employees, the programme’s core focus is on education for disadvantaged young people that advances one or more of our unique contributions as a business. From the onset of the Covid-19 pandemic, colleagues from around the world came together to support their local and international communities. Staff have up to two days paid leave per year for their own community work. We donated £5.6m in cash (including through matching gifts) and the equivalent of £12m in products, services and staff time in 2020. Globally, 26% of employees were engaged in volunteering through RELX Cares. A network of over 230 RELX Cares Champions ensures the vibrancy of our community engagement.

In 2020, we raised an additional $41,000 to support global fundraising partner, Hope and Homes for Children (HHC), which aims to ensure children grow up in families rather than institutions. We extended our partnership, with a commitment to raise a minimum of $120,000 by 2022, to support their efforts in Moldova to integrate hearing-impaired children into mainstream education through speech therapy, quality hearing aids, support for parents and teacher training. Disability can be a reason children do not remain in a family setting in the country and there are three institutions for children with hearing impairments. Thus far, two children have successfully undergone cochlear implant surgery and the charity is supporting post-operation rehabilitation.

Each September, we hold RELX Cares Month to celebrate our community commitment. During the month, we held the tenth Recognising Those Who Care Awards to highlight exceptional contributors to the RELX Cares programme. This year we celebrated RELX employees who have shown an outstanding response to supporting their community in the wake of the Covid-19 pandemic. Two individuals and two teams won charity donations to their chosen causes. To mark the tenth anniversary of the programmes, we brought together previous winners who worked together on an alumni challenge, raising funds for an array of local and international projects that advance the RELX Cares Mission.

In 2020, the LexisNexis Rule of Law Foundation published and distributed a children’s colouring book on the rule of law for 1,000 children in rural Liberia. We contributed 143,547 books to Book Aid International, Books for Africa and the Asia Foundation worth over $9 million. We also donated $25,000 to support the World Health Organisation’s Solidarity Response Fund to further their efforts in fighting the pandemic.

2020 OBJECTIVES	Achievement
Progress new partnership with global fundraising partner Hope and Homes for Children	◾	Partnership extended to April 2022 with aim to raise $120,000; over one third raised by year-end
	◾	Facilitated conversations for HHC with the Elsevier Foundation, The Lancet Psychiatry and Reed Exhibition’s Comic Con

Develop RELX Cares Manager training	◾	Materials shared with RELX Learning and Development team, adapting for the manager offerings on Percipio

Create RELX Cares module for staff induction across RELX	◾	Induction materials designed and shared for use in new hire inductions

50	RELX Annual report and financial statements 2020 | Corporate responsibility

2021 OBJECTIVES

◾  Employee community engagement – SDG 17 (Partnerships For The Goals): Evaluate the impact of the pandemic on community engagement; campaign to promote virtual volunteering

◾  Philanthropic giving – SDG 17 (Partnerships For The Goals): Update central donations programme in order to better report impact of community giving

OUR 2030 VISION Through our unique contributions, significant, measurable advancement of education for disadvantaged young people; investments with partners for maximum impact

6. Supply chain

Given the importance of maintaining an ethical supply chain, we have a Socially Responsible Supplier (SRS) programme encompassing all our businesses, supported by colleagues with expertise in operations and procurement and a dedicated SRS Director from our global procurement function.

We have a comprehensive Supplier Code of Conduct (Supplier Code) available in 16 languages, which we ask suppliers to sign and display prominently in the workplace. It commits them to following applicable laws and best practice in areas such as human rights, labour and the environment. It also asks suppliers to require the same standards in their supply chains, including requesting subcontractors to enter into a written commitment to uphold the Supplier Code. The Supplier Code states that where local industry standards are higher than applicable legal requirements, we expect suppliers to meet the higher standards. Our SRS programme is a key aspect of our work to prevent modern slavery and human trafficking in our supply chain.

Through our SRS database, we track suppliers with whom we spend >$1m annually, suppliers identified as critical by the business, and those located in medium- and high-risk countries, as designated by Carnstone, with a spend of >$200K for a consecutive two-year period. Our supplier risk tool incorporates ten indicators, including human trafficking information from the US State Department and Environmental Performance Index results produced by Yale University and Columbia University in collaboration with the World Economic Forum.

The tracking list changes year-on-year based on the suppliers we engage to meet the needs of our business. In 2020, there were 412 suppliers on the SRS tracking list, of which 43 are operating in high-risk countries and 60 in medium-risk countries. At year end, 91% of suppliers on the tracking list were signatories to our Supplier Code. We continue to work with non-signatories to gain agreement to our Code, and/or assess whether they have equivalent standards in place, in order to ultimately decide whether to continue doing business with them. We have embedded the Supplier Code into our sourcing process, and have a total of 3,457 suppliers who have agreed to the Supplier Code in 2020, up from 3,202 in 2019.

We engage a specialist supply chain auditor who undertook 99 external audits on our behalf in 2020. The emergence of Covid-19 required an adjustment to our audit process. We increased the number of desktop audits to accommodate suppliers experiencing closures. We also implemented remote onsite audits. During a desktop audit, the supplier responds to an online questionnaire and uploads relevant supporting documents followed by a third-party auditor review.

The remote audits require a supplier representative wearing a video and audio source located in a light-weight harness to allow remote interaction with an external auditor. The auditor could then evaluate the facility, conduct interviews, and review the necessary documentation in real time, just as they would if conducting an in-person audit. During 2020, there were 25 onsite/remote onsite audits and 74 desktop audits.

Incidence of non-compliance triggers continuous improvement reports summarising audit results, with agreed remediation plans and submission dates.

We are committed to proactive engagement with suppliers to ensure our supply chain reflects the diversity of our communities. In the year, we continued to focus on our US supplier diversity programme. In 2020, 12.9% of our US spend was with diverse suppliers, up from 11.9% in 2019.

2020 OBJECTIVES	Achievement
Increase the number of suppliers as Code signatories	◾	99% core suppliers* (target 95%)
	◾	100% high- and medium-risk core suppliers (target 100%)
	◾	91% total tracking list (target 85%)
	◾	3,457 total Code signatories (3,202 YE 2019)
Continue using audits to ensure continuous improvement in supplier performance and compliance	◾	99 audits completed
	◾	Reduced open onsite audit points by 46% over 2019

Continue to advance US Supplier Diversity and Inclusion programme	◾	12.9% diversity spend (US rolling four quarters)

*	Core suppliers are those that have appeared on the SRS tracking list for three or more years.

2021 OBJECTIVES

◾  Responsible Supply Chain – SDG 8 (Decent Work And Economic Growth): Increase number of suppliers as Code signatories; continue using audits to ensure continuous improvement in supplier performance and compliance

◾  Supplier Diversity – SDG 10 (Reduced Inequalities): Advance Supplier Diversity and Inclusion programme

OUR 2030 VISION

Reduce supply chain risks related to human rights, labour, the environment and anti-bribery by ensuring adherence to our Supplier Code of Conduct through training, auditing and remediation; drive supply chain innovation, quality and efficiencies through a strong, diverse network of suppliers

7. Environment

The global pandemic, with the closure of our locations for much of the year, yielded a significant decrease in consumption levels across our environmental impact areas. In 2020, we reduced Scope 1 (direct) carbon emissions by 42% and our Scope 2 (location-based) emissions by 22% from 2019. In our own operations (including business travel), our emissions were net zero in 2020 through a combination of reduced emissions and the

RELX Annual report and financial statements 2020 | Corporate responsibility overview	51

purchase of renewable energy and renewable energy certificates, with the balance offset through Verified Carbon Standard (VCS) credits in a REDD+ carbon sequestration project. We also reduced total energy by 19%; water use by 35%; and waste sent to landfill from reporting locations by 68% in the year.

We had been on track to meet our 2010-2020 environmental targets - which reflect science-based methodology and input from stakeholders - before the start of the Covid-19 pandemic. Their achievement includes exceeding our goal to reduce our Scope 1 and 2 location-based carbon emissions by 40% with a 64% decrease, and surpassing a goal to cut energy and fuels by 30% with a 52% reduction. We reached our goal of purchasing renewable electricity equivalent to 100% of our global electricity consumption from renewable energy and renewable energy certificates and attained ISO 14001 certification for 55% of our business. Full performance data can be found in the 2020 Corporate Responsibility Report (www.relx.com/go/crreport).

Following engagement with a range of stakeholders - including our Environmental Champions led by the CFO, employee-led Green Teams and external networks - we are launching new environmental targets for the period 2020-2025 which include a science-based target to reduce carbon emissions by 46% in 2025 against a 2015 baseline.

RELX is one of the Mayor of London’s London Business Climate Leaders committed to cutting pollution and emissions in excess of UK government thresholds. The goal is to help London, where we are headquartered, to become a zero carbon city by 2050. In the year, we received a B grade in CDP’s climate change programme.

Our Environmental Standards programme sets benchmark performance and inspires green competition between offices. In 2020, 42 sites (61% of key locations) achieved five or more standards and attained green status. The RELX CFO wrote to all staff on World Environment Day, sharing our environmental priorities and recognising environmental achievements across the business.

We have a positive environmental impact through our environmental products and services, which spread good practice, encourage debate and aid researchers and decision makers. The most recent results from the independent Market Analysis System show that our share of citations in environmental science represented 47% of the total market and 62% in energy and fuels.

In support of this year’s United Nations World Environment Day theme, Time for Nature, RELX and Elsevier released a special issue on biodiversity. This collection of more than 60 articles and book chapters from Elsevier publications was made freely available on the RELX SDG Resource Centre. We also prepared special issues for Earth Day and World Food Day.

We use our convening power to highlight environmental innovation. The €50,000 winner of Elsevier’s 2020 Green and Sustainable Chemistry Challenge was Dr Diana Carolina Parada Quinayá, a Colombian chemical engineer and professor at the University of Engineering and Technology in Lima, Peru, for her proposal to use cocoa waste for green composites, the next generation of sustainable composite materials.

We continue to advance climate reporting in line with the recommendations of the Taskforce on Climate-related Financial Disclosure. In 2020, we further developed an additional climate- related scenario at 1.5 °C, considering the impact it might have on our business and future resilience. In the year ahead, we will be introducing an internal carbon price on business travel. Further details can be found in Appendix 4 in the 2020 Corporate Responsibility Report.

2020 OBJECTIVES	Achievement
Set new environment targets for 2020-2025	◾	New targets set in consultation with internal and external stakeholders, including a science-based Scope 1 and Scope 2 carbon reduction target
Purchase renewable electricity equal to 100% of global consumption	◾	100% attained through green tariff purchases in Europe and green-e certified renewable energy certificates (RECs) in the United States
Achieve ISO 14001	◾	Reached 55% of business by headcount
Environmental Management System (EMS) certification at 50% of the business by headcount	◾	Certification occurred at locations in Australia, France and Ohio

2021 OBJECTIVES

◾  Environmental responsibility – SDG 12 (Responsible Consumption and Production): Embed new environment targets

◾  Carbon reduction – SDG 13 (Climate Action):Launch internal carbon tax for work- related flights

OUR 2030 VISION Further environmental knowledge and positive action through our products and services and, accordingly, conduct our business with the lowest environmental impact possible

2020 ENVIRONMENTAL PERFORMANCE

	Absolute performance			Intensity ratio (per £m revenue)

	2020	Variance	2019	2020	Variance	2019
Scope 1 (direct emissions) tCO2e	4,516	-42%	7,848	0.64	-36%	1.00
Scope 2 (indirect location-based emissions) tCO2e	53,131	-22%	68,229	7.47	-14%	8.67
Scope 2 (market-based emissions) tCO2e	10,773	-39%	17,704	1.52	-33%	2.25
Total energy (MWh)	133,238	-19%	163,628	18.74	-10%	20.78
Water (m3)	215,858	-35%	331,913	30.36	-28%	42.15
Waste sent to landfill (t)*	173	-68%	546	0.02	-65%	0.07
Production paper (t)	36,259	5%	34,599	5.10	16%	4.39

Environmental data covers 12 months from December to November

*	From reporting locations.

The partial occupancy of our locations, due to Covid-19, through much of the year resulted in reductions across all reported metrics. We expect an increase in subsequent years as colleagues return to their offices, to bring us back in line with our historical reduction trend.

52	RELX Annual report and financial statements 2020 | Corporate responsibility

ENVIRONMENTAL TARGETS
Focus area	Targets 2020	2020 Performance
Climate change	Reduce Scope 1 and 2 location-based carbon emissions by 40% against a 2010 baseline	-64%
Energy	Reduce energy and fuel consumption by 30% against a 2010 baseline	-52%
	Purchase renewable electricity equivalent to 100% of RELX’s global electricity consumption	100%
Waste	Decrease total waste generated at reporting locations by 40% against a 2010 baseline	-78%
	90% of waste from reporting locations to be diverted from landfill	93%
Production paper*	100% of RELX production papers, graded in PREPS, to be rated as ‘known and responsible sources’	100%
Environmental Management System	Achieve ISO 14001 certification for 50% of the business by 2020	55%

*	All paper we graded in 2020 – 92% of total production stock – was graded 3 or 5 stars (known and responsible sources).

We have reported on all emission sources required under the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013. We have included emissions from all operating companies within the Group.

We have used the GHG Protocol Corporate Accounting and Reporting Standard (revised edition) and the data has been assured by an independent third party, Environmental data covers 12 months December to November. EY. Details on methodology and the assurance statement can be viewed in the 2020 Corporate Responsibility Report at www.relx.com/go/CRReport.

NEW ENVIRONMENTAL TARGETS
Focus area	Targets 2025	2019 Performance
Climate change	Reduce Scope 1 and 2 location-based carbon emissions by 46% against a 2015 baseline	-26%
Energy	Reduce energy and fuel consumption by 30% against a 2015 baseline	-21%
	Continue to purchase renewable electricity equivalent to 100% of RELX’s global electricity consumption	96%
Waste	Decrease waste sent to landfill from reporting locations to 35% below 2015 levels	-32%
Production paper	100% of RELX production papers to be graded in PREPS as ‘known and responsible sources’ or certified to FSC or PEFC by 2025	96%
Environmental		42%
Management System	Achieve Group ISO14001 certification across the business by 2025
	100% of new office fit outs to achieve the RELX Sustainable Fit Out standard by 2025	New target

The above table shows performance against the new targets using 2019 figures - the latest year in which performance was not impacted by Covid-19.

2020 investor and other recognition

Constituent of the Ethibel	CDP	Sustainalytics ESG Risk Rating	FTSE4Good Index
Sustainability Index	– Climate programme score: B	1st percentile for	Included in
Included in	– Forest programme score: B	– Global Universe: 21 out of 13,559	– FTSE4Good Global Index
– Excellence Europe	– Water programme score: B	– Media: 2 out of 275	– FTSE4Good UK Index
– Excellence Global			– FTSE4Good Europe Index

RE100	Dow Jones Sustainability Index	ISO 14001	STOXX Global ESG
– Member	Included in	– Certified	Leaders Indices
	– Europe		– Included
– World

ECPI Indices	Tortoise Responsibility100	Workplace Pride Global	Bloomberg’s Gender-Equality
– Included	Index	Benchmark	Index
	– 4th out of 100	– Most Improved Private Sector	– Included

The use by RELX of any MSCI ESG RESEARCH LLC or its affiliates (“MSCI”) data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of RELX by MSCI. MSCI SERVICES and data are the property of MSCI or its information providers, and are provided ‘as-is’ and without warranty. MSCI names and logos are trademarks or service marks of MSCI.
MSCI ESG Ratings assessment
– AAA rating

The full 2020 Corporate Responsibility Report is available at www.relx.com/go/CRReport

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	53

Financial review

In this section

54	Chief Financial Officer’s report
60	Principal and emerging risks

54	RELX Annual report and financial statements 2020 | Financial review

Chief Financial Officer’s report

Nick Luff

Chief Financial Officer

Our three largest business areas, STM, Risk and Legal, which together accounted for 95% of revenue in 2020, continued to deliver underlying revenue and adjusted operating profit growth. Exhibitions, which accounted for 5% of revenue in 2020, was impacted significantly by Covid-19.

Revenue

Our three largest business areas STM, Risk and Legal, which together accounted for 95% of revenue in 2020, reported combined revenue of £6,748m (2019: £6,605m), up 2%. All three business areas continued to deliver underlying revenue growth. The underlying growth rate reflects growth in electronic revenues, partially offset by print revenue declines which were steeper than in recent years. Exhibitions, which accounted for 5% of revenue in 2020, has been impacted significantly by Covid-19, with revenue of £362m (2019: £1,269m), down 71%. The reduction in Exhibitions revenue resulted in group revenue falling by 9% on an underlying basis.

Reported revenue, including the effects of exhibition cycling, portfolio changes and currency movements, was £7,110m (2019: £7,874m), down 10%, reflecting the decline in Exhibitions revenue.

The net impact of acquisitions and disposals increased revenue growth by 1%. The decline in revenues from cycling events in Exhibitions reduced group revenue by 2%. Currency movements had no net impact on revenue growth for the group as a whole.

Profit

For each of our three largest business areas, underlying adjusted operating profit grew in line with or ahead of revenue. Exhibitions recorded an adjusted operating loss of £164m (2019: £331m profit). In total, adjusted operating profit fell by 18% on an underlying basis. A charge of £183m in Exhibitions, primarily comprised of event cancellation costs and one-off restructuring costs has been treated as exceptional, and excluded from adjusted measures.

Acquisitions and disposals had no net impact on adjusted operating profit. Currency effects increased adjusted operating profit by 1%.

Total adjusted operating profit, including the impact of acquisitions and disposals and currency effects, was £2,076m (2019: £2,491m), a reduction of 17%.

Operating costs reduced by 8% on an underlying basis, reflecting the fall in Exhibitions activity, partly offset by increased spend on global technology platforms and on the launch of new products in other business areas. Total operating costs, including the impact of acquisitions, disposals and currency effects, decreased by 7%.

The overall adjusted operating margin of 29.2% was 2.4 percentage points lower than in the prior year, reflecting the loss incurred in Exhibitions. On an underlying basis, including cycling effects, the margin fell by 2.7 percentage points. Acquisitions and disposals reduced the margin by 0.2 percentage points and currency effects increased the margin by 0.5 percentage points. Reported operating profit, after amortisation of acquired intangible assets, acquisition-related items and the exceptional charge in Exhibitions, was £1,525m (2019: £2,101m).

RELX Annual report and financial statements 2020 | Chief Financial Officer’s report	55

	2020 £m	2019 £m	Change	Change at constant currencies	Change underlying
Reported figures
Revenue	7,110	7,874	-10%	-10%	-9%
Operating profit	1,525	2,101	-27%
Profit before tax	1,483	1,847	-20%
Net profit attributable to RELX PLC shareholders	1,224	1,505	-19%
Net margin	17.2%	19.1%
Net borrowings	6,898	6,191
Earnings per share	63.5p	77.4p	-18%
Adjusted figures
Operating profit	2,076	2,491	-17%	-18%	-18%
Operating margin	29.2%	31.6%
Profit before tax	1,916	2,200	-13%	-15%
Net profit attributable to RELX PLC shareholders	1,543	1,808	-15%	-16%
Net margin	21.7%	23.0%
Cash flow	2,009	2,402	-16%
Cash flow conversion	97%	96%
Return on invested capital	10.8%	13.6%
Earnings per share	80.1p	93.0p	-14%	-15%

RELX uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. In 2020, we also excluded exceptional costs in the Exhibitions business. Reconciliations between the reported and adjusted figures are set out on page 188. Underlying growth rates are calculated at constant currencies, excluding the results of acquisitions until 12 months after purchase, and excluding the results of disposals and assets held for sale. Underlying revenue growth rates also exclude exhibition cycling. Constant currency growth rates are based on 2019 full-year average and hedge exchange rates.

The amortisation charge in respect of acquired intangible assets, including the share of amortisation in joint ventures, increased to £376m (2019: £295m). This includes impairments of £65m in respect of acquired intangible assets in Legal and in Exhibitions. Acquisition-related items in the year included a gain of £76m from the revaluation of a put and call option arrangement relating to a non-controlling interest in a subsidiary within Legal, leading to a total credit of £12m (2019: £84m charge).

Adjusted interest expense was £160m (2019: £291m). The 2019 adjusted interest expense included a charge of £99m in respect of the early redemption of bonds that were due to be repaid in October 2022. Reported net finance costs were £172m (2019: £305m). This includes the net pension financing charge of £10m (2019: £12m).

Net pre-tax gain on disposals and other non-operating items were £130m (2019: £51m) mainly relating to disposal and revaluation gains in the Ventures portfolio.

Adjusted profit before tax was £1,916m (2019: £2,200), down 13%.

The reported profit before tax was £1,483m (2019:£1,847m).

The adjusted tax charge was £373m (2019: £388m). The 2020 charge includes the benefit of temporary relaxation of interest deductibility restrictions in the United States. The 2019 charge includes an £89m tax credit arising from the substantial resolution of certain prior year tax matters.

The adjusted effective tax rate was 19.5% (2019: 17.6%). This excludes movements in deferred taxation assets and liabilities related to goodwill and acquired intangible assets, but includes the benefit of tax amortisation where available on those items.

Adjusted operating profits and taxation are grossed up for the equity share of taxes in joint ventures. The application of tax law and practice is subject to some uncertainty and amounts are provided in respect of this. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing. Although the outcome of open items cannot be predicted, no significant impact on profitability is expected.

56	RELX Annual report and financial statements 2020 | Financial review

The reported tax charge was £275m (2019: £338m), including tax associated with the exceptional charge in Exhibitions, amortisation of acquired intangible assets, disposals and other non-operating items.

The adjusted net profit attributable to RELX PLC shareholders of £1,543m (2019: £1,808m) was down 15%. Adjusted earnings per share was 14% lower at 80.1p (2019: 93.0p). At constant rates of exchange, adjusted earnings per share decreased by 15%. The reported net profit attributable to RELX PLC shareholders was £1,224m (2019: £1,505m). Reported earnings per share was 63.5p (2019: 77.4p).

Cash flows

Adjusted cash flow was £2,009m (2019: £2,402m), down 16% compared with the prior year and down 18% at constant currencies. The rate of conversion of adjusted operating profit to adjusted cash flow was 97% (2019: 96%).

CONVERSION OF ADJUSTED OPERATING PROFIT INTO CASH

YEAR TO 31 DECEMBER	2020 £m	2019 £m
Adjusted operating profit	2,076	2,491
Depreciation and amortisation of internally developed intangible assets*	341	307
Depreciation of right-of-use assets	88	82
Capital expenditure	(362)	(380)
Repayment of lease principal (net)**	(87)	(85)
Working capital and other items	(47)	(13)
Adjusted cash flow	2,009	2,402
Adjusted cash flow conversion	97%	96%

*	Excluding impairment charges that have already been excluded from adjusted operating profit.
**	Excludes repayments and receipts in respect of disposal-related vacant property and is net of sublease receipts.

Capital expenditure was £362m (2019: £380m), including £319m (2019: £333m) in respect of capitalised development costs. This reflects sustained investment in new products and related infrastructure across the business. Depreciation and amortisation of internally developed intangible assets charged within adjusted operating profit was £341m (2019: £307m). Capital expenditure was 5.1% of revenue (2019: 4.8%) with the increase reflecting the reduction in revenue in Exhibitions. Depreciation and amortisation was 4.8% of revenue (2019: 3.9%). These percentages exclude depreciation of leased right-of-use assets of £88m (2019: £82m) and principal lease repayments under IFRS 16 of £87m (2019: £85m).

Tax paid of £496m (2019: £464m) was higher than the current tax charge, reflecting the timing of cash tax payments against lower profits and the acceleration of instalment payments in the UK. Interest paid (net) was £172m (2019: £171m). The difference from adjusted interest expense primarily reflects the settlement of the interest cost for the early redemption of 2022 bonds for which the accounting charge was taken in 2019.

Of the exceptional costs in Exhibitions, £51m was paid in cash in 2020. Payments made in respect of acquisition-related items amounted to £67m (2019: £63m). Free cash flow before dividends was £1,223m (2019: £1,704m). Ordinary dividends paid to shareholders in the year, being the 2019 final and 2020 interim dividends, amounted to £880m (2019: £842m). Free cash flow after dividends was £343m (2019: £862m).

RECONCILIATION OF CASH GENERATED FROM OPERATIONS TO ADJUSTED CASH FLOW

YEAR TO 31 DECEMBER	2020 £m	2019 £m

Cash generated from operations	2,264	2,724
Dividends received from joint ventures	31	34
Purchases of property, plant and equipment	(43)	(47)
Expenditure on internally developed intangible assets	(319)	(333)
Acquisition-related items	67	63
Exceptional costs in Exhibitions	51	–
Pension recovery payment	45	44
Repayment of lease principal	(87)	(85)
Proceeds from disposals of property, plant and equipment	–	2
Adjusted cash flow	2,009	2,402
FREE CASH FLOW
YEAR TO 31 DECEMBER	2020 £m	2019 £m
Adjusted cash flow	2,009	2,402
Interest paid (net)	(172)	(171)
Cash tax paid*	(496)	(464)
Exceptional costs in Exhibitions	(51)	–
Acquisition-related items	(67)	(63)
Free cash flow before dividends	1,223	1,704
Ordinary dividends	(880)	(842)
Free cash flow post dividends	343	862

* Net of cash tax relief on exceptional costs and acquisition-related items and including cash tax impact of disposals.

Total consideration on acquisitions completed in the year was £878m (2019: £416m). Cash spent on acquisitions was £874m (2019: £437m), including deferred consideration of £5m (2019: £24m) on past acquisitions and spend on venture capital investments of £2m (2019: £8m). Total consideration for disposals of non-strategic assets was £15m (2019: £63m). Net cash inflow after timing differences and separation and transaction costs, and including realisation of venture capital investments, was £29m (2019: £48m). Share repurchases in 2020 were £150m (2019: £600m). In addition, the Employee Benefit Trust purchased shares of RELX PLC to meet future obligations in respect of share based remuneration totalling £37m (2019: £37m). Proceeds from the exercise of share options were £16m (2019: £29m).

RECONCILIATION OF NET DEBT YEAR-ON-YEAR

YEAR TO 31 DECEMBER	2020 £m	2019 £m

Net debt at 1 January	(6,191)	(6,177)
Free cash flow post dividends	343	862
Net disposal proceeds	29	48
Acquisition cash spend (including borrowings in acquired businesses)	(874)	(437)
Share repurchases	(150)	(600)
Purchase of shares by the Employee Benefit Trust	(37)	(37)
Other*	16	(121)
Currency translation	(34)	271
Movement in net debt	(707)	(14)
Net debt at 31 December	(6,898)	(6,191)

* Distributions to non-controlling interests, pension deficit payments, leases, share option exercise proceeds and, in 2019, impact of bond redemption.

RELX Annual report and financial statements 2020 | Chief Financial Officer’s report	57

Funding

Debt

Net borrowings at 31 December 2020 were £6,898m, an increase of £707m since 31 December 2019. Excluding currency translation effects, net borrowings increased by £673m. Expressed in US dollars, net borrowings at 31 December 2020 were $9,416m, an increase of $1,205m.

Gross borrowings of £7,123m (2019: £6,414m) are comprised of bank and bond borrowings of £6,848m (2019: £6,072m) and lease liabilities under IFRS 16 of £275m (2019: £342m). The fair value of related derivative net assets was £119m (2019: £52m), finance lease receivables totalled £18m (2019: £33m) and cash and cash equivalents totalled £88m (2019: £138m). In aggregate, these give the net borrowings figure of £6,898m (2019: £6,191m).

The effective interest rate on gross bank and bond borrowings was 2.1% in 2020. This was 2.4 percentage points lower than the prior year, reflecting primarily the one-off charge in 2019 relating to the early bond redemption and the benefit of refinancing historical bonds that had higher rates of interest combined with decreases in market interest rates. As at 31 December 2020, gross bank and bond borrowings had a weighted average life remaining of 5.4 years and a total of 65% of them were at fixed rates, after taking into account interest rate derivatives. The ratio of net debt (including leases and pensions) to EBITDA (adjusted earnings before interest, tax, depreciation and amortisation) was 3.3x (2019: 2.5x), calculated in US dollars. Excluding leases and pensions, the ratio was 2.9x (2019: 2.2x). The increase in these leverage ratios reflects the impact of Covid-19 on Exhibitions.

Liquidity

In March 2020, €2bn of euro denominated fixed rate term debt was issued, comprising: €700m with a coupon of 0% and a maturity of four years, €800m with a coupon of 0.5% and a maturity of eight years and €500m with a coupon of 0.875% and a maturity of 12 years. In May 2020, $750m of US dollar denominated fixed rate term debt was issued, with a coupon of 3% and a maturity of ten years. In January 2020, $950m of US term debt maturing in October 2022 was redeemed early, in accordance with early repayment options allowed by the terms of the bonds.

The Group has ample liquidity and access to debt capital markets, providing the ability to repay or refinance borrowings as they mature and to fund ongoing requirements. The Group has access to committed bank facilities aggregating $3.6bn, with over $2.9bn of these facilities maturing in 2023 or 2024. These facilities are undrawn. They include a covenant limiting the ratio of net debt to EBITDA to 3.75x, with RELX having the option once over the life of the facilities to increase this limit to 4.25x for a 12 month period (covering two consecutive semi-annual testing dates) following any acquisition. For the purposes of the covenant, net debt includes leases but excludes pensions. At 31 December 2020, measured on the basis used in the covenant test, the ratio of net debt to EBITDA was 2.8x.

Invested capital and returns

Net capital employed was £9,536m at 31 December 2020 (2019: £9,237m), an increase of £299m. The carrying value of goodwill and acquired intangible assets increased by £393m. An amount of £427m (2019: £245m) was capitalised in the year in respect of acquired intangible assets and £570m (2019: £257m) was recorded as goodwill. These additions were offset by amortisation and impairment of acquired intangible assets and by currency movements.

SUMMARY BALANCE SHEET

AS AT 31 DECEMBER	2020 £m	2019 £m
Goodwill and acquired intangible assets*	9,405	9,012
Internally developed intangible assets*	1,244	1,264
Property, plant and equipment*, right-of-use assets* and investments	740	695
Net pension obligations	(624)	(520)
Working capital	(1,229)	(1,214)
Net capital employed	9,536	9,237

*	Net of accumulated depreciation and amortisation.

Development costs of £319m (2019: £333m) were capitalised within internally developed intangible assets, most notably investment in new products and related infrastructure across RELX.

Net pension obligations, i.e. pension obligations less pension assets, increased to £624m (2019: £520m). There was a net deficit of £354m (2019: £267m) in respect of funded schemes, which were on average 94% funded at the end of the year on an IFRS basis. The higher deficit mainly reflects lower discount rates in the UK, partly offset by increased asset returns.

The post-tax return on average invested capital in the year was 10.8% (2019: 13.6%). The decrease is due to the loss incurred in

58	RELX Annual report and financial statements 2020 | Financial review

Exhibitions, an increase in capital employed due to acquisitions, and a higher effective tax rate, partly offset by profit growth from the other business areas.

RETURN ON INVESTED CAPITAL

AS AT 31 DECEMBER	2020 £m	2019 £m
Adjusted operating profit	2,076	2,491
Tax at adjusted effective rate	(405)	(438)
Adjusted effective tax rate	19.5%	17.6%
Adjusted operating profit after tax	1,671	2,053
Average invested capital*	15,435	15,050
Return on invested capital	10.8%	13.6%

*

Average of invested capital at the beginning and the end of the year, retranslated at average exchange rates for the year. Invested capital is calculated as net capital employed, adjusted to add back accumulated amortization and impairment of acquired intangible assets and goodwill and to exclude the gross up to goodwill in respect of deferred tax, and to add back exceptional restructuring costs.

Reported earnings per share and dividends

	2020 £m	2019 £m	Change
Reported earnings per share	63.5p	77.4p	-18%
Ordinary dividend per share	47.0p	45.7p	+3%

The reported earnings per share was 63.5p (2019: 77.4p).

The final dividend proposed by the Board is 33.4p per share. This gives total dividends for the year of 47.0p (2019: 45.7p), 3% higher than the prior year.

Dividend cover, being the number of times the total interim and proposed final dividends for the year is covered by the adjusted earnings per share, is 1.7x. The dividend policy of RELX PLC is, over the longer term, to grow dividends broadly in line with adjusted earnings per share, while targeting cover of at least two times.

During 2020, a total of 7.8m of RELX PLC shares were repurchased at an average price of 1,918p. Total consideration for these repurchases was £150m. A further 1.8m (2019: 2.2m) shares were purchased by the Employee Benefit Trust. As at 31 December 2020, total shares in issue, net of shares held in treasury and shares held by the Employee Benefit Trust, amounted to 1,926m.

Distributable reserves and parent company

balance sheet

As at 31 December 2020, RELX PLC had distributable reserves of £6.9bn (2019:£6.8bn). In line with UK legislation, distributable reserves are derived from the non-consolidated RELX PLC balance sheet. The consolidated reserves reflect adjustments such as the amortisation of acquired intangible assets that are not taken into account when calculating distributable reserves.

The parent company balance sheet net assets are higher than those of the group due to the investment in RELX Group plc being carried at a value of £18bn which is not reflected on the consolidated balance sheet. The parent company balance sheet can be found on page 182. Further information on the distributable reserves can be found in the parent company financial statements on page 183.

Alternative performance measures

RELX uses adjusted figures, which are not defined by generally accepted accounting principles (“GAAP”) such as IFRS. Adjusted figures and underlying growth rates are presented as additional performance measures used by management, as they provide relevant information in assessing the Group’s performance, position and cash flows. We believe that these measures enable investors to track more clearly the core operational performance of the Group by separating out items of income or expenditure relating to acquisitions, disposals and capital items, and by excluding the 2020 exceptional costs in Exhibitions, as described above. This provides our investors with a clear basis for assessing our ability to raise debt and invest in new business opportunities.

Management uses these financial measures, along with IFRS financial measures, in evaluating the operating performance of the Group as a whole and of the individual business segments. Adjusted financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS. The measures may not be directly comparable to similarly reported measures by other companies. Please see page 188 for reconciliations of adjusted measures.

Accounting policies

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards prepared in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) adopted pursuant to Regulation (EC) No 1606/2002 as it applied in the European Union, following the accounting policies shown in the notes to the financial statements on pages 137 to 138. The accounting policies and estimates which require the most significant judgement relate to the valuation of goodwill and intangible assets, the capitalisation of development spend, taxation and accounting for defined benefit pension schemes.

Further detail is provided in the accounting policies on pages 137 to 138 and in the relevant notes to the accounts.

Tax principles

Taxation is an important issue for us and our stakeholders, including our shareholders, governments, customers, suppliers, employees and the global communities in which we operate. We have set out our approach to tax in our global tax strategy. This incorporates our Tax Principles along with additional disclosures around where we pay taxes and our broader contribution to society. This is all made publicly available on our website: www.relx.com/ go/taxprinciples. We maintain an open dialogue with tax authorities, and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. We proactively seek to agree arm’s-length pricing with tax authorities to mitigate tax risks of significant cross-border operations. We actively engage with policy makers, tax administrators, industry bodies and international institutions to provide informed input on proposed tax measures, so that we and they can understand how those proposals would affect our businesses. In addition, we participate in consultations with the Organisation for Economic Co-operation and Development (“OECD”), European bodies and the United Nations.

RELX Annual report and financial statements 2020 | Chief Financial Officer’s report	59

Treasury policies

The Board of RELX PLC agrees policies for managing treasury risks. The key policies address security of funding requirements, the target fixed/floating interest rate exposure for debt and foreign currency hedging and place limits on counterparty exposures. A more extensive summary of these policies is provided in note 18 to the financial statements on pages 162 to 167. Financial instruments are used to finance the RELX businesses and to hedge transactions. The Group’s businesses do not enter into speculative transactions.

Capital and liquidity management

The capital structure is managed to support RELX’s objective of maximising long-term shareholder value through appropriate security of funding, ready access to debt and capital markets, cost-effective borrowing and flexibility to fund business and acquisition opportunities while maintaining appropriate leverage to ensure an efficient capital structure.

Over the long-term, RELX seeks to maintain cash flow conversion of 90% or higher and credit rating agency metrics that are consistent with a solid investment grade credit rating. These metrics, as defined by the rating agencies, include net debt to EBITDA, including and excluding pensions and leases, and various measures of cash flow as a percentage of net debt.

RELX uses the cash flow it generates to fund capital expenditure required to drive organic growth, to make selective acquisitions and to provide a growing dividend to shareholders, while retaining balance sheet strength to maintain access to cost-effective sources of borrowing. Share repurchases are undertaken to maintain an efficient balance sheet. Further detail on capital and liquidity management is provided on pages 162 and 163.

Climate change

At RELX, we recognise our responsibility to consider our impact on the environment, to address climate change and to respond to the impacts of climate change. The nature of RELX’s business means that the environmental impact of our operations is relatively low. Through activities such as supporting scientific research, providing analysis of environmental law, pricing recyclable materials, and enabling customers to access our products electronically, we are in a position to make a positive contribution to climate change risks. Notwithstanding our low environmental impact, the directors have considered the risks associated with climate change. As noted in the principal risks section, we believe that the principal ways in which climate change could impact RELX is through disruption to operations caused by severe weather events, which are reflected in the Technology and Business Resilience risk. We continue to advance climate reporting in line with the recommendations of the Taskforce on Climate Related Financial Disclosure, with relevant data and metrics included in the corporate responsibility section of the annual report, supported by further detail in the corporate responsibility report. The key performance metrics for 2020 are discussed below.

Corporate responsibility

In 2020, we met the five year environmental targets we set in 2015, continuing a reduction trend accelerated by remote working due to the global pandemic. We purchased renewable electricity equivalent to 100% of our global electricity consumption through European green tariff and US Green-e certified renewable energy certificates. We reduced Scope 1 and Scope 2 (location-based) carbon emissions by 64% from a 2010 baseline and reduced our water consumption by 54% over the same period. In our own operations (including business travel), our emissions were net zero in 2020 through a combination of reduced emissions and the purchase of renewable energy and renewable energy certificates, with the balance offset through Verified Carbon Standard (VCS) credits in a REDD+ carbon sequestration project. We engaged with stakeholders on a new set of environmental targets for the period 2020-2025. This includes a science-based carbon target to reduce our Scope 1 and Scope 2 (location-based) emissions 46% by 2025 from a 2015 baseline. In the year ahead, we will introduce an internal carbon price on business travel.

Further, in 2020, in accordance with the Task Force on Climate-related Financial Disclosures, we considered our energy mix and spend in a review of our climate risks and opportunities. We also introduced consideration of a third scenario of a 1.5°C rise in global temperature from pre-industrial levels due to climate change, as presented in our 2020 Corporate Responsibility Report.

Our most important environmental impact is in the environmental knowledge we disseminate through our content, solutions and events. In support of Time for Nature, the theme of United Nations 2020 World Environment Day, we released more than 60 Elsevier articles and book chapters on the free RELX SDG Resource Centre; we also produced special issues on the site for Earth Day and World Food Day, among others. LexisNexis Risk Solutions added more geospatial data to its Map View tool, allowing insurance providers greater visibility on environmental risks. LexisNexis Legal & Professional published an update to Renewable Energy Law and Policy, covering the latest developments in the legal landscape, future trends and sample agreements for renewable energy transactions. Reed Exhibitions introduced a sustainability charter in the UK with a commitment to reduce the carbon intensity of its operations, working in partnership with venues, suppliers, exhibitors and delegates. In the year, we signed up to the Responsible Media Forum’s Climate Pact with its two key commitments: setting a science-based carbon target and advancing climate change knowledge through our products and services.

Our Supplier Code of Conduct requires suppliers to meet the same high standards we set for ourselves. In 2020, 91% of our key suppliers were signatories to the Supplier Code. We continued work with a specialist supply chain auditor which undertook 99 external audits for us in 2020, including onsite audits, remote site audits, and desktop audits.

Nick Luff

Chief Financial Officer

60	RELX Annual report and financial statements 2020 | Financial review

Principal and emerging risks

RELX has established risk management practices that are embedded into the operations of the businesses, based on the Internal Control-Integrated Framework (2013) by the Committee of Sponsoring Organisations of the Treadway Commission. The principal and emerging risks facing the business, which have been assessed by the Audit Committee and Board, including the risks and uncertainties relating to the Covid-19 pandemic, are described below. The directors confirm this process is robust and includes consideration of risks, including emerging risks, that could threaten RELX’s business models, future performance, solvency, liquidity or reputation.

The directors have considered the risk of climate change to the business, including the positive contribution that RELX makes through activities such as supporting academic research, pricing recyclable materials, and enabling customers to access our products electronically. The principal way in which climate change could impact RELX is through disruption to operations caused by severe weather events, which are reflected in the ‘technology and business resilience’ risk below.

It is not possible to identify every risk that could affect our businesses, and the actions taken to mitigate the risks described below cannot provide absolute assurance that a risk will not materialise and/or adversely affect our business or financial performance. Our risk management and internal control processes are described in the corporate governance section. A description of the business and a discussion of factors affecting performance is set out in the Chief Executive Officer’s report and the RELX business review. Our approach to the promotion of human rights, managing corporate responsibility, environmental and other non-financial risks is set out in the RELX business overview and the separate Corporate Responsibility Report.

Covid-19 pandemic

The impact of the Covid-19 pandemic on RELX’s business will depend on a range of factors which we are not able to accurately predict. Those factors include the duration and scope of the pandemic, new information which may emerge concerning the severity of the pandemic, the geographies impacted, changes in worldwide economic conditions, reductions in customer spending, disruptions and volatility in the global capital markets and the nature, severity and duration of measures adopted by governments to control the Covid-19 pandemic.

Our business performance and financial condition may be adversely affected by negative changes in general economic conditions. Further deteriorations in economic conditions, as a result of the Covid-19 pandemic or otherwise, could lead to a further or prolonged decline in customer demand for our products and services and negatively impact our business. Decline or volatility in customer demand for one or more of our products due to cost-cutting, reduced spending, reduced activity or delayed renewals by our customers may impact RELX’s revenues and profits.

Containment measures that governments adopt or that we take, such as quarantines or other travel restrictions and site closures, may interfere with the ability of our employees, vendors and data suppliers to perform their respective responsibilities and obligations. In Exhibitions, the main exhibition venues in Europe and the US remain closed. We ran physical events in the second half of 2020 in venues that have reopened, but these may close again. The events that have run have typically been smaller than their prior editions.

Disruption and volatility in financial markets and capital markets may adversely impact RELX’s access to financing or the terms of any such financing.

These factors have had an adverse impact on our business performance this year (in particular on our Exhibitions business segment) and could further adversely impact our business performance as well as having an adverse impact on our financial condition in future years. To the extent the Covid-19 pandemic adversely affects our business performance and financial results, it may also have the effect of heightening a number of the other risks described below.

EXTERNAL RISKS

Risk	Description and impact	Mitigation
Economy and market conditions	Demand for our products and services may be adversely impacted by factors beyond our control, such as the economic environment in, and trading relations between, the United States, Europe and other major economies (including the evolution of the United Kingdom’s trading relationship with the European Union), political uncertainties, acts of war and civil unrest as well as levels of government and private funding provided to academic and research institutions.	Our businesses are focused on professional markets which have generally been more resilient in periods of economic downturn. We deliver information solutions, many on a subscription and recurring revenue basis, which are important to our customers’ effectiveness and efficiency. We operate diversified businesses in terms of sectors, markets, customers, geographies and products and services. We have extended our position in long-term global growth markets through organic new launches supported by the selective acquisition of small content and data sets. We continue to dispose of businesses that no longer fit our strategy.

We continuously monitor economic and political developments to assess their impact on our strategy which is designed to mitigate these risks. In response to specific uncertainties, our businesses engage in scenario planning and develop contingency plans where relevant.

RELX Annual report and financial statements 2020 | Principal and emerging risks	61

EXTERNAL RISKS

Risk	Description and impact	Mitigation
Intellectual property rights	Our products and services include and utilise intellectual property. We rely on trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights in this intellectual property. There is a risk that our proprietary rights could be challenged, limited, invalidated or circumvented, which may impact demand for and pricing of our products and services. Copyright laws are subject to national legislative initiatives, as well as cross-border initiatives such as those from the European Commission and increased judicial scrutiny in several jurisdictions in which we operate. This creates additional challenges for us in protecting our proprietary rights in content delivered through the internet and electronic platforms.	We actively engage in developing and promoting the legal protection of intellectual property rights. Our subscription contracts with customers contain provisions regarding the use of proprietary content. We are vigilant as to the use of our intellectual property and, as appropriate, take legal action to challenge illegal content distribution sources.

Data resources and data privacy

Our businesses rely extensively upon content and data from external sources. Data is obtained from public records, governmental authorities, customers and other information companies, including competitors. The disruption or loss of data sources, either because of data privacy laws or because data suppliers decide not to supply them, may impose limits on our collection and use of certain kinds of information about individuals and our ability to communicate such information effectively with our customers. Examples of data privacy laws relating to internet communications, privacy and data protection, e-commerce, information governance and use of public records, include the European Union’s General Data Protection Regulation and the California Consumer Privacy Act, as well as evolving regulation in many jurisdictions where RELX operates.

Compromise of data privacy, through a failure of our cyber security measures (see ‘cyber security’ below), other data loss incidents or failure to comply with requirements for proper collection, storage and transmittal of data, by ourselves, or our third-party service providers, may damage our reputation and expose us to risk of loss, fines and penalties, litigation and increased regulation.

We seek as far as possible to have proprietary content. Where content is supplied to us by third parties, we aim to have contracts which provide mutual commercial benefit. We also maintain an active dialogue with regulatory authorities on privacy and other data-related issues, and promote, with others, the responsible use of data.

We have established data privacy principles, governance structures and control programmes designed to ensure data privacy requirements are met and which protect data and individuals’ privacy across all jurisdictions where we operate. We have put in place and test response plans to manage incidents where data privacy might be compromised. We embed our data privacy principles in agreements with third parties.

We have assurance programmes to monitor compliance and conduct training and awareness programmes.

Paid subscriptions	Our Scientific, Technical & Medical (STM) primary research content, like that of most of our competitors, is sold largely on a paid subscription basis. There is continued debate in government, academic and library communities, which are the principal customers for our STM content, regarding to what extent such content should be funded instead through fees charged to authors or authors’ funders and/or made freely available in some form after a period following publication. Some of these methods, if widely adopted, could adversely affect our revenue from paid subscriptions.

We engage extensively with stakeholders in the STM community to better understand their needs and deliver value to them. We are open to serving the STM community under any payment model that can sustainably provide researchers with the critical information tools that they need. In particular, the number of articles we publish on an author pays, open access basis is growing rapidly. We focus on the integrity and quality of research through the editorial and peer review process; we invest in efficient editorial and distribution platforms and in innovation in platforms and tools to make content and data more accessible and actionable; and we develop our research systems to provide capabilities to manage different payment models. We ensure vigilance on plagiarism and the long-term preservation of research findings.

62	RELX Annual report and financial statements 2020 | Financial review

STRATEGIC RISKS

Risk	Description and impact	Mitigation
Customer acceptance of products	Our businesses are dependent on the continued demand by our customers for our products and services and the value placed on them. They operate in highly competitive and dynamic markets, and the means of delivery, customer demand for, and the products and services themselves, continue to change in response to rapid technological innovations, legislative and regulatory changes, the entrance of new competitors, and other factors. Failure to anticipate and quickly adapt to these changes, or to deliver enhanced value to our customers, could impact demand for our products and services and consequently adversely affect our revenue or the long-term returns from our investment in electronic product and platform initiatives.	We are focused on the needs and economics of our customers. We gain insights into our markets, evolving customers’ needs, the potential application of new technologies and business models, and the actions of competitors and disrupters. These insights inform our market strategies and operational priorities. We continuously invest significant resources in our products and services, and the infrastructure to support them. We leverage user centred design and development methods and customer analytics and invest in new and enhanced technologies to provide content and innovative solutions that help them achieve better outcomes and enhance productivity.

Acquisitions	We supplement our organic development with selected acquisitions. If we are unable to generate the anticipated benefits such as revenue growth and/or cost savings associated with these acquisitions this could adversely affect return on invested capital and financial condition or lead to an impairment of goodwill.

Acquisitions are made within the framework of our overall strategy, which emphasises organic development. We have a well formulated process for reviewing and executing acquisitions and for managing the post-acquisition integration. This process is underpinned with clear strategic, financial and ethical criteria. We closely monitor the integration and performance of acquisitions.

OPERATIONAL RISKS

Risk	Description and impact	Mitigation
Technology and business resilience	Our businesses are dependent on electronic platforms and networks, primarily the internet, for delivery of our products and services. These could be adversely affected if our electronic delivery platforms, networks or supporting infrastructure experience a significant failure, interruption or security breach.	We have established procedures for the protection of our businesses and technology assets. These include the development and testing of business continuity plans, including IT disaster recovery plans and back-up delivery systems, to reduce business disruption in the event of major technology or infrastructure failure, terrorism or adverse weather incidents.

Face-to-face events	Face-to-face events are susceptible to economic cycles, communicable diseases, severe weather events and other natural disasters, terrorism and assignment of venues to alternative uses. Each or any of these may impact exhibitors’ and visitors’ desire and ability to travel in person to events and the availability of event venues. These factors each have the potential to reduce revenues, increase the costs of organising events and adversely affect cash flows and reputation.	We actively review our ability to host events considering the availability of venues and national and local regulations including those related to health, travel and security. Where regulations permit us to hold events, we take appropriate measures for the well being and safety of exhibitors, visitors and employees. The physical events being run are supported by enhanced digital services, including remote participation by both exhibitors and attendees. In addition, we are holding a number of standalone virtual events and are further developing and delivering complementary digital offerings in order to maintain our presence in the industry communities that we serve.

RELX Annual report and financial statements 2020 | Principal and emerging risks	63

OPERATIONAL RISKS

Risk	Description and impact	Mitigation
Cyber security

Our businesses maintain online databases and platforms delivering our products and services, which we rely on, and provide data to third parties, including customers and service providers. These databases and information are a target for compromise and face a risk of unauthorised access and use by unauthorised parties.

Our cyber security measures, and the measures used by our third-party service providers, may not detect or prevent all attempts to compromise our systems, which may jeopardise the security of the data we maintain or may disrupt our systems. Failures of our cyber security measures could result in unauthorised access to our systems, misappropriation of our or our users’ data, deletion or modification of stored information or other interruption to our business operations. As techniques used to obtain unauthorised access to or to sabotage systems change frequently and may not be known until launched against us or our third-party service providers we may be unable to anticipate or implement adequate measures to protect against these attacks, and our service providers and customers may likewise be unable to do so.

Compromises of our or our third-party service providers’ systems, or failure to comply with applicable legislation or regulatory or contractual requirements could adversely affect our financial performance, damage our reputation and expose us to risk of loss, fines and penalties, litigation and increased regulation.

We have established security programmes with the aim of ensuring that data is protected, our business infrastructures continue to operate and that we comply with relevant legislative, regulatory and contractual requirements.

We have governance mechanisms in place to design and monitor common policies and standards across our businesses.

We invest in appropriate technological and physical controls which are applied across the enterprise in a risk-based security programme which operates at the infrastructure, application and user levels. These controls include, but are not limited to, infrastructure vulnerability management, application scanning and penetration testing, network segmentation, encryption and logging and monitoring. We provide regular training and communication initiatives to establish and maintain awareness of risks at all levels of our businesses. We have appropriate incident response plans to respond to threats and attacks. We maintain appropriate information security policies and contractual requirements for our businesses and run programmes monitoring the application of our data security policies by third-party service providers. We use independent internal and third-party auditors to test, evaluate and help enhance our procedures and controls.

Supply chain dependencies	Our organisational and operational structures depend on outsourced and offshored functions, including use of cloud service providers. Poor performance, failure or breach of third-parties to whom we have outsourced activities could adversely affect our business performance, reputation and financial condition.	We select our vendors with care and establish contractual service levels that we closely monitor, including through key performance indicators and targeted supplier audits. We have developed business continuity plans to reduce disruption in the event of a major failure by a vendor.

Talent	The implementation and execution of our strategies and business plans depend on our ability to recruit, motivate and retain skilled employees and management. We compete globally and across business sectors for talented management and skilled individuals, particularly those with technology and data analytics capabilities. An inability to recruit, motivate or retain such people could adversely affect our business performance. Failure to recruit and develop talent regardless of gender, race or other characteristics could adversely affect our reputation and business performance.	We have well established management development and talent review programmes. We monitor capability needs and remuneration schemes are tailored to attract and motivate the best talent available at an appropriate level of cost. We actively seek feedback from employees, which feeds into plans to enhance employee engagement and motivation. Our Diversity and Inclusion Strategy creates a diverse workforce and environment that respects individuals and their contributions.

FINANCIAL RISKS

Risk	Description and impact	Mitigation
Pensions	We operate a number of pension schemes around the world, including local versions of the defined benefit type in the UK and the United States. The US scheme is closed to future accruals. The UK scheme has been closed to new hires since 2010. The members who continue to accrue benefits now represent a small and reducing portion of the overall UK based workforce. The assets and obligations associated with these pension schemes are sensitive to changes in the market values of the scheme’s investments and the market-related assumptions used to value scheme liabilities. Adverse changes to asset values, discount rates, longevity assumptions or inflation could increase funding requirements.	We have professional management of our pension schemes and we focus on maintaining appropriate asset allocation and plan designs. We review our funding requirements on a regular basis with the assistance of independent actuaries and ensure that the funding plans are appropriate. We seek to manage pension liabilities by reviewing pension benefits provided to staff as well as the structure of scheme arrangements.

64	RELX Annual report and financial statements 2020 | Financial review

FINANCIAL RISKS

Risk	Description and impact	Mitigation
Tax	Our businesses operate globally, and our profits are subject to taxation in many different jurisdictions and at differing tax rates. The Organisation for Economic Co-operation and Development (OECD) is continuing to explore changes to the way in which profits are allocated for tax purposes between jurisdictions and other reforms with a view to obtaining consensus in 2021. As a result of the OECD’s work and other initiatives, tax laws that currently apply to our businesses may be amended by the relevant authorities or interpreted differently by them, and these changes could adversely affect our reported results.	We maintain an open dialogue with tax authorities and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. As outlined in the Chief Financial Officer’s report on page 58 we engage with tax authorities and international organisations. We continue to monitor further developments arising from the OECD process and consider potential impacts of proposals under various scenarios. The principles we adopt in our approach to tax matters can be found on our website at www.relx.com/go/taxprinciples.

Treasury

The RELX PLC consolidated financial statements are expressed in pounds sterling and are subject to movements in exchange rates on the translation of the financial information of businesses whose operational currencies are other than sterling. The United States is our most important market and, accordingly, significant fluctuations in the US dollar exchange rate could significantly affect our reported results. We also earn revenues and incur costs in a range of other currencies, including the euro and the yen, and significant fluctuations in these exchange rates could also significantly impact our reported results.

Macroeconomic, political and market conditions may adversely affect the availability and terms of short and long-term funding, volatility of interest rates, the credit quality of our counterparties, currency exchange rates and inflation. The majority of our outstanding debt instruments are, and any of our future debt instruments may be, publicly rated by independent rating agencies. Our borrowing costs and access to capital may be adversely affected if the credit ratings assigned to our debt are downgraded.

Our approach to capital structure and funding is described in the Chief Financial Officer’s report on pages 54 to 59. The approach to the management of treasury risks is described in note 18 to the consolidated financial statements.

REPUTATIONAL RISKS

Risk	Description and impact	Mitigation
Ethics

As a global provider of professional information solutions to the STM, risk, legal and exhibitions markets we, our employees and major suppliers are expected to adhere to high standards of integrity and ethical conduct, including those related to anti-bribery and anti-corruption, fraud, sanctions, competition and principled business conduct. A breach of generally accepted ethical business standards or applicable laws could adversely affect our business performance, reputation and financial condition.

Our Code of Ethics and Business Conduct is provided to every employee and is supported by training and communication. It encompasses such topics as competing fairly, prohibiting corrupt business practice and fair employment practices and encouraging open and principled behaviour. We have well-established processes for monitoring, reporting and investigating instances of unethical conduct. Our major suppliers are required to adhere to our Supplier Code of Conduct.

The Strategic Report, as set out on pages 2 to 64, has been approved by the Board of RELX PLC.

By order of the Board	Registered Office
Henry Udow	1-3 Strand
Company Secretary	London
10 February 2021	WC2N 5JR

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	65

Governance

In this section

66	Board Directors
68	RELX Senior Executives
70	Chair’s introduction to corporate governance
71	Corporate Governance Review
90	Report of the Nominations Committee
93	Directors’ Remuneration Report
115	Report of the Audit Committee
118	Directors’ Report

66	RELX Annual report and financial statements 2020 | Governance

Board Directors

Executive Directors	Non-Executive Directors

Erik Engstrom (57)

Chief Executive Officer

Appointed: Chief Executive Officer of RELX since November 2009. Joined as Chief Executive Officer of Elsevier in 2004.

Other appointments: Non-Executive Director of Smith & Nephew plc and Bonnier Group.

Past appointments: Prior to joining was a partner at General Atlantic Partners. Before that was President and Chief Operating Officer of Random House Inc and President and Chief Executive Officer of Bantam Doubleday Dell, North America. Began his career as a consultant with McKinsey. Served as a Non-Executive Director of Eniro AB and Svenska Cellulosa Aktiebolaget SCA.

Education: Holds a BSc from Stockholm School of Economics, an MSc from the Royal Institute of Technology in Stockholm, and gained an MBA from Harvard Business School as a Fulbright Scholar.

Nationality: Swedish

Sir Anthony Habgood (74)

Chair

Appointed: June 2009

Other appointments: Chair of Preqin Holding Limited and Deputy Chair of RG Carter Holdings Limited.

Past appointments: Previously was Chair of the Court of the Bank of England, Whitbread plc, Bunzl plc, Mölnlycke Health Care Limited and Norwich Research Partners LLP and served as Chief Executive of Bunzl plc, Chief Executive of Tootal Group plc and a Director of The Boston Consulting Group. Formerly Non-Executive Director of Geest plc, Marks and Spencer plc, National Westminster Bank plc, Powergen plc, SVG Capital plc, and Norfolk and Norwich University Hospitals Trust.

Education: Holds an MA in Economics from Cambridge University, an MS in Industrial Administration from Carnegie Mellon University and an Honorary Doctorate of Civil Law from the University of East Anglia. He is a visiting Fellow at Oxford University.

Nationality: British

June Felix (64)

Non-Executive Director

Appointed: October 2020

Other appointments: Chief Executive Officer of IG Group Holdings plc. Member of the Board of Advisers of the London Technology Club.

Past appointments: Served as a Non-Executive Director of IG Group Holdings plc from 2015 until the time of her appointment as Chief Executive Officer in October 2018. Previously she held various executive management positions at a number of large multinational businesses in Hong Kong, London and New York, including Verifone, IBM, Citibank and Chase Manhattan. Earlier in her career, June was a strategy consultant with Booz Allen Hamilton.

Nationality: American

Nick Luff (53)

Chief Financial Officer

Appointed: September 2014

Other appointments: Non-Executive Director of Rolls-Royce Holdings plc.

Past appointments: Prior to joining the Group was Group Finance Director of Centrica plc from 2007. Before that was Chief Financial Officer at The Peninsular & Oriental Steam Navigation Company (P&O) and its affiliated companies, having previously held a number of senior finance roles at P&O. Began his career as an accountant with KPMG. Formerly a Non-Executive Director of QinetiQ Group plc and Lloyds Banking Group plc.

Education: Has a degree in Mathematics from Oxford University and is a qualified UK Chartered Accountant.

Nationality: British

Wolfhart Hauser (71)

Non-Executive Director

Senior Independent Director

Chair of the Remuneration Committee

Appointed: April 2013

Other appointments: Non-Executive Director of Associated British Foods plc.

Past appointments: Chair of FirstGroup plc until July 2019. Chief Executive Officer of Intertek Group plc from 2005 until 2015. Prior to that he was Chief Executive Officer of TÜV Sud AG between 1998 and 2002 and Chief Executive Officer of TÜV Product Service GmbH for ten years. Formerly a Non-Executive Director of Logica plc.

Education: Holds a master’s degree in Medicine from Ludwig-Maximilian- University Munich and a Medical Doctorate from Technical University Munich.

Nationality: German

Charlotte Hogg (50)

Non-Executive Director

Appointed: December 2019

Other appointments: Executive Vice President and Chief Executive Officer for the European Region of Visa Inc. Executive Director of Visa Europe Limited. Non-Executive Director of NowTeach and a Director of Kettlethorpe Sport Horses Limited.

Past appointments: Chief Operating Officer at the Bank of England. Before that Head of Retail Banking for Santander UK, Managing Director UK and Ireland for Experian plc, and held senior roles at Morgan Stanley in New York and London.

Nationality: British, American and Irish

RELX Annual report and financial statements 2020 | Board Directors	67

Marike van Lier Lels (61) Non-Executive Director Workforce Engagement Director	Linda Sanford (68) Non-Executive Director	Suzanne Wood (60) Non-Executive Director
Appointed: July 2015	Appointed: December 2012	Appointed: September 2017

Other appointments: Member of the Supervisory Boards of NS (Dutch Railways), Dura Vermeer, Post NL and Innovation Quarter.

Past appointments: Member of the Supervisory Boards of TKH Group NV, Royal Imtech NV, Maersk BV, KPN NV, USG People NV and Eneco Holding NV, and Executive Vice President and Chief Operating Officer of the Schiphol Group. Prior to joining Schiphol Group, was a member of the Executive Board of Deutsche Post Euro Express and held various senior positions with Nedlloyd. Member of various Dutch governmental advisory boards.

Nationality: Dutch

Other appointments: An independent Director of Consolidated Edison, Inc, Pitney Bowes, Inc and Interpublic Group of Companies, Inc. Serves on the board of trustees of the New York Hall of Science.

Past appointments: Senior Vice President, Enterprise Transformation, IBM Corporation until 2014, having joined the company in 1975. A consultant to The Carlyle Group from 2015 to July 2018. Formerly a Non-Executive Director of ITT Corporation, served on the boards of directors of The Business Council of New York State and the Partnership for New York City, and on the boards of trustees of the State University of New York, St John’s University and Rensselaer Polytechnic Institute.

Nationality: American

Other appointments: Senior Vice President and Chief Financial Officer of Vulcan Materials Company and Non-Executive Director of Ferguson plc.

Past appointments: Served as Group Finance Director of Ashtead Group plc from 2012 to 2018. Chief Financial Officer of Ashtead Group’s largest subsidiary, Sunbelt Rentals Inc, from 2003 until 2012. Previously, she also served as Chief Financial Officer of two US publicly listed companies, Oakwood Homes Corporation and Tultex Corporation.

Nationality: American

Robert MacLeod (56) Non-Executive Director	Andrew Sukawaty (65) Non-Executive Director
Appointed: April 2016	Appointed: April 2019

Other appointments: Appointed as Chief Executive of Johnson Matthey plc in June 2014 after five years as Group Finance Director.

Past appointments: Prior to joining Johnson Matthey, spent five years as Group Finance Director of WS Atkins plc, having joined as Group Financial Controller in 2003. From 1993 to 2002, held a variety of senior finance and M&A roles with Enterprise Oil plc in the UK and US. Formerly a Non-Executive Director of Aggreko plc.

Nationality: British

Other appointments: Chair of Inmarsat and HG Capital USA.

Past appointments: He was formerly the Senior Independent Director of Sky plc between 2013 and 2018. Previously he was Chair of Ziggo NV, Xyratex Group Ltd, and Telenet Group holdings NV, and deputy Chair of O2 plc. He also served as a Non-Executive Director of Telefonica Europe (following its acquisition of O2 plc) and Powerwave Technologies Inc, and additionally as Chief Executive of Inmarsat plc, Sprint Corp and NTL Group Ltd.

Nationality: American

Board Committee membership key Audit Committee Remuneration Committee Nominations Committee Corporate Governance Committee Committee Chair

68	RELX Annual report and financial statements 2020 | Governance

RELX Senior Executives

Mark Kelsey	Kumsal Bayazit	Mike Walsh	Hugh M Jones IV
Chief Executive Officer	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer
Risk	Scientific, Technical	Legal	Exhibitions
& Medical and Chair,
RELX Technology Forum

Joined in 1983. Appointed to current position in 2012.	Joined in 2004. Appointed to current position in 2019.	Joined in 2003. Appointed to current position in 2011.	Joined in 2011. Appointed to current position in 2020.

Has held a number of senior positions across the Group over the past 30 years. Previously Chief Operating Officer and then Chief Executive Officer of Reed Business Information. Studied at Liverpool University and received his MBA from Bradford University.	Previously President, Exhibitions Europe, Chief Strategy Officer, RELX, and Executive Vice President of Global Strategy and Business Development for LexisNexis. Prior to that worked with Bain & Company in New York, Los Angeles, Johannesburg and Sydney. Holds an MBA from Harvard Business School and is a graduate of the University of California at Berkeley.	Previously CEO of LexisNexis US Legal Markets and Director of Strategic Business Development Home Depot. Prior to that was a practising attorney at Weil, Gotshal and Manges in Washington DC and served as a consultant with The Boston Consulting Group. Holds a Juris Doctor degree from Harvard Law School and is a graduate of Yale University.	Previously Group Managing Director, Accuity, ICIS, Cirium, and EG within Risk. Prior to that was Chief Executive Officer, Accuity. Holds an MBA from the Ross School of Business at the University of Michigan and is a graduate of Yale University.

RELX Annual report and financial statements 2020 | RELX Senior Executives	69

Vijay Raghavan	Henry Udow	Jelena Sevo	Youngsuk ‘YS’ Chi
Director, RELX Technology Forum	Chief Legal Officer and	Chief Strategy Officer	Director of RELX Corporate
and Chief Technology Officer, Risk	Company Secretary		Affairs and Chair, Elsevier

Joined in 2002. Appointed to	Joined in 2011. Appointed	Joined in 2011. Appointed	Joined in 2005. Appointed to
current position in 2019.	to current position at that time.	to current position in 2019.	current position in 2011.

Previously Vice President of Technology, LexisNexis Insurance Solutions. Prior technology executive positions at ChoicePoint, Paragon Solutions, Primus Knowledge Solutions, and McKesson. Holds a bachelor’s degree in electrical and electronics engineering from the Birla Institute of Technology and Science, Pilani, completed an advanced management program for executives at MIT Sloan School of Management, and is completing a master’s degree in cybersecurity from the Georgia Institute of Technology.	Previously Chief Legal Officer and Company Secretary of Cadbury plc having spent 23 years working with the company. Prior to that worked at Shearman & Sterling in New York and London. Holds a Juris Doctor degree from the University of Michigan Law School and a bachelor’s degree from the University of Rochester.	Previously Director of Tax Markets for LexisNexis UK. Prior to that, various senior management roles in LexisNexis and Elsevier. Previously a consultant at Bain & Co and Booz Allen Hamilton. Holds an MBA from Harvard Business School, a master’s degree in law from Georgetown University and a degree in law from the University of Belgrade.	Previously was President and Chief Operating Officer of Random House, founding Chairman of Random House Asia and Chief Operating Officer for Ingram Book Group. Holds an MBA from Columbia University and is a graduate of Princeton University.

70	RELX Annual report and financial statements 2020 | Governance

Chair’s introduction to corporate governance

The maintenance of high standards of corporate governance is consistent with our wider RELX culture of acting with integrity in all that we do.

Our governance framework

The Board believes that effective governance practices are fundamental in supporting RELX’s ability to create, protect and ultimately deliver long-term shareholder value. The maintenance of high standards of corporate governance is consistent with our wider RELX culture of acting with integrity in all that we do. It also provides confidence to our many and varied stakeholders that the governance of the Group is appropriate for its size and profile as a listed company, helps to manage our risks and opportunities, ensures that our key stakeholders are appropriately considered in the decisions that we make, and improves our corporate reputation.

Covid-19

During 2020, one of the Board’s key priorities was to respond to the challenges faced by RELX as a result of the Covid-19 pandemic, with a focus on ensuring the health and safety of our colleagues, our customers and the wider communities in which we operate, whilst continuing to operate our businesses, providing solutions and services to our customers and value for our stakeholders. The Board was frequently updated on the impact the pandemic was having on the financial performance of each business area. It also received frequent updates on the Group’s balance sheet strength and liquidity, management of risks arising as a result of the pandemic, and how the pandemic was affecting the markets in which we operate and the customers we serve.

Stakeholder engagement

The Board remained focused throughout the year on the well-being of our workforce, many of whom had to operate in unfamiliar or challenging circumstances during the year. In furtherance of this, the Board was able to leverage existing workforce engagement processes and activities, which are set out in more detail on page 79. During the year, the Directors also placed particular emphasis on hearing the views of RELX’s suppliers, and received related presentations from both our Head of Purchasing and Chief Strategy Officer. The Board continued to oversee our substantial corporate responsibility programme, and also maintained its focus on RELX’s environmental, social and governance activities, reflecting the increasing prioritisation of this area by our stakeholders, including the wider investment community.

Board decision-making

The Board’s significant decisions during the year, and its considerations in making them, are set out on pages 75 to 77. Those pages are incorporated into the Board’s Section 172 Statement for 2020 set out on page 39, and therefore into the RELX Strategic Report. They explain how the Board’s decision-making during the year has promoted the success of the Company having regard, amongst other things, to those matters set out in Section 172 of the Companies Act 2006.

UK Corporate Governance Code compliance

As a result of RELX PLC’s premium listing on the London Stock Exchange, it is required to describe how, during the year, it has complied with the principles of the Code. Details of how we have done so are set out in this report and those of the Board Committees which follow. RELX is also required to report on whether it has chosen to comply with each of the provisions of the Code, or alternatively explain why it has chosen not to do so. For 2020, the Board deemed it to be in the interests of our stakeholders to comply with each of the provisions of the Code, with the exception of provision 19 (length of tenure of the Chair) and provision 38 (alignment of Executive Director pension rates with those available to the workforce). For an explanation of how Executive Director pension benefits are being aligned with those of the wider workforce, please see page 71.

With regard to Chair tenure, as previously announced, I will be stepping down from the Board on 1 March 2021, having served as Chair since June 2009, and Paul Walker will become Chair at that time. At the Board’s request, I agreed to remain in the role for the whole of 2020, in order to ensure continuity of RELX Board and governance leadership at a time of significant business uncertainty due to the Covid-19 pandemic. In addition, travel and face-to-face meeting restrictions put in place in the UK as a result of the pandemic resulted in the succession process taking longer to implement than was originally anticipated.

Board changes and effectiveness

Following Adrian Hennah’s departure in April, June Felix joined the Board as a Non-Executive Director in October, and has since become a member of our Audit and Corporate Governance Committees. She brings considerable relevant strategic and operational experience acquired from her current and previous executive roles, including a deep understanding of the financial services sector, technology and healthcare. She also brings strong international experience. Suzanne Wood was appointed as Chair of the Audit Committee, having served for nearly three years as a member.

As Chair, I am responsible for ensuring that the effectiveness of the Board, its Committees and each individual Director is evaluated annually. For 2020, the process was facilitated by an independent external evaluator, Lorna Parker. The outcome of the evaluation confirmed that the Board and Committees continue to operate effectively, and that all of our Directors continue to demonstrate commitment to their role. Further detail on the Board evaluation outcomes can be found on page 86.

Sir Anthony Habgood

Chair

10 February 2021

RELX Annual report and financial statements 2020	71

Corporate Governance Review

Overview

The shares of RELX PLC are traded through its primary listing on the London Stock Exchange and its secondary listing on Euronext Amsterdam, whilst its securities are also traded on the New York Stock Exchange under its American Depositary Share programme.

Corporate governance compliance statements

The 2018 UK Corporate Governance Code (the Code) applied to RELX PLC (the Company) during the year.

The Company has complied with the provisions of the Code throughout the year ended 31 December 2020, with the exception of provision 19 (length of tenure of the Chair) and provision 38 (alignment of executive director pension contribution rates with those available to the workforce). As previously announced, Sir Anthony Habgood will be stepping down from the Board on 1 March 2021 and Paul Walker will become Chair as of that date. For an explanation regarding the tenure of our Chair, please see page 70.

The value of pension benefits for current Executive Directors has decreased over the last several years, and continues to decrease. They will transition from their current arrangements to the level of pension benefits provided under the Company’s regular defined contribution plans (currently capped at 11% in the UK) by the end of next year (2022), in line with the recommendations of the Investment Association. Notwithstanding provision 38 of the Code, the Board viewed it as appropriate that there be a phased transition of existing pension benefits for Executive Directors . The current Remuneration Policy, which was approved by shareholders at the 2020 Annual General Meeting (AGM) and applies for three years from the date of approval, includes a pension policy for any newly appointed Executive Directors which is aligned to the general workforce. The pension benefits received by the Executive Directors in 2020 were in line with the terms of the Directors’ Remuneration Policy.

A description of how the Company has applied the main principles of the Code is set out on pages 71 to 117.

A copy of the Code can be found on the FRC website at
 www.frc.org.uk

The Company and its Directors are required by the Code and UK Companies Act 2006 (the Act) to make certain statements and provide confirmations in relation to provisions contained within them. The locations of those statements are as follows:

◾	Pages 5, 14 to 37, 60 to 64, and 71 to 73 for a description of how opportunities and risks to the future success of the business have been considered and addressed, the sustainability of RELX’s business model and how its governance contributes towards the delivery of its strategy

◾	Page 74 to 75 for an explanation of the Board’s activities in assessing and monitoring RELX’s culture

◾	Page 47 to 48 for an explanation of RELX’s approach to investing in and rewarding its workforce

◾	Page 39 for RELX’s Section 172 Statement and pages 75 to 82
for a description of the Board’s principal decisions during the year and how the interests of RELX’s key stakeholders and the matters set out in Section 172 of the Act were considered in Board discussions and decision-making

◾	Page 60 to 64 for confirmation that the Directors have carried out a robust assessment of the emerging and principal risks facing RELX, including a description of its principal risks, what procedures are in place to identify emerging risks, and an explanation of how these are being managed or mitigated

◾	Page 88 for confirmation that the Annual Report and Accounts is fair, balanced and understandable and provides the information necessary for shareholders to assess RELX’s position and performance, business model and strategy

◾	Page 89 for an explanation of how the Directors have assessed the prospects of RELX, taking into account its current position and its emerging and principal risks

◾	Page 88 for the statement on the status of RELX as a going concern

Application of UK Corporate Governance Code Principles

Our governance framework

RELX has in place a corporate governance framework of processes, leadership bodies and supporting documentation to ensure that it is appropriately led, directed and controlled. It brings clarity to those who work for RELX, both in respect of what they are expected to deliver through the setting of strategic and financial objectives, and the values, standards and principles that they must act in accordance with in the course of delivering those objectives. It is also designed to safeguard and enhance long-term shareholder value, and to provide a foundation on which RELX can meet its strategic priorities. Our internal control and risk management arrangements, described on pages 86 to 87, are a central part of our governance framework.

The framework also helps our organisation to run efficiently by giving clear instructions on decision-making processes and authorities, allowing effective use of our resources whilst facilitating appropriate levels of oversight and involvement for the Board and its Committees. It exists to support our businesses as they grow and develop, and to ensure that decisions made by them are consistent with RELX’s risk appetite, as set by the Board and implemented by senior management. It therefore reflects a number of considerations. These include the appropriate implementation of systems and processes which define the rights, responsibilities and accountabilities of individuals throughout RELX, compliance with statutory and regulatory requirements that apply to RELX, the protection of our reputation and meeting our own expectations to act with integrity in all we do. It also seeks to allow our four business area organisations to operate with the speed, agility and flexibility required to address the needs of their customers in a timely and responsive manner.

72	RELX Annual report and financial statements 2020 | Governance

Our purpose, strategy, values and culture

Purpose

RELX is a global provider of information-based analytics and decision tools for professional and business customers. Our primary corporate purpose is to add value for our professional and business customers, enabling them to make better decisions, get better results and be more productive. Specifically, we are focused on helping our customers further science and health, prevent fraud, promote the rule of law and justice and bring together business communities to learn about markets, source products and complete transactions. In pursuing this purpose, we are mindful of a wide range of stakeholders, including, but not limited to, employees, customers, suppliers and business partners, and the communities in which we operate, as well as providing a return for shareholders that permits us to attract capital and further invest in the future.

Strategy

Our number one strategic priority is the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to professional business customers across the industries that we serve. We aim to achieve leading positions in long-term global growth markets and leverage our skills, assets and resources across RELX, both to build solutions for our customers and to pursue cost-efficiencies. We are systematically migrating all of our information solutions across RELX towards higher value-add decision tools, adding broader data sets, embedding more sophisticated analytics and leveraging more powerful technology, primarily through organic development. We are transforming our core business, building out new products and expanding into higher growth adjacencies and geographies. We are supplementing this organic development with selective acquisitions of targeted data sets and analytics, and assets in high-growth markets that support our organic growth strategies and are natural additions to our existing business.

By focusing on evolving the fundamentals of our business we believe that, over time, we are improving our business profile and the quality of our earnings. Apart from the impact of the Covid-19 pandemic, this strategy has led to more predictable revenues through a better asset mix and geographic balance; a higher growth profile as we expand in higher growth segments, exit from structurally challenged businesses, and gradually reduce the drag from print format declines; and improved returns by focusing on organic development with strong cash generation.

Values

We operate in an open, honest and principled way as outlined in our Code of Ethics and Business Conduct and require our suppliers to meet the same standards. We believe in doing the ‘RIGHT’ thing: Respecting each other, Incorporating ethics into all our actions, Growing our business with integrity, Holding ourselves and each other accountable, and taking the Time to ask questions and report concerns.

Culture

As an information-based analytics and decision tool provider, our corporate culture is fact based, data-driven and analytical. We are transparent and non-political in our decision-making. We prioritise corporate responsibility and value acting with integrity, benefiting from inclusiveness and diversity and being passionate about remaining focused on customer outcomes. Our culture encourages community engagement and environmental responsibility.

Board leadership

The RELX PLC Board is grateful to Sir Anthony Habgood, who will be stepping down from the Board on 1 March 2021, after over 11 years as Chair of the Board. The Board thanks him for the valuable leadership he has provided during a period which has seen significant shareholder value creation, growth and development for the organisation and recognition of RELX as a leader in Environmental, Social and Governance activities. He leaves RELX with the Board’s very best wishes for the future.

The Board is responsible for promoting the long-term sustainable success of RELX, whilst seeking to add value for our key stakeholders. It has oversight of RELX’s financial performance, its systems of risk management, internal control and corporate governance. It discharges its responsibilities through a programme of meetings, at which strategy-related issues are regularly discussed. The Board’s strategy discussions are supported by a dedicated annual strategy review process, which holistically assesses RELX’s strategic position and its key strategic options. The Board’s annual agendas ensure that there is sufficient time to discuss and develop strategic proposals. The Board also routinely discusses potential opportunities for growth, informed by its review of RELX’s products and markets, as well as through presentations it frequently receives from senior management leaders and RELX product specialists, during deep dives into individual business units or other areas which are regarded as being of strategic importance.

There is a clearly defined schedule of matters reserved for the Board’s decision-making, through which it has sole authority to approve RELX’s strategy and annual budget, ensuring that necessary resources are in place for RELX to meet its objectives. It also sets supporting financial and non-financial targets, approves RELX’s purpose and values and satisfies itself that our culture is aligned with these. Also reserved for the Board’s decision-making are other matters which are deemed material to either the delivery of strategy, or RELX’s future financial performance. These include the approval of material acquisitions, major capital expenditure and investment, RELX’s financial statements and its dividend policy.

The Board periodically reviews and approves RELX’s Operating and Governance Principles document, which clearly stipulates the relationship between risk, internal policies and control procedures as they apply across RELX and serves as a first reference point for management. Our control procedures follow the three lines of defence model as set out on page 87.

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Our Committees support the Board in delivering RELX’s strategy. The work of the Remuneration Committee ensures that our executive and senior management teams are appropriately incentivised to deliver RELX’s strategic objectives, and also that we can retain our best talent to deliver these. Our Nominations Committee regularly reviews the composition of the Board and the Committees, ensuring that they have the right balance of skills to set an effective strategy, and provide appropriate levels of constructive challenge and oversight of management in implementing its delivery. It also oversees that there is a healthy and diverse pipeline of talent in place for those positions deemed critical to the delivery of RELX’s strategic objectives.

The Audit Committee, through reports from management, internal audit and the external auditor, provides independent assurance that business processes which underpin the delivery of our strategy operate as intended, are fit for purpose, and generate reliable management information. This ensures that decisions made by the Board in respect of strategy are taken on the basis of correct information and assumptions. The Audit Committee also reviews the process by which risks to the delivery of strategy are continuously monitored, assessed and mitigated.

The Board also has a major role in setting RELX’s values through its approval of our Code of Ethics and Business Conduct, and ensuring that these support and are aligned with delivery of the approved strategy. It considers the Company’s key stakeholders in its decision-making, as set out on pages 78 to 82, and ensures that RELX’s workforce policies and practices support its long-term sustainable success.

Board induction and development

The Chair and Company Secretary are responsible for ensuring that an effective induction programme takes place for all new Directors. Following appointment and as required, all Directors receive a full, formal and tailored induction, which is designed to meet individual requirements based on knowledge and experience. During the year, Charlotte Hogg (appointed in December 2019) and June Felix (appointed in October 2020) took part in induction programmes. They were provided with a comprehensive briefing pack which covered a broad range of topics, and included information on RELX’s businesses, as well as historical board papers and minutes. Both Ms Hogg and Ms Felix met with a number of senior managers from key corporate functions and each of RELX’s business areas, to assist in developing an in-depth understanding of our operations. The induction processes were adapted to reflect the restrictions in place throughout the year as a result of Covid-19. This involved excluding visits to the offices of RELX’s main business areas, which would otherwise have taken place as part of the programme.

It is important for the Directors to regularly refresh and update their skills and knowledge to help them discharge their responsibilities effectively. The Board’s annual programme contains activities designed to provide the Directors with opportunities to keep up to date with developments in key business areas, including several deep dive business reviews and onsite visits to our main office locations, when possible.

Directors’ external commitments

Each Director’s external commitments are monitored on an ongoing basis to ensure that they have sufficient time to devote to their role at RELX. Following a review by the Nominations Committee, the Board has noted the changes in external appointments of each Director during the year and does not perceive these to have any impact on their independence or responsibilities to the Company.

When receiving recommendations from the Nominations Committee for the appointment of any new Non-Executive Director, the Board always takes into account other demands on a potential Director’s time. The Non-Executive Director letter of appointment sets out the expected time commitment required by the Company from Non-Executive Directors.

Directors’ conflicts of interest

The Company’s Articles of Association allow the Board to review and authorise situations where a Director has an interest that conflicts, or may possibly conflict, with those of RELX, and further to impose any conditions on that authorisation. The Board has in place formal procedures to appropriately manage any actual or potential conflicts of interest identified.

Board Committees

The governance framework also enables the Board to delegate a number of other responsibilities to its principal Committees, allowing it time to focus on key matters. The responsibilities are set out within the Terms of Reference for each Committee, which can be found on our website at  www.relx.com. The membership and activities of the Committees are described on pages 83, and 90 to 117.

Delegated authorities

There are additionally a number of approved delegated authorities in place from the Board to the Chief Executive Officer and other Senior Executives which relate principally to the day-to-day management of the business. The Senior Executive team supports the Chief Executive Officer in the performance of his duties. Further delegated authorities and rules are applicable to each business area.

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Board Committees

The structure of the Board’s main Committees and a summary of their key responsibilities are set out below. All of the Committees have written Terms of Reference, which are available on our website,  www.relx.com.

Board Committees are principally supported by the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Company Secretary, and the Chief Human Resources Officer, although senior managers within the Group are invited to attend meetings where appropriate. The Board’s annual programme and the agendas for the Committees are prepared by their respective Chairs with support from the Company Secretary.

Culture and workforce policies

Our culture

Following its review of RELX’s culture, the Board was able to satisfy itself that this supported and was aligned with our purpose, strategy and values. A summary of each can be found on page 72. As part of its assessment process, the Board reviewed the results of employee surveys completed across the Company’s business areas during the year. The results of the surveys provided an employee assessment and perspective on RELX’s culture, its approach to inclusion and diversity and provided feedback on RELX’s response to the challenges faced by employees in the course of their work as a result of Covid-19.

The Board was provided with employee Net Promoter Scores from additional surveys completed by our four business areas, which it discussed with the executive management of those areas. Following its review, the Board noted and acknowledged that whilst RELX standards and values are defined on a group-wide basis, culture across its business areas and geographies will, of course, vary to some degree.

Our Code of Ethics and Business Conduct provides clear direction towards achieving a positive culture across RELX and reminds our employees of the policies, procedures, values and behaviours that shape our culture and the way we conduct our business. It is kept under review by the Board, and approved by it on a triennial basis. The Board is periodically updated by RELX’s Chief Compliance Officer on breaches of our Code of Ethics and Business Conduct. It receives reports on the volume, type and circumstances surrounding substantiated violations, actions taken and lessons learnt.

The Board, through the work of the Audit Committee, also received updates on the compliance programmes designed to ensure that our workforce understands and acts in accordance with RELX’s defined values and standards, and on related employee training participation in areas which support RELX’s culture of integrity, our Do The Right Thing programme and dedicated Compliance Week, and our systems which allow our workforce to raise concerns confidentially or anonymously.

The Head of Internal Audit and Risk Management regularly presents to the Audit Committee on the results of internal audits across our business areas, providing the Board with an insight into culture both across the Group, and within individual business areas.

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The Board also received a presentation from the Chief Human Resources Officer, which highlighted the role of the Code of Ethics and Business Conduct in contributing to RELX’s culture, and summarised the metrics that assist the Board in assessing RELX’s culture, including voluntary and involuntary employee turnover, levels of employee engagement, and demographics by age, gender, tenure and ethnicity (where data is available, representing 60% of our employees). It also received detailed feedback from RELX’s Workforce Engagement Director on employee views and perspectives regarding how RELX operates, including its activities and culture. Further details on the Workforce Engagement programme and its outcomes can be found on page 79.

Workforce policies and practices

During the year, the Board reviewed RELX’s policies, practices, objectives and activities related to recruitment, training and development, promotion and performance management in order to ensure that these supported, encouraged and incentivised our workforce to adhere to and operate in accordance with RELX’s values.

The Board also continued to place a significant focus on RELX’s approach to inclusion and diversity, and received a detailed update from the Chief Human Resources Officer on RELX’s agenda in this area. The Board approved the RELX Inclusion and Diversity Policy early in the year, which highlights the importance of inclusion and diversity to RELX’s future. The Board understands that RELX needs the contributions of people from a wide range of backgrounds, with different experiences and ideas to achieve real innovation for our customers around the world. The Board also reviewed RELX’s diversity-related activities, and 2021 objectives within areas such as inclusion and diversity, governance, inclusive leadership training, disability inclusion, pay equity and gender balance.

An explanation of the Company’s approach to investing in and rewarding its workforce can be found within the Corporate Responsibility Report on page 47 to 48.

Board decision-making

The Directors of RELX PLC – and those of all UK companies – must act in accordance with their duties under the Act. These include a fundamental duty to promote the success of the Company for the benefit of its members as a whole.

The information which follows on pages 75 to 82 describes how, in performing their duties during the year, the Directors have had regard to the matters set out in Section 172(1) (a) to (f) of the Act. This section is incorporated by reference into the RELX 2020 Section 172 Statement on page 39 of the Strategic Report.

Long-term decision-making (s.172)

The Board delegates day-to-day management and decision-making to its senior management team, but it maintains oversight of the Company’s performance, and reserves to itself specific matters for approval, including significant new business initiatives, and major acquisitions and disposals. Through regular updates on business objectives, initiatives and progress, the Board monitors that management is acting in accordance with agreed strategy. There are processes in place to ensure that the Board receives all relevant information at the right time, and the annual programme is designed to assist in enhancing the Board’s understanding of RELX’s business. As a result of the economic uncertainty created by Covid-19, there has been a significant Board focus on safeguarding RELX’s long-term viability, and to ensure that it identifies and mitigates against principal and emerging risks arising from the pandemic which could prevent the successful execution of our strategy.

In 2020, the Board:

◾	received frequent presentations on RELX’s businesses from the business area CEOs, which included review and discussion concerning actual performance through the year and estimated full-year outturns incorporating a range of assumptions concerning the possible short-, medium- and long-term impact of Covid-19 on business conditions and the wider global economy

◾	through ongoing discussion with the business leaders and the Chief Strategy Officer, determined strategic priorities for a three-year period, and the development of robust supporting operating plans. A two-day Strategy Review was held in September 2020 to debate and determine a three-year strategy plan for 2021-2023

◾	considered RELX’s principal and emerging risks, with a particular focus given to how these changed or had their risk profile impacted by Covid-19. As a result, the specific risks associated with face-to-face events were recognised as a separate principal risk, as shown on page 62. Separate to the impact of Covid-19, the customer demand for our products and market disruption risks were merged into a single risk, reflecting their close existing interrelationship

◾	given the importance to our business of holding and protecting information and data, reviewed RELX’s systems and processes in place to mitigate against data protection and cyber security risk. The Board and the Audit Committee received presentations from the Group Head of Information Assurance and Data Protection, including on how risk in this area was being impacted by Covid-19 (such as, for example, by the Group’s employees, customers and suppliers working from home)

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◾	conducted comprehensive reviews of the Group’s invested capital and capital structure. This embraced financial performance, our acquisitions history and prospects, net debt, target returns, credit ratings and forecasts, and financial market conditions. As a result, the Board took measures to adjust existing treasury policies and constitutional borrowing limits, to reflect the current size and scale of RELX’s operations, the strengthening of the euro and the dollar against sterling in recent years, and the need for RELX to ensure that it had ample liquidity and access to debt capital markets moving forward as a result of the economic uncertainty caused by Covid-19. As a result, the Board approved an increase in the Group’s limit for the amount of term debt maturing in any 12-month period from $1.5bn to $2.0bn, and as approved by shareholders at the Company’s General Meeting in May 2020, a borrowing limit specified in RELX PLC’s Articles of Association was increased from £8bn to £12bn

◾	carefully considered a range of scenarios in assessing the impact of the Covid-19 pandemic on business performance, and following a review of financial sensitivity reverse stress-testing, budgets and capital allocation forecasts, considered RELX’s Going Concern Statement (as set out on page 88) and Viability Statement (as set out on page 89). The Board took action to ensure that appropriate and cost-effective financial instruments were in place to meet the long-term funding requirements of the Group, as well as to maintain substantial financial covenant headroom across a range of scenarios covering the short- and medium-term impact of Covid-19. The Board approved the issuance of €2bn of fixed rate term debt in March 2020 and $750m of fixed rate term debt in May 2020. Consideration of variable market conditions and uncertainty related to Covid-19, forecasted future business performance, projected investor subscription demand and the Group’s levels of net debt were all factors considered as part of the Board’s decision-making relating to the amount, timing, form and issuing currency for these debt issuances

◾	considered and approved acquisition and disposal proposals. In doing so, the Board carefully examined the strategic rationale of proposals and the value forecasted to be added to RELX by them over a defined future period. It also conducted an annual acquisition review process in which historical acquisitions are reviewed including their financial performance and strategic value

◾	considered Board succession planning and the resultant impact on Committee memberships. Through reports from the Nominations Committee, the Board monitored the search process for two Board positions during the year, and approved the appointment of Paul Walker and June Felix as Chair and Non-Executive Director, respectively

◾	through the work of the Remuneration Committee reviewed remuneration for the Executive Directors and business leaders, to ensure that both short- and longer term incentives are aligned with Company and stakeholder interests, and Company values and culture. The Board also received updates on internal talent reviews, career progression plans and management succession plans, which contribute towards building leadership capabilities and solid succession pipelines

◾	reviewed our group-wide Inclusion and Diversity Policy, and monitored its implementation. Through the work of the Workforce Engagement Director, the Board also received updates on workforce engagement activities globally, which aim to further develop a motivated and aligned workforce. For more details, please see page 92

◾	made the decision to suspend the Group’s share buyback programme, following the completion of £150m of buybacks by late April 2020. This decision was taken in light of the uncertain business environment created by Covid-19, and was reviewed by the Board throughout the year

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Reputation for high standards of business conduct (s.172)

The Board is responsible for developing a corporate culture across RELX which promotes integrity and transparency, and encourages the behaviours we expect from our people. It has established comprehensive systems of corporate governance, and approves policies and procedures which promote corporate responsibility and ethical behaviour.

In 2020, the Board:

◾	received and endorsed a comprehensive report from the Group Head of Corporate Responsibility outlining activities throughout RELX, designed to progress our unique contributions to society, strengthen governance and compliance, advance customer relationships, ensure an ethical supply chain and reach environmental targets. The Board approved RELX’s annual Corporate Responsibility Report, and directed that continuing focus be given by management to RELX’s environmental, social and governance objectives and activities, and ongoing developments around the Task Force on Climate-related Financial Disclosures

◾	approved the Company’s Modern Slavery Act Statement describing the steps it had taken to ensure that slavery and human trafficking were not taking place in the context of business carried out in 2020

◾	approved, as part of the 2020 Annual Report and Accounts process, statements describing how the Company had applied the principles of the Code during the year

◾	considered and approved our RELX Tax Principles that support our culture of acting with integrity in all that we do

◾	approved, as appropriate, actual and potential Director’s conflicts of interest

◾	received a presentation from the Chief Compliance Officer on the process in place through which RELX employees can confidentially (and anonymously should they so choose) submit concerns to the Company. These include, but are not limited to, breaches of the Code of Ethics and Business Conduct

Acting fairly as between members of the Company (s.172)

The Board aims to understand the views of its shareholders and always to act in their best interests.

In 2020, the Board:

◾	approved a range of activities designed to enhance value for all shareholders. Notwithstanding the impact of Covid-19, after considering various scenarios and factors, including trading conditions, balance sheet strength, short- and medium-term liquidity, cash flow requirements and feedback from investors on dividend expectations, the Board declared an unchanged interim dividend of 13.6p per share, and an increased final dividend for 2020 of 33.4p per share

◾	carefully considered and determined to hold the 2020 AGM as a closed meeting, to adhere to the guidance of the UK government and to protect the health and safety of shareholders and our employees. The meeting was held on 23 April 2020 with the minimum quorum of two attendees, with voting being conducted by proxy. Recognising the importance of the opportunity for shareholders to directly interact with Directors, a post-AGM audiocast was organised, in which the Chair, Sir Anthony Habgood, responded to questions submitted to the Company by shareholders in advance of the AGM

◾	received regular investor relations updates and feedback from investors through direct engagements. For more details please see Investors section on page 78

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Stakeholder engagement

During the year, the Board considered our key stakeholders as a specific agenda item, and concluded that our list of key stakeholders remains unchanged from 2019, as set out below. It also confirmed that it had adequate visibility of the views of key stakeholders and considered these in its decision-making. Further detail on the nature and results of RELX’s engagement with its key stakeholders is included throughout our 2020 Corporate Responsibility Report.

Stakeholder: Investors

Why effective engagement is important:

Engagement with our investors helps them to understand our strategy, performance and governance arrangements, and to make informed and effective investment decisions concerning RELX. It also makes clear our prioritisation of the long-term in our decision-making and focus on delivery of consistent financial performance. Our investors provide us with input and feedback concerning the development and implementation of our strategy, and we consider their views when making investment decisions.

Principal forms of engagement with our investors in 2020, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision- making in 2020:

Engagement with our investors is undertaken by the Chair, the Senior Independent Director, Chief Executive Officer, Chief Financial Officer, Head of Investor Relations and the Director of Corporate Responsibility, as well as through our dedicated Investor Relations, Corporate Responsibility and Treasury teams. The Board receives regular updates on these interactions, which include key issues raised by investors, and discussions and outcomes from the completion of investor roadshows and ad hoc meetings with institutional shareholders on significant issues and our recent and proposed activities. The Board also receives an update on investor relations as a standing item at its meetings which includes: the Group’s share price performance, its total shareholder return performance and a review of analyst comments made in response to our scheduled results releases. RELX’s material communications to its investors, such as its trading results and updates, other regulatory announcements, our Annual Report and Accounts and Notice of AGM must be reviewed and approved by the Board under our corporate governance framework. As an alternative to direct interactions at the AGM, the Board encouraged shareholders to submit questions prior to it taking place. A number of questions were received and answered during the Chair’s audiocast on the day of the meeting.

Our engagement processes confirmed that RELX’s strategic and financial priorities are well understood by investors. They generally appreciate the consistency of RELX’s strategy, and our focus on the organic development of information-based analytics and decision tools that deliver enhanced value to our professional and business customers. The Board considered this when approving the RELX three-year strategy plan for 2021-2023, which leaves our strategic focus (as set out on page 72), and our priority use of cash generated by the Group, broadly unchanged. The Board also reviewed investor views on strategy when approving investment decisions, including those relating to new or emerging technologies, or acquisitions which were completed in 2020. Our investors’ focus has been on the impact of Covid-19 in four key areas: the resilience of our business model and any long-term impact of Covid-19; the in-year and future performance of our businesses; ensuring that RELX has sufficient liquidity and balance sheet strength to be viable over the long-term; and shareholder returns through our interim and final dividends, and our share buyback programme. Our investors vary substantially in their reasons for investing in RELX and in their appetite for risk. The Board considered these differing interests in its decision-making during the year.

The Group’s response to investor interest regarding the performance of our businesses was considered and addressed by the Board in its approval of our full-year and interim results announcements, and quarterly updates to the market. These highlighted the resilience of our Scientific, Technical & Medical (STM), Risk and Legal businesses, which held up well in the face of the pandemic, with good growth in electronic revenues, whilst acknowledging the significant current and future disruption faced by our Exhibitions business as a result of Covid-19 and associated restrictions put in place at a local level. In respect of our shareholder returns, the Board considered a range of investor and analyst views, balancing the impact of returns against stakeholder interests in other key RELX financial metrics. As a result of its deliberations, the Board declared an 2020 interim dividend of 13.6p per share (unchanged from the 2019 interim dividend rate), a final dividend of 33.4p per share, and suspended the Group’s share buyback programme, having completed £150m of the £400m initially approved at the beginning of 2020.

Similarly, in making the decision to issue debt securities in the first half of the year, the Board considered investor views and risk appetite relating to the Group’s viability, security of funding, liquidity and balance sheet strength. As a result, all of the Group’s debt security issuances were issued or put in place in the first half of 2020, giving the Group ample liquidity and balance sheet strength, and providing further comfort to the Directors when approving the Group’s 2020 Going Concern and Viability Statements.

The Board has also considered the views of the wider investment community when approving areas of focus for RELX’s environmental, social and governance activities, including actions that RELX can take to mitigate against the impact of climate change. It also considered RELX’s approach to compliance with the requirements of the Task Force on Climate-Related Financial Disclosures as a standalone agenda item for the first time in 2020.

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Stakeholder: Employees

Why effective engagement is important:

Our people are essential to our future growth, and our aim to successfully build long-term leading positions in global growth markets. We continue to invest substantial time and effort to employ and retain employees who are passionate about our markets and have up-to-date knowledge and world-class expertise in our key functional areas. An inability to recruit, motivate and retain skilled employees and management could adversely affect our business performance, as we compete globally and across business sectors for talented management and skilled individuals, particularly those with technology and data analytics capabilities. Talent is set out as a RELX principal risk on page 63. Our mitigation of this risk is partly achieved through actively seeking feedback from employees, understanding their key challenges and concerns, and where we can, working with them to address these.

Principal forms of engagement with our employees in 2020, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision-making in 2020:

Engagement with employees at all levels takes place as a result of the management structure embedded throughout RELX, with employee feedback then cascaded up through management levels, and significant issues relayed to the Board by the Executive Directors and the RELX business area CEOs.

Engagement also takes place with our workforce on behalf of the Board and the Company through our Workforce Engagement Director, Chief Human Resources Officer (CHRO) and Senior HR Leadership Team. The Workforce Engagement Director and the CHRO provided three scheduled updates to the Board on engagement processes, findings and outcomes. Marike van Lier Lels was appointed as the Workforce Engagement Director in January 2019, due to her previous experience in this area as a director responsible for employee representation in the Netherlands, and her balance of independence and knowledge of the Group, having joined the Board as a Non-Executive Director of RELX PLC in 2015. She continued in the role in 2020, supported by the CHRO. She met with European, US and Asia-Pacific workforce representatives and employee panels, as well as the RELX HR Leadership Team including Business HR Leaders, Heads of Talent and Heads of Recruitment, who updated her on various employee engagement initiatives and other workforce-related activities. Engagement activities with the workforce were initially scheduled to be face-to-face, but as a result of the pandemic, these were changed to virtual meetings. In order to facilitate some of these meetings, recognising the additional challenges of engaging virtually, online questionnaires were sent to employees in advance (including questions concerning support received during the pandemic, flexible working, career development, and inclusion and diversity), with aggregated anonymised responses shared with the Workforce Engagement Director and the relevant employee group to generate points for discussion and ensure the views of all participants could be heard. The changes to the Executive Directors’ remuneration policy were also discussed during these engagements and positively received.

Feedback is used as part of Board and management decision-making. The impact of the pandemic was the main topic raised by employees in 2020. Feedback on how RELX had dealt with the pandemic, with specific regard to employees, was strongly positive. Although the vast majority of employees were able to work from home, this was challenging for a number of them. This finding was also highlighted in surveys conducted during the year. In response, RELX continued to make significant additional online support resources available, covering areas such as stress management, mental well-being, business continuity, remote working guidance, and physical fitness. Feedback from employees on working from home and flexible working more generally is being taken into account in policies that are being developed, and will be reviewed by the Board in 2021. Responding to the increasing desire for employees to have greater opportunities to work across RELX, a cross-RELX career framework is currently being developed and process designed to improve the visibility of internal opportunities globally. In response to employee feedback regarding initiatives that create an inclusive and diverse workplace, recruitment practices and processes have been implemented which encourage and recognise the involvement of Employee Resource Groups in referring candidates from their networks. This will assist in increasing the diversity of our candidate pipelines.

Each of RELX’s principal business areas conducted regular pulse surveys during the year. Business area leaders presented the results of these surveys, along with further detail on employee engagement levels, Net Promoter Scores and on how they were supporting employees during the pandemic (including facilitating the switch to working remotely). Employee surveys conducted across all business areas indicated that a very high level of respondents felt that they could use initiative and judgement when carrying out their work, are passionate about work, feel supported towards fulfilling their personal or family responsibilities, feel included in their team and consider that their daily work contributes significantly to RELX’s purpose. The surveys also showed improvement in Net Promoter Scores, satisfaction, commitment, motivation and advocacy. The Board reviewed an update on workforce policies and practices, summarising information on employee demographics by location, gender, tenure, age, ethnicity where data is available (representing 60% of our employees), turnover, inclusion and diversity activities in 2020 and goals for 2021, recruitment activities in 2020 and goals for 2021, talent development activities, and remuneration. As a regular item on its agendas, the Board received group-wide communications to employees, and an update from the Chief Compliance Officer on reports submitted by employees, in confidence, on potential breaches of RELX-approved policies or procedures.

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Stakeholder: Customers

Why effective engagement is important:

Our goal is to help customers make better decisions, get better results and be more productive. We can only do this by leveraging a deep understanding of their needs and views to create innovative solutions, which combine content and data with analytics and technology in global platforms. Collaborating closely with our customers allows us to understand where and how we can improve the quality of services and products which we provide them with, and ensures that we make accurate and targeted investment decisions (such as for developing new or emerging technologies or complementing our existing capabilities through acquisition activity). Customer acceptance of products is set out as a principal risk on page 62. Regular engagement with our customers has also remained extremely important at a time when many have been affected, to varying degrees, by Covid-19.

Principal forms of engagement with our customers in 2020, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision- making in 2020:

Our engagement with customers during the year took place mainly at an operational level within our business areas through face-to-face (where local law permitted this) and virtual meetings, customer training and workshops, ongoing dialogue through our dedicated sales and operations teams, customer relationship managers, and in respect of material customer issues, through our business area senior management teams. The Board received a number of online presentations during the year from customer-facing employees which detailed the nature of our customer engagement and the actions taken by the business areas as a result. In particular in 2020, the Board received regular reports from senior management on the impact of Covid-19 on key customers, including analysis by sector and geography, and their current and anticipated future demand for our products and services. The Board also received feedback concerning the resilience of the markets that we operate in over the short-term and, where relevant, the likelihood and rate of their recovery over the longer term. In addition, the Board reviewed customer survey data, Net Promoter Scores and customer usage volumes across our business areas.

There were few Board decisions made during the year which were not directly or indirectly linked to the future needs of our customers, or which resulted from their past and present demand for our products. Engagement with our customers confirmed that there is significant disparity in the extent to which they have been affected by Covid-19. The engagement feedback provided has assisted the Board in maintaining its understanding of customer and market trends, issues and likely future needs, and how these can be addressed. It was considered as part of Board strategy-related discussions during the year, and resulted in our strategic objectives remaining unchanged, as part of the Board’s approval of the three-year strategy plan for 2021-2023. Feedback from our customers also helped the Board and management to assess at what pace and in which areas RELX should build out new products and services, and where it should look to expand into higher growth adjacencies and geographies over varying time horizons. Customer demand impacts our financial performance, and was also considered by the Board in setting appropriate financial targets for 2021, assessing the amount of investment required for RELX to be able to meet its customers’ current and future needs, and for RELX to grow its customer base and market share across its business areas. It also helped management and the Board to recognise and identify areas requiring cost rationalisation.

Customer-related views, behaviours and profiles also assisted management and the Board in considering selected acquisitions of targeted data sets, analytics and assets in high-growth markets that support high-growth strategies, and which are natural additions to our existing businesses. As a result of these reviews, areas were identified in which potential acquisitions could supplement our customer offerings in certain sectors. Whilst a number of acquisitions and disposals were completed without requiring Board approval due to the level of consideration being paid or received for the target, the Board approved four significant acquisitions which completed in 2020. The first of these was SciBite, a provider of big data analytics for the pharmaceutical and healthcare industries, which will help our customers make faster, more effective research and development- based decisions through access to advanced text and data intelligence solutions. It also approved the acquisition of Shadow Health, a developer of virtual simulations in nursing and healthcare education, extending our extensive portfolio of digital health solutions available to our customers. The Board also approved acquisitions to complement our existing fraud prevention services within our Risk business. These included ID Analytics, a provider of credit and fraud risk solutions, and Emailage, a provider of email-based fraud prevention solutions.

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Stakeholder: Suppliers

Why effective engagement is important:

RELX has a diverse supply chain with suppliers located in over 150 countries across multiple categories.

Our content suppliers are critically important to our business, as they provide scientific and medical content, legal information and risk-related data and analytics content which is used as part of our customer offering, mainly by our STM, Legal and Risk businesses. They include authors, editors, content reviewers and product designers. An inability to source sufficient volume or quality of products/services from these suppliers, including as a result of insufficient dialogue or collaboration with them, may impact customer acceptance of products (which is set out as a RELX principal strategic risk on page 62).

Our non-content suppliers represent more typical vendor-type relationships, such as IT software and cloud service providers, or third parties to whom we have outsourced support function activities. Poor performance, failure or breach of their contractual obligations by them could impact our ability to provide services to our customers, or result in other issues adversely impacting our business performance, reputation and financial condition.

Collaboration and two-way dialogue with our suppliers helps ensure that we are able to maintain and improve the quality of products and services we provide to our customers. Effective engagement also underpins our ability to maintain an ethical supply chain, giving us visibility of our suppliers’ commitment to good practices, transparency and openness.

Supply chain dependencies and ethics are set out as RELX principal risks on pages 63 and 64. Through engagement it is important that we can make clear the needs and expectations of our customers, listen to and understand the suggestions and concerns of our suppliers, collaborate with them, and help them to achieve standards and behaviours that will build confidence and trust with RELX and its customers.

Principal forms of engagement with our suppliers in 2020, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision- making in 2020:

Engagement with our content suppliers takes place principally through the relevant business area to which the content is provided. Content supplier feedback is collected through direct relationships and regular business reviews, including from authors and editors, and Net Promoter Scores. This feedback was presented to the Board as part of updates by our business area leaders, who have responsibility for these relationships and the contribution that they make towards implementing our strategy, and also our Chief Strategy Officer as part of a specific Board agenda item related to content suppliers. The Board incorporated feedback from our content suppliers when discussing and approving our three-year strategy plan, as well as considering and assessing investment decisions, and mitigations in place for our principal risks of customer acceptance of products and supply chain dependencies.

In order to help our suppliers maintain an ethical supply chain, we engage with them through our Socially Responsible Supplier (SRS) programme, which encompasses all of our businesses and is supported by colleagues with expertise in operations and procurement, and a dedicated SRS Director from our Global Procurement Function. Our Supplier Code of Conduct is made available to each supplier and translated into 16 languages for use on a global basis. As a result of continuing engagement, 99% of our core suppliers are now signatories to our Supplier Code of Conduct. A specialist supply chain auditor helps provide independent assurance to both RELX and its suppliers that the standards and values which we have both agreed at the beginning of our contractual relationship, are being met. Where this is not the case, RELX assists our suppliers in developing remediation plans for implementation to help develop compliance in required areas. Our suppliers are then given the opportunity post-audit, through the completion of a survey, to provide feedback on whether they believed the audit was effective, fair and how, in their view, it could be improved. The high-level results of related audits were reviewed by the Board, showing that no ‘zero tolerance’ high-risk findings remained open for remediation as at the end of 2020.

Engagement with our suppliers also informed the Board’s discussions relating to our ethics principal risk, and assessment of the processes in place to mitigate against this. Feedback from suppliers generally indicated that our supply chain audits assisted them in reviewing their existing practices, and ensuring that these were fit for purpose. The Board’s review of the SRS programme helped it to understand and assess the adequacy of the controls in place to ensure an ethical supply chain and also informed its decision to approve the Group’s 2020 Modern Slavery Act Statement.

During the year, we created and implemented a new programme to obtain feedback from our suppliers on dealing with RELX as their customer or commercial counter party. Over 80 respondents completed a survey on dealing with RELX, covering a wide range of areas such as payment timeliness, communication, technology infrastructure, feedback, collaboration, vision and innovation. RELX scored particularly well across areas such as payment timeliness, responsiveness, communication and collaboration, with room for improvement in areas such as project management and order effectiveness. The Board agreed that the programme be continued and expanded in 2021, with management committing to address areas where lower scores had been received. RELX has also engaged with its suppliers during the year as part of a programme focused on supplier resiliency.

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Stakeholder: Community

Why effective engagement is important:

Our focus on community includes those where we, our customers and suppliers work around the world, as well as the communities we serve, including in science, academia, risk, law and many other fields. We prioritise positive dialogue with our community stakeholders; they collectively provide our ‘licence to operate’. Our efforts are informed by our commitment to the United Nations Global Compact and its ten principles focused on human rights, labour, the environment and anti-corruption - all issues with wide societal impact.

Principal forms of engagement with the community in 2020, the outcomes of this engagement, how this is fed back to the Board, and how it impacted Board decision- making in 2020:

We contribute to our communities through our unique contributions to society (see pages 40 to 44), and through a comprehensive global community programme, RELX Cares. The RELX Cares mission is education for disadvantaged young people that aligns with our unique contributions including promoting science and health, protection of society, the rule of law and access to justice and fostering communities. RELX Cares promotes employee volunteering and each year staff have two days paid leave in order to undertake community work. A network of over 230 RELX Cares Champions across the Group ensures the vibrancy of this community engagement. In the wake of Covid-19, our people worked primarily from home, with limited opportunities for in-person, communal volunteer activities. In spite of this, responding to the pandemic was a key concentration and 26% of employees volunteered in the year, contributing 6,821 days in company time.

RELX Cares also features philanthropic giving. Given the challenge facing charities in an unprecedented year, we decided to suspend our usual funding application process. Instead, RELX Cares Champions allocated its budget to charities we funded in 2019 and 2018, allowing them to use the grants to aid their sustainability, including funds for both operational and project costs.

In accordance with the Business for Societal Impact model, we monitor the short- and long-term benefit of our community engagement. To increase transparency and awareness, we ask beneficiaries to report on their progress, sharing feedback on a RELX Cares section of our corporate internet. In addition, we survey RELX Cares volunteers to understand the impact of the programme on their personal development and how it affects the way they feel about working at RELX.

Another cornerstone of our community engagement is information provision. In 2020, this included making scientific articles, data and news, useful in the fight against coronavirus, freely available and aggregated on the RELX SDG Resource Centre. These included Elsevier’s Novel Coronavirus Centre with the latest medical and scientific information on Covid-19; LexisNexis Risk Solutions’ data set and interactive visualisations that provide insights on vulnerable populations and care capacity risks; and LexisNexis Legal and Professional’s coronavirus global media and news tracker with interactive charts. RELX also contributed to the World Health Organization’s Solidarity Response Fund and worked with Global Citizen to support the organisation’s major televised and live-stream event, One World: Together At Home.

Elsevier is a founding partner and leading contributor to Research4Life, providing a quarter of the material available. In 2020, there were over 1.1m Research4Life downloads from ScienceDirect, benefitting researchers in low- and middle-income countries. In the year, the Elsevier Foundation worked to improve access to healthcare and science in vulnerable communities and the LexisNexis Rule of Law Foundation supported projects that advance access to justice. LexisNexis Risk Solutions advanced pilots using its tools to help qualified citizens gain access to credit in Mexico and Colombia.

Responsibility for updating the Board on community engagement sits with the Chief Executive Officer. He is supported in this activity by the Group Head of Corporate Responsibility who in 2020 provided comprehensive feedback on RELX Cares and other activities to the Board, including key metrics, objectives and outcomes. Board feedback and support for community engagement shapes the direction of the programme and future plans which include evaluating the impact of the pandemic on volunteering and new ways to promote distance volunteering.

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Attendance at meetings of the Board and Board Committees

The table below shows the attendance of Directors at meetings of the Board and its Committees during the year. Attendance is expressed as the number of meetings attended out of the number eligible to be attended.

Director	Committee appointments	Board	(1)	Audit	Remuneration	Nominations	Corporate Governance

Anthony Habgood (Chair)		8/8		–	4/4	7/7	6/6

Erik Engstrom	–	8/8		–	–	–	–

Nick Luff	–	8/8		–	–	–	–

Wolfhart Hauser		8/8		–	4/4	7/7	6/6

Adrian Hennah (2)		3/3		2/2	–	2/2	2/2

Marike van Lier Lels (3)		8/8		3/3	–	7/7	6/6

Robert MacLeod		8/8		–	4/4	7/7	6/6

Linda Sanford		8/8		–	4/4	–	6/6

Andrew Sukawaty		8/8		5/5	–	–	6/6

Suzanne Wood (4)		8/8		5/5	–	–	6/6

Charlotte Hogg (5)		7/8		–	–	–	5/6

June Felix (6)		2/2		1/1	–	–	1/1

Board Committee membership key

Audit

Remuneration

Nominations

Corporate Governance

Committee Chair

(1)	In addition to the seven scheduled meetings and one ad hoc meeting held on 7 April 2020, serving Directors also attended two full-day strategy and business review meetings.
(2)	Mr Hennah stepped down as a member of the Board on 23 April 2020. Mr Hennah also stepped down as a member of the Audit, Nominations and Corporate Governance Committees at that time.
(3)	Ms van Lier Lels was appointed as a member of the Audit Committee on 23 April 2020.
(4)	Ms Wood was appointed as the Chair of the Audit Committee with effect from 23 April 2020.
(5)	Ms Hogg was unable to attend the February Board and Committee meetings due to prior commitments already in place at the time she was appointed as a Director in December 2019.
(6)

Ms Felix was appointed to the Board and as a member of the Corporate Governance Committee on 15 October 2020. Ms Felix was also appointed as a member of the Audit Committee with effect from 1 November 2020.

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Division of responsibilities

Key roles of the Directors

Chair

◾  Provides leadership of the Board, and is responsible for its overall effectiveness in directing the Company

◾  Ensures that all Directors are sufficiently apprised of matters to make informed judgements, through the provision of accurate, timely and clear information

◾  Promotes high standards of corporate governance, demonstrates objective judgement and promotes a Board culture of openness and debate

◾  Sets the agenda and chairs meetings of the Board

◾  Chairs the Nominations and Corporate Governance Committees

◾  Facilitates constructive Board relations and the effective contribution of all of the Directors

◾  Ensures effective dialogue with shareholders

◾  Ensures the performance of the Board, its Committees and individual Directors is assessed annually

◾  Ensures effective induction and development of Directors

Chief Executive Officer

◾  Day-to-day management of the Group, within the delegated authority limits set by the Board

◾  Develops the Group’s strategy for consideration and approval by the Board

◾  Ensures that the decisions of the Board are implemented

◾  Informs and advises the Chair and Nominations Committee on executive succession planning

◾  Leads communication with shareholders

◾  Promotes and conducts the affairs of the Company with the highest standards of integrity, probity and corporate governance

Chief Financial Officer

◾  Day-to-day management of the Group’s financial affairs

◾  Responsible for the Group’s financial planning, reporting and analysis

◾  Ensures that a robust system of internal control and risk management is in place

◾  Maintains high-quality reporting of financial and environmental performance internally and externally

◾  Supports the Chief Executive Officer in developing and implementing strategy

Senior Independent Director

◾  Leads the Board’s annual assessment of the performance of the Chair

◾  Available to meet with shareholders on matters where usual channels are deemed inappropriate

◾  Deputises for the Chair, as necessary

◾  Serves as a sounding board for the Chair and acts as an intermediary between the other Directors, when necessary

Non-Executive Directors

◾  Bring an external perspective, and constructively challenge and provide advice to the Executive Directors

◾  Effectively contribute to the development of strategy

◾  Scrutinise the performance of management in meeting agreed goals and monitor the delivery of the Group’s strategy

◾  Serve as members of Board Committees and chair the Audit and Remuneration Committees

Chair and Chief Executive Officer

There is a clear separation of the roles of the Chair, who leads the Board, and the Chief Executive Officer, who is responsible for the day-to-day management of the Group, which are set out in writing and included above. The table above also illustrates the key responsibilities of the other Directors. This division of responsibilities, in addition to the matters reserved for the Board, Terms of Reference for each Board Committee and delegated authorities in place from the Board to the Chief Executive Officer and other Senior Executives which relate to the day-to-day management of the business, ensures that there are appropriate controls in place to prevent any individual from having unfettered powers of decision.

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Composition, succession and evaluation

Board appointment procedure

The Company has in place a rigorous procedure for the appointment of new Directors to the Board. This involves the preparation of a search specification by the Nominations Committee and the engagement of an external search firm to identify and propose candidates based on that specification. Any candidates will be interviewed by a number of Board members, including the Chair and the Chief Executive Officer, and additionally the Chief Legal Officer and Company Secretary. The candidates are considered in detail by the Nominations Committee, and a recommendation made to the Board regarding any Director appointment. The Board then has a further opportunity to discuss, and if deemed fit, approve the appointment.

The Board may appoint Directors (subject to a maximum upper limit) to fill a vacancy at any time, although any Director so appointed shall only hold office until the following AGM of the Company, at which his or her election shall be voted upon by shareholders. Directors are then required to seek re-election by shareholders at each AGM of the Company. The Notice of Meeting for the 2021 AGM will set out information on the Directors standing for election or re-election, including their biographies, skills and key contributions, as required by the Code.

As a general rule, letters of appointment for Non-Executive Directors provide that, subject to annual re-election by shareholders, individuals will serve for an initial period of three years, and are typically expected to be available to serve for a second three-year period. If invited to do so, they may also serve for a third period of three years. The notice period applicable to the Non-Executive Directors is one month.

Board composition

As at the date of this Annual Report, the Board was made up of the Chair, two Executive Directors and eight other Non-Executive Directors, who bring a wide range of skills, experience, industry expertise and professional knowledge to their roles. A summary of the diversity of the gender, length of tenure and nationality of the Board is shown below. The Nominations Committee considers these as important factors when reviewing the composition of the Board and its Committees, which it does on an ongoing basis. It has concluded that the current composition of the Board remains appropriate, and allows it to discharge its duties to the Company and govern the Group effectively.

Board and Committee changes in 2020

Having served on the Board for nine years, Adrian Hennah stepped down as a Non-Executive Director at the conclusion of the Company’s AGM in April 2020. The Company has previously announced that Paul Walker will succeed Sir Anthony Habgood as RELX Chair with effect from 1 March 2021.

A Non-Executive Director was appointed during the year. June Felix joined the Board as a Non-Executive Director in October and currently serves on the Audit and Corporate Governance Committees.

Board Committee membership throughout 2020 is set out in the table on page 83.

Balance of our Board as at 31 December 2020

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Board skills and expertise

The Board collectively has a diverse range of skills, including in the following areas:

◾	Corporate governance for listed companies

◾	Corporate strategy and organisation

◾	Operational experience in the Group’s product markets

◾	Executive board member and leadership experience in large international listed companies

◾	Corporate responsibility, human resources management and executive remuneration

◾	Financial expertise

For further information on the skills of each individual Director, please see pages 8 to 10 of the Notice of Meeting for our 2021 AGM.

Board information and support

All Directors have complete and timely access to the information required to discharge their responsibilities fully and effectively.

They have access to the services of the Company Secretary, who is responsible for the accurate and timely flow of information to the Board, advising the Board on all corporate governance matters, and ensuring that all Board procedures are followed correctly. The Directors also have access to other members of the Group’s management, staff and external advisers, and may take independent professional advice in the furtherance of their duties, at the Company’s expense.

Each of the Directors is expected to attend all meetings of the Board and Committees of which they are a member. However, where a Director is unable to attend a Board or Committee meeting, they are provided with the papers relating to that meeting and are able to discuss issues arising with the respective Chair and other Board and Committee members. They are also provided with a copy of the meeting minutes.

Board evaluation

The Directors consider the evaluation of the Board, its Committees and members to be an important aspect of corporate governance. The Board undertakes an annual evaluation of its own effectiveness and performance, and that of its Committees and individual Directors. In 2020, the evaluation process was externally facilitated by Lorna Parker, an independent external consultant, supported by the Company Secretary. Ms Parker has no other connections with the Company, and was given full access to the Board and Committee papers for the relevant period.

The evaluation consisted of a questionnaire completed by all Directors, one-to-one interviews, and a presentation of the final report and facilitation of a discussion around key findings and action points at a subsequent Board meeting. Key areas explored include the Board’s role in and review of: strategy development; risk management; stakeholder engagement (including the Board’s understanding and visibility of the views of the Group’s stakeholders and incorporation of them into its decision-making process); talent development; and setting and monitoring the Group’s culture and values. The review also covered areas such as Board dynamics; Board composition, succession planning and engagement; and the overall effectiveness of the Board and its Committees.

Conclusions of the 2020 evaluation

The evaluation confirmed that, overall, the Board and each of its Committees continue to function effectively, and that an excellent Board dynamic between members underpins this effectiveness. There is relevant diversity of experience, expertise, thinking, gender and nationality amongst Board members. There was a high degree of comfort concerning the process by which Board decisions are made, with recommendations being supported by well-prepared papers, and final decisions taking account of questions and input from the Non-Executive Directors. Each Director believes that his/her views are considered, and that members of the Board value each other’s contributions. The Board’s meeting time is appropriately balanced between business issues and governance, and agendas for its meetings in 2020 had been tailored to respond to the challenges of Covid-19.

There continued to be alignment between Directors around the key areas of focus for the Board including: ensuring good governance; managing leadership succession at the appropriate time; probing and refining the Group’s strategic thinking, especially in a post-Covid-19 context; driving and supporting the Executives in further improved performance; and, particularly in the near-term, ensuring a successful Chair transition.

All Directors commended the Chair for his effective leadership style, deep knowledge of RELX and its businesses, careful preparation before meetings, and the significant role that he plays in ensuring effective debate and dialogue both within and outside meetings and ensuring constructive relationships and communications between Board members.

Following its request (which arose from the 2019 Board evaluation process) that it be given further visibility of the views of the Group’s suppliers, the Board confirmed that this request had been appropriately addressed, and that Directors had been given good levels of visibility of the views, actions and concerns of all of the Group’s major stakeholders during the year, including how they had been affected by the Covid-19 pandemic. The feedback received by and communicated from the Board’s Workforce Engagement Director was particularly helpful to the Board in understanding the ongoing challenges faced by the Group’s employees. The Board directed that its ongoing focus on inclusion and diversity, the Group’s culture and RELX’s environmental, social and governance programme should be maintained in 2021, alongside comprehensive discussions on emerging technologies in the sectors within which RELX operates. The Board noted that, depending on the continuing impact of the pandemic during 2021, it would need to keep under review the balance of time devoted to short-term financial performance reviews, longer term strategic issues and individual business unit deep dive reviews during the year.

Audit, risk and internal control

Internal control and risk management

RELX has established internal controls and risk management practices that are embedded into the operations of the businesses, based on the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission. Details of the principal risks facing the Group and how these are mitigated are set out on pages 60 to 64.

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Additionally, in order to provide reasonable assurance against material inaccuracies or loss, and on the effectiveness of the systems of internal control and risk management, RELX has adopted the three lines of defence assurance model as set out below.

Note: In addition to RELX’s internal controls, RELX is also audited externally. The report of the external auditor has been included from pages 124 to 131.

The Board has in place a schedule of matters reserved for its decision-making. The Board is responsible for the system of risk management and internal control of RELX and has implemented an ongoing process for identifying, assessing, monitoring and managing the principal and emerging risks faced by its businesses. This process was in place throughout the year ended 31 December 2020, and up to the date of approval of the Annual Report and Financial Statements 2020. The Board monitors these systems of internal control and risk management and annually carries out a review of their effectiveness.

RELX has an established framework of procedures and internal control, with which the management of each business is required to comply. RELX operates authorisation and approval processes throughout all of its operations. Access controls exist where processes have been automated to ensure the security of data. Management information systems have been developed to identify risks and to enable assessment of the effectiveness of the systems of internal control.

RELX has a Code of Ethics and Business Conduct that provides a guide for achieving its business goals and requires officers and employees to behave in an open, honest, ethical and principled manner. The Code of Ethics also outlines confidential procedures enabling employees to report any concerns about compliance, or about the Group’s financial reporting practice. The Code of Ethics is available on our website at  www.relx.com.

Each business area has identified and evaluated its principal and emerging risks, the controls in place to manage those risks and the levels of residual risk accepted. Risk management and control procedures are embedded into the operations of the business and include the monitoring of progress in areas for improvement that come to management and Board attention.

Principal and emerging risks facing RELX businesses are regularly reported to and assessed by the Board and Audit Committee. With the close involvement of business management and central functions, the risk management and control procedures aim to ensure that RELX is managing its business risks effectively and in a coordinated manner across the businesses with clarity on the respective responsibilities and interdependencies. Litigation, and other legal and regulatory matters, are managed by legal directors in the businesses.

The risk assessment included consideration of emerging risks and risk appetite. RELX defines emerging risks as new or changing risks which are highly uncertain in terms of defining impact or likelihood and are more usually external to RELX. In line with the Code, the risk assessment identifies and considers the likelihood and impact of emerging risks on our business models, future performance, solvency, liquidity or reputation. The assessment also considers the need for mitigation of emerging risks. Risk appetite (defined as RELX’s willingness to take on risk) is based on an assessment of the level of residual risk, taking account of inherent risk and mitigation efforts. The assessment is rated, in relation to RELX’s objectives for the current level of residual risk, in three broad categories: reduce, accept and willing to extend. The level of residual risk which RELX is prepared to accept will vary, with a high level of mitigation effort over operational, financial and compliance risks. The residual risk level for external and strategic risks may be extended if doing so is in line with RELX’s strategic objectives, values and stakeholder interests and if shareholder returns could be increased.

The Audit Committee also receives regular reports from both internal and external auditors on internal control and risk management matters. In addition, each business area is required, at the end of the financial year, to review the effectiveness of internal controls and risk management and report its findings on a detailed basis to the management of RELX. These reports are summarised and, as part of the annual review of effectiveness, submitted to the Audit Committee. The Chair of the Audit Committee reports to the Board on any significant internal control matters arising.

Annual review

As part of the year-end procedures, the Audit Committee and Board reviewed the effectiveness of the systems of internal control and risk management during the 2020 financial year. The objective of these systems of internal control and risk management is to manage, rather than eliminate, the risk of failure to achieve business objectives. Accordingly, they can only provide reasonable, but not absolute, assurance against material misstatement or loss. The Board has confirmed, subject to the above, that as regards financial reporting risks, the respective risk management and control systems provide reasonable assurance against material inaccuracies or loss and have functioned properly throughout the year. In accordance with the Code, the Board has also considered the Group’s long-term viability, following a robust and thorough assessment of its principal and emerging risks. The resulting Viability Statement is set out on page 89.

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Responsibilities in respect of financial statements

The Directors are required to prepare financial statements as at the end of each financial period, in accordance with applicable laws and regulations, which give a true and fair view of the state of affairs, and of the profit or loss, of the Company and its subsidiaries, joint ventures and associates. They are responsible for maintaining proper accounting records, for safeguarding assets and for taking reasonable steps to prevent and detect fraud and other irregularities.

The Directors are also responsible for selecting suitable accounting policies and applying them on a consistent basis, and making judgements and estimates that are prudent and reasonable. Applicable accounting standards have been followed and the RELX consolidated financial statements, which are the responsibility of the Directors of the Company, are prepared in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) adopted pursuant to Regulation (EC) No 1606/2002 as it applies to the European Union and as issued by the International Accounting Standards Board (IASB), following the accounting policies shown in the notes to the financial statements on pages 137 to 138. Having taken into account all of the matters considered by the Board and brought to the attention of the Board, the Directors are satisfied that the Annual Report and Financial Statements, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy.

Going concern

The Directors have adopted the going concern basis in preparing these accounts after assessing the principal risks and the potential impact of Covid-19 on the business over the 18 months to 30 June 2022 and during the longer period over which the Group’s viability has been assessed, as described below. Management forecasts reflect a range of downside scenarios including the Exhibitions business continuing to be impacted by Covid-19 related restrictions throughout 2021 with only gradual recovery in the following years. The scenarios considered include no events being held in Europe and North America until 2022. For the 18 month period to 30 June 2022, even in the most severe downside scenario, the Group will have substantial liquidity headroom on its existing facilities and is expected to remain well within the limit of 3.75x (this limit can be flexed to 4.25x in certain circumstances) on the one financial covenant in its revolving credit facility agreements (being the ratio of net debt, excluding pensions, to EBITDA). The Directors believe that the Group is well-positioned to manage its business risks and that adequate resources exist for the Group to continue in operational existence for the foreseeable future. They therefore consider it is appropriate to adopt the going concern basis in preparing the 2020 financial statements.

A commentary on the Group’s cash flows, financial position and liquidity for the year ended 31 December 2020 is set out in the Chief Financial Officer’s report on pages 54 to 59. This shows that after taking account of available cash resources and committed bank facilities that back-up short-term borrowings, all of the Group’s borrowings that mature in the period to 30 June 2022 can be repaid in full. The Group’s policies on liquidity, capital management and management of risks relating to interest rate, foreign exchange and credit exposures are set out on pages 162 to 167. The principal risks facing the Group are set out on pages 60 to 64.

US certificates

As required by Section 302 of the US Sarbanes-Oxley Act 2002 and by related rules issued by the US Securities and Exchange Commission (the Commission), the Chief Executive Officer and Chief Financial Officer of the Company certify in the Annual Report 2020 on Form 20-F to be filed with the Commission that they are responsible for establishing and maintaining disclosure controls and procedures and that they have:

◾	designed such disclosure controls and procedures to ensure that material information relating to the Group is made known to them

◾	evaluated the effectiveness of the Group’s disclosure controls and procedures

◾	based on their evaluation, disclosed to the Audit Committee and the external auditors, all significant deficiencies in the design or operation of disclosure controls and procedures and any frauds, whether or not material, that involve management or other employees who have a significant role in the Group’s internal controls

◾	presented in the Annual Report 2020 on Form 20-F their conclusions about the effectiveness of the disclosure controls and procedures

◾	designed internal controls over financial reporting, or caused such internal control over financial reporting to be designed under their supervision, to provide reasonable assurance regarding the reliability of financial reporting

A Disclosure Committee, comprising the Company Secretary and other senior managers of the Group, provides assurance to the Chief Executive Officer and Chief Financial Officer regarding their Section 302 certifications.

Section 404 of the US Sarbanes-Oxley Act 2002 requires the Chief Executive Officer and Chief Financial Officer of the Company to certify in the Annual Report 2020 on Form 20-F that they are responsible for maintaining adequate internal control structures and procedures for financial reporting and to conduct an assessment of their effectiveness. The conclusions of the assessment of internal control structures and financial reporting procedures, which are unqualified, are presented in the Annual Report 2020 on Form 20-F.

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Viability statement

Viability statement

The UK Corporate Governance Code requires Directors to assess the viability of the Group over an appropriate period of time. The Directors have made the assessment that given the Group’s financial and operational positions, a viability period of three years, aligned with the Group’s annual strategy plan, is suitable to assess the risks outlined on pages 60 to 64 as well as the uncertainty regarding the duration and ultimate impact of the Covid-19 pandemic.

Assessing the Group’s prospects

The Group develops information-based analytics and decision tools for professional and business customers in the STM, Risk, Legal and Exhibitions sectors. The market segments section describes each area’s business model, strategic priorities, market opportunities and competition, showing how the Group is positioned to create value for shareholders over the longer term.

The Group’s prospects are assessed annually through the strategic planning process which includes a review of assumptions made and an assessment of each business area’s longer term plan. The resulting three-year strategy plan forms the basis for Group and divisional targets and in-year budgets. Objectives are set with consideration given to the economic and regulatory environment, and to customer trends, as well as incorporating risks and opportunities. The most recent three-year strategy business plan was agreed by the Directors in September 2020 and updated in February 2021. Separate from the annual strategy plan, the Directors periodically receive updates from business area management on their operations, prospects and risks. Whilst these reviews and discussions naturally focus more closely on the more immediate risks facing the business within the three-year strategy planning period, they also cover the risks described in the principal risks section on pages 60-64. Finally, during 2020 the Directors received regular updates from management on liquidity, covenant compliance and credit rating considerations.

Covid-19

Throughout the Covid-19 pandemic, the Group’s three largest business areas, STM, Risk and Legal, have been able to maintain operational capability and have seen good growth in electronic revenues. For the most part, the challenges faced by some segments of these businesses have been offset by opportunities in other areas and growth in the base business, supported by a high percentage of subscription revenue. However, the Group’s Exhibitions business, which accounted for 5% of Group revenue in 2020 (16% in 2019) is experiencing a high level of disruption from the impact of the pandemic. Whilst events have been running in Asia, including events in China since June and in Japan since September, the Group has not been able to operate any large events in Europe or North America since March 2020.

The Group has modelled a number of adverse scenarios, mostly impacting the events business, including a scenario in which events in Europe and North America do not resume until 2022 and that the subsequent recovery of the business is much slower than expected. Under all of these scenarios, it is assumed the events business does not return to pre-Covid-19 levels of revenue and profitability until after the strategy planning period ends in 2023.

Assessing the Group’s viability

The three-year strategy plan for our businesses includes management’s assessment of the anticipated operational risks affecting the business. With the Board acknowledging that in a Covid-19 environment there is more uncertainty around these plans, multiple scenarios were modelled through the process. Management then considered the viability of the business assuming the most pessimistic recovery scenario for Exhibitions, the simultaneous occurrence of multiple principal risks, for example those relating to cyber security and paid subscriptions, and the closure of the debt capital markets preventing the refinancing of scheduled liabilities. It is assumed that the Group’s principal revolving credit facility will be refinanced prior to its maturity in 2023. The resulting analysis, which assumed share buybacks are suspended but dividends and acquisition activity continued uninterrupted at their current or historical average levels, determined that the Group would remain in a strong liquidity position, with substantial available facilities at all times, and the revolving credit facility leverage covenant would remain well within its limit of 3.75x (with the ability to flex this limit to 4.25x in certain circumstances providing additional headroom). This overall strong position reflects the benefits of actions taken by management in 2020 that have strengthened the Group’s liquidity position, including:

◾  issuing approximately $3.0bn of fixed rate term debt which reduced outstanding short-term debt, increased liquidity and extended the debt maturity profile, with only $0.7bn of term debt maturing before March 2023

◾  extending the $1.22bn tranche of its revolving credit facility from 2022 to 2023 (the $1.71bn tranche matures in 2024)

◾  entering into a $0.6bn two-year liquidity facility on terms similar to the revolving credit facility

◾  suspending the Group’s share buyback programme in April

While the impact of the Covid-19 pandemic on the events business is significant, the remainder of the Group continues to perform well and the outlook for these businesses is positive. We remain focused on successfully pursuing our strategic priority of organically developing increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to our customers, supplemented by selective acquisitions that support our organic growth. We believe the combination of compelling structural opportunities combined with an appropriate capital structure will continue to drive increasing long-term value.

Based on this assessment and the scenario modelling that shows substantial liquidity and covenant compliance even with continued disruption to the events business for several years, the simultaneous occurrence of multiple principal risks and the closure of the debt capital markets, the Directors confirm that they have a reasonable expectation that the Group will be able to continue its operations and meet its liabilities as they fall due over the next three years and are not aware of any longer term operational or strategic risks that would result in a different outcome from the three-year review.

90	RELX Annual report and financial statements 2020 | Governance

Report of the Nominations Committee

This report has been prepared by the Nominations Committee and has been approved by the Board.

Membership The Committee comprises only Non-Executive Directors. The members of the Committee who served during the year were:

◾	Sir Anthony Habgood (Chair of the Committee)

◾	Adrian Hennah (until 23 April 2020)

◾	Wolfhart Hauser

◾	Robert MacLeod

◾	Marike van Lier Lels

  Responsibilities

The principal purpose of the Committee is to provide assistance to the Board by identifying individuals qualified to become Directors and recommending to the Board the appointment of such individuals.

The role and responsibilities of the Committee are set out in written Terms of Reference and are available on the company’s website at

 www.relx.com. These include:

◾	to keep under review the size and composition of the Board ensuring that it maintains an appropriate balance of skills, experience, knowledge and diversity

◾	reviewing the external commitments of each Director to ensure that he/she has sufficient time to devote to their role at RELX

◾	to ensure that plans are in place for orderly Board and senior management succession and to oversee a diverse pipeline for such succession

◾	to agree the specification for the recruitment of new Directors

◾	to procure the recruitment of new Directors

◾	to recommend to the Board the appointment of candidates as RELX PLC Directors

◾	to recommend Directors to serve on the Committees of the Board and to recommend members to serve as the Chair of those Committees

◾	to make recommendations to the Board in relation to the re-appointment of any Non-Executive Director at the conclusion of his/her specified term of office and the election or re-election of Directors following a review of the performance of individual directors from the Board evaluation process

◾	reviewing the Board’s and Group’s Diversity Policy, including their effectiveness

◾	to review and make recommendations to the Board on the authorisation of Directors’ conflicts of interest, including any terms to be imposed in relation to a Director’s conflict of interest

Activities of the Committee

During the year, the Committee held seven meetings.

The Committee’s main areas of focus were:

◾	the succession process for the role of Chair, including the announcement of Mr Paul Walker to succeed Sir Anthony as Chair effective 1 March 2021

◾	the appointment of June Felix as an independent Non-Executive Director

◾	the re-appointment of Suzanne Wood at the conclusion of her specified term of office

◾	the impact on Board composition and balance, and Board Committee membership, resulting from the retirement of Adrian Hennah as a Non-Executive Director

◾	a review of the composition of the Audit Committee resulting in the following changes: the appointments of Marike van Lier Lels and June Felix as members of the Audit Committee, and Suzanne Wood being appointed as Chair of that Committee, having served for nearly three years as a member

◾	a review of RELX’s approach to inclusion and diversity across the Group, including progress made against objectives set out in our Inclusion and Diversity Policy

◾	succession planning for Board and senior management roles

◾	ongoing review of Directors’ actual and potential conflicts of interest and the recommendation to the Board of the suitability of Directors’ external non-executive director appointments

◾	to recommend the appointment of Lorna Parker, an independent external consultant, to undertake the external Board evaluation for the financial year ended 31 December 2020

◾	a review of the Committee’s Terms of Reference

◾	reviewing this report and recommending to the Board its inclusion in the 2020 Annual Report and Accounts

Role of the Nominations Committee

The Nominations Committee is responsible for making recommendations to the Board on the structure, size and composition of the Board and its Committees and succession planning for the Directors and other senior executives. As part of the role, the Committee aims to ensure that the Board, its Committees and RELX’s senior executives have the correct balance of skills, knowledge and experience to effectively lead the Group both now, and over the longer term, and that associated processes are in place to ensure that this is the case as the Group grows and develops over time. This is achieved through effective succession planning and talent development, and an understanding of the changing competencies required to support the Company’s strategy, purpose, culture and values.

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Non-Executive Director appointment

The Committee engaged Russell Reynolds (which has no other connection to RELX) to carry out the search for new Non-Executive Directors. As part of that process, the Committee considered the existing skills and experience of the Board, the desired skillset required of an additional Non-Executive Director, and anticipated changes of Board membership over the short- to medium-term, based on the requirements of the UK Corporate Governance Code (the Code). Based on those attributes the Committee prepared a specification for a Non-Executive Director role. The Committee reviewed a list of candidate profiles and, following an interview process, recommended to the Board that June Felix be appointed as an independent Non-Executive Director. Her appointment to the Board became effective as of 15 October 2020, and shortly thereafter, she was appointed as a member of the Audit Committee, with effect from 1 November 2020. Ms Felix brings with her considerable relevant strategic and operational experience from her current and previous roles, including a deep understanding of the financial services, technology and healthcare sectors. Her extensive and wide-ranging experience will ensure that a fresh perspective and approach will be brought to Board discussions, as well as the independence of thought and vision that a new appointment to the Board generally brings.

During the recruitment process, the Committee followed a formal, rigorous and transparent assessment of all potential candidates and considered potential conflicts of interest prior to making recommendations to the Board. The Committee will continue to regularly review and make recommendations to refresh the Board where appropriate.

Chair succession

A key area of focus for the Committee during 2020 was the planned succession of Sir Anthony Habgood as RELX Chair. It was announced in February 2020 that, following more than 11 years of service in the role, he would step down as Chair of RELX. Whilst, the Company has been non-compliant with provision 19 of the Code with respect to the Chair’s tenure during the year, the Board believes that this approach has been in the best interests of the Company’s stakeholders. Sir Anthony’s continued tenure ensured continuity of RELX Board and governance leadership at a time of significant business uncertainty due to the Covid-19 pandemic. In addition, travel and face-to-face meeting restrictions put in place in the UK as a result of Covid-19 resulted in the succession process taking longer to implement than originally anticipated. At the request of the Board, Sir Anthony agreed to remain in the role until 1 March 2021.

As part of the succession process, the Committee, led by the Senior Independent Director for this purpose, engaged Russell Reynolds to assist in the search for a new Chair. The Committee prepared a specification for the role of Chair which included; demonstrable leadership characteristics required to lead the RELX Board through the next stage of the Group’s growth and development, relevant experience, international outlook and a commitment to RELX’s purpose and corporate responsibility, along with numerous other attributes.

The Committee ensured that the Chair recruitment process was conducted in line with our Board Diversity Policy and included a gender-balanced list of candidates from diverse backgrounds for the Committee to consider. Shortlisted candidates were interviewed and the final candidate was interviewed by all

Committee members (apart from the Chair, who did not participate in the formal recruitment process for his successor). Upon the recommendation of the Committee, Paul Walker was appointed as Chair of the RELX Board and will commence his role on 1 March 2021. Mr Walker is an experienced publicly listed company Chair, with a strong background as an executive and non-executive director of several listed companies. He has a deep understanding of corporate governance matters and brings extensive international experience in sectors relevant to RELX’s businesses. It is anticipated that he will Chair the Committee upon his appointment as a Director.

As part of its consideration of shortlisted candidates for both the Chair and additional Non-Executive Directors, the Committee considered each candidate’s existing portfolio of commitments to ensure that any individual taken forward for further consideration would have sufficient time to devote to any RELX Board role.

As part of the Committee’s search process, it also considers any particular areas of expertise or experience which would make an individual suitable to serve on any of RELX’s Board Committees.

Changes to the Committees

A small number of changes have also been made to the membership of Board Committees during the year, reflecting Board changes and the ongoing review of Committee membership. These changes are set out on pages 83 and 85.

Board and Committee succession planning and composition

When reviewing Board composition, the Committee considers (amongst other things) overall length of service and the need for membership to be regularly refreshed, as well as remaining cognisant of RELX’s Board Diversity Policy. All appointments to the RELX Board and each of its Committees are based primarily on merit and the suitability of an individual for any given role. As illustrated by the changes in Board and Committee membership during the year, the Committee continued to focus on succession planning. It continues to keep under review, on an ongoing basis, the structure, size and composition of the Board and its Committees, making recommendations to the Board as appropriate. Effective succession planning contributes to the delivery of the Group’s strategy by ensuring the desired mix of skills and experience of Board members now and in the future. Succession planning for the Board was discussed in every Committee meeting in 2020, emphasising its importance and the Committee’s focus on this area.

Executive and management succession planning

The Board is also committed to recognising and nurturing talent within the executive and management levels across the Group. This manifested itself in two principal ways during the year. Firstly, the Board completed its RELX Talent Management review, as part of which it received a presentation from the Chief Human Resources Officer on the first three tiers of management across RELX. Additionally, the Committee considered the overall depth of the executive talent pipeline. In accordance with its Terms of Reference, the remit of the Committee included monitoring and reviewing succession planning for senior management positions within RELX. It received a detailed presentation from the Chief Executive Officer on succession plans for senior management,

92	RELX Annual report and financial statements 2020 | Governance

including broad views on potential timings and implications for diversity in those positions. It satisfied itself that appropriate succession planning arrangements were in place for the orderly succession to senior management positions, supported by a diverse pipeline for such succession.

Board Diversity Policy

The Committee monitors and reviews the progress made against the Board’s Diversity policy, which stresses that the Board’s composition should be designed to advance the Group’s strategy for all of its stakeholders, and that the benefits of all aspects of diversity should be considered including, but not limited to, gender and ethnicity. As part of Board discussions, recognition was given to the benefits of greater diversity, social and cognitive personal strengths throughout the organisation including the Board itself.

The policy requires that when searches for an appointment to the Board are conducted by the Company or by external search firms, they will identify and present a gender-balanced list of diverse and qualified potential candidates. The Board Diversity Policy was applied and considered by the Committee during the Board searches it conducted during 2020. The wider results of the application of the policy can be found within the ‘Balance of our Board’ section set out on page 85.

Independence of the Non-Executive Directors

During 2020, the Committee considered the independence of existing Non-Executive Directors, and whether a Director’s length of service had in any way impacted his or her ability to remain independent in character and judgement in performing his or her duties. The Board considers all of the Non-Executive Directors (other than the Chair whose independence was not assessed, but who was independent on appointment) to be independent of management and free from any business or other relationship which could materially interfere with their ability to exercise independent judgement.

Group Inclusion and Diversity Policy

The Group Inclusion and Diversity Policy, reviewed during the year, aims to create a positive environment where employees feel valued regardless of their gender, national origin, ethnicity, religion, sexual orientation and/or identity, age or disability status. It advances our strategy by ensuring the engagement of all our people; fosters innovation by harnessing the collective strength of their diverse backgrounds and experiences to generate innovative products and solutions that drive value for our customers; and helps us attract employees who are important to our future.

To advance the Policy’s commitment to provide “fair and equitable opportunities” through “ongoing review of recruitment, talent development, promotion and reward ” in the year, we ensured each business had an inclusion lead and established a network to improve the sourcing, attraction and hiring of talent from underrepresented groups. We introduced a new career and mobility process through our global HR system so that every employee could identify areas of current strength and future development; and we asked each person as part of their annual performance assessment to state how they had helped foster a collaborative environment of inclusion, trust and respect necessary for higher team performance. We also work closely with our recruiters to ensure diverse candidate slates for open roles.

We met our 2020 corporate responsibility objectives including to provide manager training on pay principles and equal pay with training for leaders on our pay equity tools, controls and strategy for ensuring pay equity in the near and long-term. We also provided information on pay equity to all employees on our global intranet.

We advanced our Employee Resource Groups (ERG) which allow employees to champion aspects of diversity such as gender, LGBTQ+, race and ethnicity, and disability, and in the year, we held an ERG conference attended by 1500 employees. In addition, the RELX Inclusion Council – comprised of colleagues from human resources, corporate responsibility and strategy, among others – developed a suite of 2020-2025 inclusion goals. They include a commitment to create minimum global standards in areas such as flexible working and parental leave, and a commitment to disclosing inclusion metrics. In 2020, we created a real time inclusion and diversity data dashboard, continued our mentoring programmes for women in tech and senior women talent, and provided training for employees on critical issues such as unconscious bias, courageous conversations, psychological safety, and avoiding harassment. We also joined the Women’s Empowerment Principles Target Gender Equality initiative; signed the Race at Work Charter; and joined the Valuable 500, which promotes workplace disability inclusion.

As at the first quarter of 2021, the Group’s senior management team and direct reports comprised 69% male and 31% female.

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Directors’ Remuneration Report

The Directors’ Remuneration Report has been prepared by the Remuneration Committee (the Committee) in accordance with the UK Corporate Governance Code, the UK Listing Rules and Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended (the UK Regulations). The Report was approved by the Board.

Introduction

2020 presented a number of unique challenges for our employees and our business. Our first priority has been the health and safety of our colleagues, our customers and the wider community in which we operate. We increased our engagement with our employees since the Covid-19 pandemic started, introducing programmes to promote well-being, understanding how they were adapting to the new ways of working resulting from the pandemic and how best to support them. The Board is pleased to see that feedback received from employees, including from numerous employee opinion surveys, indicate they feel well supported and that their engagement, satisfaction and motivation remained high during the year. I am also very proud of the societal contributions RELX has made during the pandemic. Notably, Elsevier is providing free access to a broad suite of tools for biomedical and scientific researchers working on coronavirus, we have continued our involvement in sustainable development with the Sustainable Development Goals Inspiration Day and various initiatives our employees are supporting, through our RELX Cares programme.

Despite the challenges of the operating environment during much of 2020, we continued to execute well against our strategic priorities. Our three largest business areas, STM, Risk and Legal, which together accounted for 84% of revenue and 87% of adjusted operating profit in 2019, continued to deliver underlying revenue and adjusted operating profit growth. Exhibitions, which accounted for 16% of revenue and 13% of adjusted operating profit in 2019, was impacted significantly by Covid-19 since early in 2020, with government imposed restrictions preventing most events from taking place in Europe and the Americas.

Early in the year as the pandemic took hold, the Committee and the Board took the decision that the three largest business areas should continue to be managed in accordance with our strategy of consistent growth and should not curtail investments or take other actions in an effort to mitigate the impact the Covid-19 pandemic might have on Exhibitions or, as a result, the Company as a whole. The Committee therefore decided at that time to separate the performance of RELX excluding Exhibitions from the performance of Exhibitions for purposes of the Annual Incentive Plan (AIP) for the Executive Directors and other Corporate employees participating in the AIP (with employees in business areas continuing to be incentivised based on the performance of their respective business area), assigning a weight of 85% in the AIP for RELX excluding Exhibitions and 15% for Exhibitions, reflecting their approximate weight in revenue and profit terms in 2019. The Committee also set a cap on the payout on the financial measures of the AIP of 85% of target in the event Exhibitions did not meet threshold performance on its financial measures. The Committee, however, decided not to amend the targets for the AIP.

Targets that applied to the 2018-2020 cycle of the Long-Term Incentive Plan (LTIP) were also not amended. No discretion has been applied to the formulaic outcome which was calculated in line with the methodology set out in our 2017 Remuneration report.

Our commitment to improving our environmental, social and governance (ESG) performance remains undiminished and we continue to be recognised by external rating organisations for work in this area. RELX maintains its AAA ESG rating with MSCI for the fifth consecutive year and is fourth in the Responsibility 100 Index of FTSE 100 companies measured against the United Nations Sustainable Development Goals. Sustainalytics ranked us second in our sector and 21st among 13,000 companies for our ESG performance and RELX has been included in the European and World Dow Jones Sustainability Indices.

The strong financial position of the Company has allowed it to continue to operate in a normal commercial way, without utilising elective government support schemes, and to maintain unchanged dividend payments to shareholders.

2020 outcomes

Largely as a result of the impact of the Covid-19 pandemic on the Exhibitions business during 2020, the overall remuneration of Executive Directors is significantly lower than prior years.

Our three largest business areas continued to perform well and grew underlying revenue and adjusted operating profit and maintained strong cash conversion in 2020 despite the pandemic. However, Exhibitions was significantly impacted by the pandemic from early in the year, resulting in no AIP payouts in respect of the financial measure portions relating to Exhibitions. Details of our targets and overall AIP achievements for the year are shown on page 96. Two-thirds of the amount earned will be paid in cash to the Executive Directors in March 2021 and the remaining one-third is deferred into RELX shares which will be released in Q1 2024.

Despite the strong performance of the business in 2018 and 2019 and of our three largest business areas in 2020, the 2018–2020 cycle of the LTIP vested at just 6% of maximum, primarily due to the impact of the pandemic in 2020 on Exhibitions. Our TSR outperformed the FTSE 100 in 2020, as it has done for each of the last ten years.

In determining the level of payout under the annual and the multi-year incentives, the Committee took into account RELX’s overall business performance and value created for shareholders and other relevant factors, such as the Company’s response to the pandemic with respect to employees, its ability to continue to meet customer needs and its contribution to the scientific and medical community’s response to the pandemic. In its assessment, the Committee concluded that the outcomes were appropriate taking into account the exceptional circumstances of 2020, and chose not to exercise any discretion.

As was the case in 2020, the Committee will ensure that the AIP in 2021 is consistent with the Board’s determination that the three largest business areas continue to be managed in line with their own strategies for consistent growth, without incentives to curtail investments or take other actions in an effort to mitigate the Covid-10 pandemic’s effects on Exhibitions. The Committee will also review the 2019–2021 and 2020–2022 LTIP cycles to ensure that management has an appropriate incentive during the next one and two year periods to continue to drive performance in line with our strategy of consistent long-term growth in each of our business segments and that the outcomes for those two LTIP cycles appropriately and fairly reflect the performance of the business and its segments, after taking into account the impact of Covid-19.

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Broader employee considerations

In 2020, the Committee reviewed information on workforce remuneration and related policies, including:

◾	key statistics on the composition of the RELX workforce such as location, gender, age and length of service;

◾	pay philosophy and the evolution of our pay practices, including pay equity processes;

◾	annual salary increase guidelines globally;

◾	details of the pension plan arrangements in our top five countries by number of employees;

◾	participation data on annual incentives (sales and non-sales) and share plans;

◾	Employee Opinion Survey responses and outcomes of pulse surveys conducted during the year, notably during the pandemic, to assess employees’ well-being and monitor the Company’s culture.

When determining the remuneration for Executive Directors and Senior Executives, the Committee considers business and individual performance as well as other factors including broader employee reward.

The Committee is satisfied that the overall remuneration for Executive Directors is appropriate and fair having considered external and internal relativities.

The Committee is satisfied that the incentive schemes drive the desired behaviours to support the Company’s purpose, values and strategy.

Our designated Non-Executive Director responsible for workforce engagement, Marike van Lier Lels, met with employee representatives from Europe, US and Asia Pacific during 2020 in order to understand a wide range of employee views. She reported back to the Board and the feedback and insights gathered formed part of the Board’s discussions and decision-making. Further information on the workforce engagement process is provided in the Governance section on page 79. As part of this process, the changes to the Executive Directors’ Remuneration Policy and how executive remuneration aligns with wider pay policy were explained.

Remuneration Policy and implementation

An updated Remuneration Policy was approved by shareholders at the 23 April 2020 Annual General Meeting with 93.4% votes in favour. I would like to express again my gratitude for the feedback received during the engagement as we were developing the policy and for the high level of support for the new policy. The remuneration policy, which applies for three years from the conclusion of the 2020 AGM, as approved by shareholders, is set out on pages 108 to 114 of this report. The first awards under the new policy will be granted in the first quarter of 2021. The 2020 awards are subject to the policy approved by shareholders at the 2017 Annual General Meetings which can be found at www.relx.com or on pages 84 to 90 of the 2016 Annual Reports and Financial Statements.

Shareholders will be invited to vote (by way of an advisory vote) on the 2020 Annual Remuneration Report at the 2021 AGM.

Implementation of Remuneration Policy in 2021

In line with increases for the wider employee population, and consistent with the 2021 salary increase guidelines for UK-based employees, the Committee has approved 2021 salary increases for the Executive Directors of 2.5%.

As outlined in the 2019 report, the main changes for 2021 are summarised below. See further details on page 106.

◾

The value of pension benefits for the CEO and CFO has decreased over the last several years, prior to the new UK Corporate Governance Code coming into force and will continue to do so, so that the value of their pension benefits will be aligned with the regular defined contribution plans (currently capped at 11% in the UK) by the end of 2022. The CEO is a member of a legacy defined benefit scheme and pays increasing participation fees (30% in 2021) and will cease to accrue further benefits under this scheme at the end of 2022. The CFO’s cash in lieu of pension is reduced to 18% of base salary for 2021 and will continue to decrease until the end of 2022. Further details can be found on page 100.

◾

The Annual Incentive Plan (AIP) payout at target performance is reduced from 150% to 135% of base salary. The maximum remains at 200% of base salary. The proportion of AIP deferred into shares for three years increases from one-third to 50% of the AIP earned.

Alignment of incentives with strategy

Our long-term strategic priority is unchanged: the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to our customers, supplemented by selective acquisitions of targeted data, analytics and exhibition assets that support our organic growth strategies.

The performance measures in the incentive plans align with the strategy and the financial key performance indicators on page 6 of the annual report, by focusing on sustained earnings growth, return on invested capital and shareholder returns in the LTIP. The AIP is based on revenue, profit, cash flow and sustainability metrics and focuses on annual objectives and milestones and creates a platform for sustainable future performance.

The Committee also considers broader performance factors when determining payouts.

The performance measures are based on adjusted figures as they provide relevant information in assessing the Company’s performance, position and cash flows and we believe they track the core operational performance of RELX and how it contributes to shareholder value creation. The Annual Report includes a reconciliation of adjusted measures to IFRS measures.

Wolfhart Hauser

Chair, Remuneration Committee

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Annual Remuneration Report

Single Total Figure of Remuneration – Executive Directors (audited)

		(a)	(b)		(c)	(d)	(e)	(f)

				Annual incentive
£’000		Salary	Benefits(1)	Cash	Deferred Shares(2)	Share based awards(3)	Pension(4)	Total	Total fixed remuneration(5)	Total variable remuneration(5)
Erik Engstrom	2020	1,280	84	1,101	550	399	536	3,951	1,900	2,051
	2019	1,249	86	1,276	638	5,558	539	9,346	1,874	7,472
Nick Luff	2020	754	15	648	324	196	151	2,088	919	1,168
	2019	735	15	749	375	2,781	186	4,841	936	3,905

(1)	Benefits are typically comprised of a car allowance, private medical/dental insurance and the cost of tax return preparation.

(2)	One-third of the 2019 and 2020 AIP is paid in shares deferred for three years. Dividend equivalents accrue on these shares.

(3)

The 2020 figures reflect the vesting of the 2018–2020 cycle of the LTIP. As the LTIP vests after the approval date of this Report, the average share prices and exchange rates for the last quarter of 2020 have been used to arrive at an estimated figure in respect of these awards, in line with the methodology prescribed by the Regulations.

The estimated figures for 2019 disclosed in last year’s Report have been restated to reflect the actual amount of the 2017-2019 cycles of BIP, ESOS and LTIP vested and the actual share prices and exchange rates, which increased the 2019 disclosed figure by £664k for the CEO and by £331k for the CFO. The vesting percentages were determined on 14 February 2020 and were in line with those disclosed on pages 102 and 103 of the 2019 Remuneration Report.

For Erik Engstrom, the amount that directly reflects share price appreciation is £2.2m for 2019 and £51k for 2020. For Nick Luff, these numbers are £1.1m for 2019 and £25k for 2020.

Some figures and subtotals add up to different amounts than the totals due to rounding.

The awards are due to vest in February 2021 and the 2020 figures will be restated in next year’s report to reflect actual values at vesting.

No discretion was applied by the Remuneration Committee in determining the vesting outcome percentages.

(4)

The pension figure for Erik Engstrom reflects his current membership of the UK legacy defined benefit pension scheme and has been calculated in accordance with the prescribed methodology set out in the Regulations. This figure does not represent a contribution by the Company. In 2020, the Company contributed £52,862 to the funded portion of his defined benefit pension plan. The remainder of his accrued pension is an unfunded liability of the Company.

In 2020, the CEO contributed a total of £331,100 (slightly over 25% of his pensionable earnings) by way of Total Plan Fees, up from £246,353 (20% of pensionable earnings) in 2019. The pension figures for 2020 and 2019 in the table are reduced by these Total Plan Fees. For details of Mr Engstrom’s accrued pension as at 31 December 2020, and further information on his pension reduction in 2021 and the coming years, see page 100.

Nick Luff receives a cash allowance in lieu of pension which reduced from 25% of salary to 20% of salary effective 1 January 2020. For details on the reduction of the CFO’s allowance in 2021 and the coming years, see page 100.

(5)	Total fixed remuneration includes base salary, benefits and pension. Total variable remuneration includes annual incentive and share based awards.

The total remuneration for Directors is set out in note 26 to the consolidated financial statements on page 173.

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2020 Annual Incentive

Early in the year as the pandemic started to take hold, the Committee considered that whilst the AIP targets for each business would remain unchanged, it was important that the three largest business areas continued to be managed consistently with their own best business interests and strategy for consistent growth, without incentives to curtail investments or take other actions in an effort to mitigate the Covid-19 pandemic’s effects on Exhibitions. The Committee determined to separate the performance of RELX excluding Exhibitions from the performance of Exhibitions in the AIP, assigning a weight of 85% for RELX excluding Exhibitions and 15% for Exhibitions, reflecting their respective weight in revenue and profit in 2019. The Committee also determined to set a cap on the payout on financial measures at 85% of target in case Exhibitions did not meet threshold performance.

Set out below is a summary of performance against each financial and non-financial measure and the resulting payout for 2020:

								Erik Engstrom	Nick Luff
	Relative weighting % at target	Financial targets (1)						Weighted Payout % of target	Weighted Payout % of target
Performance measure		Threshold	Target	Maximum	Achievement	Achievement % vs target	Payout % vs target
Revenue
RELX excl Exhibitions	25.5%	6,512	6,928	7,275	6,748	97.4%	61.0%	15.6%	15.6%
Exhibitions	4.5%	1,264	1,345	1,412	362	0%	0%	0%	0%
Revenue – Total	30.0%						51.9%	15.6%	15.6%
Adjusted net profit after tax
RELX excl Exhibitions	25.5%	1,553	1,652	1,734	1,675	101.4%	114.0%	29.1%	29.1%
Exhibitions	4.5%	258	274	288	(132)	0%	0%	0%	0%
Adj net profit after tax – Total	30.0%						96.9%	29.1%	29.1%
Cash flow
RELX excl Exhibitions	25.5%	1,965	2,090	2,195	2,222	106.3%	150.0%	38.3%	38.3%
Exhibitions	4.5%	296	315	331	(213)	0%	0%	0%	0%
Cash flow – Total	30.0%						127.5%	38.3%	38.3%

Financial measures	90.0%						92.1%	82.9%	82.9%

Impact of cap on payout (2)							85.0%	76.5%	76.5%
Non-financial measures	10%	A detailed description of the non-financial measures and achievement against those is set out on the next page.						9.5%	9.5%
Total	100%							86.0%	86.0%
Total AIP payout as % of salary
Cash	100%							86.0%	86.0%
Deferred Shares	50%							43.0%	43.0%
Total	150%							129.0%	129.0%

(1)	On an equivalent basis (at actual exchange rates and after the net impact of acquisitions and disposals completed)
(2)	When targets were set, a cap on payout versus target for financial measures was set at 85% if Exhibitions fell below threshold performance.

Some figures add up to different amounts than the totals due to rounding.

The Cash AIP (£1,100,873 for the CEO and £648,269 for the CFO) will be paid in Q1 2021 and the Deferred Shares (with a current value of £550,436 in the case of the CEO and £324,134 in the case of the CFO) will be released in Q1 2024. The release of Deferred Shares is not subject to any further performance conditions but is subject to malus and claw-back.

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	97

Non-financial measures			Erik Engstrom	Nick Luff
Non-financial measures	Relative weighting % at target	Achievement	Payout % of target	Payout % of target
Environment	2.5%	Target met with 55% of the business achieved ISO 14001 Environmental Management System certification and 61% of key locations achieving five or more RELX Environmental Standards	2.5%	2.5%
		◾ Achieve ISO 14001 Environmental Management System certification for 50% of the business (by headcount) by the end of 2020 (42% in 2019).
		◾ Increase key locations achieving five or more RELX Environmental Standards to at least 60% (56% in 2019).
Energy use	2.5%	Target met with reduction of carbon emissions of 64%, reduction of energy and fuel consumption of 52% and renewable electricity purchase increased to 100%.	2.0%	2.0%
		◾ Reduce Scope 1 (direct) and Scope 2 (location-based) carbon emissions by 55% against a 2010 baseline (52% in 2019).
		◾ Reduce energy and fuel consumption by 43% against a 2010 baseline (41% in 2019).
		◾ Purchase renewable electricity equivalent to 100% of RELX’s global electricity consumption (96% in 2019).
Paper usage and waste	2.5%	This target has been met with a reduction of 78% in waste generated, 93% of waste diverted from landfill and 100% of papers rated as “known and responsible sources”.	2.5%	2.5%
		◾ Decrease total waste generated at reporting locations by 68% against a 2010 baseline (66% in 2019).
		◾ 90% of waste from reporting locations to be diverted from landfill (85% in 2019).
		◾ Maintain 100% of RELX production papers, graded in PREPS, to be rated as ‘known and responsible sources’.
Socially responsible suppliers	2.5%	This target has been met with 3,457 signatories, 99 audits of suppliers completed and spend with diverse suppliers at 12.9%	2.5%	2.5%
		◾ Increase the number of suppliers as Code signatories to 3,300 (3,202 in 2019).
		◾ Increase number of independent external audits of suppliers to 96 (93 in 2019), including increasing the number of second tier audits.

◾ Continue to advance the US Supplier Diversity and Inclusion programme by maintaining spend with diverse suppliers at 11.9% (11.9% in 2019), notwithstanding existing small suppliers being acquired by larger companies.

Total	10%		9.5%	9.5%

98	RELX Annual report and financial statements 2020 | Governance

2018–2020 LTIP

Set out below is a summary of performance against each measure of the LTIP cycle 1 January 2018–31 December 2020. As highlighted earlier, the targets remained unchanged from when these were set at the beginning of 2018.

Performance measure	Weighting	Performance range and vesting levels set at grant(1)		Achievement against the performance range	Resulting vesting percentage
TSR over the three-year	20%	below median	0%	between median and	30.2%
performance period(2)		median	25%	upper quartile of the
		upper quartile	100%	UK and European groups
				and below median of the
				US peer group
Average growth in adjusted EPS over	40%	below 5% p.a.	0%	below threshold	0%
the three-year performance period (3)		5% p.a.	25%
		6% p.a.	50%
		7% p.a.	65%
		8% p.a.	75%
		9% p.a.	85%
		10% p.a.	92.5%
		11% p.a. and above	100%
ROIC in the third year of the	40%	below 12.0%	0%	below threshold	0%
performance period (3)		12.0%	25%
		12.4%	50%
		12.8%	65%
		13.2%	75%
		13.6%	85%
		14.0%	92.5%
		14.4% and above	100%
Total vesting percentage:					6.0%

(1)	Calculated on a straight-line basis for performance between the points.
(2)

In respect of the euro TSR comparator group, RELX NV shares were, subsequent to the merger of RELX NV into RELX PLC, replaced with Euronext Amsterdam listed RELX PLC shares priced in euros and, in respect of the US dollar TSR comparator group, RELX NV ADRs were, subsequent to the merger, replaced with RELX PLC ADRs.

(3)

Growth in adjusted EPS at constant currencies and ROIC are calculated as set out in the Chief Financial Officer’s report on pages 54 to 59 and note 10 to the consolidated financial statements on page 152, with adjustments made to remove the effect on ROIC of changes in exchange rates, pension deficits and accounting standards over the three-year performance period.

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	99

Single Total Figure of Remuneration – Non-Executive Directors (audited)
	Total fee		Benefits(1)		Total
	2020	2019	2020	2019	2020	2019
Anthony Habgood	£650,000	£650,000	£1,718	£1,665	£651,718	£651,665
June Felix (2)	£21,724	N/A			£21,724	N/A
Wolfhart Hauser	£160,000	£159,500			£160,000	£159,500
Adrian Hennah (3)	£40,834	£129,500			£40,834	£129,500
Charlotte Hogg (4)	£90,000	£3,269			£90,000	£3,269
Marike van Lier Lels	£129,571	£124,583	£840	£840	£130,411	£125,423
Robert MacLeod	£117,500	£109,667			£117,500	£109,667
Linda Sanford	£112,000	£120,500	£840	£840	£112,840	£121,340
Andrew Sukawaty (5)	£112,000	£76,699			£112,000	£76,699
Suzanne Wood	£120,622	£120,500			£120,622	£120,500

(1)

Benefits comprise the notional benefit of tax filing support provided to Non-Executive Directors for filings outside their home country resulting from their directorships with RELX. The incremental assessable benefit charge per tax return for 2020 was £840 (unchanged from 2019) for a UK tax return. Anthony Habgood’s benefits comprise £1,718 (£1,665 in 2019) in respect of private medical insurance. Further, the Company meets all reasonable travel, subsistence, accommodation and other expenses, including any tax where such expenses are deemed taxable, incurred by the Non-Executive Directors and the Chair in the course of performing their duties.

(2)	Appointed on 15 October 2020.
(3)	Retired from the Board at the AGM on 23 April 2020.
(4)	Appointed on 16 December 2019.
(5)	Appointed on 25 April 2019.

The total remuneration for Directors is set out in note 26 to the consolidated financial statements on page 173.

Non-Executive Directors’ fees

The fees in the Single Total Figure table for Non-Executive Directors reflect the following fees in 2020:

	Annual fee 2021	Annual fee 2020
Chair	£650,000	£650,000
Non-Executive Directors	£90,000	£90,000
Senior Independent Director	£30,000	£30,000
Chair of:
– Audit Committee	£30,000	£30,000
– Remuneration Committee	£30,000	£30,000
Workforce engagement fee	£17,500	£17,500
Committee membership fee:
– Audit Committee	£17,500	£17,500
– Remuneration Committee	£17,500	£17,500
– Nominations Committee	£10,000	£10,000

In addition, an intercontinental travel fee of £4,500 was payable to any Non-Executive Director (excluding the Chair) in respect of each transatlantic journey made in order to attend a RELX Board or Committee meeting during 2020. In 2021, this fee will remain at £4,500.

Fees may be reviewed annually, although in practice they have changed on a less frequent basis.

100	RELX Annual report and financial statements 2020 | Governance

Total pension entitlements (audited)

Erik Engstrom is a member of the legacy UK defined benefit pension plan. He will cease to accrue benefits under this plan at the end of 2022, at which point he will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK). Mr Engstrom’s contributions and participation fee (together, the Total Plan Fees), which are payable by him as part of his ongoing membership of the scheme, have been increasing annually since 2011. In 2020, his Total Plan Fees were slightly over 25% of his pensionable earnings (£331,100), up from 20% in 2019 and 12.5% in 2018. His Total Plan Fees will increase to 30% of pensionable earnings in 2021 and 35% in 2022. Mr Engstrom is also subject to a cap of 2% on annual increases in pensionable earnings.

Nick Luff receives a cash allowance in lieu of pension, which reduced from 27% of salary to 25% on 1 March 2019, 20% on 1 January 2020, 18% on 1 January 2021 and will reduce to 16% of salary on 1 January 2022, and from the end of 2022, Mr Luff will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK).

Erik Engstrom – pension information

Age at December 2020	Normal retirement age	CEO’s Total Plan Fees	Accrued annual pension at 31 December 2020	2020 single figure pensions value
57	60	£331,100	£551,439	£536,474(1)

(1)

The 2020 single figure pensions value is the difference between the accrued annual pension as at 31 December 2019 (adjusted for inflation) and the accrued annual pension as at 31 December 2020, multiplied by 20 in accordance with the UK Regulations and is net of the CEO’s Total Plan Fees.

Scheme interests awarded during the financial year (audited)

LTIP – PERFORMANCE SHARE AWARDS
	Basis on which award is made	Face value of award at grant(1)	Value of awards if vest in line with expectations(2)	Percentage of maximum that would be received if threshold performance achieved	End of performance period
Erik Engstrom	450% of salary	£5,619,874	£2,809,937	If each measure pays out at	31 December
Nick Luff	375% of salary	£2,757,793	£1,378,896	threshold, the overall payout is 25%	2022

AIP – DEFERRED SHARES
Erik Engstrom	1/3 of 2019 AIP payout	£637,853	N/A. The release of AIP Deferred Shares in Q1 2023 is not subject to any
Nick Luff	1/3 of 2019 AIP payout	£374,687	further performance conditions, but is subject to malus and claw-back.

(1)

The face value of the LTIP awards and AIP Deferred Shares granted in February 2020 was calculated using the middle market quotation of a PLC ordinary share (£20.725). This share price was used to determine the number of awards granted.

(2)	Vesting in line with expectations for LTIP is as per the performance scenario chart disclosed on page 87 of the 2016 Remuneration Report, i.e. 50%.

The LTIP awards granted in 2020 are based on ROIC, EPS and TSR weighted 40%:40%:20% respectively and assessed independently.

The targets and vesting scales applicable to these awards are set out on page 110 of the 2019 Remuneration Report.

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	101

Statement of Directors’ shareholdings and other share interests (audited)

Shareholding requirement

The Committee believes that a closer alignment of interests can be created between senior management and shareholders if executives build and maintain a significant personal stake in RELX. The shareholding requirements applicable to the Executive Directors are set out in the table below. Shares that count for this purpose are (i) any type of RELX security of which the Director, their spouse, civil partner or dependent child has beneficial ownership of and (ii) AIP deferred shares which are within their three-year deferral period, on a notional net (after tax) basis. There has been no change to the interests reported below between 31 December 2020 and 10 February 2021.

Meeting the shareholding requirement is both a vesting condition for LTIP awards granted and a requirement to maintain eligibility for future LTIP awards. On termination of employment, Executive Directors are to maintain their full shareholding requirement (or, if lower, their actual level of shareholding at the time of leaving) for two years after leaving employment.

On 31 December 2020, the Executive Directors’ shareholdings were as follows (valued using the middle market closing prices of the relevant securities):

	Shareholding requirement (% of 31 December 2020 annual base salary)	Shareholding as at 31 December 2020 (% of 31 December 2020 annual base salary) (1)
Erik Engstrom	450%	1,489%
Nick Luff	300%	699%

(1)	Includes AIP deferred shares which are within their three-year deferral period, on a notional net (after tax) basis (35,317 for Erik Engstrom and 20,854 for Nick Luff).

Share interests (number of RELX ordinary shares held)

	1 January 2020	31 December 2020
Erik Engstrom	1,014,006	1,017,615	(1)
Nick Luff	270,203	271,316	(1)
Anthony Habgood	88,450	88,450
June Felix (2)	N/A	0
Wolfhart Hauser	14,633	14,633
Adrian Hennah (3) (until 23 April 2020)	10,508	N/A
Charlotte Hogg (4)	0	4,750
Marike van Lier Lels	10,907	11,180
Robert MacLeod	6,950	6,950
Linda Sanford	9,700	9,700
Andrew Sukawaty (5)	10,000	20,000
Suzanne Wood	5,100	5,100

(1)

Number excludes AIP deferred shares which are within their three-year deferral period. If these were included on a notional net (after tax) basis, the totals at 31 December 2020 would be 1,052,932 for Erik Engstrom and 292,170 for Nick Luff.

(2)	June Felix was appointed effective 15 October 2020.
(3)	Retired from the Board at the 23 April 2020 AGM.
(4)	Charlotte Hogg was appointed effective 16 December 2019.
(5)	Andrew Sukawaty was appointed effective 25 April 2019.

102	RELX Annual report and financial statements 2020 | Governance

Multi-year incentive interests (audited)

The tables below and on page 103 set out vested but unexercised and unvested options, unvested share awards and AIP deferred shares held by the Executive Directors including details of awards granted, options exercised and awards vested during the year of reporting.

All outstanding unvested options and share awards are subject to performance conditions. For disclosure purposes, any PLC ADRs awarded under the multi-year incentive plans are included as ordinary shares. Between 31 December 2020 and the date of this Report, there have been no changes in the options or share awards held by the Executive Directors.

Erik Engstrom

OPTIONS	Year of grant		No. of options held on 1 Jan 2020	No. of options granted during 2020	Option price on date of grant	No. of options exercised during 2020	Market price per share at exercise	No. of options held on 31 Dec 2020	Unvested options vesting on	Options exercisable until
	2014		145,604		£9.245			145,604		07 Apr 24
			158,166		€10.286			158,166		07 Apr 24
	2015		114,584		£11.520			114,584		02 Apr 25
			120,886		€15.003			120,886		02 Apr 25
	2016		101,421		£12.550			101,421		15 Mar 26
			107,380		€15.285			107,380		15 Mar 26
	2017	(1)	96,996		£14.945			85,356		27 Feb 27
			102,405		€16.723			90,116		27 Feb 27
Total			947,442					923,513

SHARES(2)(3)	Year of grant		No. of unvested shares held on 1 Jan 2020	No. of shares awarded during 2020	Market price per share at award	No. of shares vested during 2020	Market price per share at vesting	No. of unvested shares held on 31 Dec 2020	End of performance period	Date of vesting
BIP	2017	(1)	81,781		€16.723	72,785	€24.895
LTIP	2017	(1)	96,996		£14.945	68,867	£20.725
			102,405		€16.723	72,707	€24.895
	2018		179,318		£14.915			179,318	Dec 2020	Feb 2021
			178,482		€16.870			178,482	Dec 2020	Feb 2021
	2019		309,807		£17.698			309,807	Dec 2021	Feb 2022
	2020			271,164	£20.725			271,164	Dec 2022	Feb 2023
Total			948,789	271,164		214,359		938,771

(1)	The performance outcomes for the 2017 ESOS options, BIP and LTIP were disclosed on pages 102 and 103 of the 2019 Remuneration Report.
(2)

In addition, Mr Engstrom has 35,860 AIP deferred shares (pre-tax) awarded in 2019 with a market price at award of £17.698. The release of these AIP deferred shares in February 2022 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2019 to 345,667 and the number of unvested shares held on 31 December 2019 to 984,649.

(3)

In addition, Mr Engstrom has 30,777 AIP deferred shares (pre-tax) awarded in 2020 with a market price at award of £20.725. The release of these AIP deferred shares in February 2023 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2020 to 301,941 and the number of unvested shares held on 31 December 2020 to 1,005,408.

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	103

Nick Luff

OPTIONS	Year of grant		No. of options held on 1 Jan 2020	No. of options granted during 2020	Option price on date of grant	No. of options exercised during 2020	Market price per share at exercise	No. of options held on 31 Dec 2020	Unvested options vesting on	Options exercisable until
ESOS	2014		65,656		£9.900			65,656		02 Sep 24
			72,228		€11.378			72,228		02 Sep 24
	2015		53,979		£11.520			53,979		02 Apr 25
			56,948		€15.003			56,948		02 Apr 25
	2016		47,778		£12.550			47,778		15 Mar 26
			50,586		€15.285			50,586		15 Mar 26
	2017	(1)	45,694		£14.945			40,210		27 Feb 27
			48,242		€16.723			42,452		27 Feb 27
Total			441,111					429,837

SHARES(2)(3)	Year of grant		No. of unvested shares held on 1 Jan 2020	No. of shares awarded during 2020	Market price per share at award	No. of shares vested during 2020	Market price per share at vesting	No. of unvested shares held on 31 Dec 2020	End of performance period	Date of vesting
BIP	2017	(1)	22,847		£14.945	20,333	£20.725
			24,121		€16.723	21,467	€24.895
LTIP	2017	(1)	45,694		£14.945	32,442	£20.725
			48,242		€16.723	34,251	€24.895
	2018		87,996		£14.915			87,996	Dec 2020	Feb 2021
			87,585		€16.870			87,585	Dec 2020	Feb 2021
	2019		152,029		£17.698			152,029	Dec 2021	Feb 2022
	2020			133,066	£20.725			133,066	Dec 2022	Feb 2023
Total			468,514	133,066		108,493		460,676

(1)	The performance outcomes for the 2017 ESOS options, BIP and LTIP were disclosed on pages 102 and 103 of the 2019 Remuneration Report.
(2)

In addition, Mr Luff has 21,269 AIP deferred shares (pre-tax) awarded in 2019 with a market price at award of £17.698. The release of these AIP deferred shares in February 2022 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2019 to 173,298 and the number of unvested shares held on 31 December 2019 to 489,783.

(3)

In addition, Mr Luff has 18,079 AIP deferred shares (pre-tax) awarded in 2020 with a market price at award of £20.725. The release of these AIP deferred shares in February 2023 is not subject to any further performance conditions. Including these AIP deferred shares increases the number of shares awarded during 2020 to 151,145 and the number of unvested shares held on 31 December 2020 to 500,024.

104	RELX Annual report and financial statements 2020 | Governance

Performance graphs

The graphs below show total shareholder returns for RELX calculated on the basis of the average share price in the 30 trading days before the respective year end and assuming dividends were reinvested. RELX’s performance is compared with the FTSE 100. The three-year chart covers the performance period of the 2018–2020 cycle of the LTIP.

3 years	5 years	10 years

CEO historical pay table

The table below shows the historical CEO pay over a ten-year period.

£’000	2011	2012		2013		2014		2015		2016		2017		2018		2019		2020
Annualised base salary	1,025	1,051		1,077		1,104		1,131		1,160		1,189		1,218		1,249		1,280

Annual incentive payout as a % of maximum	66%	73%		70%		71%		70%		68%		69%		78%		77%		65%

Multi-year incentive vesting as a % of maximum	0%	70%	(1)	96%	(1)	90%	(1)	97%	(1)	97%	(1)	92%	(1)	81%	(1)	81%	(1)	6%

CEO total	2,738	11,145	(2)	5,463		17,447	(3)	11,416	(4)	11,399	(5)	8,748	(6)	9,141	(7)	9,346	(8)	3,951	(9)

(1)

The 2019, 2018, 2017, 2016 and 2015 percentages reflect BIP, LTIP and ESOS. The 2014 percentage reflects the final tranche of the discontinued Reed Elsevier Growth Plan (REGP), BIP and ESOS. The 2013 percentage reflects BIP and ESOS only and the 2012 percentage reflects BIP and the first tranche of the discontinued REGP.

(2)

The 2012 figure reflects the vesting of the first tranche of the discontinued REGP and includes the entire amount that was performance tested over the 2010–2012 period, including the 50% of shares deferred until 2015 in accordance with the plan rules including £3m attributed to share price appreciation.

(3)	The 2014 figure includes the vesting of the second and final tranche of the discontinued REGP and includes £8.8m attributed to share price appreciation.
(4)	The 2015 figure includes £4.4m attributed to share price appreciation.
(5)	The 2016 figure includes £4.2m attributed to share price appreciation.
(6)	The 2017 figure includes £1.7m attributed to share price appreciation.
(7)	The 2018 figure includes £2.2m attributed to share price appreciation.
(8)	The 2019 figure includes £2.2m attributed to share price appreciation. The share award value has been restated for actual share prices and exchange rates applicable on the dates of vesting.
(9)	The 2020 figure includes £51k attributed to share price appreciation.

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	105

Comparison of change in Directors’ pay with change in employee pay

New reporting regulations require companies to disclose the percentage change in remuneration from 2019 to 2020 for each director compared with the employees of the listed company, excluding directors. RELX plc has no employees and Executive Directors are the only employees of RELX Group plc. We therefore have no data to report but have chosen to continue to report data on changes in base salary of the CEO compared with change in base salary of a broader employee population. That comparison is as follows:

CEO base salary increased by 2.5% in 2020.

The average salary increase for employees in the UK and the US where the majority of our employees are based was 2.5%.

UK pay ratios

The UK Companies (Miscellaneous Reporting) Regulations 2018 require the disclosure of the ratio of total CEO remuneration to median (P50), 25th percentile (P25) and 75th percentile (P75) UK employee total remuneration (calculated on a full-time equivalent basis). UK employees represent less than 20% of our global employee population.

Pay ratios for total remuneration are likely to vary, potentially significantly, over time, since the CEO’s total remuneration each year is driven largely by his performance-related pay outcomes and is affected by share price movements. We have therefore also shown the UK ratios for the salary component.

For the purposes of the ratios below, the CEO’s 2020 total remuneration is the total single figure and salary as disclosed on page 95. The P25, P50 and P75 were selected from the UK employee population as at 1 October 2020.

Total remuneration
		Pay Ratio			All employee £’000
Year	Method	P25	P50	P75	P25	P50	P75
2020	A	98:1	67:1	46:1	£40	£59	£86
2019	A	225:1	149:1	100:1	£39	£58	£86

Salary
		Pay Ratio			All employee £’000
Year	Method	P25	P50	P75	P25	P50	P75
2020	A	35:1	25:1	18:1	£37	£52	£72
2019	A	35:1	25:1	18:1	£35	£51	£71

Slight differences compared with ratios calculated using data shown in the tables are due to rounding.

The ratios are calculated using Option A, meaning that the median, 25th and 75th percentiles were determined based on total remuneration using the single total figure valuation methodology, except for annual incentives (other than sales incentives) which are based on estimated payout as individual final payout levels are still to be finalised.

We chose Option A as we believe it is the most robust and accurate way to identify the median, 25th percentile and 75th percentile UK employee.

The Committee is satisfied that the overall picture presented by the 2020 pay ratios is consistent with the pay, reward and progression policies for the Group’s UK employees.

◾	Salaries for all UK employees, including the Executive Directors, are set based on a wide range of factors, including market practice, scope and impact of the role and experience.

◾	The provision of certain benefits and the level of benefit provided vary depending on the role and level of seniority.

◾	Participation in annual incentive plans varies by business and reflects the culture and the nature of the business, as well as role.

◾	Whilst none of the comparator employees participate in the executive share plans, they do have the opportunity to receive company shares via the UK Sharesave Option Plan. A greater proportion of performance-related variable pay and share based awards applies to more senior executives, including the Executive Directors, who have a greater influence over performance outcomes.

Relative importance of spend on pay

The following table sets out the total employee costs for all employees, as well as the amounts paid in dividends and share repurchases.

	2020 £m	2019 £m	% change
Employee costs(1)	2,555	2,498	+2%
Dividends	880	842	+5%
Share repurchases	150	600	-75%

(1)	Employee costs include wages and salaries, social security costs, pensions and share based and related remuneration.

Payments to past Directors and payments for loss of office (audited)

There have been no payments for loss of office in 2020.

106	RELX Annual report and financial statements 2020 | Governance

Implementation of remuneration policy in 2021

Salary: The Committee has awarded a salary increase of 2.5% to each Executive Director, which means that, from 1 January 2021, Erik Engstrom’s salary rose to £1,312,087 and Nick Luff’s salary to £772,646. This is in line with the guidelines for 2021 for the general UK-based employee population.

Benefits: The benefits provided to the Executive Directors are unchanged for 2021.

Annual incentive: The operation of the AIP in 2021 will be in accordance with the terms of the policy approved by shareholders at the 2020 AGM and set out on pages 108 to 114. The AIP payout at target performance is reduced from 150% to 135% of base salary. The maximum remains at 200% of base salary. The proportion of AIP deferred into shares for three years increases from one-third to 50% of the AIP earned. The weighting of the different metrics is unchanged from 2020 with revenue, adjusted net profit after tax and cash flow each having a weight of 30% and non-financial a weight of 10%. Non-financial measures are focused on sustainability metrics. Details of the 2021 annual financial targets and non-financial metrics will be disclosed in the 2021 Remuneration Report.

Pension: Erik Engstrom’s Total Plan Fees for the legacy defined benefit pension scheme were slightly over 25% of pensionable earnings in 2020 and will increase further to 30% in 2021 and to 35% in 2022. Mr Engstrom is also subject to a 2% cap on annual increases in pensionable earnings. From the end of 2022 he will cease to accrue further benefits under this scheme and will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time.

Nick Luff’s cash allowance in lieu of pension reduced from 25% of salary to 20% of salary from January 2020, 18% from January 2021 and will reduce to 16% from January 2022 and from the end of 2022, he will receive pension benefits of equivalent value to the level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time.

Share based awards: As in 2020, we will be granting LTIP awards with face values of 450% of salary to Erik Engstrom and 375% to Nick Luff in 2021. The awards are subject to a three-year performance period and the net (after tax) vested shares are to be retained for a further two-year holding period.

The following metrics, weightings, targets and vesting scales apply to LTIP awards granted in 2021 for the 2021–2023 cycle.

The vesting of LTIP awards is dependent on three separate performance measures: ROIC, EPS and TSR weighted 40%:40%:20% respectively and assessed independently.

The TSR measure comprises three comparators (sterling, euro and US dollar) reflecting the fact that RELX accesses equity capital markets through three exchanges – London, Amsterdam and New York – in three currency zones. RELX’s TSR performance is measured separately against each comparator group and each ranking achieved will produce a payout, if any, in respect of one-third of the TSR measure. The proportion of the TSR measure that vests will be the sum of the three payouts.

The averaging period applied for TSR measurement purposes is the three months before the start of the financial year in which the award is granted and the last three months of the third financial year of the performance period.

The companies for the TSR comparator groups for the 2021–2023 LTIP cycle were selected on the following basis (substantially unchanged from prior year):

(a)

they were in a relevant market index or were the largest listed companies on the relevant exchanges at the end of the year before the start of the performance period: the FTSE 100 for the sterling group; the Euronext100 (including the AEX) and DAX30 for the euro group; and the S&P 500 for the US dollar group;

(b)	certain companies were then excluded:

◾	those with mainly domestic or single country revenues (as they do not reflect the global nature of RELX’s customer base);

◾	those engaged in extractive industries (as they are exposed to commodity cycles); and

◾	financial services companies (as they have a different risk/reward profile).

(c)	the remaining companies were then ranked by market capitalisation and, for each comparator group, up to 50 companies with market capitalisations above and below that of RELX were taken; and

(d)	relevant listed global peers operating in businesses similar to those of RELX, but not otherwise included, were added.

Vesting percentage of each third of the TSR tranche(1)	TSR ranking within the relevant TSR comparator group
0%	Below median
25%	Median
100%	Upper quartile

(1)	Vesting is on a straight-line basis for performance between the minimum and maximum levels.

The calculation methodology for the EPS and ROIC measures is set out in the 2013 Notices of Annual General Meetings, which can be found on RELX’s website. The targets and vesting scales applicable to the EPS and ROIC are set out below.

Vesting percentage of EPS and ROIC tranches(1)	Average growth in adjusted EPS over the three-year performance period	ROIC in the third year of the performance period
0%	below 5% p.a.	below 11.0%
25%	5% p.a.	11.0%
50%	6% p.a.	11.5%
65%	7% p.a.	12.0%
75%	8% p.a.	12.5%
85%	9% p.a.	13.0%
92.5%	10% p.a.	13.5%
100%	11% p.a. or above	14% or above

(1)	Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth/ROIC percentages.

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	107

Remuneration Committee advice

The Committee consists of independent Non-Executive Directors and the Chair of RELX. Details of members and their attendance are contained in the Corporate Governance Review on page 83. The Chief Legal Officer and Company Secretary attends meetings as secretary to the Committee. At the invitation of the Chair of the Committee, the CEO attends appropriate parts of the meetings. The CEO is not in attendance during discussions about his remuneration.

The Chief Human Resources Officer advised the Committee during the year.

Willis Towers Watson is the external adviser, appointed by the Committee through a competitive process. Willis Towers Watson also provided actuarial and other human resources consultancy services to some RELX companies during the year. The Committee is satisfied that the firm’s advice continues to be objective and independent, and that no conflict of interest exists. The individual consultants who work with the Committee do not provide advice to the Executive Directors or act on their behalf. Willis Towers Watson is a member of the Remuneration Consultants’ Group and conducts its work in line with the UK Code of Conduct for executive remuneration consulting. During 2020, Willis Towers Watson received fees of £9,033 for advice given to the Committee, charged on a time and expense basis.

Shareholder voting at 2020 Annual General Meeting

At the Annual General Meeting of RELX PLC on 23 April 2020, votes cast by proxy and at the meeting in respect of the Directors’ remuneration were as follows:

Resolution	Votes For	% For	Votes Against	% Against	Total votes cast	Votes Withheld
Remuneration Policy (binding)	1,507,700,939	93.42%	106,174,539	6.58%	1,613,875,478	690,971
Remuneration Report (advisory)	1,543,028,740	97.02%	47,378,046	2.98%	1,590,406,786	24,159,663

Wolfhart Hauser

Chair, Remuneration Committee

10 February 2021

108	RELX Annual report and financial statements 2020 | Governance

Remuneration Policy Report

Set out in this section is the Company’s Remuneration Policy for Directors, as approved by shareholders at the 23 April 2020 Annual General Meeting, and which is intended to apply for three years from the AGM and to awards granted from the first quarter of 2021. The policy is as reported in the 2019 annual report.

Remuneration policy table – Executive Directors

All footnotes to the policy table can be found on page 111.

ANNUAL BASE SALARY

Purpose and link to strategy

To recruit and retain the best executive talent globally to execute our strategic objectives at appropriate cost.

Operation

Salaries for Executive Directors are set and reviewed annually by the Remuneration Committee (the Committee) with changes typically taking effect on 1 January. In exceptional circumstances, the Committee may review salaries more frequently.

When reviewing salaries, the Committee considers the executive’s role and sustained value to the Company in terms of skill, experience and overall contribution and the Company’s guidelines for salaries for all employees for the year. Periodically, competitiveness with companies which are comparable in respect of industry, size, international scope and complexity is also considered in order to ensure the Company’s ability to attract and retain executives.

For the last eight years, Executive Directors’ salary increases have been 2.5% per annum.

Performance framework

N/A

Maximum value

Salary increases will continue to be aligned with the range of increases for the wider employee population and subject to annual all-employee guidelines. However, as for all employees, the Committee has discretion to exceed this to take account of individual circumstances such as change in responsibility, increases in scale or complexity of the business, inflation or alignment to market level.

Recovery of sums paid

No provision.

RETIREMENT BENEFITS

Purpose and link to strategy

Retirement plans are part of remuneration packages designed to recruit and retain the best executive talent at appropriate cost.

Operation

Policy for new appointments

Executive Directors appointed after the effective date of this policy will receive pension benefits up to the value equivalent to the maximum level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK). The defined contribution pension plans are designed to be competitive and sustainable long-term. Any amount payable may be paid wholly or partly as cash in lieu and may be subject to tax and social security deductions in various jurisdictions.

Transition arrangements for existing Executive Directors

The existing directors will transition from their current arrangements to the above new appointment policy by the end of 2022.

The CFO currently receives a company contribution paid as cash in lieu of pension. The CFO’s company contribution decreased by five percentage points to 20% of base salary from January 2020 and further decreases to 18% from January 2021, to 16% from January 2022 and from the end of 2022, he will be subject to the above new appointment policy (currently capped at 11% of base salary in the UK).

The CEO is a member of a UK legacy defined benefit pension scheme, accruing 1/30th of final year pensionable earnings for each year (pro-rated for part years) of service, with a normal retirement age of 60. In line with all UK defined benefit scheme members, the CEO’s contributions to the plan and fees he pays to participate in the plan (together the ‘Total Plan Fees’) have been increasing annually since 2011. However, the CEO now pays a higher percentage of pensionable earnings as Total Plan Fees in each calendar year than other legacy members. In 2019, his Total Plan Fees were 20% of pensionable earnings, up from 12.5% in 2018. His total Plan Fees are 25% in 2020 and increase to 30% in 2021 and to 35% in 2022. A cap applies of 2% per annum on the increase in the CEO’s pensionable earnings (in place since 2017). Like all other members of the legacy defined benefit pension scheme, the CEO is allowed to switch to the defined contribution plan at any time. At the end of 2022, the CEO will cease to accrue any further benefits under the legacy defined benefit pension scheme. After 31 December 2022, he will be subject to the above new appointment policy (currently capped at 11% of base salary in the UK).

Performance framework

N/A

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	109

RETIREMENT BENEFITS CONTINUED

Maximum value

Policy

For Executive Directors hired or promoted to the Board after the effective date of this policy, the maximum value is equivalent to the maximum level of pension benefits provided under the Company’s regular defined contribution pension plans as may be in effect or amended from time to time (currently capped at 11% of base salary in the UK).

Transition arrangements for existing Executive Directors

For the current CFO, until 31 December 2022, the maximum values applicable are in accordance with the annual reductions in the company contribution as detailed above under ‘Operation’. After 31 December 2022, he will be subject to the pension policy and maximum value described above for new appointments.

For the current CEO, the maximum value under the legacy defined benefit scheme is an accrual of 1/30th of final year pensionable earnings for every year of service until 31 December 2022, minus his applicable annual Total Plan Fees paid whilst accruing the benefit. As noted above under ‘Operation’, the CEO is subject to increases in the Total Plan Fees which he pays annually as part of his ongoing membership of this scheme until 31 December 2022, after which he will be subject to the pension policy and maximum value described above for new appointments.

Recovery of sums paid

No provision.

OTHER BENEFITS

Purpose and link to strategy

To provide competitive benefits at appropriate cost.

Operation

Other benefits, subject to periodic review, may include private medical and dental cover, life assurance, tax return preparation costs, car benefits, directors’ and officers’ liability insurance, relocation benefits and expatriate allowances and other benefits available to employees generally, including, where appropriate, the tax on such benefits.

Performance framework

N/A

Maximum value

The maximum for ongoing benefits for Executive Directors will not normally exceed 10% of salary (excluding any one-off items, such as immigration support or relocation benefits, and any tax related charge on benefits which is met by the Company). However, the Committee may provide reasonable benefits beyond this amount in exceptional situations, such as a change in the individual’s circumstances caused by the Company, or if there is a significant increase in the cost of providing the agreed benefit.

ANNUAL INCENTIVE PLAN (AIP)

Purpose and link to strategy

The annual incentive provides focus on the delivery of annual financial targets and the achievement of annual objectives and milestones which are chosen to align with the Company’s strategy and create a platform for sustainable future performance. The compulsory deferral of 50% of any annual incentive earned into RELX shares for three years promotes longer-term alignment of Executive Directors’ interests with shareholders’ interests, including an element of post-termination shareholding.

Why performance measures are chosen and how targets are set

Performance measures include a balanced set of financial measures which are appropriately weighted and which support current strategy and incentivise the Executive Directors to achieve the desired outcomes without undue risk of focusing on any one financial measure. The financial targets are designed to be challenging and are set with reference to the previous year’s performance and internal and external forecasts for the following year.

Performance measures may also include non-financial measures, for example linked to sustainability.

Operation

The Committee reviews and sets the financial targets and, if applicable, non-financial targets, annually, taking into account internal forecasts and strategic plans. Following year end, the Committee compares actual performance with the financial targets and assesses the achievement of any non-financial targets. The targets and outcomes are fully disclosed in the Remuneration Report published after year end.

50% of any annual incentive earned is paid in cash to the Executive Director and the remaining 50% is deferred into RELX shares, which are released to the Executive Director after three years. Dividend equivalents accrued during the deferral period are payable in respect of the shares. On a change in control, the default position is that deferred shares are released to the Executive Director. Alternatively, the Committee may determine that deferred shares will instead be exchanged for equivalent share awards in the acquiring company.

110	RELX Annual report and financial statements 2020 | Governance

AIP CONTINUED

Performance framework

The AIP includes financial measures with a weighting of at least 85% and may also include non-financial measures with a weighting of up to 15%. Each measure is assessed separately.

◾	The minimum payout is zero.

◾

Each measure is assessed independently and payout for each measure at threshold is 10% of the maximum opportunity for that measure. If the financial measures have a weighting of 100% and threshold is reached for each of the financial measures, the overall payout for the financial measures is 13.5% of salary. If the financial measures have a weighting of 85% and threshold is reached for each of the financial measures, the overall payout for the financial measures is 11.5% of salary.

◾	Payout for target performance is 135% of salary.

Following an assessment of financial achievement, and scoring of any non-financial measures, the Committee agrees the overall level of earned incentive for each Executive Director.

Committee discretion applies.1,2,3

Maximum value

The maximum potential annual incentive is 200% of annual base salary. This includes the deferred share element but excludes dividend equivalents payable in respect of the deferred shares.

Recovery of sums paid

Claw-back applies.4

LONG TERM INCENTIVE PLAN (LTIP)

Purpose and link to strategy

The Long-Term Incentive Plan (LTIP) is designed to provide a long-term incentive for Executive Directors to achieve the key performance measures that support the Company’s strategy, and to align their interests with shareholders.

Why performance measures are chosen and how targets are set

Our strategic focus is on continuing to transform the core business through organic investment and the build-out of new products into adjacent markets and geographies, supplemented by selective portfolio acquisitions and divestments. The performance measures in the LTIP are chosen to support this strategy by focusing on sustained earnings growth, return on invested capital and shareholder return.

Targets are set with regard to previous results and internal and external forecasts for the performance period and the strategic plan for the business. They are designed to provide exceptional reward for exceptional performance, whilst allowing a reasonable expectation that reward at the lower end of the scale is attainable, subject to robust performance.

Operation

Annual awards of performance shares, with vesting subject to:

◾	performance measured over three financial years

◾	continued employment (subject to the provisions set out in the Policy on payments for loss of office section)

◾	meeting shareholding requirements (450% of salary for the CEO and 300% of salary for the CFO)

Executive Directors are to retain their net (after tax) vested shares for a holding period of two years after vesting. Dividend equivalents accrued during the performance period are payable in respect of the performance shares that vest.

On a change of control, the default position is that awards vest on a pro-rated basis, subject to an assessment of performance against targets at that time. Alternatively, the Committee may determine that the awards will not vest and will instead be exchanged for equivalent awards in the acquiring company.

Performance framework

The performance measures are EPS, ROIC and relative TSR, weighted 40%:40%:20% respectively and assessed independently, such that a payout can be received under any one of the measures (or, for TSR, in respect of one of the three comparator groups).

◾	The minimum payout is zero.

◾

Each measure is assessed independently and payout for each measure at threshold is 25% of the maximum opportunity for that measure. If only one measure vests at threshold, and it has a weighting of 40%, then the overall payout would be 10% of the maximum award. If only one measure with a weighting of 20% vests at threshold, the overall payout would be 5% of the maximum award.

◾	Payout in line with expectations is 50% of the maximum award.

Dividend equivalents are not taken into account in the above payout levels.

Committee discretion applies.1,2,3

Maximum value

The maximum grant in any year is up to 450% of base salary for the CEO and up to 375% of base salary for other Executive Directors (not including dividend equivalents).

Recovery of sums paid

Claw-back applies.4

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	111

Notes to the Remuneration policy table

(1)

Discretion in respect of AIP and LTIP payout levels: In determining the level of payout under the AIP and vesting under the LTIP, the Committee takes into account RELX’s overall business performance and value created for shareholders over the period in review and other relevant factors. It has discretion to adjust the vesting and payout levels (subject always to the maximum individual limits) if it believes this would result in a fairer outcome. This discretion will only be used in exceptional circumstances and the Committee will explain in the next Remuneration Report the extent to which it has been exercised and the reasons for doing so.

(2)

Discretion to vary performance measures under the AIP and the LTIP: The Committee may vary the financial measures applying to a current annual incentive year and performance measures for LTIP awards already granted if a change in circumstances leads it to believe that the arrangement is no longer a fair measure of performance. Any new measures will not be materially less, or more, challenging than the original ones.

(3)

Discretion on termination of employment under the AIP and the LTIP: The Committee’s discretion on termination of employment is described under the ‘Policy on payments for loss of office’ section on page 113.

(4)

Malus and claw-back under the AIP and the LTIP: Under the AIP and the LTIP, the Committee has discretion to apply malus and claw-back (i) if the payout (including the AIP deferred shares element) was calculated on the basis of materially misstated financial or other data, in which case it can withhold a payout and can seek to recover the difference in value between the incorrect payout and the amount that would have been paid had the correct data been used or (ii) if there has been serious misconduct on the part of the individual, in which case the Committee may withhold an AIP payout, lapse unvested LTIP awards and may require repayment of AIP and LTIP gains arising during a specified period. Under the LTIP, the Committee also has discretion to apply malus and claw-back if a participant breaches post-termination restrictive covenants, in which case unvested awards would lapse and the Committee may require repayment of gains arising during the period beginning six months before termination and ending on the date the post-termination restrictive covenants are stated to expire.

(5)

Explanation of differences between the Company’s policy on Executive Directors’ remuneration and the policy for other employees: Incentives: A larger percentage of Executive Directors’ remuneration is performance related than that of other employees. All managers participate in an annual incentive plan, but participation levels, measures and targets vary according to their role, seniority and local business priorities. Approximately 100 senior executives currently participate in the LTIP and about 1,000 participate in the Executive Share Option Scheme (ESOS). Grant levels under the plans vary according to role and seniority. In considering the remuneration policy for Executive Directors, under which the Executive Directors only participate in the AIP and the LTIP, the Committee considered the incentive plan participation for the wider senior management population. Other benefits: The range and level of retirement and other benefits provided to employees may vary according to local market practice, role and seniority. This is to ensure that we provide competitive packages which are appropriate to specific roles. However, as noted above in the pension section of the policy table, the proposed policy on Executive Directors’ pension arrangements results in alignment of the maximum values of pension benefits for newly appointed Executive Directors and the wider workforce following shareholder approval of the remuneration policy and for existing Executive Directors by the end of 2022.

(6)

Changes to pay components: The changes which were made since the previous remuneration policy, together with the rationale for the changes, are described in the Committee Chair’s introduction on pages 88 and 89 of the 2019 Annual Report.

Remuneration outcomes in different performance scenarios

The Committee considers the level of remuneration that may be paid in the context of the performance delivered and value added for shareholders. The charts below are an illustration of how the CEO’s and CFO’s regular annual remuneration could vary under different performance scenarios. The salary, benefits and pension levels are the same in all three scenarios in each chart. Salary is based on 2020 salary. Benefits is based on the 2019 Single Total Figure table. Pension, annual incentive and LTIP are all based on full implementation of all aspects of the policy table’s award levels and percentages (including 11% pension), applied to the 2020 salary. Annual incentive amounts include the portion which is subject to compulsory deferral into RELX shares for three years. The performance assumptions which have been used are as follows: Minimum means no AIP payout and no LTIP vesting. In line with expectations means AIP payout at 135% of salary (of which a portion is deferred into shares) and LTIP vesting at 50% of the award. Maximum means AIP payout at 200% of salary (of which a portion is deferred into shares) and LTIP vesting at 100% of the award. The three bars in each chart assume no share price movement. As required by the UK Regulations, assuming maximum performance achievement (as described above) and 50% share price growth over the performance period, the CEO’s maximum remuneration would increase to £12.7m and the CFO’s maximum remuneration to £6.6m. Any dividend equivalents payable in respect of the AIP deferred shares and the LTIP are not included.

112	RELX Annual report and financial statements 2020 | Governance

Approach to recruitment remuneration – Executive Directors

When agreeing the components of a remuneration package on the appointment of a new Executive Director, or an internal promotion to the Board, the Committee would seek to align the package with the remuneration policy stated in the policy table.

The Committee’s general principle on recruitment is to offer a competitive remuneration package to attract high-calibre candidates from a global talent pool. Basic salary would be set at an appropriate level for the candidate, taking into account all relevant factors. As a data analytics and technology-driven business, with half of its revenue in the US, the Company primarily competes for talent with global information and technology companies.

The various components and the Company’s approach are as follows:

Standard package on recruitment*

To offer remuneration in line with the policy table (including the limits), taking into account the principles set out above.

Compensation for forfeited entitlements

The Committee may make awards and payments on hiring an external candidate to compensate him or her for entitlements forfeited    on leaving the previous employer. If such a decision is made, the Committee will attempt to reflect previous entitlements as closely as possible using a variety of tools, including cash and share based awards. Malus and claw-back provisions will apply where appropriate. If necessary to facilitate the grant of awards, the Committee may rely on the one person exemption from shareholder approval in the UK Listing Rules.

Relocation allowances and expenses

The type and size of relocation allowances and expenses will be determined by the specific circumstances of the new recruit.

* The standard package comprises annual base salary, retirement benefits, other benefits, AIP and LTIP.

Shareholding requirement

The Executive Directors are subject to shareholding requirements. These are a minimum of 450% of annual base salary for the CEO and 300% of annual base salary for other Executive Directors. On joining or promotion to the Board, Executive Directors are given a period of time, typically up to five years, to build up to their requirement. On termination of employment, Executive Directors are to maintain their full shareholding requirement (or, if lower, their actual level of shareholding at the time of leaving) for two years after leaving employment.

Shares which count for shareholding purposes are shares beneficially owned by the Executive Director, their spouse, civil partner or dependent child and AIP deferred shares which are within their three-year deferral period, on a notional net of tax basis.

Policy on payments for loss of office

In line with the Company’s policy, the service contracts of the existing Executive Directors contain 12-month notice periods.

The circumstances in which an Executive Director’s employment is terminated will affect the Committee’s determination of any payment for loss of office, but it expects to apply the principles outlined in the table on the next page. The Committee reserves the right to depart from these principles where appropriate in light of any taxation requirements to which the Company or the Executive Director is subject (including, without limitation, section 409A of the US Internal Revenue Code), or other legal obligations.

RELX Annual report and financial statements 2020 | Directors’ Remuneration Report	113

Policy on payments for loss of office (continued)

GENERAL[1]	INCENTIVES
Mutually agreed termination/termination by the Company other than for cause[2]
(includes retirement with customary notice)

The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday.

Salary: Payment of up to 12 months’ salary to reflect the notice period or payment in lieu of notice.

Other benefits: Where possible, benefits would be continued for up to the duration of any unworked period of notice (not exceeding the maximum stated in the policy table) or the Executive Director would receive a cash payment (not exceeding the cost to the Company of providing those benefits).

Pension: Deferred or immediate pension in accordance with scheme rules, with a credit in respect of, or payment for up to, the full period of any unworked period of notice. There is provision under the defined benefit pension scheme for members leaving Company service by reason of permanent incapacity to make an application to the scheme trustee for early payment of their pension.

Other: The Company may pay compensation in respect of any statutory employment rights and may make other appropriate and customary payments.

The Company would have due regard to principles of mitigation of loss. Reductions would be applied to reflect any portion of the notice period that is worked and/or spent on gardening leave.

On injury, disability, ill-health or death, the Committee reserves the right to vary the treatment outlined in this section.

Annual incentive: Any unpaid annual incentive for the previous year and a pro-rata payment in respect of the part of the financial year up to the termination date would generally be payable (subject to the deferral provisions), with the amount being determined by reference to the original performance criteria. However, the Committee has discretion to decide otherwise depending on the reason for termination and other specific circumstances. The Company would not pay any annual incentive in respect of any part of the financial year following the termination date (e.g. for any unworked period of notice). AIP deferred shares would be released to the Executive Directors in full at the end of the deferral period. The annual incentive claw-back provisions would apply.

LTIP: The default position is that unvested LTIP awards would be pro-rated to reflect time employed and would vest subject to performance measured at the end of the relevant performance period and subject to the Executive Director continuing to meet his full shareholding requirement for two years after the termination date. The Committee has discretion to allow unvested LTIP awards to vest earlier and to adjust the application of time pro-rating and performance conditions, subject to the plan rules. The requirement to retain net (after tax) vested LTIP shares for a holding period of two years after vesting ceases to apply on termination of employment.

Employee instigated resignation

The Executive Director would not receive any payments for loss of office. The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday.

Pension: A deferred or immediate pension would be payable in accordance with the scheme rules.

Annual incentive: The Executive Director would be entitled to receive an annual incentive for a completed previous year (subject to the deferral provisions), but not a pro-rated annual incentive in respect of a part year up to the termination date, unless the Committee decides otherwise in the specific circumstances. Any AIP deferred shares would be released to the Executive Director in full at the end of the deferral period. Annual incentive claw-back provisions would apply.

LTIP: All outstanding LTIP awards would lapse on the date of notice.

Dismissal for cause

The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday but would not receive any payments for loss of office.

Pension: A deferred or immediate pension would be payable in accordance with the scheme rules.

Annual incentive: The Executive Director would not receive any unpaid annual incentive. Any AIP deferred shares lapse on the date of dismissal.

LTIP: All outstanding LTIP awards would lapse on the date of dismissal.

(1)

In addition to what is set out in this section, on termination for any reason, Erik Engstrom will be entitled to payment of amounts held in his ‘Retirement Account’. Before he joined the Company’s UK defined benefit scheme, he was not a member of any company pension scheme and RELX made annual contributions of 19.5% of base salary to a deferred compensation plan. Contributions to this Retirement Account ceased when he became a member of the UK defined benefit arrangement.

(2)

In cases where the approved leaver treatment applies, the AIP and LTIP have a default position as well as giving the Committee discretion to adjust the default treatment within certain parameters. The Committee would only expect to exercise such discretion where the Committee believes the personal circumstances of the Executive Director so require.

114	RELX Annual report and financial statements 2020 | Governance

Remuneration policy table – Non-Executive Directors

FEES

Purpose and link to strategy

To enable RELX to recruit Non-Executive Directors with the right balance of personal skills and experience to make a major contribution to the Board and Committees of a global business which is listed in London, Amsterdam and New York.

Operation

RELX Chair: Receives an aggregate annual fee with no additional fees, for example, Committee Chair fees. The Committee determines the Chair’s fee on the advice of the Senior Independent Director.

Other Non-Executive Directors: Receive an annual fee with additional fees payable as appropriate for specific roles and duties. These additional fees include fees for the Senior Independent Director and Committee Chairs, for membership of Board Committees, as well as a workforce engagement fee and international travel fees. In future, other fees may be payable, for example attendance fees. The Board determines the level of fees, subject to applicable law.

Fees may be reviewed annually, although in practice they have changed on a less frequent basis. When reviewing fees, consideration is given to the time commitment required, the complexity of the role and the calibre of the individual. Periodically, comparative market data is also reviewed, the primary source for which is the practice of FTSE 30 companies, with reference also to the Euronext Amsterdam (AEX) index and US-listed companies.

Maximum value

The aggregate annual fee limit for fees paid to the Chair and the Non-Executive Directors is £2m. Additional fees for membership of or chairing Board Committees and assuming additional responsibilities such as acting as Senior Independent Director, are not subject to this maximum limit.

OTHER BENEFITS

Purpose and link to strategy

To provide competitive benefits at appropriate cost.

Operation

Other benefits for Non-Executive Directors are reviewed periodically and may include private medical cover, tax return preparation costs, secretarial benefits, car benefits, travel and related subsistence costs, including, where appropriate, the tax on such benefits.

Maximum value

There is no prescribed maximum amount.

Approach to recruitment remuneration – Non-Executive Directors

Following recruitment, a new Non-Executive Director will be entitled to fees and other benefits in accordance with the Company’s remuneration policy. No additional remuneration is paid on recruitment. However, any reasonable expenses incurred during the recruitment process will be reimbursed.

Policy on payments for loss of office – Non-Executive Directors

In addition to unpaid accrued fees, the Non-Executive Directors are entitled to receive one month’s fees for loss of office if their appointment is terminated before the end of its term.

Service contracts and letters of appointment

There are no further obligations in the Directors’ service contracts and letters of appointment which are not otherwise disclosed in this Report which could give rise to a remuneration payment or loss of office payment. All Directors’ service contracts and letters of appointment are available for inspection at the Company’s registered office. The Executive Directors’ service contracts do not have a fixed expiry date.

Consideration of employment conditions elsewhere in the Company

When the Committee reviews the Executive Directors’ salaries annually, it takes into account the Company’s guidelines for salaries for all employees in the Company’s major operating locations for the forthcoming year. The Committee also considers market practice in the FTSE 30 as well as pay practices of other global information and technology companies when determining the quantum and structure of Directors’ pay.

Since 2019, the Committee annually reviews various aspects of workforce remuneration and related policies in order to deepen its understanding of pay structures throughout the organisation.

Also since 2019, our designated non-executive director responsible for workforce engagement meets with employees representing our global employee population in order to understand a wide-range of employee views on a variety of topics. The feedback is reported back to the Board at least once per year and forms part of the Board’s discussions and decision making. As part of this process, the non-executive director responsible for workforce engagement explains how executive remuneration aligns with wider pay policy.

Consideration of shareholder views

Our practice is to consult shareholders and consider their views when formulating, or changing, our policy. The Committee consulted extensively with shareholders (representing c60% of the Company’s issued share capital) and shareholder representative bodies on the proposed new remuneration policy. We were grateful for the constructive feedback, which was taken into account in our final proposals.

Previous remuneration policy and prior commitments

Any payments which are still to be made under arrangements made and awards granted under previous remuneration policies (which are included in the 2013 and 2016 Annual Reports and Financial Statements) will be made consistent with the applicable policy. The provisions of the previous policies which relate to arrangements and awards granted under those previous policies will therefore continue to apply until all payments in relation to those arrangements and awards have been made. The Committee also reserves the right to make any remuneration or loss of office payments if the terms were agreed prior to the approval of the 2013 or 2016 policy or prior to an individual being appointed as a Director.

Minor amendments

The Committee may make minor amendments for regulatory, tax or administrative purpose.

RELX Annual report and financial statements 2020	115

Report of the Audit Committee

This report has been prepared by the Audit Committee of RELX PLC and has been approved by the Board. It provides an overview of the membership, responsibilities and activities of the Committee.

Membership

The Committee comprises at least three independent Non-Executive Directors. The members of the Committee who served during the year were:

◾   Suzanne Wood (Chair of the Committee from 23 April 2020)

◾   Andrew Sukawaty

◾   Marike van Lier Lels (since 23 April 2020)

◾   June Felix (since 1 November 2020)

◾   Adrian Hennah (Chair of the Committee until 23 April 2020, member until 23 April 2020)

Of the current members of the Committee, Suzanne Wood, a US chartered accountant is considered to have significant, recent and relevant financial experience.

The Committee as a whole is deemed to have competence relevant to the sectors in which RELX operates.

Please see pages 66 and 67 for full profiles of Audit Committee members.

Responsibilities

The main role and responsibility of the Committee is to assist the Board in fulfilling its oversight responsibilities regarding:

◾   the integrity of the interim and full-year financial statements and financial reporting processes;

◾   risk management and internal controls, and the effectiveness of the internal auditors; and

◾   the performance of the external auditors and the effectiveness of the external audit process, including monitoring the independence and objectivity of Ernst & Young.

The Committee reports to the Board on its activities, identifying any matters in respect of which it considers that action or improvement is needed and making recommendations as to the steps to be taken.

The terms of reference of the Audit Committee are reviewed annually and a copy is published on the RELX website,
 www.relx.com

Financial reporting

In discharging its responsibilities in respect of the 2020 interim and full-year financial statements, the Committee reviewed the following:

AREAS OF SIGNIFICANT JUDGEMENT	PAGE REFERENCE IN ANNUAL REPORT

Specific areas of significant judgement focused on by the Committee were:

◾   Carrying values of goodwill and intangible assets: The significant judgements in respect of asset carrying values relate to the assumptions underlying the value in use calculations including discount rates and long-term growth assumptions. The Committee received and discussed reports from the RELX Financial Controller on the methodology and the basis of the assumptions used. In 2020 Exhibitions was an area of particular focus given the disruption to the business due to Covid-19 related restrictions. Updated medium and long term forecasts for the Exhibitions business were reviewed, and additional sensitivities were considered to assess the carrying value of goodwill. The Committee also considered the results of a detailed review of the carrying value of both acquired and internally generated intangible assets in Exhibitions, noting the impairments made.

156-159

◾   Capitalisation of internally generated intangible assets: The capitalisation of costs related to the development of new products and business infrastructure, together with the useful economic lives applied to the resulting assets, requires the exercise of judgement. The Committee received reports from the RELX Financial Controller on the amounts capitalised and asset lives selected for major projects;

158-159

◾ Uncertain tax positions: Assessing potential liabilities across numerous jurisdictions is complex and requires judgement in making tax determinations. The Committee received and discussed reports from the RELX Head of Taxation on the potential liabilities identified and judgements applied;	149

◾   Pensions: The recognition of certain pension scheme liabilities and assets is subject to judgement. The Committee received and discussed reports from the RELX Financial Controller on the methodology and the basis of the assumptions used.

144-147

The Committee was satisfied that all judgements had been appropriately made.

116	RELX Annual report and financial statements 2020 | Governance

SPECIFIC COVID-19 CONSIDERATIONS	PAGE REFERENCE IN ANNUAL REPORT

Specific Covid-19 areas discussed by the Committee throughout the year were:

◾   The impact of Covid-19 on STM, Legal and Risk: The Committee discussed these business areas to ensure that there were no significant accounting judgements or exceptional items occurring as a result of Covid-19.

88-89

◾ Exhibition’s exceptional costs: In addition to the review of goodwill and intangible asset carrying values, and resulting impairment charges, as set out in the ‘Areas of significant judgement section’ above, the Committee also reviewed and discussed the judgements made around the recognition of cancelled event and restructuring costs to ensure that their recognition in 2020 is in line with the relevant accounting guidance. The nature of the costs was also reviewed to ensure that the presentation of these costs as exceptional is appropriate.	141

◾   Going concern and viability: Having reviewed liquidity and covenant compliance through the year, for half year and full year reporting, the Committee reviewed going concern and viability assumptions, including consideration of a range of downside scenarios.

88-89

The Committee was satisfied that all the above items had been appropriately considered and presented in the Annual Report. A specific additional meeting was held in April 2020 to discuss potential issues arising from Covid-19, and the items listed above were additionally covered in all meetings subsequent.

DISCLOSURE AND PRESENTATION	PAGE REFERENCE IN ANNUAL REPORT

As well as considering the Annual Report as a whole (see ‘Fair, balanced and understandable’ section below) the Committee focused on the following areas of disclosure and presentation:

◾ reviewed the critical accounting policies and compliance with applicable accounting standards, reviewed other disclosure requirements and received regular update reports on accounting and regulatory developments;	137

◾   reviewed the disclosures made in relation to internal control, risk management, the going concern statement and the viability statement. The Committee received and discussed reports from the RELX Head of Audit and Risk Management and the RELX Treasurer on the processes undertaken and assumptions used in formulating these disclosures. The going concern and viability statements were subject to an in depth review, including a detailed review and challenge of the various adverse scenarios modelled to ensure that the statements made in relation to going concern and viability are robust;

85-89

◾   considered the calculation and presentation of alternative performance measures in the Annual Report and Accounts and results announcement. This review included the presentation of the exceptional items presented in relation to Exhibitions, ensuring that the items included under this definition are costs which should be excluded from the adjusted measures to ensure that these measures reflect the core operational performance of the group.

54-59, 188

The Committee was satisfied that all relevant disclosures have been appropriately made.

FAIR, BALANCED AND UNDERSTANDABLE

The Committee considered whether the 2020 Annual Report is fair, balanced and understandable. In making this assessment, the Committee considered the following areas:

◾   The process for preparing the Annual Report, including the contributors, the internal review process and how feedback is addressed throughout the process;

◾   The business review narratives presented for each business area;

◾   The discussion of reported and underlying results throughout the report. This included the presentation of the impact of Covid-19, and in particular the presentation of Exhibitions results.

The Committee was satisfied that, taken as a whole, the Annual Report is fair, balanced and understandable. This conclusion has been reported to the Board.

The Committee also received detailed written and verbal reports from the external auditors on these matters. The Committee was satisfied with the explanations provided and conclusions reached.

Risk management and internal controls

With respect to their oversight of risk management and internal controls, the Committee has:

◾

received and discussed regular reports summarising the status of the Group’s risk management activities, including the impact of Covid-19, identification of emerging risks and actions to mitigate risks, and the findings from internal audits and status of actions agreed with management. Areas of focus in 2020 included: changes to controls required as a result of home-working; cyber security; data

RELX Annual report and financial statements 2020 | Report of the Audit Committee	117

privacy; the operational, financial and IT control environment; the use of technology such as robotic process automation; regulatory compliance; business continuity and resilience; post acquisition integration; integrity of published ESG data; and continued compliance with the requirements of Section 404 of the US Sarbanes-Oxley Act relating to the documentation and testing of internal controls over financial reporting.

◾	received regular updates from the RELX Treasurer on the impact of Covid-19 on the Group’s financial position including on liquidity, compliance with the financial covenant in its revolving credit agreement, credit ratings and ability to access debt capital markets. Updates included various stress test scenarios and were regularly updated to reflect changing business conditions, including the extent of event postponements and cancellations in Exhibitions, and actions taken by the Group to manage liquidity. The Committee also received updates on treasury policies, risk management and compliance with treasury policies and pension arrangements and funding;

◾	reviewed and approved the internal audit plan for 2021 and monitored execution of the 2020 plan, including progress in respect of recommendations made;

◾	reviewed the risk management and internal audit functions activities against the IIA Code of Practice;

◾	reviewed the resources, terms of reference and effectiveness of the RELX risk management and internal audit functions;

◾	received presentations from: the RELX Chief Compliance Officer on the compliance programmes, including the operation of the RELX Code of Conduct, training programmes and whistleblowing arrangements, and the RELX Chief Legal Officer on legal issues and claims;

◾	received presentations from the RELX Head of Taxation on tax policies and related matters;

◾	received regular updates from the RELX Chief Financial Officer on developments within the finance function; and

◾	received an update on Information Security Assurance.

Committee Meetings

The Committee met five times during 2020. The Audit Committee meetings are typically attended by the RELX Chief Executive Officer, the RELX Chief Financial Officer, the RELX Financial Controller, the RELX Chief Legal Officer, the RELX Head of Audit and Risk Management, and audit partners from the external auditors.

External audit effectiveness and independence

The Group has a well-established policy on audit effectiveness and independence of auditors that sets out amongst other things: the responsibilities of the Audit Committee in the selection of auditors to be proposed for appointment or re-appointment and for agreement on the terms of their engagement, scope and remuneration; the auditor independence requirements and the policy on the provision of non-audit services; the rotation of audit partners and staff; and the conduct of meetings between the auditors and the Audit Committee. The policy is available on the website,  www.relx.com.

The Committee has conducted its review of the performance of the external auditors and the effectiveness of the external audit process for the year ended 31 December 2020. The review was based on a survey of key stakeholders across RELX, consideration of public reports by regulatory authorities on key Ernst & Young member firms and the quality of the auditors’ reporting to and interaction with the Audit Committee. Based on this review, the Audit Committee was satisfied with the performance of the auditors and the effectiveness of the audit process. The external auditors have confirmed their independence and compliance with the policy on auditor independence to the Audit Committee.

Internal audit effectiveness

The RELX Audit Committee’s terms of reference requires an annual review of internal audit effectiveness. RELX has an established Audit & Risk Management (A&RM) function whose responsibilities include internal audit. The A&RM Charter requires an external assessment at least once every five years to consider and report on conformance with the Institute of Internal Auditors International Professional Practices Framework (IPPF) and UK Chartered Institute of Internal Auditors Internal Audit Code of Practice (CoP). The last external assessment was carried out in 2017 with the next planned for 2022. In addition, the Audit Committee annually receives and considers a report from the Head of A&RM on:

◾	the independence of the internal audit activity;

◾	a review of the A&RM Charter;

◾	conformance with the mandatory elements of the IPPF and CoP

◾	the results of its quality assurance and improvement programme.

Non-audit services

The auditors are precluded from engaging in non-audit services that would compromise their independence or violate any professional requirements or regulations affecting their appointment as auditors. The auditors may, however, provide non-audit services which do not conflict with their independence.

The Committee has, each quarter, reviewed and agreed the non-audit services provided in 2020 together with the associated fees which are set out in note 4 to the consolidated financial statements. The non-audit services provided in 2020 were very limited and, in line with the latest FRC guidance, linked to the area of audit work such as bond issuance related work and corporate responsibility data assurance. The fees remain below the 70% threshold as per the most recent FRC guidance.

Tenure of auditor

Ernst &Young LLP were first appointed auditor of RELX PLC for the financial year ended 31 December 2016. The auditor is required to rotate the lead audit partners responsible for the engagements every five years. The year ended 31 December 2020 was the third year for the lead engagement partner Hywel Ball. The Audit Committee confirms that they were in compliance with the provisions of The Statutory Audit Services for Large Companies Market Investigation (Mandatory Use of Competitive Tender Processes and Audit Committee Responsibilities) Order 2014 during the financial year ended 31 December 2020.

Audit Committee effectiveness

The effectiveness of the Audit Committee was reviewed as part of the 2020 evaluation of the Board which confirmed that the Committee continues to function effectively. Details of the evaluation are set out on page 86.

Suzanne Wood

Chair of the Audit Committee

10 February 2021

118	RELX Annual report and financial statements 2020 | Governance

Directors’ Report

The Directors present their report, together with the financial statements of the Group and RELX PLC (the Company), for the year ended 31 December 2020. The Company is incorporated as a public limited company and is registered in England and Wales with registered number 77536. Its registered office is 1-3 Strand, London, WC2N 5JR. This report has been prepared in accordance with the requirements outlined within The Large and Medium-sized Companies and Group (Accounts and Reports) Regulation 2008.

Corporate structure

The Company’s ordinary shares are traded on the London Stock Exchange and Euronext Amsterdam. It also has in place an American Depositary Share programme, under which its securities are traded on the New York Stock Exchange. For the purposes of this Directors’ Report, and the Corporate Governance Review from pages 71 to 89, the Company and its subsidiaries, joint ventures and associates are together known as ‘RELX’ or ‘the Group’.

Financial statement presentation

This Directors’ Report and the financial statements of the Group and Company should be read in conjunction with the other reports set out on pages 2 to 117. A review of the Group’s performance during the year is set out on pages 5 to 59, the principal and emerging risks facing the Group are set out on pages 60 to 64, and the Group statement on corporate responsibility is set out on pages 40 to 52.

In addition to the reported figures, adjusted figures are presented as additional performance measures used by management to assess the performance of the business. These exclude the Group’s share of amortisation of acquired intangible assets, acquisition-related items, tax in joint ventures, disposal gains, finance income and losses and other non-operating items, related tax effects, and movements in deferred taxation assets and liabilities related to acquired intangible assets, and include the benefit of tax amortisation where available on acquired goodwill and intangible assets. In 2020, we also excluded exceptional costs in the Exhibitions business.

Company financial statements

The individual company financial statements of the Company are presented on page 182, and were prepared under Financial Reporting Standard 101 (FRS 101). Distributable reserves as at 31 December 2020 were £6,916m (2019: £6,795m), comprising reserves less shares held in treasury. Shareholders’ funds as at 31 December 2020 were £20,019m (2019: £19,878m).

Strategic Report

The Companies Act 2006 requires the Company to present a fair review of the Group during the financial year. The Strategic Report, which includes a review of the Group’s business areas, a financial review, the principal and emerging risks facing the Group, any important events affecting the Group since 31 December 2020, and the likely future developments in the Group’s business, is set out on pages 2 to 64, which are incorporated into this Directors’ Report by reference. The Directors’ Report, inclusive of the Strategic Report incorporated therein, forms the management report for the purposes of the Financial Conduct Authority’s Disclosure and Transparency Rule 4.1.8R.

Dividends

The Board is recommending a final dividend of 33.4p (2019: 32.1p) per ordinary share to be paid on 3 June 2021 to shareholders appearing on the Register of Members at the close of business on 30 April 2021. Payment of this final dividend remains subject to the approval of the Company’s shareholders at its 2021 Annual General Meeting (AGM). Together with the interim dividend of 13.6p (2019: 13.6p) per ordinary share, paid in September 2020, the total ordinary dividends for the year will be 47.0p (2019: 45.7p).

Details of dividend cover and our dividend policy are set out on page 58.

Corporate governance

With the exception of provision 19 (length of tenure of the Chair) and provision 38 (rates of contribution for Executive Pensions), the Company has complied throughout the year with the provisions of the 2018 UK Corporate Governance Code (the Code), which is publicly available on the Financial Reporting Council website (www.frc.org.uk). Details of how the main principles of the Code have been applied and the Directors’ statement on internal control are set out in the Corporate Governance Review on pages 71 to 117, which are incorporated into this Directors’ Report by reference.

Streamlined Energy and Carbon Reporting (SECR)

	Absolute performance			Intensity ratio (per £m revenue)

	2020	Variance	2019	2020	Variance	2019
Global Scope 1 (direct emissions) tCO2e	4,516	-42%	7,848	0.64	-36%	1.00
Global Scope 2 (indirect location-based emissions) tCO2e	53,131	-22%	68,229	7.47	-14%	8.67
Global energy MWh*	137,412	-21%	173,600	19.33	-12%	22.05
UK energy MWh*	12,793	-20%	16,063	1.80	-12%	2.04
UK Scope 1 and Scope 2 emissions tCO2e	2,763	-25%	3,692	0.39	-17%	0.47

*	Energy figures include vehicle fuels for SECR reporting.

The partial occupancy of our locations, due to Covid-19, through much of the year resulted in reductions across all reported metrics.

We report on all global operations for which we have operational control following the GHG Protocol Corporate Accounting and Reporting Standard (revised edition) for the reporting year December 2019 to November 2020.

Directors

The names of the Directors who served on the Board during the year are set out on pages 66 to 67, and 83, which are incorporated into this Directors’ Report by reference.

Share capital

The Company’s issued share capital comprises a single class of ordinary shares, all of which are listed on the London and Amsterdam stock exchanges. It also has securities, in the form of American Depositary Shares, traded on the New York Stock Exchange. All issued shares are fully paid up and carry no additional obligations or special rights. Each share carries the right to one vote at general meetings of the Company.

RELX Annual report and financial statements 2020 | Directors’ Report	119

In a general meeting, subject to any rights and restrictions attached to any shares, on a show of hands every member who is present in person shall have one vote and every proxy present who has been duly appointed by one or more members entitled to vote on the resolution has one vote (although a proxy has one vote for and one vote against the resolution if: (i) the proxy has been duly appointed by more than one member entitled to vote on the resolution; and (ii) the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it). Subject to any rights or restrictions attached to any shares, on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which he/she is the holder.

Proxy appointments and voting instructions must be received by the registrars not less than 48 hours before a general meeting. There are no specific restrictions on the size of a holding nor on the transfer of shares, which are both governed by the general provisions of the Articles and prevailing legislation. The Company is not aware of any agreements between shareholders that may result in restrictions on the transfer of shares or on voting rights attached to the shares. At the 2020 AGM, shareholders passed a resolution authorising the Directors to issue shares for cash on a non-pre-emptive basis up to a nominal value of £13.9m, representing less than 5% of the Company’s issued share capital, and authorising the Directors to issue up to an additional 5% of the issued share capital for cash on a non-pre-emptive basis in connection with an acquisition or specified investment. Since the 2020 AGM, no shares have been issued under this authority. The shareholder authority also permitted the Directors to issue shares in order to satisfy entitlements under employee share plans and details of such allotments are described below.

During the year, 1,496,653 ordinary shares in the Company were issued in order to satisfy entitlements under employee share plans as follows: 494,578 under a UK Sharesave option scheme at prices between 708.8p and 1,356.8p per share; 161,574 under the Dutch Debenture Scheme at prices between 5.34 EUR and 19.39 EUR, which is now satisfied by way of Company shares; and 840,501 under executive share option schemes at prices between 466.5p and 1,769.75p per share. The issued share capital as at 31 December 2020 is shown in note 24 to the consolidated financial statements.

Authority to purchase shares

At the 2020 AGM, shareholders passed a resolution authorising the purchase of up to 198m ordinary shares in the Company (representing less than 10% of the issued ordinary shares) by market purchase. During the year, 7,820,652 ordinary shares with a nominal value of 14 51⁄116p (representing 0.4% of the ordinary shares in issue on 31 December 2020) were purchased under the previous authority, for a total consideration of £150m, including expenses, and subsequently transferred to be held in treasury. The purpose of the share buyback is to reduce the capital of the Company. No purchases were made in the year under the current shareholder authority, as the Company’s share buyback programme has been suspended since the time of the 2020 AGM.

As at 31 December 2020 there were 50,087,679 ordinary shares held in treasury, representing 2.5% of the issued ordinary shares. The authority to make market purchases will expire at the 2021 AGM, at which a resolution to further extend the authority will be submitted to shareholders.

Substantial share interests

As at 31 December 2020, the Company had been notified by the following shareholders that they held an interest of 3% or more in voting rights of its issued share capital pursuant to Rule 5 of the Disclosure and Transparency Rules (DTR):

Notifications received as at 31 December 2020	% of voting rights

◾ BlackRock, Inc	7.84%

◾ Invesco Limited	4.99%

The percentage interests stated above are as disclosed at the date on which the interests were notified to the Company and, as at 10 February 2021, the Company had not received any further notifications under DTR 5.

Employee Benefit Trust

The trustee of the Employee Benefit Trust held an interest in 6,192,953 ordinary shares in the Company (representing 0.3% of the issued ordinary shares) as at 31 December 2020. The trustee may vote or abstain from voting any shares it holds in any way it sees fit.

Significant agreements – change of control

There are a number of borrowing agreements including credit facilities that, in the event of a change of control of RELX PLC and, in some cases, a consequential credit rating downgrade to sub-investment grade may, at the option of the lenders, require repayment and/or cancellation as appropriate. There are no arrangements between the Company and its Directors or employees providing for compensation for loss of office or employment that occurs specifically because of a takeover, merger or amalgamation with the exception of provisions in the Company’s share plans which could result in options or awards vesting or becoming exercisable on a change of control.

Articles

The Company’s Articles of Association (the Articles) may only be amended by a special resolution of shareholders passed at a general meeting of the Company.

Appointment and replacement of Directors

The appointment, re-appointment and replacement of Directors is governed by the Articles, the Companies Act 2006 and related legislation. Shareholders maintain their right to appoint and re-appoint Directors by way of an ordinary resolution in accordance with the Articles. The Directors may appoint additional or replacement Directors, who may only serve until the following AGM of the Company, at which time they must retire and, if appropriate, seek election by the Company’s shareholders. A Director may be removed from office by the Company as provided for by applicable law, in certain circumstances set out in the Articles, and at a general meeting of the Company by the passing of an ordinary resolution.

The Articles provide for a Board of Directors consisting of not fewer than two, but not more than 20 Directors, who manage the business and affairs of the Company.

Powers of Directors

Subject to the provisions of the Companies Act 2006, the Articles and any directions given by special resolutions, the business of the Company shall be managed by the Board which may exercise all the powers of the Company.

120	RELX Annual report and financial statements 2020 | Governance

Directors’ indemnity

In accordance with its Articles, the Company has granted its Directors an indemnity, to the extent permitted by law, in respect of liabilities incurred as a result of their office. This indemnity was in place for Directors that served at any time during the 2020 financial year, and also for each serving Director as at the date of approval of this report. The Company also purchased and maintained throughout the year directors’ and officers’ liability insurance in respect of itself and its Directors.

Related party transactions

Internal controls are in place to ensure that any related party transactions involving Directors or their connected persons are carried out on an arm’s-length basis and are properly recorded and disclosed where appropriate.

Conflicts of interest

Under the Companies Act 2006, the Directors have a duty to avoid situations in which they have, or could have, a direct or indirect interest that conflicts with the interests of the Company. The Board has established formal procedures for identifying, assessing and reviewing any situations where a Director has an interest that conflicts, or may possibly conflict, with the interests of the Company.

The Nominations Committee considers any such conflict or potential conflict and makes a recommendation to the Board on whether to authorise it, as permitted under the Company’s Articles. In reaching its decision, the Board is required to act in a way it considers would be most likely to promote the success of the Company and may impose limits or conditions when giving its authorisation, if it thinks this is appropriate. Actual or potential conflicts of interest are reviewed annually by the Nominations Committee.

No contract existed during the year in relation to the Company’s business in which any Director was materially interested.

Financial instruments

The Group’s financial risk management objectives and policies, including hedging activities and exposure to risks, are described in note 18 to the consolidated financial statements on pages 162 to 167.

Political donations

The Group does not make donations to European Union (EU) political organisations or incur EU political expenditure. In the US, Group companies donated £107,031 (2019: £60,351) to political organisations. In line with US law, these donations were not made at federal level, but only to candidates and political parties at state and local levels.

Employee relations

The Group is committed to employee involvement and participation. Where appropriate, major announcements are communicated to employees through internal briefings. Information on performance, development, organisational changes and other matters of interest is communicated through briefings and electronic bulletins.

The Company is an equal opportunity employer and does not discriminate on the grounds of race, gender or other characteristics in its recruitment or employment policies. The Group seeks opinions from employees through a triennial survey. The next triennial survey will be completed in 2021. For further information on employee surveys conducted throughout the year and the feedback received please see page 79. Certain employees throughout the Group are eligible to participate in the Group’s share incentive plans.

Disabled persons

RELX has a positive approach to inclusion and diversity. Details of the Group’s Inclusion and Diversity Policy are set out on page 92, which is incorporated into this Directors’ Report by reference. The Group is committed to the full and fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Where existing employees become disabled, our policy is to provide continuing employment, support and training wherever practicable.

Disclosures required under UK Listing Rule 9.8.4

The information required by Listing Rule 9.8.4 is set out on the pages below:

Information required		Page

(1)	Interest capitalised by the Group	n/a

(2)	Publication of unaudited financial information	n/a

(4)	Long-term incentive schemes	n/a

(5)	Waiver of emoluments by a director	n/a

(6)	Waiver of future emoluments by a director	n/a

(7)	Non pro-rata allotments for cash (issuer)	n/a

(8)	Non pro-rata allotments for cash (major subsidiaries)	n/a

(9)	Parent participation in a placing by a listed subsidiary	n/a

(10)	Contracts of significance	n/a

(11)	Provision of services by a controlling shareholder	n/a

(12)	Shareholder waiver of dividends	155

(13)	Shareholder waiver of future dividends	155

(14)	Agreements with controlling shareholders	n/a

Financial statements and accounting records

The Directors are responsible for preparing the Directors’ Report and the financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors are required to prepare the consolidated financial statements in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) adopted pursuant to Regulation (EC) No 1606/2002 as it applies to the EU, following the accounting policies shown in the notes to the financial statements on pages 137 to 138. The Directors have elected to prepare the individual company financial statements in accordance with Financial Reporting Standard 101 Reduced Disclosure Framework. Under company law the Directors must not approve the accounts unless they are satisfied that they give a true and fair view of the state of affairs of the Company and of the profit or loss of the Company for that period.

In preparing the individual company financial statements, the Directors are required to: select suitable accounting policies and then apply them consistently; make judgements and accounting estimates that are reasonable and prudent; state whether Financial Reporting Standard 101 Reduced Disclosure Framework has been followed, subject to any material departures being disclosed and explained in the financial statements; and

RELX Annual report and financial statements 2020 | Directors’ Report	121

prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Company will continue in business.

In preparing the Group financial statements, IAS1 requires that Directors: properly select and apply accounting policies; present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information; provide additional disclosures when compliance with the specific requirements of IFRS are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s financial position and financial performance; and make an assessment of the Company’s ability to continue as a going concern.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Directors’ responsibility statement

Each of the Directors, whose names and roles can be found on pages 66 to 67, confirms that, to the best of their knowledge:

◾	the consolidated financial statements, prepared in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the EU, following the accounting policies shown in the notes to the financial statements on pages 137 to 138, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Group;

◾	the individual company financial statements, prepared in accordance with Financial Reporting Standard 101 “Reduced Disclosure Framework” (FRS 101), give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company; and

◾	the Directors’ Report includes a fair review of the development and performance of the business and the position of the Group, together with a description of the principal and emerging risks and uncertainties that it faces.

Having taken into account all of the matters considered by the Board and brought to the attention of the Board during the year, the Directors are satisfied that the Annual Report and Financial Statements, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess the Company’s position and performance, business model and strategy.

Neither the Company nor the Directors accept any liability to any person in relation to the Annual Report except to the extent that such liability could arise under English law. Accordingly, any liability to a person who has demonstrated reliance on any untrue or misleading statement or omission shall be determined in accordance with Section 90A of the Financial Services and Markets Act 2000.

Disclosure of information to auditors

In accordance with Section 418 of the Companies Act 2006, each Director in office at the date this Directors’ Report is approved, confirms that:

◾	so far as the Director is aware, there is no relevant audit information of which the Company’s auditors are unaware; and

◾	he/she has taken all the steps that he/she ought to have taken as a Director to make himself/herself aware of any relevant audit information and to establish that the Company’s auditors are aware of that information.

Going concern

The Directors’ statement regarding the appropriateness of adopting the going concern basis of accounting is set out on page 88, which is incorporated into this Directors’ Report by reference.

Viability statement

The Directors’ statement regarding the long-term viability of the Group is set out on page 89, which is incorporated into this Directors’ Report by reference.

Auditors

Resolutions for the re-appointment of Ernst & Young LLP as auditors of the Company and to authorise the Audit Committee, on behalf of the Board, to determine their remuneration will be submitted to shareholders at the 2021 AGM.

Annual General Meeting

The date of RELX PLC’s AGM will be 22 April 2021. As a result of the ongoing spread of Covid-19 within the United Kingdom, the format and location of the AGM remains uncertain as at the date of this report.

Shareholders and other eligible attendees should refer to the RELX PLC Notice of AGM (which will be published on the RELX website and posted out to shareholders on or around 5 March 2021) for information on the format and location of the meeting. The Notice of AGM will also specify the method by which the Company will communicate any changes required to the format and/or location of the meeting, as a result of changes to health and safety measures imposed by the UK government restricting public gatherings.

By order of the Board

Henry Udow

Company Secretary

10 February 2021

Registered Office

1-3 Strand

London

WC2N 5JR

122 RELX Annual report and financial statements 2020

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	123

Financial statements and other information
In this section

124	Independent auditors’ report
132	Consolidated financial statements
137	Notes to the consolidated financial statements
180	5 year summary

124	RELX Annual report and financial statements 2020 | Financial statements and other information

Independent auditor’s report to

the members of RELX PLC

OPINION

In our opinion:

◾

RELX plc’s group financial statements and parent company financial statements (the “financial statements”) give a true and fair view of the state of the group’s and of the parent company’s affairs as at 31 December 2020 and of the group’s profit for the year then ended;

◾

the group financial statements have been properly prepared in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union;

◾	the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

◾	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

We have audited the financial statements of RELX plc (the ‘parent company’) and its subsidiaries (the ‘group’) for the year ended 31 December 2020 which comprise:

Group	Parent company
Consolidated income statement for the year ended 31 December 2020.	Statement of financial position as at 31 December 2020
Consolidated statement of comprehensive income for the year then ended	Statement of changes in equity for the year then ended
Consolidated statement of cash flows for the year then ended	Related notes 1 to 4 to the financial statements including a summary of significant accounting policies
Consolidated statement of financial position as at 31 December 2020
Consolidated statement of changes in equity for the year then ended
Related notes 1 to 29 to the financial statements, including a summary of significant accounting policies

The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRSs) adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards including FRS 101 “Reduced Disclosure Framework” (United Kingdom Generally Accepted Accounting Practice) and in accordance with the provisions of the Companies Act 2006.

BASIS FOR OPINION

We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC’s Ethical Standard as applied to listed public interest entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

CONCLUSIONS RELATING TO GOING CONCERN

In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the directors’ assessment of the group and parent company’s ability to continue to adopt the going concern basis of accounting included:

◾

In conjunction with our walkthrough of the Group’s financial close process, we confirmed our understanding of management’s Going Concern assessment process and also engaged with management early to ensure all key factors were considered in their assessment;

◾

We obtained management’s going concern assessment, including the cash forecast and covenant calculation for the going concern period which covers 18 months to 30 June 2022. The Group has modelled a number of adverse scenarios in their cash forecasts and covenant calculations in order to incorporate unexpected changes to the forecasted liquidity of the Group.

◾

We have tested the factors and assumptions included in each modelled scenario for the cash forecast and covenant calculation and we have tested the impact of Covid-19 included in each forecasted scenario. We considered the appropriateness of the methods used to calculate the cash forecasts and covenant calculations and determined through inspection and testing of the methodology and calculations that the methods utilised were appropriately sophisticated to be able to make an assessment for the entity.

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◾	We considered the mitigating factors included in the cash forecasts and covenant calculations that are within control of the Group. This includes review of the Group’s non-operating cash outflows and evaluating the Group’s ability to control these outflows as mitigating actions if required. We also verified credit facilities available to the Group.

◾	We have performed reverse stress testing in order to identify what factors would lead to the Group utilising all liquidity or breaching the financial covenant during the going concern period.

◾	We reviewed the Group’s going concern disclosures included in the annual report in order to assess that the disclosures were appropriate and in conformity with the reporting standards.

We have observed that the Exhibitions business area, which accounted for 5% of Group revenue in 2020 (16% in 2019), is experiencing a high level of disruption from the impact of the pandemic. Whilst events have been running in Asia, including events in China since June and in Japan since September, the Group has not been able to operate any large events in Europe or North America since March 2020. However, despite this uncertainty in the Exhibitions business, the other three RELX businesses (STM, Risk, and Legal), which make up the majority of the Group’s revenue and profits, have not been significantly impacted by Covid-19 from a revenue or profitability perspective, and are not expected to be significantly impacted by Covid-19 in the going concern assessment period. Further, the Group has access to committed bank facilities aggregating over $3.6bn, with over $2.9bn of these facilities maturing in 2023 or 2024.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group and parent company’s ability to continue as a going concern for a period of at least 18 months from 31 December 2020.

In relation to the group and parent company’s reporting on how they have applied the UK Corporate Governance Code, we have nothing material to add or draw attention to in relation to the directors’ statement in the financial statements about whether the directors considered it appropriate to adopt the going concern basis of accounting.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group’s ability to continue as a going concern.

OVERVIEW OF OUR AUDIT APPROACH
Audit scope

◾   We performed an audit of the complete financial information of six components and audit procedures on specific balances for a further six components. We also instructed one location to perform specific audit procedures over manual journal entries to revenue.

◾ The components where we performed full or specific audit procedures accounted for 81% of absolute profit before tax, 85% of revenue and 74% of total assets.
Key audit matters	◾ Uncertain tax positions

◾ Internally developed intangible assets

◾ Revenue recognition

◾ Valuation of identifiable intangible assets for acquisitions
Materiality	◾ Overall Group materiality of £70m which represents 5% of profit before tax.

AN OVERVIEW OF THE SCOPE OF THE PARENT COMPANY AND GROUP AUDITS

Tailoring the scope

Our assessment of audit risk, our evaluation of materiality and our allocation of performance materiality determine our audit scope for each company within the Group. Taken together, this enables us to form an opinion on the consolidated financial statements. We take into account size, risk profile, the organisation of the group and effectiveness of group-wide controls, changes in the business environment and other factors such as recent Internal audit results when assessing the level of work to be performed at each entity.

The group has centralised processes for key judgements and determination of accounting policies. Certain areas of audit focus, namely internally developed intangible assets, revenue recognition and acquisition accounting are more decentralised processes delineated by business area. We have tailored our response accordingly and procedures for the areas of focus were performed or directed by the group audit team.

In assessing the risk of material misstatement to the Group financial statements, and to ensure we had adequate quantitative coverage of significant accounts in the financial statements, we selected twelve components covering entities within the United Kingdom, Netherlands, United States, France, and Japan, which represent the principal business units within the group.

Of the twelve components selected, we performed an audit of the complete financial information of six components (“full scope components”) which were selected based on their size or risk characteristics. For the remaining six components (“specific scope components”), we performed audit procedures on specific accounts within that component that we considered had the potential for the greatest impact on the significant accounts in the financial statements either because of the size of these accounts or their risk profile. We also instructed one location to perform specific audit procedures over manual journal entries to revenue.

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The reporting components where we performed audit procedures accounted for 81% (2019: 84%) of the Group’s Profit before tax on an absolute basis, 85% (2019: 82%) of the Group’s Revenue and 74% (2019: 78%) of the Group’s Total assets. For the current year, the full scope components contributed 59% (2019: 60%) of the Group’s Profit before tax on an absolute basis, 80% (2019: 72%) of the Group’s Revenue and 66% (2019: 72%) of the Group’s Total assets. The specific scope component contributed 22% (2019: 24%) of the Group’s Profit before tax on an absolute basis, 5% (2019: 10%) of the Group’s Revenue and 8% (2019: 6%) of the Group’s Total assets. The audit scope of these components may not have included testing of all significant accounts of the component but will have contributed to the coverage of significant accounts tested for the Group. We also instructed one additional location to perform specified procedures over manual journal entries related to revenue, as described in the Risk section above.

Of the remaining components that together represent 19% of the Group’s profit before tax on an absolute basis, none are individually greater than 2% of the Group’s profit before tax. For these components, we performed other procedures, including analytical review, review of internal audit reports, and testing of consolidation journals, intercompany eliminations and foreign currency translation recalculations at the group level to respond to any potential risks of material misstatement to the Group financial statements.

The charts below illustrate the coverage obtained from the work performed by our audit teams.

(1)  Coverage of profit before tax measure on an absolute basis for each component (components with a loss would be added to both the numerator and denominator).

Changes from the prior year

As a result of the Covid-19 outbreak and resulting lockdown restrictions in all of the countries where full or specific scope audit procedures have been performed, we have modified our audit strategy to allow for the audit to be performed remotely at both the Group and component locations. This approach was supported through remote user access to the Group’s financial systems and the use of EY software collaboration platforms for the secure and timely delivery of requested audit evidence. The full and specific scope components have not changed from the prior year as these components remain the most significant to the Group and the coverage of the Group was consistent with the prior year audit. We have also revisited our procedures in respect of the Directors’ going concern assessment, taking into account the nature of the Group, its business model and related risks with procedures performed as listed above.

Involvement with component teams

In establishing our overall approach to the Group audit, we determined the type of work that needed to be undertaken at each of the components by us, as the primary audit engagement team, or by component auditors from other EY global network firms operating under our instruction. Of the six full scope components, audit procedures were performed on three of these directly by the primary audit team. For the six specific scope components, where the work was performed by component auditors, we determined the appropriate level of involvement to enable us to determine that sufficient audit evidence had been obtained as a basis for our opinion on the Group as a whole.

The Group audit team continued to follow a programme of planned visits that has been designed to ensure that the Senior Statutory Auditor, or another Group audit partner, visits all full scope and specific scope locations. During the current year’s audit cycle, due to Covid-19, the visits undertaken by the primary audit team were necessarily virtual visits. These visits were undertaken by the primary audit team to the component teams in the United Kingdom, Netherlands, United States, France, and Japan. These visits involved video call meetings with local management, and discussions on the audit approach with the component team and any issues arising from their work. The primary team interacted regularly with the component teams where appropriate during various stages of the audit, reviewed key working papers and were responsible for the scope and direction of the audit process. This, together with the additional procedures at Group level, gave us appropriate evidence for our opinion on the Group financial statements.

KEY AUDIT MATTERS

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in our opinion thereon, and we do not provide a separate opinion on these matters.

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RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEE

Uncertain tax positions

As described in note 9 to the consolidated financial statements, note 1 in the accounting policies and in the audit committee report (page 115), the Group is subject to tax in numerous jurisdictions. Its operational structure gives rise to potential tax exposures that require management to exercise judgement in making determinations as to the amount of tax that is payable. The Group reports cross-border transactions undertaken between subsidiaries on an arm’s-length basis in tax returns in accordance with Organisation for Economic Co-operation and Development (OECD) guidelines. Transfer pricing relies on the exercise of judgement and it is reasonably possible for there to be a significant range of potential outcomes.

The Group is subject to tax authority audits in multiple jurisdictions at any point in time and has a number of open tax enquiries.

As a result, it has recognised a number of provisions against uncertain tax positions, the valuation of which requires significant assumptions and judgement, as described in note 9.

We focused on this area due to the complexity in auditing, due to their subjectivity, the quantification of the provision and the judgement around the trigger for recognition or release impacting the provision and the effective tax rate.

Our procedures included obtaining an understanding of the tax provisioning processes and evaluating the design of, as well as testing, internal controls over the tax provisioning process. We tested controls over management’s review of the uncertain tax position provisions recorded, including the controls over the development of significant assumptions and judgments.

Our procedures on the uncertain tax positions were performed centrally by the group team supported by overseas teams including professionals with specialised skills. Procedures included, among others (i) meeting with members of management responsible for tax to understand the Group cross-border transactions, status of significant provisions, and any changes to management’s judgements in the year; (ii) reading correspondence with tax authorities and external advisors and obtaining an understanding of all matters considered by management to inform our assessment of recorded estimates and evaluate the completeness of the provisions recorded; (iii) independently assessing management’s significant assumptions and judgements to record or release provisions following tax audits, settlements and the expiry of timeframes with reference to other similar tax positions the Group has historically held and our knowledge of developments in the jurisdictions in which RELX maintain tax provisions; (iv) testing the underlying schedules for arithmetic accuracy, as well as with reference to applicable tax laws; and (v) evaluating the adequacy of tax disclosures.

We reported our conclusions to the Audit Committee that we challenged the robustness of the key management judgements. We confirmed that we were satisfied that management’s judgements in relation to the extent of provisions for uncertain tax positions are appropriate. We noted further that there continues to be a high degree of uncertainty about the eventual outcome of many of these provisions.

Internally developed intangible assets

The Group capitalised internally developed intangible assets of £318 million in the current year (2019: £333 million) and has a year end net book value of £1,244 million (2019: £1,264 million). As described in note 15 to the consolidated financial statements and in the audit committee report (page 115), the capitalisation of costs related to the development of new products and business infrastructure, together with the determination of economic useful lives assigned to the resulting assets, requires the exercise of significant judgement.

Auditing the capitalization of internally developed intangible assets is inherently judgemental with respect to auditing management’s determination of technical feasibility, intention and ability to complete the intangible asset, ability to use or sell the asset, ability to generate future economic benefits and ability to measure the costs reliably. As a result these expenditures may be inappropriately capitalised, amortised or valued.

We performed full scope audit procedures over internally developed intangible assets in 6 locations, which covered 79% of the account balance. Our audit procedures included obtaining an understanding of the processes which support the expenditure and subsequent capitalisation of internally developed intangible assets and evaluating the design, as well as testing, internal controls over the capitalisation of internally generated intangible assets. We tested controls over management’s review and approval of new capital projects and management’s assessment of the capitalisation criteria for costs incurred for the projects.

Additionally, procedures included, among others (i) assessing the accounting policy and methodology for capitalisation of expenditures; (ii) evaluating the accuracy and valuation of amounts capitalised to assess whether costs are directly attributable and necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management, which was done by assessing if capitalised costs related to an authorized capital project and met the criteria to be capitalized; and (iii) assessing the useful lives assigned based on related business cases and historical experience which is assessed in the year of capitalisation and in all subsequent years that the assets are in service and are being amortised.

We did not identify any evidence of material misstatement in the capitalisation of internally developed intangible assets.

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RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEE

Revenue recognition

As described in note 2 to the consolidated financial statements, the group earns revenue (£7.9bn recorded in 2019, compared to £7.5bn recorded in 2018) from a variety of sources among the different business areas, including annual subscriptions, transactional usage and exhibition fees. The nature of the risk associated with the accurate recording of revenue varies.

We recognise that revenue is a key metric upon which the group is judged, that the group has annual internal targets, and that the group has incentive schemes that are partially impacted by revenue growth.

We have determined that there is a risk in each of the business areas related to the opportunity to commit fraud in the respective revenue streams through manual adjustments or override of controls by management.

	We performed full and specific scope audit procedures over revenue in 11 locations, which covered 85% of revenue. We performed procedures to address the specific risk in each business area. Procedures included, among others, (i) assessing the processes and testing controls over each significant revenue stream; (ii) evaluating the appropriateness of journal entries impacting revenue, as well as other adjustments made in the preparation of the financial statements; (iii) evaluating management’s controls over such adjustments; (iv) inspecting a sample of contracts to check that revenue recognition was in accordance with the contract terms and the group’s revenue recognition policies; (v) testing a sample of transactions around period end to test that revenue was recorded in the correct period; (vi) for revenue streams that have judgemental elements, evaluating management’s assumption;(vii) for certain revenue streams we obtained audit evidence through the execution of data analytics procedures, including a correlation of revenue to cash.	Revenue has been recognised appropriately in the year ended 31 December 2020 in accordance with IFRS 15: Revenue from Contracts with Customers.

Valuation of identifiable intangible assets for acquisitions

As discussed in note 12 of the consolidated financial statements during the year ended 31 December 2020, the group completed acquisitions of £878 million with the most notable being ID Analytics and Emailage which were acquired for net consideration of $375 million and $480 million respectively. The transactions were accounted for as business combinations.

Auditing the Group’s acquisition accounting required significant auditor judgement due to the estimation uncertainty in determining the completeness and fair value of the identified intangible assets of the acquired businesses, which primarily consisted of developed technology and customer relationships. The estimation uncertainty was primarily due to the sensitivity of the underlying assumptions which were applied by management and their specialists in the excess-earnings and valuation models to measure the fair value of the identified intangible assets. The significant assumptions used to estimate the value of the identified intangible assets included discount rates, revenue growth rates, terminal growth rates, royalty rates, obsolescence rates, and retention rates.

Our procedures included obtaining an understanding of the acquisition accounting processes and evaluating the design of, as well as testing internal controls over the relevant acquisition accounting process. This included testing the design and operating effectiveness of controls over management’s review of the valuation models and significant assumptions used to develop the estimates of fair value of the identified intangible assets as well as controls over the completeness and accuracy of data used in the valuation models and assumptions.

To test the estimated fair value of acquired intangible assets our audit procedures included, among others, evaluating the Group’s selection of valuation methodology and significant assumptions, evaluating the completeness and accuracy of the underlying data supporting the significant assumptions including the future cash flow assumptions and estimates, and assessing the competence, capabilities, and objectivity of management’s specialists. We compared the significant assumptions used to current industry, market and economic trends, obtained support to evaluate operating data, performed a sensitivity analysis to evaluate the assumptions that were most significant to the estimates and recalculated management’s estimates. We also involved our valuation specialists to assist with our evaluation of the methodology used by the Group and significant assumptions used in determining the fair value estimates. Our valuation specialists performed independent comparative calculations to estimate the discount rate and other key assumptions.

In accordance with IFRS 3, the Group recognises the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Determining these fair values required management to make significant estimates and assumptions, especially with respect to intangible assets. We believe that the significant underlying assumptions, selection of valuation methodology and judgements applied are appropriate.

Additionally, we have reviewed the related disclosures made by the Company and found them to be appropriate and in conformity with IFRS for the Group and FRS 101 for the Company.

In the prior year, our auditor’s report included a key audit matter in relation to finance systems. In the current year, this was no longer identified as a key audit matter as it is no longer deemed to have the greatest effect on overall audit strategy, the allocation of resources or directing the efforts of the engagement team. This was due to the experience gained from prior audits and the reduced scale of migrations with an impact on that audit in the current year.

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OUR APPLICATION OF MATERIALITY

We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion.

Materiality

The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures.

We determined materiality for the Group to be £70 million (2019: £90 million), which is 5% (2019: 5%) of profit before tax. We believe that profit before tax provides us with the best assessment of the requirements of the users of the financial statements. The reduction in materiality from the prior year is primarily due to the negative impact of Covid-19 on the profitability of the Exhibitions business in 2020.

We determined materiality for the Parent Company to be £70 million (2019: £90 million), which is 0.4% (2019: 0.5%) of equity.

Performance materiality

The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality.

On the basis of our risk assessments, together with our assessment of the Group’s overall control environment, our judgement was that performance materiality was 75% (2019: 75%) of our planning materiality, namely £52.5m (2019: £68m). We have set performance materiality at this percentage due to our assessment of the control environment and the historic lack of significant audit findings.

Audit work at component locations for the purpose of obtaining audit coverage over significant financial statement accounts is undertaken based on a percentage of total performance materiality. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current year, the range of performance materiality allocated to components was £6.5m to £47m (2019: £8.5m to £53.5m).

Reporting threshold

An amount below which identified misstatements are considered as being clearly trivial.

We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of £3.5m (2019: £4.5m), which is set at 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds.

We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion.

OTHER INFORMATION

The other information comprises the information included in the annual report set out on pages 1-122, other than the financial statements and our auditor’s report thereon. The directors are responsible for the other information contained within the annual report.

Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in this report, we do not express any form of assurance conclusion thereon.

Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact.

We have nothing to report in this regard.

Opinions on other matters prescribed by the Companies Act 2006

In our opinion, the part of the directors’ remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006.

In our opinion, based on the work undertaken in the course of the audit:

◾	the information given in the strategic report and the directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and

◾	the strategic report and the directors’ report have been prepared in accordance with applicable legal requirements.

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Matters on which we are required to report by exception

In the light of the knowledge and understanding of the group and the parent company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors’ report.

We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion:

◾	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or

◾	the parent company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

◾	certain disclosures of directors’ remuneration specified by law are not made; or

◾	we have not received all the information and explanations we require for our audit.

Corporate Governance Statement

The Listing Rules require us to review the directors’ statement in relation to going concern, longer-term viability and that part of the Corporate Governance Statement relating to the group and company’s compliance with the provisions of the UK Corporate Governance Statement specified for our review.

Based on the work undertaken as part of our audit, we have concluded that each of the following elements of the Corporate Governance Statement is materially consistent with the financial statements or our knowledge obtained during the audit:

◾	Directors’ statement with regards to the appropriateness of adopting the going concern basis of accounting and any material uncertainties identified set out on page 88;

◾	Directors’ explanation as to its assessment of the company’s prospects, the period this assessment covers and why the period is appropriate set out on page 89;

◾	Directors’ statement on fair, balanced and understandable set out on page 121;

◾	Board’s confirmation that it has carried out a robust assessment of the emerging and principal risks set out on page 60;

◾	The section of the annual report that describes the review of effectiveness of risk management and internal control systems set out on page 86; and;

◾	The section describing the work of the audit committee set out on page 115.

Responsibilities of directors

As explained more fully in the directors’ responsibilities statement set out on page 121, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the group and parent company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined below, to detect irregularities, including fraud. The risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below.

However, the primary responsibility for the prevention and detection of fraud rests with both those charged with governance of the company and management.

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Our approach was as follows:

◾	We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and determined that the most significant are those that relate to the reporting framework (IFRS, FRS 101, the Companies Act 2006 and UK Corporate Governance Code) and the relevant tax compliance regulations in the jurisdictions in which the group operates.

◾	We understood how RELX plc is complying with those frameworks by making enquiries of management, internal audit, those responsible for legal and compliance procedures and the company secretary. We corroborated our enquiries through our review of Board minutes and papers provided to the Audit Committee as well as observation in Audit Committee meetings, as well as consideration of the results of our audit procedures across the Group.

◾	We assessed the susceptibility of the group’s financial statements to material misstatement, including how fraud might occur by meeting with finance and operational management from various parts of the business to understand where it considered there was susceptibility to fraud. We also considered performance targets and their propensity to influence on efforts made by management to manage earnings. We considered the programmes and controls that the group has established to address risks identified, or that otherwise prevent, deter and detect fraud; and how senior management monitors those programmes and controls. Where the risk was considered to be higher, we performed audit procedures to address each identified fraud risk. These procedures included testing manual journals and were designed to provide reasonable assurance that the financial statements were free from fraud or error.

◾	Based on this understanding we designed our audit procedures to identify non-compliance with such laws and regulations. Our procedures involved: journal entry testing, with a focus on manual consolidation journals and journals indicating large or unusual transactions based on our understanding of the business; enquiries of legal counsel, group management, internal audit, business area management at all full and specific scope management; and focused testing. In addition, we completed procedures to conclude on the compliance of the disclosures in the annual report and accounts with all applicable requirements.

◾	Any instances of non-compliance with laws and regulations were communicated by/to components and considered in our audit approach, if applicable.

A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council’s website at https://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor’s report.

Other matters we are required to address

◾	Following the recommendation from the audit committee we were appointed by the Company on 21 April 2016 to audit the financial statements for the year ending 31 December and subsequent financial periods.

The period of total uninterrupted engagement including previous renewals and reappointments is five years, covering the years ending 2016 to 2020.

◾	Non-audit services prohibited by the FRC’s Ethical Standard were not provided to the group or the parent company and we remain independent of the group and the parent company in conducting the audit.

◾	The audit opinion is consistent with the additional report to the audit committee.

USE OF OUR REPORT

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Hywel Ball (Senior statutory auditor)

for and on behalf of Ernst & Young LLP, Statutory Auditor

London 10 February 2021

Notes:

(1)

The maintenance and integrity of the RELX PLC web site is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the web site.

(2)	Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

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Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	Note	2020 £m	2019 £m	2018 £m
Revenue	2	7,110	7,874	7,492
Cost of sales		(2,487)	(2,755)	(2,644)
Gross profit		4,623	5,119	4,848
Selling and distribution costs		(1,212)	(1,292)	(1,191)
Administration and other expenses		(1,901)	(1,767)	(1,725)
Share of results of joint ventures		15	41	32
Operating profit	2, 3	1,525	2,101	1,964
Finance income	7	3	9	6
Finance costs	7	(175)	(314)	(217)
Net finance costs		(172)	(305)	(211)
Disposals and other non-operating items	8	130	51	(33)
Profit before tax		1,483	1,847	1,720
Current tax		(264)	(382)	(297)
Deferred tax		(11)	44	5
Tax expense	9	(275)	(338)	(292)
Net profit for the year		1,208	1,509	1,428

Attributable to:
RELX PLC shareholders		1,224	1,505	1,422
Non-controlling interests		(16)	4	6
Net profit for the year		1,208	1,509	1,428

Earnings per share
FOR THE YEAR ENDED 31 DECEMBER		2020	2019	2018
Basic earnings per share
RELX PLC	10	63.5p	77.4p	71.9p

Diluted earnings per share
RELX PLC	10	63.2p	76.9p	71.4p

RELX Annual report and financial statements 2020	133

Consolidated statement of comprehensive income

FOR THE YEAR ENDED 31 DECEMBER	Note	2020 £m	2019 £m	2018 £m
Net profit for the year		1,208	1,509	1,428

Items that will not be reclassified to profit or loss:
Actuarial losses on defined benefit pension schemes	6	(155)	(137)	(91)
Tax on items that will not be reclassified to profit or loss	9	39	23	15
Total items that will not be reclassified to profit or loss		(116)	(114)	(76)

Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		(265)	(82)	207
Fair value movements on cash flow hedges	18	(6)	16	(59)
Transfer to net profit from cash flow hedge reserve	18	22	35	17
Tax on items that may be reclassified to profit or loss	9	(4)	(8)	9
Total items that may be reclassified to profit or loss		(253)	(39)	174
Other comprehensive (loss)/income for the year		(369)	(153)	98
Total comprehensive income for the year		839	1,356	1,526

Attributable to:
RELX PLC shareholders		855	1,352	1,520
Non-controlling interests		(16)	4	6
Total comprehensive income for the year		839	1,356	1,526

134	RELX Annual report and financial statements 2020 | Financial statements and other information

Consolidated statement of cash flows

FOR THE YEAR ENDED 31 DECEMBER	Note	2020 £m	2019 £m	2018 £m
Cash flows from operating activities
Cash generated from operations	11	2,264	2,724	2,555
Interest paid (including lease interest)		(179)	(175)	(179)
Interest received		7	4	24
Tax paid (net)		(496)	(464)	(415)
Net cash from operating activities		1,596	2,089	1,985

Cash flows from investing activities
Acquisitions	11	(869)	(423)	(935)
Purchases of property, plant and equipment		(43)	(47)	(56)
Expenditure on internally developed intangible assets		(319)	(333)	(306)
Purchase of investments		(2)	(8)	(13)
Proceeds from disposals of property, plant and equipment		–	2	4
Gross proceeds from business disposals and sale of investments		54	82	34
Payments on business disposals		(25)	(40)	(29)
Dividends received from joint ventures		31	34	30
Net cash used in investing activities		(1,173)	(733)	(1,271)

Cash flows from financing activities
Dividends paid to shareholders	13	(880)	(842)	(796)
Distributions to non-controlling interests		(6)	(9)	(8)
(Decrease)/increase in short-term bank loans, overdrafts and commercial paper	11	(436)	98	147
Issuance of term debt	11	2,342	729	958
Repayment of term debt	11	(1,233)	(617)	(211)
Repayment of leases	11	(105)	(102)	(95)
Receipts in respect of subleases	11	15	16	14
Disposal of non-controlling interest		–	6	–
Repurchase of ordinary shares	24	(150)	(600)	(700)
Purchase of shares by Employee Benefit Trust	24	(37)	(37)	(43)
Proceeds on issue of ordinary shares		16	29	21
Net cash used in financing activities		(474)	(1,329)	(713)

(Decrease)/increase in cash and cash equivalents	11	(51)	27	1

Movement in cash and cash equivalents
At start of year		138	114	111
(Decrease)/increase in cash and cash equivalents		(51)	27	1
Exchange translation differences		1	(3)	2
At end of year		88	138	114

RELX Annual report and financial statements 2020	135

Consolidated statement of financial position

AS AT 31 DECEMBER	Note	2020 £m	2019 £m
Non-current assets
Goodwill	14	7,224	6,824
Intangible assets	15	3,425	3,452
Investments in joint ventures	16	103	118
Other investments	16	259	133
Property, plant and equipment	17	162	180
Right-of-use assets	23	216	264
Other receivables		27	31
Deferred tax assets	9	270	239
Net pension assets	6	47	45
Derivative financial instruments	18	138	58
		11,871	11,344
Current assets
Inventories and pre-publication costs	19	240	217
Trade and other receivables	20	1,927	2,067
Derivative financial instruments	18	19	23
Cash and cash equivalents	11	88	138
		2,274	2,445
Total assets		14,145	13,789

Current liabilities
Trade and other payables	21	3,260	3,479
Derivative financial instruments	18	9	24
Borrowings	22	847	2,060
Taxation		149	372
Provisions		109	12
		4,374	5,947
Non-current liabilities
Derivative financial instruments	18	3	10
Borrowings	22	6,276	4,354
Deferred tax liabilities	9	665	593
Net pension obligations	6	671	565
Other payables		49	108
Provisions		6	22
		7,670	5,652
Total liabilities		12,044	11,599
Net assets		2,101	2,190

Capital and reserves
Share capital	24	286	286
Share premium	24	1,459	1,443
Shares held in treasury	24	(887)	(834)
Translation reserve		27	292
Other reserves	25	1,214	979
Shareholders’ equity		2,099	2,166
Non-controlling interests		2	24
Total equity		2,101	2,190

The consolidated financial statements were approved by the Board of Directors and authorised for issue on 10 February 2021. They were signed on its behalf by:

A J Habgood	N L Luff
Chair	Chief Financial Officer

136	RELX Annual report and financial statements 2020 | Financial statements and other information

Consolidated statement of changes in equity

	Note	Share capital £m	Share premium £m	Shares held in treasury £m	Translation reserve £m	Other reserves £m	Shareholders’ equity £m	Non- controlling interests £m	Total equity £m
Balance at 1 January 2018		224	3,104	(1,631)	170	425	2,292	21	2,313
Total comprehensive income for the year		–	–	–	207	1,313	1,520	6	1,526
Dividends paid	13	–	–	–	–	(796)	(796)	(8)	(804)
Issue of ordinary shares, net of expenses	24	134	114	–	–	(227)	21	–	21
Repurchase of ordinary shares		–	–	(743)	–	–	(743)	–	(743)
Cancellation of shares	24	(68)	(1,795)	1,601	–	262	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	35	35	–	35
Settlement of share awards		–	–	35	–	(35)	–	–	–
Acquisitions		–	–	–	–	–	–	11	11
Exchange differences on translation of capital and reserves		–	(8)	4	(3)	7	–	–	–
Balance at 1 January 2019		290	1,415	(734)	374	984	2,329	30	2,359
Total comprehensive income for the year		–	–	–	(82)	1,434	1,352	4	1,356
Dividends paid	13	–	–	–	–	(842)	(842)	(9)	(851)
Issue of ordinary shares, net of expenses	24	1	28	–	–	–	29	–	29
Repurchase of ordinary shares		–	–	(637)	–	–	(637)	–	(637)
Bonus issue of ordinary share	24	4,000	–	–	–	(4,000)	–	–	–
Cancellation of bonus share	24	(4,000)	–	–	–	4,000	–	–	–
Cancellation of shares	24	(5)	–	504	–	(499)	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	33	33	–	33
Settlement of share awards		–	–	33	–	(33)	–	–	–
Acquisitions		–	–	–	–	–	–	(1)	(1)
Put option		–	–	–	–	(103)	(103)	–	(103)
Disposal of non-controlling interest		–	–	–	–	5	5	1	6
Exchange differences on translation of capital and reserves		–	–	–	–	–	–	(1)	(1)
Balance at 1 January 2020		286	1,443	(834)	292	979	2,166	24	2,190
Total comprehensive income for the year		–	–	–	(265)	1,120	855	(16)	839
Dividends paid	13	–	–	–	–	(880)	(880)	(6)	(886)
Issue of ordinary shares, net of expenses	24	–	16	–	–	–	16	–	16
Repurchase of ordinary shares		–	–	(87)	–	–	(87)	–	(87)
Increase in share based remuneration reserve (net of tax)		–	–	–	–	27	27	–	27
Settlement of share awards		–	–	34	–	(34)	–	–	–
Acquisitions		–	–	–	–	2	2	(2)	–
Exchange differences on translation of capital and reserves		–	–	–	–	–	–	2	2
Balance at 31 December 2020		286	1,459	(887)	27	1,214	2,099	2	2,101

RELX Annual report and financial statements 2020	137

Notes to the consolidated financial statements

for the year ended 31 December 2020

1 Basis of preparation and accounting policies

Basis of preparation

The shares of RELX PLC are traded on the London, Amsterdam and New York stock exchanges. RELX PLC and its subsidiaries, joint ventures and associates are together known as ‘RELX’.

In preparing the consolidated financial statements, subsidiaries are accounted for under the acquisition method and investments in associates and joint ventures are accounted for under the equity method. All intra-group transactions and balances are eliminated.

On acquisition of a subsidiary, or interest in an associate or joint venture, fair values, reflecting conditions at the date of acquisition, are attributed to the net assets, including identifiable intangible assets acquired. Adjustments are made to bring accounting policies into line with those of the Group. The results of subsidiaries sold or acquired are included in the consolidated financial statements up to or from the date that control passes from or to the Group.

Non-controlling interests in the net assets of the Group are identified separately from shareholders’ equity. Non-controlling interests consist of the amount of those interests at the date of the original acquisition and the non-controlling share of changes in equity since the date of acquisition.

The Directors of RELX PLC, having made appropriate enquiries, consider that adequate resources exist for the Group to continue in operational existence for the foreseeable future and that, therefore, it is appropriate to adopt the going concern basis in preparing the consolidated financial statements for the year ended 31 December 2020.

Accounting policies

The Group’s consolidated financial statements are prepared in accordance with International Accounting Standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRS) adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union and as issued by the International Accounting Standards Board (IASB). The accounting policies under IFRS are included in the relevant notes to the consolidated financial statements. The accounting policies below are applied throughout the financial statements and are unchanged from those applied in preparing the consolidated financial statements for the year ended 31 December 2019.

Foreign exchange translation

The consolidated financial statements are presented in sterling.

Transactions in foreign currencies are recorded at the rate of exchange prevailing on the date of the transaction. Non-monetary assets and liabilities that are measured at historical cost in foreign currencies are translated using the exchange rate at the date of the transaction. At each statement of financial position date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rate prevailing on the statement of financial position date. Exchange differences arising are recorded in the income statement other than where hedge accounting applies, as set out on pages 162 to 167.

Assets and liabilities of foreign operations are translated at exchange rates prevailing on the statement of financial position date. Income and expense items and cash flows of foreign operations are translated at the average exchange rate for the period. Significant individual items of income and expense and cash flows in foreign operations are translated at the rate prevailing on the date of transaction. Exchange differences arising are classified as equity and transferred to the translation reserve. When foreign operations are disposed of, the related cumulative translation differences are recognised within the income statement in the period.

The Group uses derivative financial instruments, primarily forward contracts, to hedge its exposure to certain foreign exchange risks. Details of the Group’s accounting policies in respect of derivative financial instruments are set out on page 162.

Critical judgements and key sources of estimation uncertainty

The most significant accounting policies in determining the financial condition and results of the Group, and those requiring the most subjective or complex judgement, relate to and are included in the following notes:

◾	valuation of goodwill and intangible assets – notes 14 and 15;

◾	capitalisation of development spend – note 15;

◾	taxation – note 9; and

◾	accounting for defined benefit pension schemes – note 6.

138	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

1 Basis of preparation and accounting policies (continued)

Other significant accounting policies

The accounting policy in respect of revenue recognition is also significant in determining the financial condition and results of the Group. The application of this policy is straightforward, and is included in note 2.

Standards and amendments effective for the year

The interpretations and amendments to IFRS effective for 2020 have not had a significant impact on the Group’s accounting policies or reporting.

Standards, amendments and interpretations not yet effective

A number of amendments and interpretations have been issued which are not expected to have any significant impact on the accounting policies and reporting.

2 Revenue, operating profit and segment analysis

Accounting policy

The Group’s reported segments are based on the internal reporting structure and financial information provided to the Board.

Adjusted operating profit is the key segmental profit measure used by the Group in assessing performance. Adjusted operating profit is reconciled to operating profit on page 188.

Revenue arises from the provision of products and services under contracts with customers. In all cases, revenue is recognised to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and is recognised when the customer obtains control of the good or service.

Revenue is stated at the transaction price, which includes allowance for anticipated discounts and returns and excludes customer sales taxes and other amounts to be collected on behalf of third-parties.

Where the goods or services promised within a contract are distinct, they are identified as separate performance obligations and are accounted for separately.

Where separate performance obligations are identified, total revenue is allocated on the basis of relative stand-alone selling prices or management’s best estimate of relative value where stand-alone selling prices do not exist. Management estimates may include a cost-plus method or comparable product approach, but must be supported by objective evidence. A residual approach may be applied where it is not possible to derive a reliable management estimate for a specific component.

Our subscription and Exhibition related revenue streams require payment in advance of the service being provided. Payment terms offered to customers are in line with the standard in the markets and geographies we operate in, and contracts do not contain significant financing components. Contracts for our transactional electronic revenue streams generally have payments that vary with volume of usage. Other than that, our contracts do not involve variable consideration.

Revenue is recognised for the various categories as follows:

◾   Subscriptions – revenue comprises income derived from the periodic distribution or update of a product. Subscription revenue is generally invoiced in advance and recognised systematically over the period of the subscription. Recognition is either on a straight-line basis where the transaction involves the transfer of goods and services to the customer in a consistent manner over a specific period of time; or based on the value received by the customer where the goods and services are not delivered in a consistent manner.

◾   Transactional – revenue is recognised when control of the product is passed to the customer or the service has been performed. For exhibitions, revenue primarily comprises income from exhibitors and attendees at exhibitions. Exhibition revenue is recognised on occurrence of the exhibition.

◾   Advertising – revenue is recognised on publication or over the period of online display.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	139

2 Revenue, operating profit and segment analysis (continued)

RELX is a global provider of information-based analytics and decision tools for professional and business customers. Operating in four major market segments: Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance; Risk provides customers with information-based analytics and decision tools that combine public and industry-specific content with advanced technology and algorithms to assist them in evaluating and predicting risk and enhancing operational efficiency; Legal provides legal, regulatory and business information and analytics that helps customers increase their productivity, improve decision-making and achieve better outcomes; and Exhibitions is a leading global events business combining face-to-face with data and digital tools to help customers learn about markets, source products and complete transactions.

ANALYSIS BY BUSINESS SEGMENT	Revenue			Adjusted operating profit
	2020 £m	2019 £m	2018 £m	2020 £m	2019 £m	2018 £m
Scientific, Technical & Medical	2,692	2,637	2,538	1,021	982	942
Risk	2,417	2,316	2,117	894	853	776
Legal	1,639	1,652	1,618	330	330	320
Exhibitions*	362	1,269	1,219	(164)	331	313
Sub-total	7,110	7,874	7,492	2,081	2,496	2,351
Unallocated items	–	–	–	(5)	(5)	(5)
Total	7,110	7,874	7,492	2,076	2,491	2,346

*	Details of the exceptional costs excluded from adjusted operating profit are disclosed on page 141 in note 2.

2020	Scientific, Technical & Medical	Risk	Legal	Exhibitions	Total
Revenue by geographical market
North America	1,224	1,921	1,119	43	4,307
Europe*	621	327	338	83	1,369
Rest of world	847	169	182	236	1,434
Total revenue	2,692	2,417	1,639	362	7,110

Revenue by format
Electronic	2,326	2,387	1,422	44	6,179
Face-to-face	1	19	7	318	345
Print	365	11	210	–	586
Total revenue	2,692	2,417	1,639	362	7,110

Revenue by type
Subscriptions	2,048	944	1,287	–	4,279
Transactional	605	1,469	348	362	2,784
Advertising	39	4	4	–	47
Total revenue	2,692	2,417	1,639	362	7,110

*	Europe includes revenue of £464m from the United Kingdom (2019: £529m; 2018: £527m).

140	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

2 Revenue, operating profit and segment analysis (continued)

2019	Scientific, Technical & Medical	Risk	Legal	Exhibitions	Total
Revenue by geographical market
North America	1,182	1,843	1,118	248	4,391
Europe	635	317	340	508	1,800
Rest of world	820	156	194	513	1,683
Total revenue	2,637	2,316	1,652	1,269	7,874

Revenue by format
Electronic	2,214	2,264	1,400	51	5,929
Face-to-face	8	25	9	1,218	1,260
Print	415	27	243	–	685
Total revenue	2,637	2,316	1,652	1,269	7,874

Revenue by type
Subscriptions	1,970	872	1,287	–	4,129
Transactional	622	1,428	359	1,269	3,678
Advertising	45	16	6	–	67
Total revenue	2,637	2,316	1,652	1,269	7,874

2018	Scientific, Technical & Medical	Risk	Legal	Exhibitions	Total
Revenue by geographical market
North America	1,118	1,669	1,083	221	4,091
Europe	611	322	340	535	1,808
Rest of world	809	126	195	463	1,593
Total revenue	2,538	2,117	1,618	1,219	7,492

Revenue by format
Electronic	2,094	2,030	1,338	51	5,513
Face-to-face	7	36	10	1,168	1,221
Print	437	51	270	–	758
Total revenue	2,538	2,117	1,618	1,219	7,492

Revenue by type
Subscriptions	1,877	765	1,247	–	3,889
Transactional	615	1,322	365	1,219	3,521
Advertising	46	30	6	–	82
Total revenue	2,538	2,117	1,618	1,219	7,492

Over half of RELX’s revenue comes from subscription arrangements, and revenue for these is generally recognised on a straight-line basis over the time period covered by the agreement, in line with the provision of services. There are a number of multi-year contracts, mainly in Risk, where revenue is recognised on the achievement of delivery milestones or other specified performance obligations. As at 31 December 2020, the aggregate amount of the transaction price of such contracts which relates to performance obligations which have not yet been delivered was approximately £146m (2019: £162m). It is expected that revenue will be recognised in relation to this amount over the next seven years.

ANALYSIS OF REVENUE BY GEOGRAPHICAL ORIGIN	2020 £m	2019 £m	2018 £m
North America	4,192	4,308	4,013
Europe	2,436	2,832	2,790
Rest of world	482	734	689
Total	7,110	7,874	7,492

Revenue by geographical origin from the United Kingdom in 2020 was £1,176m (2019: £1,320m; 2018: £1,144m).

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	141

2 Revenue, operating profit and segment analysis (continued)

ANALYSIS BY BUSINESS SEGMENT	Expenditure on
	acquired goodwill and			Capital expenditure			Amortisation of acquired			Depreciation and other
	intangible assets			additions			intangible assets			amortisation
	2020 £m	2019 £m	2018 £m	2020 £m	2019 £m	2018 £m	2020 £m	2019 £m	2018 £m	2020 £m	2019 £m	2018 £m
Scientific, Technical & Medical	169	65	106	94	104	100	65	62	58	120	109	109
Risk	822	47	852	93	96	92	192	170	161	98	89	73
Legal	–	139	30	153	155	145	68	24	33	176	150	147
Exhibitions	6	251	61	24	26	28	51	39	36	73	41	35
Total	997	502	1,049	364	381	365	376	295	288	467	389	364

Capital expenditure comprises additions to property, plant and equipment and internally developed intangible assets. Depreciation and other amortisation includes depreciation on right-of-use assets. Amortisation of acquired intangible assets includes amounts in respect of joint ventures of nil (2019: £1m; 2018: £1m) in Exhibitions.

ANALYSIS OF NON-CURRENT ASSETS BY GEOGRAPHICAL LOCATION	2020 £m	2019 £m	2018 £m
North America	8,940	8,365	8,692
Europe	2,058	2,156	1,996
Rest of world	418	481	461
Total	11,416	11,002	11,149

Non-current assets held in the United Kingdom totalled £1,158m (2019: £1,248m; 2018: £988m). Non-current assets by geographical location exclude amounts relating to deferred tax, pension assets and derivative financial instruments.

Operating profit is reconciled to adjusted operating profit as follows:

RECONCILIATION OF OPERATING PROFIT TO ADJUSTED OPERATING PROFIT	2020 £m	2019 £m	2018 £m
Operating profit	1,525	2,101	1,964
Adjustments:
Amortisation of acquired intangible assets	376	295	288
Acquisition-related items	(12)	84	84
Reclassification of tax in joint ventures	5	12	11
Reclassification of finance income in joint ventures	(1)	(1)	(1)
Exceptional costs in Exhibitions	183	–	–
Adjusted operating profit	2,076	2,491	2,346

The share of post-tax results of joint ventures of £15m (2019: £41m; 2018: £32m) included in operating profit comprised £4m (2019: £3m; 2018: nil) relating to Legal, £10m (2019: £36m; 2018: £31m) relating to Exhibitions and £1m (2019: £2m; 2018: £1m) relating to Risk.

The Exhibitions business was significantly disrupted in 2020 by restrictions applied around the world in response to Covid-19, leading to the cancellation of a large number of events, with considerable costs being incurred. In addition, action has been taken to reduce the cost structure of the business, creating a leaner, more agile organisation, and a more focused approach has been adopted for systems development.

Exhibitions has incurred exceptional costs of £183m which consist of £61m of costs relating to events that were cancelled, £82m of restructuring costs (mainly relating to severance) and a £40m impairment charge (£29m related to internally developed intangible assets and £11m related to property). The related tax credit amounted to £45m. These costs were incurred primarily in the UK, the US, France and Germany.

Of the £183m exceptional costs, £135m are cash costs, of which £51m were paid in 2020. The majority of the remainder are expected to be paid in 2021. All costs were included within administration and other expenses in the income statement.

Given their size and their non-recurring nature, these costs have been classified as exceptional, and as such are excluded from adjusted operating profit and other adjusted measures.

Acquisition-related items in the year included a gain of £76m from the revaluation of a put and call option arrangement relating to a non-controlling interest in a subsidiary within Legal.

142	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

3 Operating profit

Accounting policy

Share based remuneration

The fair value of share based remuneration is determined at the date of grant and recognised as an expense in the income statement on a straight-line basis over the vesting period, taking account of the estimated number of shares that are expected to vest. Market based performance criteria are taken into account when determining the fair value at the date of grant. Non-market based performance criteria are taken into account when estimating the number of shares expected to vest. The fair value of share based remuneration is determined by use of a binomial or Monte Carlo simulation model as appropriate. All of the Group’s share based remuneration is equity settled.

Operating profit is stated after charging/(crediting) the following:

	Note	2020 £m	2019 £m	2018 £m
Staff costs
Wages and salaries		2,173	2,116	1,959
Social security costs		232	230	215
Pensions	6	125	120	135
Share based remuneration		25	32	41
Total staff costs		2,555	2,498	2,350
Depreciation and amortisation
Amortisation of acquired intangible assets	15	376	294	287
Share of joint ventures’ amortisation of acquired intangible assets		–	1	1
Amortisation of internally developed intangible assets	15	319	249	225
Depreciation of property, plant and equipment	17	60	58	62
Depreciation of right-of-use assets		88	82	77
Total depreciation and amortisation		843	684	652
Other expenses and income
Cost of sales including pre-publication costs and inventory expenses		2,487	2,755	2,638
Short-term and low value lease expenses		21	20	18
Operating lease rentals income		(1)	(1)	(3)

The amortisation of acquired intangible assets is included within administration and other expenses.

The Group provides a number of share based remuneration schemes to Directors and employees. The principal share based remuneration schemes are the Executive Share Option Schemes (ESOS), the Long-Term Incentive Plan (LTIP), the Retention Share Plan (RSP) and the Bonus Investment Plan (BIP). Share options granted under ESOS are exercisable after three years and up to ten years from the date of grant at a price equivalent to the market value of the respective shares at the date of grant. Conditional shares granted under LTIP, RSP and BIP are exercisable after three years for nil consideration if conditions are met. Other awards principally relate to all employee share based saving schemes in the UK and the Netherlands. Further details are provided in the remuneration report on pages 93 to 114.

Refer to note 2 for further detail on the exceptional costs in Exhibitions.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	143

4 Auditor’s remuneration

	2020 £m	2019 £m	2018 £m
Auditor’s remuneration
Payable to the auditors of RELX PLC	0.8	0.8	0.9
Payable to the auditors of the Group’s subsidiaries	7.8	7.8	6.5
Audit services	8.6	8.6	7.4
Audit-related assurance services	0.8	0.6	0.9
Total audit and audit-related assurance services	9.4	9.2	8.3
Other services: due diligence and other transaction-related services	–	0.1	2.7
Total non-audit related services	–	0.1	2.7
Total auditor’s remuneration	9.4	9.3	11.0

Amounts payable to the auditors of the Group’s subsidiaries include amounts for the audit of internal controls over financial reporting in accordance with the US Sarbanes-Oxley Act. 2020 audit related assurance services included no fees for services relating to RELX pension plans (2019: £0.1m). The previously reported 2019 fees paid to EY for audit services have been revised to include additional amounts for expenses incurred and final fees for statutory audits which took place subsequent to the audit of the RELX consolidated accounts.

5 Personnel

NUMBER OF PEOPLE EMPLOYED: FULL-TIME EQUIVALENTS	At 31 December			Average during the year
	2020	2019	2018	2020	2019	2018
Business segment
Scientific, Technical & Medical	8,600	8,100	7,900	8,300	8,000	7,700
Risk	9,700	9,100	8,700	9,600	9,000	8,600
Legal	10,400	10,600	10,500	10,500	10,600	10,600
Exhibitions	3,700	4,600	4,200	4,200	4,400	4,100
Sub-total	32,400	32,400	31,300	32,600	32,000	31,000
Corporate/shared functions	800	800	800	800	800	800
Total	33,200	33,200	32,100	33,400	32,800	31,800
Geographical location
North America	14,200	14,100	13,800	14,200	14,000	13,700
Europe	9,500	9,500	9,200	9,600	9,400	9,200
Rest of world	9,500	9,600	9,100	9,600	9,400	8,900
Total	33,200	33,200	32,100	33,400	32,800	31,800

The number of UK full-time equivalents as at 31 December 2020 was 5,400 (2019: 5,400; 2018: 5,200) and the average during the year was 5,400 (2019: 5,300; 2018: 5,100).

144	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

6 Pension schemes

Accounting policy

The expense of defined benefit pension schemes and other post-retirement employee benefits is determined using the projected unit credit method and charged in the income statement as an operating expense, based on actuarial assumptions reflecting market conditions at the beginning of the financial year. Actuarial gains and losses are recognised in full in the statement of comprehensive income in the period in which they occur.

Past service costs and credits are recognised immediately at the earlier of when plan amendments or curtailments occur and when related restructuring costs or termination benefits are recognised. Settlements are recognised when they occur.

Net pension obligations in respect of defined benefit schemes are included in the statement of financial position at the present value of scheme liabilities, less the fair value of scheme assets. Where schemes are in surplus, i.e. assets exceed liabilities, the net pension assets are separately included in the statement of financial position. Any net pension asset is limited to the extent that the asset is recoverable.

The expense of defined contribution pension schemes and other employee benefits is charged in the income statement as incurred.

Critical judgement and key source of estimation uncertainty

At 31 December 2020, the Group operates defined benefit pension schemes in the UK and the US. These schemes require management to exercise judgement in estimating the ultimate cost of providing post-employment benefits, especially given the length of each scheme’s liabilities. Accounting for defined benefit pension schemes involves judgement about uncertain events, including the life expectancy of the members, salary and pension increases, inflation, the future operation of each scheme and the rate at which the future pension payments are discounted. Estimates for these factors are used in determining the pension cost and liabilities reported in the financial statements. The estimates made around future developments of each of the critical assumptions are made in conjunction with independent actuaries, and each scheme is subject to a periodic review by independent actuaries. Information regarding the more significant assumptions used for valuation is provided below, together with a sensitivity analysis.

A number of pension schemes are operated around the world. The largest defined benefit schemes as at 31 December 2020 were in the UK and the US, and are summarised below.

Major defined benefit schemes in place at 31 December 2020

The UK scheme is a final salary scheme and is closed to new hires. Members accrue a portion of their final pensionable earnings based on the number of years of service. The US scheme is a cash balance scheme and was closed to future accruals effective 1 January 2019.

Each of the major defined benefit schemes is administered by a separate fund that is legally separated from the Group. The trustees of the pension funds in the UK and plan fiduciaries of the US scheme are required by law to act in the interest of the funds’ beneficiaries. In the UK, the trustees of the pension fund are responsible for the investment policy with regard to the assets of the fund. The board of trustees consists of an equal number of company-appointed and member-nominated Directors. In the US, the fiduciary duties for the scheme are allocated between committees which are staffed by senior employees of the Group; the investment committee has the primary responsibility for the investment and management of plan assets. The funding of the Group’s major schemes reflects the different rules within each jurisdiction.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	145

6 Pension schemes (continued)

In the UK, the level of funding is determined by statutory triennial actuarial valuations in accordance with pensions legislation. Where the scheme falls below 100% funded status, the Group and the scheme trustees must agree on how the deficit is to be remedied. The UK Pensions Regulator has significant powers and sets out in codes and guidance the parameters for scheme funding. As a result of the 2018 triennial valuation, the Group’s remaining deficit funding contributions to the scheme over the period 2021 to 2022 are £88m.

The US scheme has an annual statutory valuation which forms the basis for establishing the employer contribution each year (subject to ERISA and IRS minimums). Should the statutory funded status fall to below 100%, the US Pension Protection Act requires the deficit to be rectified with additional contributions over a seven-year period. The US scheme’s funded status is in excess of 100%.

Employer cash contributions to defined benefit pension schemes in respect of 2021 are expected to be approximately £57m including a £44m pension deficit funding contribution relating to the UK scheme recovery plan.

The pension expense (excluding interest amounts) recognised in the income statement consists of:

	2020 £m	2019 £m	2018 £m
Defined benefit pension expense	11	11	47
Defined contribution pension expense	114	109	95
Total	125	120	142

£125m (2019: £120m; 2018: £135m) of the total pension cost is recognised within operating profit.

The amounts recognised in the income statement in respect of defined benefit pension schemes during the year are presented by major scheme as follows:

		2020			2019			2018
	UK £m	US £m	Total £m	UK £m	US £m	Total £m	UK £m	US £m	Total £m
Service cost	21	3	24	21	3	24	27	9	36
Settlement and past service (credits)/cost	–	(13)	(13)	(8)	(5)	(13)	11	–	11
Defined benefit pension expense	21	(10)	11	13	(2)	11	38	9	47
Net interest on net defined benefit obligation	9	1	10	9	3	12	6	3	9
Net defined benefit pension expense	30	(9)	21	22	1	23	44	12	56

In 2020, the past service credit relates to changes to the US scheme allowing in-service distributions to be made. In 2019, the past service credit relates to changes to both the UK and US schemes. In 2018, a past service cost was recognised to account for the impact of GMP equalisation in the UK.

Net interest on net defined benefit pension scheme liabilities is presented within net finance costs in the income statement.

The significant valuation assumptions, determined for each major scheme in conjunction with the respective independent actuaries, are presented below. The net defined benefit pension expense for each year is based on the assumptions and scheme valuations set at 31 December of the prior year.

AS AT 31 DECEMBER	2020		2019		2018
	UK	US	UK	US	UK	US
Discount rate	1.45%	2.45%	2.05%	3.25%	2.85%	4.20%
Inflation	2.80%	2.50%	2.95%	2.50%	3.15%	2.50%

Discount rates are set by reference to high-quality corporate bond yields.

Mortality assumptions make allowance for future improvements in longevity and have been determined by reference to applicable mortality statistics. The average life expectancy assumptions are set out below:

AS AT 31 DECEMBER 2020	Male average life expectancy		Female average life expectancy
	UK	US	UK	US
Member currently aged 60 years	86	86	89	88
Member currently aged 45 years	87	86	90	88

146	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

6 Pension schemes (continued)

The amount recognised in the statement of financial position in respect of defined benefit pension schemes at the start and end of the year and the movements during the year were as follows:

	2020			2019
	UK £m	US £m	Total £m	UK £m	US £m	Total £m
Defined benefit obligation
At start of year	(4,251)	(1,018)	(5,269)	(3,772)	(1,040)	(4,812)
Service cost	(21)	(3)	(24)	(21)	(3)	(24)
Past service credits	–	13	13	8	5	13
Interest on pension scheme liabilities	(85)	(31)	(116)	(104)	(42)	(146)
Actuarial loss on financial assumptions	(492)	(99)	(591)	(495)	(116)	(611)
Actuarial gain/(loss) arising from experience assumptions	60	(13)	47	22	(5)	17
Contributions by employees	(8)	–	(8)	(9)	–	(9)
Liabilities transferred on settlement	–	–	–	–	65	65
Benefits paid	129	56	185	120	77	197
Exchange translation differences	–	33	33	–	41	41
At end of year	(4,668)	(1,062)	(5,730)	(4,251)	(1,018)	(5,269)

Fair value of scheme assets
At start of year	3,767	995	4,762	3,413	966	4,379
Interest income on plan assets	76	30	106	95	39	134
Return on assets excluding amounts included in interest income	291	135	426	304	166	470
Contributions by employer	63	7	70	66	6	72
Contributions by employees	8	–	8	9	–	9
Assets transferred on settlement	–	–	–	–	(65)	(65)
Benefits paid	(129)	(56)	(185)	(120)	(77)	(197)
Exchange translation differences	–	(34)	(34)	–	(40)	(40)
At end of year	4,076	1,077	5,153	3,767	995	4,762

Opening net deficit	(484)	(23)	(507)	(359)	(74)	(433)
Service cost	(21)	(3)	(24)	(21)	(3)	(24)
Net interest on net defined benefit obligation	(9)	(1)	(10)	(9)	(3)	(12)
Settlement and past service credits	–	13	13	8	5	13
Contributions by employer	63	7	70	66	6	72
Actuarial (losses)/gains	(141)	23	(118)	(169)	45	(124)
Exchange translation differences	–	(1)	(1)	–	1	1
Net pension obligation	(592)	15	(577)	(484)	(23)	(507)
Impact of asset ceiling	–	(47)	(47)	–	(13)	(13)
Overall net pension obligation	(592)	(32)	(624)	(484)	(36)	(520)

As at 31 December 2020, the defined benefit obligations comprised £5,459m (2019: £5,016m) in relation to funded schemes and £271m (2019: £253m) in relation to unfunded schemes.

The weighted average duration of defined benefit scheme liabilities is 19 years in the UK (2019: 19 years) and 11 years in the US (2019: 13 years). Deferred tax assets of £125m (2019: £96m) are recognised in respect of the pension scheme deficits.

A net pension asset has been recognised in relation to the US funded scheme after considering the guidance in IAS 19 – Employee Benefits and IFRIC 14. The split between net pension obligations and net pension assets is as follows:

	2020 £m	2019 £m
Net pension asset recognised	47	45
Net pension obligation	(671)	(565)
Overall net pension obligation	(624)	(520)

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	147

6 Pension schemes (continued)

Amounts recognised in the statement of comprehensive income are set out below:

	2020 £m	2019 £m	2018 £m
Gains and losses arising during the year:
Experience gains on scheme liabilities	47	17	6
Experience gains/(losses) on scheme assets	426	470	(273)
Actuarial (losses)/gains on the present value of scheme liabilities due to changes in:
– discount rates	(671)	(743)	242
– inflation	127	142	–
– other actuarial assumptions	(47)	(10)	(66)
	(118)	(124)	(91)
Net cumulative losses at start of year	(828)	(704)	(613)
Net cumulative losses at end of year	(946)	(828)	(704)

In addition, a loss of £37m (2019: £13m) is recognised in the statement of comprehensive income in relation to the asset ceiling. As at 31 December 2020, the asset ceiling balance is £47m (2019: £13m), in 2020 there was a £3m (2019: nil) foreign exchange gain on the asset ceiling.

The major categories and fair values of scheme assets at the end of the reporting period are as follows:

FAIR VALUE OF SCHEME ASSETS	2020			2019
	UK £m	US £m	Total £m	UK £m	US £m	Total £m
Equities	1,563	10	1,573	1,358	126	1,484
Liability matching assets	1,499	1,052	2,551	1,414	850	2,264
Property funds and ground leases	706	–	706	715	–	715
Direct lending	204	–	204	182	–	182
Cash and cash equivalents	95	12	107	75	13	88
Other	9	3	12	23	6	29
Total	4,076	1,077	5,153	3,767	995	4,762

Included within liability matching assets are government bonds totalling £1,948m (2019: £1,486m).

Assets and obligations associated with the schemes are sensitive to changes in the market values of assets and the market-related assumptions used to value scheme liabilities. In particular, adverse changes to asset values, discount rates or inflation could increase future pension costs and funding requirements.

Typically, the Group’s schemes are exposed to: investment risks, whereby actual rates of return on plan assets may be below those rates used to determine the defined benefit obligations, and interest rate risks, whereby scheme deficits may increase if bond yields in the UK and the US decline and are not offset by returns in liability matching and other assets. The schemes are also exposed to other risks, such as unanticipated future increases in member longevity patterns and inflation, all potentially leading to an increase in scheme liabilities.

Investment policies of each scheme are intended to ensure continuous payment of defined benefit pensions in the short-term and long-term. Efforts are made to limit risks on marketable securities by adopting investment policies that diversify assets across geographies and among equities, liability matching assets, property funds, cash and other assets. Asset allocations are dependent on a variety of factors including the duration of scheme liabilities and the funded position of the plan.

All equities and bonds have quoted prices in active markets.

Sensitivity analysis

The valuation of the Group’s pension scheme liabilities involves significant actuarial assumptions, being the life expectancy of the members, inflation and the rate at which the future pension payments are discounted. Differences arising from actual experience or future changes in assumptions may materially affect future pension charges. In particular, changes in assumptions for discount rates, inflation and life expectancies that are reasonably possible would have the following approximate effects on the defined benefit pension obligations:

£m
Increase/decrease of 0.25% in discount rate	257
Increase/decrease of 0.25% in the expected inflation rate	161
Increase/decrease of one year in assumed life expectancy	216

The above analysis has been calculated on the same basis used to determine the defined benefit obligation recognised in the statement of financial position. There has been no change in the methods used to prepare the analysis compared with prior years. This sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that changes in the above assumptions would occur in isolation as some of the assumptions may be correlated.

148	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

7 Net finance costs

Accounting policy

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that takes a substantial period of time to bring to use are capitalised. All other interest on borrowings is expensed as incurred. The cost of issuing borrowings is generally expensed over the period of borrowing so as to produce a constant periodic rate of charge.

	2020 £m	2019 £m	2018 £m
Interest on short-term bank loans, overdrafts and commercial paper	(17)	(20)	(22)
Interest on term debt	(122)	(266)	(161)
Interest on lease liabilities	(12)	(15)	(14)
Total borrowing costs	(151)	(301)	(197)
Losses on loans and derivatives not designated as hedges	(13)	–	(10)
Fair value losses on designated fair value hedge relationships	–	–	(1)
Net financing charge on defined benefit pension schemes and other	(11)	(13)	(9)
Finance costs	(175)	(314)	(217)
Interest on bank deposits	2	3	4
Interest income on net finance lease receivables	1	2	2
Fair value gains on designated fair value hedge relationships	–	1	–
Gains on loans and derivatives not designated as hedges	–	3	–
Finance income	3	9	6
Net finance costs	(172)	(305)	(211)

Gains of £3m (2019: losses of £1m; 2018: losses of £8m) on derivatives designated as cash flow hedges were recognised in other comprehensive income and accumulated in the hedge reserve, and may be reclassified to the income statement in future periods. Losses of £4m (2019: gains of nil; 2018: gains of £3m) in total were transferred from the hedge reserve in the period.

In 2019, the interest charge on term debt included a charge of £99m in respect of the early redemption of bonds that were due to be repaid in October 2022. The redemption of these bonds took place in January 2020 and was committed to at 31 December 2019.

8 Disposals and other non-operating items

Accounting policy

Assets of businesses that are available for immediate sale in their current condition and for which a sales process is considered highly probable to complete are classified as assets held for sale and are carried at the lower of carrying value and fair value less costs to sell. Fair value is based on anticipated disposal proceeds, typically derived from firm or indicative offers from potential acquirers. Non-current assets are not amortised or depreciated following their classification as held for sale. Liabilities of businesses held for sale are also separately classified on the statement of financial position. Fair value movements in the venture capital portfolio are reported within disposals and other items – see note 16.

	2020 £m	2019 £m	2018 £m
Revaluation of investments	151	25	(11)
(Loss)/gain on disposal of businesses and assets held for sale	(21)	26	(22)
Net gain/(loss) on disposals and other non-operating items	130	51	(33)

The revaluation of investments relates mainly to venture fund investments, further details of which are provided in note 16.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	149

9 Taxation

Accounting policy

Tax expense comprises current and deferred tax. Current and deferred tax are charged or credited in the income statement except to the extent that the tax arises from a transaction or event which is recognised, in the same or a different period, outside the income statement (either in other comprehensive income, directly in equity, or through a business combination), in which case the tax appears in the same statement as the transaction that gave rise to it.

Current tax is the amount of corporate income taxes expected to be payable or recoverable based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the date of the statement of financial position. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Current tax includes amounts provided in respect of uncertain tax positions when management expects that, upon examination of the uncertainty by a tax authority in possession of all relevant knowledge, it is more likely than not that an economic outflow will occur. Changes in facts and circumstances underlying these provisions are reassessed at the date of each statement of financial position, and the provisions are remeasured as required to reflect current information.

Deferred tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the statement of financial position. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period, and which are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax liabilities are generally recognised for all taxable temporary differences but not recognised for taxable temporary differences arising on investments in subsidiaries, associates and joint ventures where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognised on temporary differences that arise from goodwill which is not deductible for tax purposes.

Deferred tax assets are recognised to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilised, and are reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are not recognised in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination. Deferred tax is not discounted.

Critical judgement and key source of estimation uncertainty

The Group is subject to tax in numerous jurisdictions, giving rise to complex tax issues that require management to exercise judgement in making tax determinations. As a multinational enterprise, our tax returns in the countries in which we operate are subject to tax authority audits as a matter of routine. While the Group is confident that tax returns are appropriately prepared and filed, amounts are provided in respect of uncertain tax positions that reflect the risk with respect to tax matters under active discussion with tax authorities, or which are otherwise considered to involve uncertainty.

Provisions against uncertain tax positions are measured using one of the following methods, depending on which of the methods management expects will better predict the amount it will pay over to the tax authority:

◾   The Single Best Estimate – where there is a single outcome that is more likely than not to occur. This will happen, for example, where the tax outcome is binary (such as whether an entity can deduct an item of expenditure) or the range of possible outcomes is narrow or concentrated on a single value. The most likely outcome may be that no tax is expected to be payable, in which case the provision is nil; or

◾   A Probability-Weighted Expected Value – where, on the balance of probabilities, something will be paid to the tax authority but the possible outcomes are widely dispersed with low individual probabilities (i.e. there is no single outcome more likely than not to occur). In this case, the provision is the sum of the probability-weighted amounts in the range.

In assessing provisions against uncertain tax positions, management uses in-house tax experts, professional firms and previous experience to inform the evaluation of risk. However, it remains possible that uncertainties will ultimately be resolved at amounts greater or smaller than the liabilities recorded.

In particular, although we report cross-border transactions undertaken between Group subsidiaries on an arm’s-length basis in tax returns in accordance with OECD guidelines, transfer pricing relies on the exercise of judgement and it is frequently possible for there to be a range of legitimate and reasonable views. This means that it is impossible to be certain that the returns basis will be sustained on examination. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing in each of our major trading jurisdictions. Although the timing and amount of final resolution of these uncertain tax positions cannot be reliably predicted, no significant impact on the profitability of the Group is expected in the near term.

Estimation of income taxes also includes assessments of the recoverability of deferred tax assets. Deferred tax assets are only recognised to the extent that they are considered recoverable based on existing tax laws and forecasts of future taxable profits against which the underlying tax deductions can be utilised. The recoverability of these assets is reassessed at the end of each reporting period, and changes in recognition of deferred tax assets will affect the tax liability in the period of that reassessment.

150	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

9 Taxation (continued)

	2020 £m	2019 £m	2018 £m
Current tax
United Kingdom	(80)	(141)	(71)
Rest of world	(184)	(241)	(226)
Total current tax charge	(264)	(382)	(297)
Deferred tax	(11)	44	5
Tax expense	(275)	(338)	(292)

Cash tax paid (net) in the year was £496m (2019: £464m; 2018: £415m), which is different to the tax expense for the year set out above.

There are a number of reasons why the cash tax payments in a particular year will be different from the tax expense in the accounts:

◾	Tax payments relating to a particular year’s profits are typically due partly in the year and partly in the following year. In 2020 there was an acceleration of instalment payments in the UK.
◾

Tax expense includes deferred tax, an accounting adjustment where an item is included in the income statement in one year but is taxed in another year. The acquisition of intangible assets often results in deferred tax liabilities, the unwind of which does not result in tax payments.

◾	Current tax expense is the best estimate at the end of the period of cash tax expected to be paid. To the extent the final tax liability is different, any cash tax impact will occur in a later period.
◾	Some of the benefits of tax deductions related to share based payments, pensions and hedging are credited to equity or other comprehensive income rather than to tax expense.

Set out below is a reconciliation of the difference between tax expense for the period and the theoretical expense calculated by multiplying accounting profit by the applicable tax rate.

We believe the most meaningful applicable rate is that obtained by multiplying the accounting profits and losses of all consolidated entities by the applicable domestic rate in each of those entities’ jurisdictions.

The net tax expense charged on profit before tax differs from the theoretical amount that would arise using the weighted average of tax rates applicable to accounting profits and losses of the consolidated entities, as follows:

	2020		2019		2018
	£m	%	£m	%	£m	%
Profit before tax	1,483		1,847		1,720
Tax at average applicable rates	(331)	22.3%	(418)	22.6%	(361)	21.0%
Tax effect of share of results of joint ventures	3	(0.2)%	10	(0.5)%	8	(0.5)%
Expenses not deductible for tax purposes	18	(1.2)%	(3)	0.2%	(24)	1.4%
Non-deductible costs of share based remuneration	(2)	0.1%	(1)	0.1%	(1)	0.1%
Non-deductible disposal-related gains and losses	(2)	0.1%	4	(0.2)%	–	0.0%
Deferred tax assets of the period not recognised	(19)	1.3%	(15)	0.8%	(24)	1.4%
Change in recognition and measurement of deferred tax	14	(0.9)%	12	(0.6)%	(15)	0.9%
Other adjustments in respect of prior periods	44	(3.0)%	73	(4.0)%	13	(0.8)%
Exceptional tax credit	–	–	–	–	112	(6.5)%
Tax expense	(275)	18.5%	(338)	18.3%	(292)	17.0%

The weighted average applicable tax rate for the year was 22.3% (2019: 22.6%; 2018: 21.0%), reflecting the applicable rates in the countries where the Group operates. The Group’s future tax charge will be sensitive to the geographic mix of profits and losses and the tax rates and laws in force in the jurisdictions in which we operate.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	151

9 Taxation (continued)

In the UK, a reduction in the corporation tax rate from 19% to 17% from April 2020 was enacted in 2016. However this change was reversed in 2020. In the US, the Tax Cuts and Jobs Act included a reduction in the federal corporate tax rate from 35% to 21% from January 2018. In the Netherlands, a reduction in the corporate tax rate from 25% to 21.7% from 2021 was enacted in 2019 but reversed in 2020. In total, the deferred tax effect of changes in tax rates for the year was a tax credit of £14m (2019: £6m; 2018: £8m).

The effective tax rate of 18.5% (2019: 18.3%; 2018: 17.0%) was lower than the weighted average applicable rate of 22.3% mainly because of adjustments in respect of prior periods including the resolution of historical tax matters. Included in expenses not deductible for tax purposes is a credit of £19m relating to the revaluation of a put and call option arrangement. In 2019 the effective tax rate was also lower than the weighted average applicable tax rate due to a tax credit arising from the substantial resolution of certain prior year tax matters. In 2018, there was an exceptional tax credit arising from the substantial resolution of certain prior year tax matters and the deferred tax effect of tax rate reductions in the Netherlands and the US.

The following tax has been recognised in other comprehensive income or directly in equity during the year:

	2020 £m	2019 £m	2018 £m
Tax on items that will not be reclassified to profit or loss
Tax on actuarial movements on defined benefit pension schemes	39	23	15

Tax on items that may be reclassified to profit or loss
Tax on fair value movements on cash flow hedges	(4)	(8)	9

Net tax credit recognised in other comprehensive income	35	15	24
Tax credit/(debit) on share based remuneration recognised directly in equity	5	6	(3)

		2020 £m	2019 £m
Deferred tax assets		270	239
Deferred tax liabilities		(665)	(593)
Total		(395)	(354)

Movements in deferred tax liabilities and assets (before taking into consideration the offsetting of balances within the same jurisdiction) are summarised as follows:

	Deferred tax liabilities			Deferred tax assets
	Excess of tax allowances over amortisation of intangibles £m	Acquired intangible assets £m	Other temporary differences £m	Excess of amortisation of intangibles over tax allowances £m	Tax losses carried forward £m	Pension balances £m	Other temporary differences £m	Total £m
Deferred tax (liability)/asset at 1 January 2019	(204)	(527)	(306)	207	96	86	273	(375)
Credit/(charge) to profit	48	9	19	(19)	(18)	(2)	7	44
(Charge)/Credit to equity/other comprehensive income	–	–	(17)	–	–	13	10	6
Acquisitions	–	(44)	–	–	–	–	–	(44)
Exchange translation differences	6	19	14	(9)	(3)	(1)	(11)	15
Deferred tax (liability)/asset at 1 January 2020	(150)	(543)	(290)	179	75	96	279	(354)
Credit/(charge) to profit	51	10	1	(13)	20	–	(80)	(11)
Credit/(charge) to equity/other comprehensive income	–	–	–	–	–	29	(1)	28
Acquisitions	–	(97)	–	–	6	–	1	(90)
Exchange translation differences	1	18	6	8	(2)	–	1	32
Deferred tax (liability)/asset at 31 December 2020	(98)	(612)	(283)	174	99	125	200	(395)

The closing deferred tax liability balance of other temporary differences includes capitalised development costs (£207m) and fair value movements on investments (£43m). The closing deferred tax asset balance of other temporary differences includes accruals and provisions (£95m), share based remuneration provisions (£27m), capitalised development costs (£21m) and property, plant and equipment (£16m).

152	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

9 Taxation (continued)

As a result of exemptions on dividends from subsidiaries and capital gains on disposal there are no significant taxable temporary differences associated with investments in subsidiaries, branches, associates and interests in joint arrangements.

Deferred tax assets in respect of tax losses and other deductible temporary differences have only been recognised to the extent that it is more likely than not that sufficient taxable profits will be available to allow the asset to be recovered. Accordingly, no deferred tax asset has been recognised in respect of unused trading losses and interest expenses of approximately £297m (2019: £255m) carried forward at year end. The deferred tax asset not recognised in respect of these losses and interest expenses is approximately £81m (2019: £66m). Of the unrecognised losses and interest expenses, £168m (2019: £124m) will expire if not utilised within ten years and £129m (2019: £131m) will expire after more than ten years or have no expiration date.

In addition there were state and local tax losses of £94m (2019: £96m) where it is not more likely than not that these losses will be utilised. Of the unrecognised state and local losses, £44m (2019: £45m) will expire within ten years and £50m (2019: £51m) will expire after more than ten years. The deferred tax asset not recognised in respect of these losses is approximately £6m (2019: £6m).

Deferred tax assets of approximately £4m (2019: £6m) have not been recognised in respect of tax losses and other temporary differences carried forward of £23m (2019: £33m), which can only be used to offset future capital gains.

10 Earnings per share

Accounting policy

Earnings per share (‘EPS’) is calculated by taking the reported net profit attributable to shareholders and dividing this by the total weighted average number of shares.

Adjusted earnings per share is calculated by dividing adjusted net profit attributable to RELX PLC shareholders by the total weighted average number of shares.

EARNINGS PER SHARE – FOR THE YEAR ENDED 31 DECEMBER	2020			2019			2018
	Net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	EPS (pence)	Net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	EPS (pence)	Net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	EPS (pence)
Basic earnings per share	1,224	1,926.2	63.5p	1,505	1,943.5	77.4p	1,422	1,977.2	71.9p
Diluted earnings per share	1,224	1,937.8	63.2p	1,505	1,956.2	76.9p	1,422	1,990.8	71.4p

The diluted figures are calculated after taking account of potential additional ordinary shares arising from share options and conditional shares.

ADJUSTED EARNINGS PER SHARE	2020			2019			2018
	Adjusted net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to RELX PLC shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)
Adjusted earnings per share	1,543	1,926.2	80.1p	1,808	1,943.5	93.0p	1,674	1,977.2	84.7p

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	153

10 Earnings per share (continued)

RECONCILIATION OF ADJUSTED NET PROFIT ATTRIBUTABLE TO RELX PLC SHAREHOLDERS

2020	Pre tax adjustment £m	Tax on adjustment £m	Total £m
Net profit attributable to RELX PLC shareholders			1,224
Adjustments:
Amortisation of acquired intangible assets	360	35	395
Other deferred tax credits from intangible assets*	–	(78)	(78)
Acquisition-related items	(12)	(6)	(18)
Net interest on net defined benefit pension obligation and other	11	(2)	9
Disposals and other non-operating items	(130)	3	(127)
Exceptional costs in Exhibitions	183	(45)	138
Adjusted net profit attributable to RELX PLC shareholders			1,543

* Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation.

2019	Pre tax adjustment £m	Tax on adjustment £m	Total £m
Net profit attributable to RELX PLC shareholders			1,505
Adjustments:
Amortisation of acquired intangible assets	295	26	321
Other deferred tax credits from intangible assets	–	(57)	(57)
Acquisition-related items	84	(15)	69
Net interest on net defined benefit pension obligation and other	13	(3)	10
Disposals and other non-operating items	(51)	11	(40)
Adjusted net profit attributable to RELX PLC shareholders			1,808

2018	Pre tax adjustment £m	Tax on adjustment £m	Total £m
Net profit attributable to RELX PLC shareholders			1,422
Adjustments:
Amortisation of acquired intangible assets	288	34	322
Other deferred tax credits from intangible assets	–	(55)	(55)
Acquisition-related items	84	(13)	71
Net interest on net defined benefit pension obligation and other	9	(2)	7
Disposals and other non-operating items	33	(14)	19
Exceptional tax credit	–	(112)	(112)
Adjusted net profit attributable to RELX PLC shareholders			1,674

154	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

11 Statement of cash flows

Accounting policy Cash and cash equivalents comprise cash balances, call deposits and other short-term highly liquid investments and are held in the statement of financial position at fair value.

RECONCILIATION OF OPERATING PROFIT TO CASH GENERATED FROM OPERATIONS		2020 £m	2019 £m	2018 £m
Operating profit		1,525	2,101	1,964
Share of results of joint ventures		(15)	(41)	(32)
Amortisation of acquired intangible assets		376	294	287
Amortisation of internally developed intangible assets		319	249	225
Depreciation of property, plant and equipment		60	58	62
Depreciation of right-of-use assets		88	82	77
Share based remuneration		25	32	41
Total non-cash items		868	715	692
Increase in inventories and pre-publication costs		(18)	(14)	(7)
Decrease/(increase) in receivables		149	(116)	(89)
(Decrease)/increase in payables		(245)	79	27
Increase in working capital		(114)	(51)	(69)
Cash generated from operations		2,264	2,724	2,555

CASH FLOW ON ACQUISITIONS	Note	2020 £m	2019 £m	2018 £m
Purchase of businesses	12	(864)	(399)	(919)
Deferred payments relating to prior year acquisitions		(5)	(24)	(16)
Total		(869)	(423)	(935)

RECONCILIATION OF NET BORROWINGS	Cash and cash equivalents £m	Borrowings £m	Related derivative financial instruments £m	Finance lease receivable £m	2020 £m	2019 £m	2018 £m
At start of year	138	(6,414)	52	33	(6,191)	(6,177)	(5,042)

(Decrease)/increase in cash and cash equivalents	(51)	–	–	–	(51)	27	1
Decrease/(increase) in short-term bank loans, overdrafts and commercial paper	–	436	–	–	436	(98)	(147)
Issuance of term debt	–	(2,342)	–	–	(2,342)	(729)	(958)
Repayment of term debt	–	1,233	–	–	1,233	617	211
Repayment of leases	–	105	–	(15)	90	86	81
Change in net borrowings resulting from cash flows	(51)	(568)	–	(15)	(634)	(97)	(812)
Borrowings in acquired businesses	–	(3)	–	–	(3)	(6)	(12)
Remeasurement and derecognition of leases	–	(8)	–	–	(8)	(28)	(12)
Inception of leases	–	(25)	–	1	(24)	(60)	(28)
Fair value and other adjustments to borrowings and related derivatives	–	(76)	72	–	(4)	(94)	(25)
Exchange translation differences	1	(29)	(5)	(1)	(34)	271	(246)
At end of year	88	(7,123)	119	18	(6,898)	(6,191)	(6,177)

Net borrowings comprise cash and cash equivalents, loan capital, lease liabilities and receivables, promissory notes, bank and other loans, derivative financial instruments that are used to hedge certain borrowings and adjustments in respect of cash collateral received/paid. The Group monitors net borrowings as part of capital and liquidity management.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	155

12 Acquisitions

Accounting policy

Goodwill, being the excess of the consideration over the net tangible and intangible assets acquired, represents benefits which do not qualify for recognition as intangible assets, including: the ability of a business to generate higher returns than individual assets; skilled workforces; and acquisition synergies that are specific to the Group. In addition, goodwill arises on the recognition of deferred tax liabilities in respect of intangible assets for which amortisation does not qualify for tax deductions.

During the year, a number of acquisitions were made. The net assets of the businesses acquired are incorporated at their fair value to the Group. Provisional fair values of the consideration given and of the assets and liabilities acquired are summarised below.

	Fair value 2020 £m	Fair value 2019 £m	Fair value 2018 £m
Goodwill	570	257	626
Intangible assets	427	245	423
Property, plant and equipment	3	1	5
Non current assets	1	4	12
Current assets	20	20	24
Current liabilities	(24)	(53)	(72)
Borrowings	(3)	(6)	(12)
Deferred tax	(90)	(44)	(51)
Net assets acquired	904	424	955
Consideration (after taking account of £29m (2019: £32m; 2018: £27m) net cash acquired)	904	424	955
Less: consideration deferred to future years	(40)	(10)	(36)
Less: acquisition date fair value of equity interest	–	(15)	–
Net cash flow	864	399	919

During 2020, RELX completed several acquisitions for a total of £878m, or £904m adjusted for debt and cash acquired. On 31 January 2020, RELX acquired 100% of the share capital of ID Analytics, a provider of credit and fraud solutions for consideration of $375m. On 19 March 2020, RELX acquired 100% of the share capital of Emailage, a provider of email based fraud solutions for consideration of $480m. Both of these acquisitions are part of Risk. On December 9, 2020, RELX acquired 100% of the share capital of Shadow Health, a developer of virtual simulations in nursing and healthcare education which is part of STM.

The businesses acquired in 2020 contributed £70m to revenue, increased adjusted operating profit by £13m, decreased net profit by £32m (after charging £44m of integration costs and amortisation of acquired intangibles) and contributed £9m to net cash inflow from operating activities for the part year under the Group’s ownership and before taking account of acquisition financing costs. Had the businesses been acquired at the beginning of the year, on a pro forma basis the Group revenues, adjusted operating profit and net profit attributable to RELX PLC shareholders for the year would have been £7,148m, £2,082m and £1,229m respectively, before taking account of acquisition financing costs.

13 Equity dividends

ORDINARY DIVIDENDS PAID IN THE YEAR	2020 £m	2019 £m	2018 £m
RELX PLC	880	842	420
RELX NV	–	–	376
Total	880	842	796

The RELX NV amount shown relates to dividends paid prior to the corporate simplification.

Ordinary dividends declared and paid in the year ended 31 December 2020, in amounts per ordinary share, comprise: a 2019 final dividend of 32.1p (2019: 29.7p; 2018: 27.7p) and a 2020 interim dividend of 13.6p (2019: 13.6p; 2018: 12.4p), giving a total of 45.7p (2019: 43.3p; 2018: 40.1p).

The Directors of RELX PLC have proposed a final dividend of 33.4p (2019: 32.1p; 2018: 29.7p), giving a total for the financial year of 47.0p (2019: 45.7p; 2018: 42.1p). The total cost of funding the proposed final dividend is expected to be £643m, for which no liability has been recognised at the statement of financial position date.

The Employee Benefit Trust has currently waived the right to receive dividends on RELX PLC shares. This waiver has been applied to dividends paid in 2020, 2019 and 2018.

156	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

14 Goodwill

Accounting policy

On the acquisition of a subsidiary or business, the purchase consideration is allocated between the net tangible and intangible assets on a fair value basis, with any excess purchase consideration representing goodwill. Goodwill arising on acquisitions also includes amounts corresponding to deferred tax liabilities recognised in respect of acquired intangible assets.

Goodwill is recognised as an asset and reviewed for impairment when there is an indicator that the asset may be impaired and at least annually. Any impairment is recognised immediately in the income statement and not subsequently reversed.

On disposal of a subsidiary or business, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

At each statement of financial position date, the carrying amounts of tangible and intangible assets and goodwill are reviewed to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount, which is the higher of value in use and fair value less costs to sell, of the asset is estimated in order to determine the extent, if any, of the impairment loss. Where the asset does not generate cash flows that are independent from other assets, value in use estimates are made based on the cash flows of the cash generating unit to which the asset belongs. Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is any indication that the asset may be impaired.

If the recoverable amount of an asset or cash generating unit is estimated to be less than its net carrying amount, the net carrying amount of the asset or cash generating unit is reduced to its recoverable amount. Impairment losses are recognised immediately in the income statement in administration and other expenses.

Critical judgement and key source of estimation uncertainty

The carrying amounts of goodwill and indefinite lived intangible assets in each business are reviewed for impairment at least annually. The carrying amounts of all other intangible assets are reviewed where there are indications of possible impairment. An impairment review involves a comparison of the carrying value of the asset with estimated values in use based on the latest management cash flow projections, approved by the Board. Key areas of judgement in estimating the values in use of businesses are the growth in cash flows over a forecast period of up to five years, the long-term growth rate assumed thereafter and the discount rate applied to the forecast cash flows. A description of the key assumptions and sensitivities is provided below.

	2020 £m	2019 £m
At start of year	6,824	6,899
Acquisitions	570	257
Disposals	(6)	(64)
Exchange translation differences	(164)	(268)
At end of year	7,224	6,824

The carrying amount of goodwill is after cumulative amortisation of £1,151m (2019: £1,178m), which was charged prior to the adoption of IFRS, and £9m (2019: £9m) of subsequent impairment charges recorded in prior years.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	157

14 Goodwill (continued)

Impairment review

Impairment testing of goodwill and indefinite lived intangible assets is performed at least annually in accordance with the methodology described above. There were no charges for impairment of goodwill or indefinite lived intangible assets in 2020 (2019: nil).

Goodwill is compiled and assessed among groups of cash generating units, which represent the lowest level at which goodwill is monitored by management. Typically, acquisitions are integrated into existing business units, and the goodwill arising is allocated to the groups of cash generating units (CGUs) that are expected to benefit from the synergies of the acquisition. As the business areas have become increasingly integrated and globalised, the current CGU allocation reflects the global leverage of assets, skills, knowledge and technology platforms, and the monitoring of goodwill by management.

GOODWILL	2020 £m	2019 £m
Scientific, Technical & Medical	1,669	1,594
Risk	3,546	3,186
Legal	1,395	1,428
Exhibitions	614	616
Total	7,224	6,824

The key assumptions used for each group of cash generating units are disclosed below:

KEY ASSUMPTIONS	2020		2019
	Pre-tax discount rate	Nominal long-term market growth rate	Pre-tax discount rate	Nominal long-term market growth rate
Scientific, Technical & Medical	9.8%	3%	9.4%	3%
Risk	10.6%	3%	10.0%	3%
Legal	11.2%	2%	10.6%	2%
Exhibitions	12.6%	3%	11.6%	3%

The pre-tax discount rates used are based on the Group’s weighted average cost of capital, adjusted to reflect a risk premium specific to each business. The Group’s weighted average cost of capital is derived from a risk free rate, a market risk premium, a risk adjustment (beta) and a cost of debt adjustment. The key assumptions within the forecast growth in the cash flows over a forecast period of up to five years are revenue growth, operating margin and cash conversion. Revenue growth and operating profit margin forecasts for each CGU are derived from past results adjusted by management based on salient current and future considerations. Cash conversion rates for each CGU are based on historical cash conversion rates. Nominal long-term market growth rates, which are applied after the forecast period of up to five years, do not exceed the long-term average growth prospects for the sectors and territories in which the businesses operate.

A sensitivity analysis has been performed based on changes in key assumptions considered to be reasonably possible by management: an increase in the discount rate of 0.5%, a decrease in the compound annual growth rate for cash flow in the five-year forecast period of 2.0%, and a decrease in the nominal long-term market growth rates of 0.5%. Following the disruption to the business due to Covid-19 a further sensitivity analysis has been performed on the Exhibitions cash generating unit which assumes a longer recovery period. Management forecasts reflect a range of downside scenarios including the Exhibitions business continuing to be impacted by Covid-19 related restrictions throughout 2021 with only gradual recovery in the following years. These sensitivity analyses show that no impairment charges would result from these scenarios. Refer to pages 88 and 89 for further details.

158	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

15 Intangible assets

Accounting policy

Intangible assets acquired as part of a business combination are stated in the statement of financial position at their fair value as at the date of acquisition, less accumulated amortisation. Internally generated intangible assets are stated in the statement of financial position at the directly attributable cost of creation of the asset, less accumulated amortisation.

Intangible assets acquired as part of business combinations comprise: market-related assets (e.g. trademarks, imprints, brands); customer-related assets (e.g. subscription bases, customer lists, customer relationships); editorial content; software and systems (e.g. application infrastructure, product delivery platforms, in-process research and development); contract-based assets (e.g. publishing rights, exhibition rights, supply contracts); and other intangible assets. Internally generated intangible assets typically comprise software and systems development where an identifiable asset is created that is probable to generate future economic benefits.

Intangible assets, other than journal titles determined to have indefinite lives, are amortised on a straight-line basis over their estimated useful lives. The estimated useful lives of intangible assets with finite lives are as follows: market and customer-related assets – 3 to 40 years; content, software and other acquired intangible assets – 3 to 20 years; and internally developed intangible assets – 3 to 10 years. Journal titles determined to have indefinite lives are not amortised and are subject to impairment review at least annually, including a review of events and circumstances to ensure that they continue to support an indefinite useful life.

Critical judgements and key sources of estimation uncertainty

On acquisition of a subsidiary or business, the purchase consideration is allocated between the net tangible and intangible assets other than goodwill on a fair value basis, with any excess purchase consideration representing goodwill. The valuation of acquired intangible assets represents the estimated economic value in use, using standard valuation methodologies, including as appropriate, discounted cash flow, relief from royalty and comparable market transactions. Acquired intangible assets are capitalised and amortised systematically over their estimated useful lives, subject to impairment review. The assumptions used are subject to management judgement.

Appropriate amortisation periods are selected based on assessments of the longevity of the brands and imprints, the strength and stability of customer relationships, the market positions of the acquired assets and the technological and competitive risks that they face. Certain intangible assets in relation to acquired science and medical publishing businesses have been determined to have indefinite lives. The longevity of these assets is evidenced by their long-established and well-regarded journal titles, and their characteristically stable market positions. The assumptions used are subject to management judgement.

Development spend encompasses investment in new products and other initiatives, ranging from the building of online delivery platforms, to launch costs of new services, to building new infrastructure and applications. Launch costs and other ongoing operating expenses of new products and services are expensed as incurred. The costs of building product applications, platforms and infrastructure are capitalised as intangible assets, where the investment they represent has demonstrable value and the technical and commercial feasibility is assured. Costs eligible for capitalisation must be incremental, clearly identified and directly attributable to a particular project. The resulting assets are amortised over their estimated useful lives. Impairment reviews are carried out at least annually where indicators of impairment are identified. Judgement is required in the assessment of the potential value of a development project, the identification of costs eligible for capitalisation and the selection of appropriate asset lives.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	159

15 Intangible assets (continued)

	Market and customer- related £m	Content, software and other £m	Total acquired intangible assets £m	Internally developed intangible assets £m	Total £m
Cost
At 1 January 2019	4,025	3,724	7,749	2,946	10,695
Acquisitions	161	84	245	–	245
Additions	–	–	–	333	333
Disposals and other	(28)	(57)	(85)	(130)	(215)
Exchange translation differences	(158)	(116)	(274)	(108)	(382)
At 1 January 2020	4,000	3,635	7,635	3,041	10,676
Acquisitions	271	156	427	–	427
Additions	–	–	–	318	318
Disposals and other	(6)	(64)	(70)	(90)	(160)
Exchange translation differences	(124)	(44)	(168)	(18)	(186)
At 31 December 2020	4,141	3,683	7,824	3,251	11,075

Accumulated amortisation
At 1 January 2019	2,166	3,266	5,432	1,729	7,161
Charge for the year	182	112	294	249	543
Disposals and other	(28)	(57)	(85)	(130)	(215)
Exchange translation differences	(91)	(103)	(194)	(71)	(265)
At 1 January 2020	2,229	3,218	5,447	1,777	7,224
Charge for the year*	237	139	376	319	695
Disposals and other	(14)	(56)	(70)	(78)	(148)
Exchange translation differences	(75)	(35)	(110)	(11)	(121)
At 31 December 2020	2,377	3,266	5,643	2,007	7,650

Net book amount
At 31 December 2019	1,771	417	2,188	1,264	3,452
At 31 December 2020	1,764	417	2,181	1,244	3,425

*

Includes impairments of acquired intangible assets of £42m in Legal and £23m in Exhibitions, and an impairment of internally developed intangible assets of £29m in Exhibitions which has been classified as exceptional. Refer to note 2 for further detail on the exceptional costs in Exhibitions.

Included in content, software and other acquired intangible assets are assets with a net book value of £36m (2019: £54m) that arose on acquisitions completed prior to the adoption of IFRS that have not been allocated to specific categories of intangible assets. Internally developed intangible assets typically comprise software and systems development where an identifiable asset is created that is expected to generate future economic benefits.

Included in market and customer-related intangible assets are £111m (2019: £114m) of journal titles relating to Scientific, Technical & Medical determined to have indefinite lives based on an assessment of their historical longevity and stable market positions. Indefinite lived intangibles are tested for impairment at least annually. See note 14 for details of impairment testing.

160	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

16 Investments

Accounting policy

Investments, other than investments in joint arrangements and associates, are stated in the statement of financial position at fair value. Changes in the fair value of investments held as part of the venture capital portfolio are reported in disposals and other non-operating items in the income statement. All items recognised in the income statement relating to investments, other than investments in joint arrangements and associates, are reported as disposals and other non-operating items.

Venture capital investments and equity investments represent interests in listed and unlisted securities. The fair value of listed securities is based on quoted prices in active markets. The fair value of unlisted securities is based on management’s estimate of fair value based on standard valuation techniques, including market comparisons and discounts of future cash flows, having regard to maximising the use of observable inputs and adjusting for risk. Advice from valuation experts is used as appropriate.

All joint arrangements are classified as joint ventures because the Group shares joint control and has rights to the net assets of the arrangements. Investments in joint ventures and associates are accounted for under the equity method and stated in the statement of financial position at cost as adjusted for post-acquisition changes in the Group’s share of net assets, less any impairment in value.

	2020 £m	2019 £m
Investments in joint ventures	103	118
Venture capital investments	259	133
Total	362	251

The value of venture capital investments and equity investments has been determined by reference to quoted prices in active markets, other observable market inputs or, when these are not available, by reference to inputs we believe would reflect the assumptions market participants would use. Venture capital investments include a £173m investment in Palantir Technologies Inc which listed on the Nasdaq during 2020. The valuation of the investment is based on Palantir’s share price on 31 December 2020 of $23.55. Gains and losses included in the consolidated income statement are provided in note 8.

An analysis of changes in the carrying value of investments in joint ventures is set out below:

	2020 £m	2019 £m
At start of year	118	104
Share of results of joint ventures	15	41
Dividends received from joint ventures	(31)	(34)
Additions	–	24
Disposals	–	(11)
Exchange translation differences	1	(6)
At end of year	103	118

Summarised aggregate information in respect of the Group’s share of joint ventures is set out below:

	RELX’s share
	2020 £m	2019 £m
Revenue	60	123
Net profit for the year	15	41

Total assets	84	112
Total liabilities	(45)	(58)
Net assets	39	54
Goodwill	64	64
Total	103	118

The Group’s consolidated other comprehensive income includes no income or losses relating to joint ventures in either period.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	161

17 Property, plant and equipment

Accounting policy

Property, plant and equipment are stated in the statement of financial position at cost less accumulated depreciation. No depreciation is provided on freehold land. Freehold buildings and long leaseholds are depreciated over their estimated useful lives up to a maximum of 50 years. Short leases are written off over the duration of the lease. Depreciation is provided on other assets on a straight-line basis over their estimated useful lives as follows:

– land and buildings: land – not depreciated; leasehold improvements – shorter of life of lease and 10 years;

  – fixtures and equipment: plant – 3 to 20 years; office furniture, fixtures and fittings – 5 to 10 years; computer systems, communication networks and equipment – 3 to 7 years.

	2020			2019
	Land and buildings £m	Fixtures and equipment £m	Total £m	Land and buildings £m	Fixtures and equipment £m	Total £m
Cost
At start of year	213	602	815	223	640	863
Acquisitions	–	3	3	1	–	1
Capital expenditure	4	39	43	5	42	47
Disposals	(7)	(111)	(118)	(8)	(59)	(67)
Exchange translation differences	(4)	(6)	(10)	(8)	(21)	(29)
At end of year	206	527	733	213	602	815

Accumulated depreciation
At start of year	143	492	635	146	519	665
Charge for the year	9	51	60	9	49	58
Disposals	(7)	(111)	(118)	(7)	(59)	(66)
Exchange translation differences	(2)	(4)	(6)	(5)	(17)	(22)
At end of year	143	428	571	143	492	635

Net book amount	63	99	162	70	110	180

No depreciation is provided on freehold land of £13m (2019: £14m).

Amounts relating to right-of-use assets under IFRS 16 can be found in note 23.

162	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

18 Financial instruments

Accounting policy

Financial instruments comprise investments (other than investments in joint ventures or associates), trade receivables, cash and cash equivalents, payables and accruals, borrowings and derivative financial instruments.

Investments (other than investments in joint ventures and associates) are described in note 16. The fair value of such investments is based on standard valuation techniques, including market comparisons and discounts of future cash flows, having regard to maximising the use of observable inputs and adjusting for risk. (These investments are typically classified as either Level 2 or 3 in the IFRS 13 fair value hierarchy).

Trade receivables are carried in the statement of financial position at invoiced value less allowance for expected credit losses. Expected credit losses are based on the ageing of trade receivables, experience and circumstance. Borrowings and payables are recorded initially at fair value and subsequently carried at amortised cost (other than fixed rate borrowings in designated hedging relationships for which the carrying amount of the hedged portion of the borrowings is subsequently adjusted for the gain or loss attributable to the hedged risk).

Derivative financial instruments are used to hedge interest rate and foreign exchange risks. Where an effective hedge is in place against changes in the fair value of fixed rate borrowings, the hedged borrowings are adjusted for changes in fair value attributable to the risk being hedged with a corresponding income or expense included in the income statement within finance costs. The offsetting gains or losses from remeasuring the fair value of the related derivatives are also recognised in the income statement within finance costs. When the related derivative expires, is sold or terminated, or no longer qualifies for hedge accounting, the cumulative change in fair value of the hedged borrowing is amortised in the income statement over the period to maturity of the borrowing using the effective interest method.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised (net of tax) in other comprehensive income and accumulated in the hedge reserve. The fair value amounts relating to foreign currency basis spreads are recorded in a separate component of equity in the cost of hedging reserve. If a hedged firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time that the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in other comprehensive income are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in the hedge reserve are recognised in the income statement in the same period in which the hedged item affects net profit or loss. Any ineffective portion of hedges is recognised immediately in the income statement.

Cash flow hedge accounting is discontinued when a hedging instrument expires or is sold, terminated or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in other comprehensive income is either retained in the hedge reserve until the firm commitment or forecasted transaction occurs, or, where a hedged transaction is no longer expected to occur, is immediately credited or expensed in the income statement.

Derivative financial instruments that are not designated as hedging instruments are recorded in the statement of financial position at fair value, with changes in fair value recognised in the income statement.

The fair values of derivative financial instruments represent the replacement costs calculated using observable market rates of interest and exchange. The fair value of long-term borrowings is calculated by discounting expected future cash flows at observable market rates. (These instruments are accordingly classified as Level 2 in the IFRS 13 fair value hierarchy.)

The main financial risks faced by the Group are liquidity risk, market risk – comprising interest rate risk and foreign exchange risk – and credit risk. Financial instruments are used to finance the Group’s businesses and to manage interest rate and foreign exchange risks. The Group’s businesses do not enter into speculative derivative transactions. Details of financial instruments subject to liquidity, market and credit risks are described below.

Liquidity risk

The Group maintains a range of borrowing facilities and debt programmes to fund its requirements at competitive rates.

The balance of long-term debt, short-term debt and committed bank facilities is managed to provide security of funding, taking into account the cash generation cycle of the business and the uncertain size and timing of acquisition spend. To accommodate the significant free cash flow generated by the Group and to capitalise on an inexpensive source of funding, a meaningful portion of the overall debt portfolio is typically kept short-term as long as there exists acceptable liquidity in the commercial paper markets and sufficient capacity under committed credit lines. The Group’s treasury policies ensure adequate liquidity by requiring that (a) no more than $2bn of term debt matures in any 12-month period, (b) the sum of term debt maturing over the ensuing 12 months plus short-term borrowings is less than the sum of available cash plus committed facilities and (c) minimum levels of borrowing with maturities over three and five years are maintained.

The treasury policies ensure debt efficiency by (a) targeting certain levels of short-term borrowings across a given year, (b) maintaining a weighted average maturity of the gross debt portfolio of approximately five years and (c) minimising surplus cash balances. From time to time, based on cash flow and market conditions, the Group may redeem term debt early or repurchase outstanding debt in the open market.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	163

18 Financial instruments (continued)

Debt is issued to meet the funding requirements of various jurisdictions and in the currencies that are needed. It is recognised that debt can act as a natural translation hedge of earnings, net assets and net cash flow in currencies other than the reporting currency. For this reason, the majority of the Group’s net debt is denominated in US dollars and euros, reflecting the Group’s largest geographical markets.

There were no changes to the Group’s long-term approach to capital and liquidity management during the year.

The remaining contractual maturities for borrowings and derivative financial instruments are shown in the table below. The table shows undiscounted principal and interest cash flows and includes contractual gross cash flows to be exchanged as part of cross-currency interest rate swaps and forward foreign exchange contracts where there is a legal right of set-off.

AT 31 DECEMBER 2020		Contractual cash flow
	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(6,541)	(576)	(157)	(737)	(1,173)	(737)	(3,963)	(7,343)
Floating rate borrowings	(307)	(307)	–	–	–	–	–	(307)
Lease liabilities	(275)	(103)	(72)	(57)	(41)	(17)	(34)	(324)

Derivative financial liabilities
Cross-currency interest rate swaps	(3)	(32)	(8)	(29)	(9)	(495)	–	(573)
Forward foreign exchange contracts	(9)	(1,416)	(356)	(214)	(24)	–	–	(2,010)

Derivative financial assets
Interest rate derivatives	49	20	18	13	6	1	1	59
Cross-currency interest rate swaps	66	30	7	26	7	544	–	614
Forward foreign exchange contracts	42	1,425	370	223	25	–	–	2,043
Total	(6,978)	(959)	(198)	(775)	(1,209)	(704)	(3,996)	(7,841)

AT 31 DECEMBER 2019				Contractual cash flow
	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(5,293)	(1,332)	(528)	(134)	(732)	(498)	(2,791)	(6,015)
Floating rate borrowings	(779)	(779)	–	–	–	–	–	(779)
Lease liabilities	(342)	(104)	(92)	(62)	(50)	(32)	(48)	(388)

Derivative financial liabilities
Interest rate derivatives	(4)	(1)	–	–	–	(1)	(2)	(4)
Cross-currency interest rate swaps	(1)	(41)	(16)	(16)	(35)	(15)	(512)	(635)
Forward foreign exchange contracts	(29)	(1,984)	(351)	(179)	(34)	–	–	(2,548)

Derivative financial assets
Interest rate derivatives	35	19	10	8	8	3	–	48
Cross-currency interest rate swaps	14	31	7	7	26	7	515	593
Forward foreign exchange contracts	32	1,977	354	185	35	–	–	2,551
Total	(6,367)	(2,214)	(616)	(191)	(782)	(536)	(2,838)	(7,177)

The carrying amount of derivative financial liabilities comprises nil (2019: £4m) in relation to fair value hedges, £6m (2019: £13m) in relation to cash flow hedges and £6m (2019: £17m) not designated as hedging instruments. The carrying amount of derivative financial assets comprises £114m (2019: £50m) in relation to fair value hedges, £37m (2019: £27m) in relation to cash flow hedges and £6m (2019: £4m) not designated as hedging instruments.

Other payables balance of £49m (2019: £108m), including put options, are currently expected to be settled in 4 to 5 years.

164	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

18 Financial instruments (continued)

At 31 December 2020, the Group had access to a $3,000m committed bank facility, consisting of various tranches with maturities through to July 2024, which was undrawn, and an additional committed bank facility of c.$600m maturing in April 2021, which was also undrawn. These facilities back up short-term borrowings. All borrowings that mature within the next 18 months can be covered by the facility and by utilising available cash resources.

The committed bank facilities are subject to a financial covenant typical to the Group’s size and financial strength. The Group had significant headroom within this covenant for the year ended 31 December 2020. There are no financial covenants in any outstanding public bonds.

Market risk

The Group’s primary market risks are interest rate fluctuations and exchange rate movements. Derivatives are used to manage the risks associated with interest rate and exchange rate movements and the Group does not enter into speculative derivatives. Where the impact of derivatives on the income statement and the statement of financial position could be significant, hedge accounting is applied (subject to satisfying the required criteria) as described in ‘Hedge accounting’ below. Derivatives used by the Group for hedging a particular risk are not specialised and are generally available from numerous sources. The Group is also exposed to changes in the market value of its venture capital investments as described in note 16. The impact of market risks on net post-employment benefit obligations and taxation is excluded from the following market risk sensitivity analysis.

Interest rate exposure management

The Group’s interest rate exposure management policy aims to minimise interest costs with an acceptable level of year on year volatility. To achieve this, the Group uses fixed rate term debt and interest rate swaps to give a target mix of fixed rate and floating rate borrowings. Interest rate derivatives are used only to hedge an underlying risk and no net market positions are held.

At 31 December 2020, 65% of gross bank and bond borrowings were at fixed rate. A 100 basis point reduction in interest rates would result in an estimated decrease in net finance costs of £23m (2019: £31m), based on the composition of financial instruments including cash, cash equivalents, bank loans and commercial paper borrowings at 31 December 2020. A 100 basis point rise in interest rates would result in an estimated increase in net finance costs of £23m (2019: £31m).

The impact on net equity of a theoretical change in interest rates as at 31 December 2020 is restricted to the change in carrying value of floating rate to fixed rate interest rate derivatives in a designated cash flow hedge relationship and undesignated interest rate derivatives. A 100 basis point reduction in interest rates would result in an estimated decrease in net equity of £1m (2019: £1m) and a 100 basis point increase in interest rates would increase net equity by an estimated £1m (2019: £1m). The impact of a change in interest rates on the carrying value of fixed rate borrowings in a designated fair value hedge relationship would be offset by the change in carrying value of the related interest rate derivative. Fixed rate borrowings not in a designated hedging relationship are carried at amortised cost.

Foreign currency exposure management

Translation exposures arise on the earnings and net assets of individual businesses whose operational currencies are other than sterling. Some of these exposures are offset by denominating borrowings in US dollars, euros and other currencies. Currency exposures on transactions denominated in a foreign currency are generally hedged using forward contracts. In addition, recurring transactions and future investment exposures may be hedged, in advance of becoming contractual. The precise policy differs according to the specific circumstances of the individual businesses. Highly predictable future cash flows may be covered for transactions expected to occur during the next 24 months (50 months for the Scientific, Technical & Medical subscription businesses) within limits defined according to the period before the transaction is expected to become contractual. Cover takes the form of foreign exchange forward contracts. Further information is provided in ‘Cash flow hedges’ below.

A theoretical weakening of all currencies by 10% against sterling at 31 December 2020 would decrease the carrying value of net assets, excluding net borrowings, by £803m (2019: £749m). This would be offset to a degree by a decrease in net borrowings of £713m (2019: £526m). A strengthening of all currencies by 10% against sterling at 31 December 2020 would increase the carrying value of net assets, excluding net borrowings, by £803m (2019: £749m) and increase net borrowings by £713m (2019: £526m).

A retranslation of the Group’s net profit for the year, assuming a 10% weakening of all foreign currencies against sterling but excluding transactional exposures, would reduce net profit by £95m (2019: £129m). A 10% strengthening of all foreign currencies against sterling on this basis would increase net profit for the year by £95m (2019: £129m).

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	165

18 Financial instruments (continued)

Credit risk

The Group seeks to manage interest rate risk and limit foreign exchange risks described above by the use of financial instruments and as a result has a credit risk from the potential non-performance by the counterparties to these financial instruments, which are unsecured. The amount of this credit risk is normally restricted to the amounts of any hedge gain and not the principal amount being hedged. The Group also has a credit exposure to counterparties for the full principal amount of cash and cash equivalents. Credit risks are controlled by monitoring the credit quality of these counterparties, principally licensed commercial banks and investment banks with strong long-term credit ratings, and the amounts outstanding with each of them.

The Group has treasury policies in place which do not allow concentrations of risk with individual counterparties and do not allow significant treasury exposures with counterparties which are rated lower than A-/A3 by Standard & Poor’s, Moody’s and Fitch. At 31 December 2020, cash and cash equivalents totalled £88m (2019: £138m), of which 77% (2019: 93%) was held with banks rated A-/A3 or better.

The Group also has credit risk with respect to trade receivables due from its customers, which include national and state governments, academic institutions and large and small enterprises including law firms, book stores and wholesalers. The concentration of credit risk from trade receivables is limited due to the large and broad customer base. Trade receivable exposures are managed locally in the business units where they arise. Where appropriate, business units seek to minimise this exposure by taking payment in advance and through management of credit terms. Expected credit losses are based on management’s assessment of the risk taking into account the ageing profile, experience and circumstance. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, recorded in the statement of financial position.

Included within trade receivables are the following amounts which are past due, after considering loss allowance: past due up to one month £170m (2019: £215m); past due two to three months £83m (2019: £108m); past due four to six months £34m (2019: £39m); and past due greater than six months £46m (2019: £45m).

Hedge accounting

The hedging relationships that are designated under IFRS 9 – Financial Instruments are described below.

Fair value hedges

The Group has entered into interest rate swaps and cross-currency interest rate swaps to hedge the exposure to changes in the fair value of fixed rate borrowings due to interest rate and foreign currency movements which could affect the income statement. The table below details the designated fair value hedge relationships that were in place at 31 December 2020, swapping fixed rate term debt issues denominated in US dollars (USD) and euros to floating rate USD and euro debt respectively for the whole or part of their term, together with the related fixed and floating rates.

FAIR VALUE HEDGE RELATIONSHIPS	31 December 2020 Principal amount £m	31 December 2019 Principal amount £m	Fixed rate	Floating rate
€550m loan notes and €550m interest rate swaps maturing 2020	–	(466)	2.5%	Euribor+1.1%

€500m bond and €500m interest rate swaps maturing 2021	(448)	(423)	0.4%	Euribor+0.3%

$700m bond and $700m interest rate swaps maturing 2023	(513)	(528)	3.5%	LIBOR+0.8%

€500m bond and €500m interest rate swaps maturing 2024	(448)	(423)	1.0%	Euribor+0.7%

€600m bond and €600m/$669.3m cross-currency interest rate swaps maturing 2025	(490)	(505)	1.3%	LIBOR+1.3%

$200m bond and $200m interest rate swaps maturing 2027	(146)	(151)	7.2%	LIBOR+5.8%
	(2,045)	(2,496)

166	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

18 Financial instruments (continued)

The gains and losses on the borrowings and related derivatives designated as fair value hedges, which are included in the income statement as part of finance costs, together with the total carrying values of the borrowings and related derivatives included in the statement of financial position, for the three years ended 31 December 2020, 2019 and 2018 were as follows:

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES AND CARRYING VALUES	1 January 2020 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	31 December 2020 £m	Carrying values £m
USD debt	(13)	(25)	2	(36)	(701)
Related interest rate swaps	13	25	(2)	36	36
	–	–	–	–	(665)
EUR debt	(39)	(47)	3	(83)	(1,467)
Related interest rate swaps	39	47	(3)	83	83
	–	–	–	–	(1,384)
Total relating to USD and EUR debt	(52)	(72)	5	(119)	(2,168)
Total related interest rate swaps	52	72	(5)	119	119
Net gain on borrowings and related derivatives/total carrying value	–	–	–	–	(2,049)

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES AND CARRYING VALUES	1 January 2019 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	31 December 2019 £m	Carrying values £m
USD debt	13	(26)	–	(13)	(699)
Related interest rate swaps	(14)	27	–	13	13
	(1)	1	–	–	(686)
EUR debt	(39)	(2)	2	(39)	(1,853)
Related interest rate swaps	39	2	(2)	39	39
	–	–	–	–	(1,814)
Total relating to USD and EUR debt	(26)	(28)	2	(52)	(2,552)
Total related interest rate swaps	25	29	(2)	52	52
Net (loss)/gain on borrowings and related derivatives/total carrying value	(1)	1	–	–	(2,500)

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES AND CARRYING VALUES	1 January 2018 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	31 December 2018 £m	Carrying values £m
USD debt	12	–	1	13	(701)
Related interest rate swaps	(12)	(1)	(1)	(14)	(14)
	–	(1)	–	(1)	(715)
EUR debt	(17)	(21)	(1)	(39)	(1,952)
Related interest rate swaps	17	21	1	39	39
	–	–	–	–	(1,913)
Total relating to USD and EUR debt	(5)	(21)	–	(26)	(2,653)
Total related interest rate swaps	5	20	–	25	25
Net loss on borrowings and related derivatives/total carrying value	–	(1)	–	(1)	(2,628)

All fair value hedges were highly effective throughout the three years ended 31 December 2020.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	167

18 Financial instruments (continued)

Gross borrowings as at 31 December 2020 included £15m (2019: £19m) in relation to fair value adjustments to borrowings previously designated in a fair value hedge relationship which were de-designated in 2008. The related derivatives were closed out on de-designation with a cash inflow of £62m. £3m (2019: £3m) of these fair value adjustments were amortised in the year as a reduction to finance costs.

Cash flow hedges

As part of the Group’s interest rate exposure management, it has entered into certain cross-currency interest rate derivatives, individual components of which have been accounted for as cash flow hedges (with the remaining components accounted for as fair value hedges, as described above). These comprised interest rate derivatives which swapped a fixed rate €600m bond, issued in May 2015 and maturing in May 2025, to floating rate USD debt for the whole of its term. The component relating to the swap of the euro credit margin to USD is being accounted for a cash flow hedge under IFRS 9, with the amount associated with foreign currency basis spreads recorded in the cost of hedging reserve.

As part of the Group’s foreign currency exposure management, it has entered into forward foreign exchange contracts which fix the exchange rate on a portion of future foreign currency subscription revenues forecast by the businesses for up to 50 months. These have been accounted for as cash flow hedges under IFRS 9 of the forecast foreign currency revenues, with gains and losses on the forward contracts deferred in the hedge reserve until the related revenue is recognised, at which time the accumulated gains and losses are reclassified to the income statement.

Movements in the hedge reserve and the cost of hedging reserve in 2019 and 2020, including gains and losses on cash flow hedging instruments, were as follows:

	Interest rate hedge reserve £m	Cost of hedging reserve £m	Foreign currency hedge reserve £m	Total £m
Hedge reserve at 31 December 2018: gains/(losses) deferred	1	(7)	(38)	(44)
(Losses)/gains arising in 2019	(1)	–	17	16
Amounts recognised in income statement	–	–	35	35
Hedge reserve at 31 December 2019: (losses)/gains deferred	–	(7)	14	7
Gains/(losses) arising in 2020	4	(1)	(9)	(6)
Amounts recognised in income statement	–	–	22	22
Hedge reserve at 31 December 2020: gains/(losses) deferred	4	(8)	27	23

All cash flow hedges were highly effective throughout the two years ended 31 December 2020.

A deferred tax debit of £4m (2019: nil) in respect of the above gains and losses at 31 December 2020 was also deferred in the hedge reserve.

Of the amounts recognised in the income statement in the year, losses of £18m (2019: £35m) were recognised in revenue, and losses of £4m (2019: nil) were recognised in finance costs. A tax credit of £5m (2019: £6m) was recognised in relation to these items.

The deferred gains and losses on foreign currency cash flow hedges at 31 December 2020 are currently expected to be recognised in the income statement in future years as shown in the table below, together with the principal amount of hedges relating to each year and their total carrying values included within derivative assets and liabilities in the statement of financial position:

	Foreign currency hedge reserve £m	Principal amount of hedges £m	Carrying values £m
2021	4	499	10
2022	13	392	13
2023	9	215	9
2024	1	32	1
Total	27	1,138	33

The cash flows for these hedges are expected to occur in line with the recognition of the gains and losses in the income statement, or in the preceding year. These cash flows are included in the table on page 163.

168	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

19 Inventories and pre-publication costs

Accounting policy

Inventories and pre-publication costs are stated at the lower of cost, including appropriate attributable overhead, and estimated net realisable value. Such costs typically comprise direct internal labour costs and externally commissioned editorial and other fees.

Pre-publication costs, representing costs incurred in the origination of content prior to publication, are expensed systematically reflecting the expected sales profile over the estimated economic lives of the related products, generally up to five years.

Annual reviews are carried out to assess the recoverability of carrying amounts.

	2020 £m	2019 £m
Raw materials	2	2
Pre-publication costs	204	181
Finished goods	34	34
Total	240	217

20 Trade and other receivables

Accounting policy Trade receivables are stated net of a loss allowance for expected credit losses.

	2020 £m	2019 £m
Trade receivables	1,757	1,858
Loss allowance	(99)	(88)
	1,658	1,770
Prepayments and accrued income	207	236
Current tax receivable	44	28
Net finance lease receivable	18	33
Total	1,927	2,067

Trade receivables are predominantly non-interest bearing and their carrying amounts approximate to their fair value.

The movements in the loss allowance during the year were as follows:

	2020 £m	2019 £m
At start of year	88	87
Charge for the year	19	8
Trade receivables written off	(8)	(4)
Exchange translation differences	–	(3)
At end of year	99	88

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	169

21 Trade and other payables

Accounting policy

Deferred income is recognised when either a customer has paid consideration, or RELX has an unconditional right to an amount of consideration, in advance of the goods and services being delivered.

	2020 £m	2019 £m
Trade payables	154	173
Accruals	634	684
Social security and other taxes	174	129
Other payables	352	422
Deferred income	1,946	2,071
Total	3,260	3,479

Trade and other payables are predominantly non-interest bearing and their carrying amounts approximate to their fair value.

Materially all of the opening deferred income balance has been recognised in the reporting period.

22 Borrowings

Accounting policy

Borrowings are recorded initially at fair value and subsequently carried at amortised cost, other than fixed rate borrowings in designated hedging relationships for which the carrying amount of the hedged portion of the borrowings is subsequently adjusted for the gain or loss attributable to the hedged risk. When the related derivative in such a hedging relationship expires, is sold or terminated, or no longer qualifies for hedge accounting, the cumulative change in fair value of the hedged borrowing is amortised in the income statement over the period to maturity of the borrowing using the effective interest method.

	2020			2019
	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m
Financial liabilities measured at amortised cost:
Short-term bank loans, overdrafts and commercial paper	307	–	307	779	–	779
Term debt	–	4,147	4,147	716	1,792	2,508
Lease liabilities	92	183	275	93	249	342
Term debt in fair value hedging relationships	448	1,721	2,169	472	2,080	2,552
Term debt previously in fair value hedging relationships	–	225	225	–	233	233
Total	847	6,276	7,123	2,060	4,354	6,414

The total fair value of financial liabilities measured at amortised cost (excluding lease liabilities) is £4,843m (2019: £3,491m). The total fair value of term debt in fair value hedging relationships is £2,235m (2019: £2,629m). The total fair value of term debt previously in fair value hedging relationships is £270m (2019: £276m).

RELX PLC has given guarantees in respect of certain long-term and short-term borrowings issued by subsidiaries. Included within term debt above are debt securities issued by RELX Capital Inc., a 100% indirectly owned finance subsidiary of RELX PLC, which have been registered with the US Securities and Exchange Commission. RELX PLC has fully and unconditionally guaranteed these securities, which are not guaranteed by any other subsidiary of RELX PLC.

170	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

22 Borrowings (continued)

Analysis by year of repayment

	2020				2019
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m
Within 1 year	307	448	92	847	779	1,188	93	2,060
Within 1 to 2 years	–	32	47	79	–	425	87	512
Within 2 to 3 years	–	651	44	695	–	33	57	90
Within 3 to 4 years	–	1,082	37	1,119	–	658	47	705
Within 4 to 5 years	–	673	28	701	–	433	29	462
After 5 years	–	3,655	27	3,682	–	2,556	29	2,585
After 1 year	–	6,093	183	6,276	–	4,105	249	4,354
Total	307	6,541	275	7,123	779	5,293	342	6,414

Short-term bank loans, overdrafts and commercial paper were backed up at 31 December 2020 by a $3,000m (£2,198m) committed bank facility, consisting of tranches of: $31m maturing in 2021, $1,263m maturing in 2023 and $1,706m maturing in 2024, and a JPY 62.5bn ($605m, £443m) committed bank facility maturing in 2021. The committed bank facilities were undrawn.

Analysis by currency

	2020				2019
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Lease liabilities £m	Total £m
US dollars	228	2,751	120	3,099	309	2,915	168	3,392
£ sterling	9	–	60	69	–	–	71	71
Euro	20	3,790	61	3,871	423	2,378	70	2,871
Other currencies	50	–	34	84	47	–	33	80
Total	307	6,541	275	7,123	779	5,293	342	6,414

Included in the US dollar amounts for term debt above is £560m (2019: £525m) of debt denominated in euros (€600m) (2019: €600m) that was swapped into US dollars on issuance and against which there are related derivative financial instruments, which, as at 31 December 2020, had a fair value of £70m (2019: £21m).

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	171

23 Lease arrangements

Accounting policy

All leases where RELX is the lessee (with the exception of short-term and low-value leases) are recognised in the statement of financial position. A lease liability is recognised based on the present value of the future lease payments, and a corresponding right-of-use asset is recognised. The right-of-use asset is depreciated over the shorter of the lease term or the useful life of the asset. Lease payments are apportioned between finance charges and a reduction of the lease liability.

Low-value items and short-term leases with a term of 12 months or less are not required to be recognised on the balance sheet and payments made in relation to these leases are recognised on a straight-line basis in the income statement.

The leases held by the Group can be split into two categories: property and non-property. The Group leases various properties, principally offices, which have varying terms and renewal rights that are typical to the territory in which they are located. Non-property includes all other leases, such as cars and printers.

Right-of-use assets

	2020 £m	2019 £m
At start of year	264	263
Additions	25	62
Acquisitions	1	4
Remeasurement	12	29
Disposals	(1)	(3)
Depreciation	(77)	(82)
Exceptional costs in Exhibitions*	(11)	–
Exchange translation differences	3	(9)
At end of year	216	264

* Refer to note 2 for further detail on the exceptional costs in Exhibitions.

Lease liability

	2020 £m	2019 £m
Current
Property	(88)	(87)
Non-property	(4)	(6)
Non-current
Property	(178)	(242)
Non-property	(5)	(7)
Total	(275)	(342)

Interest expense on the lease liabilities recognised within finance costs was £12m (2019: £15m; 2018: £14m).

As at 31 December 2020, RELX was committed to leases with future cash outflows totalling £9m (31 December 2019: £9m) which had not yet commenced and as such are not accounted for as a liability as at 31 December 2020. A liability and corresponding right-of-use asset will be recognised for these leases at the lease commencement date.

RELX subleases vacant space available within its leased properties. IFRS 16 specifies conditions whereby a sublease is classed as a finance lease for the sub-lessor. The finance lease receivable balance held is as follows:

	2020 £m	2019 £m
Net finance lease receivable	18	33

Short-term and low-value lease expenses have been included in note 3.

Interest income recognised in relation to finance lease receivables is disclosed in note 7.

172	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

24 Share capital, share premium and shares held in treasury

Accounting policy

Shares of RELX PLC that are repurchased and not cancelled are classified as shares held in treasury. The consideration paid, including directly attributable costs, is recognised as a deduction from equity. Shares of RELX PLC that are purchased by the Employee Benefit Trust are also classified as shares held in treasury, with the cost recognised as a deduction from equity.

RELX PLC

CALLED UP SHARE CAPITAL – ISSUED AND FULLY PAID	No. of shares	2020 £m	No. of shares	2019 £m
At start of year	1,980,802,659	286	2,011,043,101	290
Issue of ordinary shares	1,496,653	–	3,059,558	1
Issue of bonus share	–	–	1	–
Cancellation of shares	–	–	(33,300,001)	(5)
At end of year	1,982,299,312	286	1,980,802,659	286

At the 2019 AGM shareholders approved the issue of a bonus share with £4bn nominal value. The share was subsequently cancelled via a capital reduction, creating £4bn of distributable reserves in RELX PLC to replace the RELX NV reserves lost in the corporate simplification.

NUMBER OF ORDINARY SHARES	Year ended 31 December
	Shares in issue (millions)	Treasury shares (millions)	2020 Shares in issue net of treasury shares (millions)	2019 Shares in issue net of treasury shares (millions)
RELX PLC
At start of year	1,980.8	(49.0)	1,931.8	1,961.9
Issue of ordinary shares	1.5	–	1.5	3.1
Repurchase of ordinary shares	–	(7.8)	(7.8)	(33.5)
Net release of shares by the Employee Benefit Trust	–	0.5	0.5	0.4
At end of year	1,982.3	(56.3)	1,926.0	1,931.9

*	At 31 December 2020 the total shares in issue net of treasury shares is 1,926,018,680 (2019: 1,931,782,622).

During the year, RELX PLC repurchased 7.8m (2019: 33.5m; 2018: 26.9m) RELX PLC ordinary shares for an average price of 1,918p; these shares are held in treasury. The total consideration for the RELX PLC repurchases was £150m (2019: £600m).

The Employee Benefit Trust purchases RELX PLC shares which, at the trustees’ discretion, can be used in respect of the exercise of share options and to meet commitments under conditional share awards. During the year, the Employee Benefit Trust purchased 1.8m shares for a total cost of £37m (2019: £37m; 2018: £43m). At 31 December 2020, shares held by the Employee Benefit Trust were £97m (2019: £94m; 2018: £90m) at cost.

The issue of ordinary shares in the year relates to the exercise of share options.

All of the RELX PLC ordinary shares rank equally with respect to voting rights and rights to receive dividends, except for shares held in treasury, which do not attract voting or dividend rights. There are no restrictions on the rights to transfer shares.

At 31 December 2020, RELX PLC shares held in treasury related to 6,192,953 (2019: 6,753,010; 2018: 7,130,366) RELX PLC ordinary shares held by the Employee Benefit Trust; and 50,087,679 (2019: 42,267,027; 2018: 42,023,020) RELX PLC ordinary shares held by the parent company. No RELX PLC ordinary shares held in treasury were cancelled in 2020 (2019: 33.3m).

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	173

25 Other reserves

	Hedge reserve 2020 £m	Other reserves 2020 £m	Total 2020 £m	Total 2019 £m
At start of year	7	972	979	984
Profit attributable to RELX PLC shareholders	–	1,224	1,224	1,505
Dividends paid	–	(880)	(880)	(842)
Actuarial losses on defined benefit pension schemes	–	(155)	(155)	(137)
Fair value movements on cash flow hedges	(6)	–	(6)	16
Transfer to net profit from cash flow hedge reserve	22	–	22	35
Tax recognised in other comprehensive income	(4)	39	35	15
Increase in share based remuneration reserve (net of tax)	–	27	27	33
Bonus issue of ordinary share	–	–	–	(4,000)
Cancellation of bonus share	–	–	–	4,000
Cancellation of shares	–	–	–	(499)
Settlement of share awards	–	(34)	(34)	(33)
Put option	–	–	–	(103)
Disposal of non-controlling interests	–	–	–	5
Acquisitions	–	2	2	–
At end of year	19	1,195	1,214	979

Other reserves principally comprise retained earnings and the share based remuneration reserve.

26 Related party transactions

Transactions between RELX PLC and subsidiaries of the Group have been eliminated within the consolidated financial statements. Transactions with joint ventures were made on normal market terms of trading and comprise sales of goods and services of nil (2019: £4m; 2018: £3m) and the rendering and receiving of goods and services of £0.1m (2019: £0.1m; 2018: £0.1m). As at 31 December 2020, amounts owed by joint ventures were £0.8m (2019: £5m; 2018: £2m) and amounts due to joint ventures were £0.4m (2019: £0.5m; 2018: £0.9m). See note 6 for details of the Group’s participation in defined benefit pension schemes.

Key management personnel are also related parties as defined by IAS 24 – Related Party Disclosures and comprise the Executive and Non-Executive Directors of RELX PLC. Key management personnel remuneration is set out below. For reporting purposes, salary, benefits and annual incentive payments are considered short-term employee benefits.

KEY MANAGEMENT PERSONNEL REMUNERATION	2020 £m	2019 £m	2018 £m
Salaries, other short-term employee benefits and non-executive fees	6	7	7
Post-employment benefits	1	1	1
Share based remuneration*	1	7	7
Total	8	15	15

EXECUTIVE DIRECTORS		Salary £’000	Benefits £’000	Annual incentive £’000	Cost of share based remuneration £’000	*	Cost of pension provision £’000	*	Total £’000
Total Executive Directors	2020	2,034	99	2,623	595		687		6,038
	2019	1,984	101	3,038	7,343		725		13,191
	2018	1,935	99	3,033	7,003		741		12,811

*

The figures for share based awards are calculated in accordance with the methodology set out in the UK Regulations. The figure for performance-related share based awards includes share price appreciation since the date the award was granted. Please see page 95 for further details. The cost of pension provision is calculated in accordance with the methodology set out in the UK Regulations. The amount is reduced by the Directors’ contributions and participation fee for defined benefit schemes and reduced by the payments made to defined contribution schemes or in lieu of pension.

174	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

26 Related party transactions (continued)

NON-EXECUTIVE DIRECTORS	2020 £’000	2019 £’000	2018 £’000
Fees and benefits	1,558	1,569	1,634

The remuneration of non-executive directors comprises fees for services, and benefits primarily relating to tax filing support in respect of filings resulting from their directorships. No deemed benefits were provided during 2020 to former Directors (2019: nil; 2018: nil). No loans, advances or guarantees have been provided on behalf of any Director. The aggregate gains made by Executive Directors on the exercise of options during 2020 were nil (2019: nil; 2018: nil).

27 Exchange rates

The following exchange rates have been applied in preparing the consolidated financial statements:

	Income statement			Statement of financial position
	2020	2019	2018	2020	2019
Euro to sterling	1.12	1.14	1.13	1.12	1.18
US dollar to sterling	1.28	1.28	1.34	1.37	1.33

28 Approval of financial statements

The consolidated financial statements were approved and authorised for issue by the Board of Directors on 10 February 2021.

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	175

29 Related undertakings

A full list of related undertakings (comprising subsidiaries, joint ventures, associates and other significant holdings) is set out below. All are 100% owned directly or indirectly by the Group except where percentage ownership denoted in (x%).

Company name	Share class	Reg office
Australia
Emailage Pty Ltd	Preference	AUS2
Fitness Show Pty Ltd	Ordinary	AUS4
Reed Business Information (Australia) Pty Ltd	Ordinary	AUS1
Reed Exhibitions Australia Pty Ltd	Ordinary	AUS3
Reed International Books Australia Pty Ltd	Ordinary	AUS3
Reed Oz Comic-Con Pty Ltd	Ordinary	AUS3
RELX Australia Pty Ltd	Ordinary	AUS3
Symbiotic Technologies Operation Pty Ltd	Ordinary	AUS5
ThreatMetrix Pty Ltd	Ordinary	AUS5

Austria
LexisNexis Verlag ARD ORAC GmbH & Co KG	Registered Capital	AUT2
ORAC Gesellschaft m.b.H.	Registered Capital	AUT2
Reed CEE GmbH	Registered Capital	AUT1
Reed Messe Salzburg GmbH	Registered Capital	AUT3
Reed Messe Wien GmbH	Registered Capital	AUT1
RELX Austria GmbH	Registered Capital	AUT3
Standout GmbH	Registered Capital	AUT3

Belgium
F4F Europe NV/SA	Ordinary	BEL2
LexisNexis BV	Ordinary	BEL1

Brazil
Elsevier Editora Ltda	Quotas	BRA1
Emailage Informática Ltda	Quotas	BRA8
Fircosoft Brasil Consultoria e Servicos de Informatica Ltda	Quotas	BRA2
LexisNexis Informações e Sistemas Empresariais Ltda	Quotas	BRA6
LexisNexis Serviços de Análise de Risco Ltda	Quotas	BRA7
MLex Brasil Midia Mercadologica Ltda	Quotas	BRA4
Reed Exhibitions Alcântara Machado Ltda	Quotas	BRA3
SST Software do Brasil Ltda	Quotas	BRA5

Canada
LexisNexis Canada Inc	Class B Voting	CAN1
RELX Canada Ltd	Common shares	CAN2
Science-Metrix Inc	Common shares	CAN3

China
Beijing Bakery China Exhibitions Co., Ltd (25%)	Registered Capital	CHN1
Beijing Medtime Elsevier Education Technology Co., Ltd (49%)	Registered Capital	CHN2
C-One Energy (Guangzhou) Co., Ltd	Registered Capital	CHN5
Genilex Information Technology Co., Ltd	Registered Capital	CHN6
ICIS Consulting (Beijing) Co., Ltd	Registered Capital	CHN7
KeAi Communications Co., Ltd (49%)	Registered Capital	CHN8
LexisNexis Risk Solutions (Shanghai) Information	Registered Capital	CHN9
Technologies Co., Ltd
Mack Brooks (Shanghai) Ltd	Registered Capital	CHN17
Reed Business Information (Shanghai) Co Ltd	Registered Captial	CHN16
Reed Elsevier Information Technology (Beijing) Co., Ltd	Registered Capital	CHN3
Reed Exhibitions (China) Co., Ltd	Registered Capital	CHN4
Reed Exhibitions Hengjin Co., Ltd (51%)	Registered Capital	CHN15
Reed Exhibitions (Shanghai) Co., Ltd	Registered Capital	CHN12
Reed Huabai Exhibitions (Beijing) Co., Ltd (51%)	Registered Capital	CHN4
Reed Huabo Exhibitions (Shenzhen) Co., Ltd (65%)	Registered Capital	CHN11
Reed Huaqun Exhibitions Co., Ltd (52%)	Registered Capital	CHN4
Reed Kuozhan Exhibitions (Shanghai) Co., Ltd (60%)	Registered Capital	CHN10
Reed Sinopharm Exhibitions Co., Ltd (50%)	Registered Capital	CHN4
RELX (China) Investment Co., Ltd	Registered Capital	CHN11
Shanghai Datong Medical Information Technology Co., Ltd	Registered Capital	CHN13
Shanghai SinoReal Exhibitions Co., Ltd (27.5%)	Registered Capital	CHN14

Colombia
LexisNexis Risk Solutions S.A.S.	Ordinary	COL1

Company name	Share class	Reg office
Denmark
Elsevier A/S	Ordinary	DNK1

Dubai, UAE
Reed Exhibitions Free Zone-LLC	Ordinary	UAE1
RELX Middle East FZ-LLC	Ordinary	UAE2

Egypt
Elsevier Egypt LLC	Ordinary	EGY1

France
Elsevier Holding France SAS	Ordinary	FRA1
Elsevier Masson SAS	Ordinary	FRA1
Evoluprint SAS	Ordinary	FRA2
Fircosoft SAS	Ordinary	FRA8
GIE EDI Data (83%)	Ordinary	FRA3
GIE Juris Data	Ordinary	FRA3
GIE PRK – Publicite Robert Krier	Registered Capital	FRA4
LexisNexis Business Information Solutions SA	Ordinary	FRA3
LexisNexis Business Information Solutions Holding SA	Ordinary	FRA5
LexisNexis International Development & Services SAS	Ordinary	FRA3
LexisNexis SA	Ordinary	FRA3
Reed Exhibitions ISG SARL	Registered capital	FRA6
Reed Expositions France SAS	Ordinary	FRA4
Reed Midem SAS	Registered capital	FRA6
Reed Organisation SAS	Ordinary	FRA4
RELX France SA	Registered capital	FRA6
RELX France Services SAS	Registered capital	FRA8
SAFI SA (50%)	Ordinary	FRA7

Germany
Elsevier GmbH	Registered Capital	DEU3
Elsevier Information Systems GmbH	Registered Capital	DEU2
LexisNexis GmbH	Registered Capital	DEU4
PatentSight GmbH	Registered Capital	DEU6
Reed Exhibitions (Germany) GmbH	Registered Capital	DEU4
Reed Exhibitions Deutschland GmbH	Registered Capital	DEU1
RELX Deutschland GmbH	Registered Capital	DEU1
Tschach Solutions GmbH	Ordinary	DEU5

Greece
Mack Brooks Hellas SA	Ordinary	GRE1

Hong Kong
Ascend China Holding Ltd	Ordinary	HNK1
JC Exhibition and Promotion Ltd (65%)	Ordinary	HNK1
JYLN Sager Ltd	Ordinary	HNK3
Mlex Asia Ltd	Ordinary	HNK5
Reed Business Information (China) Ltd	Ordinary	HNK2
Reed Exhibitions Ltd	Ordinary	HNK1
RELX (Greater China) Ltd	Ordinary	HNK4

India
FircoSoft India Private Ltd	Ordinary	IND2
Next Events Private Ltd	Registered Capital	IND4
Parity Computing India Private Ltd	Ordinary	IND5
Reed Elsevier Publishing (India) Private Ltd	Ordinary	IND3
Reed Manch Exhibitions Private Ltd (70%)	Ordinary	IND4
Reed Triune Exhibitions Private Ltd (72%)	Ordinary	IND6
RELX India Private Ltd	Ordinary	IND1

Indonesia
PT Reed Exhibitions Indonesia (70%)	Class A	IDN1
Class B
PTRELX Information Analytics Indonesia	Ordinary	IDN2

176	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

29 Related undertakings (continued)

Company name	Share class	Reg office
Ireland
Elsevier Services Ireland Ltd	Ordinary	IRL2
Emailage International Ltd	Ordinary	IRL4
LexisNexis Risk Solutions (Europe) Ltd	Ordinary	IRL1
LexisNexis Risk Solutions (Ireland) Ltd	Ordinary	IRL1
3D4Medical Ltd	Ordinary	IRL3
3D4Medical Support Services Ltd	Ordinary	IRL3

Israel
LexisNexis Israel Ltd	Ordinary	ISR1

Italy
Elsevier SRL	Registered Capital	ITA1
ICIS Italia SRL	Ordinary	ITA2
Reed Exhibitions ISG Italy SRL	Ordinary	ITA1
Reed Exhibitions Italia SRL	Ordinary	ITA1

Japan
Ascend Japan KK	Ordinary	JPN1
Elsevier Japan KK	Ordinary	JPN2
LexisNexis Japan KK	Common Stock	JPN3
PatentSight Japan Inc	Common Shares	JPN6
Reed Exhibitions Japan KK	Ordinary	JPN4
Reed ISG Japan KK	Ordinary	JPN5
ThreatMetrix GK	Membership Interest	JPN7

Korea (Republic of)
Elsevier Korea LLC	Ordinary	KOR1
LexisNexis Legal and Professional Service Korea Ltd	Ordinary	KOR2
Reed Exhibitions Korea Ltd	Ordinary	KOR3
Reed Exporum Ltd (60%)	Ordinary	KOR4
Reed K. Fairs Ltd (70%)	Ordinary	KOR3

Malaysia
LexisNexis Malaysia Sdn Bhd	Ordinary	MYS2
Reed Exhibitions Sdn Bhd	Ordinary	MYS1

Macau
Reed Exhibitions Macau Ltd	Ordinary	MAC1

Mexico
Emailage MCA, SA de CV	Ordinary	MEX2
Masson-Doyma Mexico, S.A.	Ordinary	MEX1
Reed Exhibitions Mexico S.A. de C.V.	Ordinary	MEX1

New Zealand
LexisNexis NZ Ltd	Ordinary	NZL1

Philippines
Reed Elsevier Shared Services (Philippines) Inc.	Common Shares	PHL1

Poland
AI Digital Contracts Sp. z.o.o. (75%)	Ordinary	POL1
Elsevier Sp. z.o.o.	Ordinary	POL2

Russia
Elsevier OOO	Participation Shares	RUS1
LexisNexis OOO	Registered Capital	RUS1
Real Estate Events Direct OOO (80%)	Ordinary	RUS2
RELX OOO	Ordinary	RUS1
3D4Medical OOO	Ordinary	RUS3

Company name	Share class	Reg office
Saudi Arabia
Reed Sunaidi Exhibitions LLC(50%)	Ordinary	SAU1

Singapore
Elsevier (Singapore) Pte Ltd	Ordinary	SGP1
Emailage Pte. Ltd	Ordinary	SGP5
Lexis-Nexis Philippines Pte Ltd (75%)	Ordinary B	SGP2
Preference shares
Mack Brooks Asia Pte Ltd	Ordinary	SGP4
Reed Business Information Pte Ltd	Ordinary	SGP3
RE (HAPL) Pte Ltd	Ordinary	SGP1
RELX (Singapore) Pte. Ltd	Ordinary	SGP2

South Africa
Fircosoft South Africa (Pty) Ltd	Ordinary	ZAF1
Globalrange SA (Pty) Ltd	Ordinary	ZAF2
Korbitec (Pty) Ltd (78%)	Ordinary	ZAF3
LegalPerfectTSoftware Solutions (Pty) Ltd (78%)	Ordinary	ZAF3
LexisNexis (Pty) Ltd (78%)	Ordinary	ZAF3
LexisNexis Academic (Pty) Ltd (78%)	Ordinary	ZAF3
LexisNexis Risk Management (Pty) Ltd (78%)	Ordinary	ZAF3
Property Payment Exchange (SA) (Pty) Ltd (78%)	Ordinary	ZAF3
RELX (Pty) Ltd	Ordinary	ZAF3
Reed Exhibitions (Pty) Ltd (90%)	A-shares	ZAF3
Reed Events Management (Pty) Ltd (90%)	Ordinary	ZAF3
Reed Exhibitions Group(Pty) Ltd (90%)	Ordinary	ZAF3
Reed Venue Management (Pty) Ltd (90%)	A-shares	ZAF3
Winsearch Services (Pty) Ltd (78%)	Ordinary	ZAF3

Spain
Elsevier Espana SL	Participations	ESP1

Switzerland
Fircosoft Schweiz GmbH	Ordinary	CHE2
RELX Swiss Holdings SA	Ordinary	CHE1

Taiwan
Elsevier Taiwan LLC	Ordinary	TWN1

Thailand
MackBrooks Exhibitions Asia Ltd (49%)	Ordinary	THA3
Reed Tradex Company Ltd (49%)	Ordinary	THA1
RELX Holding (Thailand) Co., Ltd	Ordinary	THA2
RELX Information Analytics (Thailand) Co., Ltd	Ordinary	THA4

The Netherlands
AGRM Solutions C.V.	Partnership Interest	NLD1
Elsevier B.V.	Ordinary	NLD1
ICIS Benchmarking Europe B.V	Ordinary	NLD1
LexisNexis Business Information Solutions B.V.	Ordinary	NLD1
LexisNexis Univentio B.V.	Ordinary	NLD2
LNRS Data Services BV	Ordinary	NLD1
Misset Uitgeverij B.V.(49%)	Ordinary	NLD3
One Business B.V. (33%)	Registered Capital	NLD4
RELX Employment Company B.V.	Ordinary	NLD1
RELX Finance B.V.	Ordinary	NLD1
RELX Holdings B.V.	Ordinary	NLD1
RELX Nederland B.V.	Ordinary	NLD1
RELX Overseas B.V.	RE Shares	NLD1

Turkey
Elsevier STM Bilgi Hizmetleri Limited Şirketi	Ordinary	TUR1
Mack Brooks Fuarcilik A.S	Registered Capital	TUR3
Reed Tüyap Fuarcilik A.Ş.(50%)	A Ordinary	TUR2
B Ordinary

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	177

29 Related undertakings (continued)

Company name	Share class	Reg office
United Kingdom
Apply Financial Ltd	Ordinary	GBR2
Bradfield Brett Holdings Ltd	7 1⁄2 % Preferred	GBR1
Income, Ordinary
Butterworths Ltd	Ordinary	GBR4
Cordery Compliance Ltd (71%)	Ordinary	GBR4
Cordery Ltd (71%)	Ordinary	GBR4
Crediva Ltd	Ordinary	GBR5
Dew Events Ltd	Ordinary	GBR3
Digital Foundry Network (50%)	Ordinary	GBR3
Drayton Legal Recoveries Ltd	Ordinary	GBR6
E & P Events LLP (50%)	No Shares	GBR3
Elsevier Life Sciences IP Ltd	Ordinary	GBR7
Elsevier Ltd	Ordinary	GBR7
Emailage Ltd	Ordinary	GBR5
Fastener Fairs Ltd	Ordinary,	GBR3
Ordinary-A,
Ordinary-B
Gamer Events Ltd	Ordinary	GBR3
Gamer Network Ltd	Ordinary, A Ordinary,	GBR3
B Ordinary,
C Ordinary,
D Ordinary
Imbibe Media Ltd	Ordinary	GBR3
Insurance Initiatives Ltd	Ordinary	GBR8
Legend Exhibitions Ltd	Ordinary	GBR3
LexisNexis Risk Solutions UK Ltd	Ordinary	GBR5
LNRS Data Services HoldingsLtd	Ordinary	GBR1
LNRS Data Services Ltd	Ordinary	GBR2
Mack-Brooks Exhibitions Ltd	Ordinary	GBR3
Mack-Brooks (France) Ltd	Ordinary	GBR3
Mack-Brooks Publishing Ltd	Ordinary, A Ordinary	GBR3
Mack Brook Speciality Publishing Ltd	Ordinary	GBR3
MCM Central Ltd	Ordinary	GBR3
MCM Expo Ltd	Ordinary	GBR3
Mendeley Ltd	Ordinary	GBR7
MLex Ltd	Ordinary	GBR4
Newsflo Ltd	Ordinary	GBR1
NLife Ltd (23.5%)	Ordinary	GBR12
Offshore Europe (Management) Ltd	Ordinary	GBR3
Offshore Europe Partnership (50%)	Partnership Interest	GBR3
Out There Gaming Ltd (70%)	Ordinary	GBR3
Oxford Spires Management Co; Ltd (55%)	Ordinary	GBR10
Prean Holdings Ltd	Deferred, Ordinary	GBR1
RE (EPS) Ltd	Ordinary	GBR1
RE (HPL) Ltd	Ordinary	GBR1
RE (RCB) Ltd	Ordinary	GBR1
RE Secretaries Ltd	Ordinary	GBR1
RE (SOE) Ltd	Ordinary	GBR3
Reed Business Information Ltd	Ordinary	GBR1
Reed Elsevier (UIG) Ltd	Ordinary	GBR1
Reed Events Ltd	Ordinary	GBR3
Reed Exhibitions Ltd	Ordinary	GBR3
Reed Nominees Ltd	Ordinary	GBR1
RELX (Holdings) Ltd	Ordinary	GBR1
RELX (Investments) plc	Ordinary	GBR1
RELX (UK) Ltd	Ordinary	GBR1
RELX Finance Ltd	Ordinary	GBR1
RELX Group plc	Ordinary	GBR1
RELX Overseas Holdings Ltd	Ordinary	GBR1
REV Venture Partners Ltd	Ordinary	GBR1
SciBite Ltd	A Ordinary,	GBR13
B Ordinary,
C Ordinary
Snowflake Software Ltd	Ordinary	GBR2
Symbiotic Technologies Operations Ltd	Ordinary	GBR9
Tracesmart Ltd	Ordinary	GBR5
Wunelli Ltd	Ordinary	GBR11

Company name	Share class	Reg office
United States
Accuity Asset Verification Services Inc.	Common Stock	USA1
Accuity Inc.	Common Stock	USA1
Altiris, Inc.	Common Stock	USA1
American Textile Machinery Exhibitions International Inc. (40%)	Common Stock	USA3
Aries Systems Corporation	Common Stock	USA3
Chemical Data, LLC	Membership Interest	USA3
Derman, Inc.	Common Stock	USA4
Dunlap-Hanna Publishers (50%)	Partnership Interest	USA7
Elsevier Holdings Inc.	Common Stock	USA3
Elsevier Inc.	Common Stock	USA3
Elsevier Medical Information LLC	Membership Interest	USA3
Elsevier STM Inc.	Common Stock	USA3
Emailage Corp.	Common Stock	USA2
Enclarity, Inc.	Common Stock	USA2
Gaming Business Asia LLC (50%)	Membership Interest	USA3
Health Market Science, Inc.	Common Stock	USA2
ID Analytics LLC	Membership Interest	USA1
IDG-RBI China Publishers LLC (50%)	Membership Interest	USA3
Knovel Corporation	Common Stock	USA3
Knowable Inc (75%)	Common Stock	USA8
LexisNexis Claims Solutions Inc.	Common Stock	USA2
LexisNexis Coplogic Solutions Inc.	Common Stock	USA2
LexisNexis of Puerto Rico Inc.	Common Stock	USA9
LexisNexis Risk Assets Inc.	Common Stock	USA2
LexisNexis Risk Data Management Inc.	Common Stock	USA2
LexisNexis Risk Holdings Inc.	Common Stock	USA2
LexisNexis Risk Solutions Inc .	Common Stock	USA2
LexisNexis Risk Solutions FL Inc.	Common Stock	USA2
LexisNexis Special Services Inc.	Common Stock	USA6
LexisNexis VitalChek Network Inc.	Common Stock	USA2
LNRS Data Services Inc.	Common Stock	USA5
Matthew Bender & Company, Inc.	Common Stock	USA3
MLex US, Inc.	Common Stock	USA3
Parity Computing, Inc.	Common Stock	USA3
PCLaw Time Matters LLC (51%)	No Stock	USA2
PoliceReports.US, LLC	Membership Interest	USA2
Portfolio Media, Inc.	Common Stock	USA3
Reed Technology and Information Services Inc.	Common Stock	USA3
RELX Capital Inc.	Common Stock	USA4
RELX Inc.	Common Stock	USA3
RELX Risks Inc.	Common Stock	USA2
RELX US Holdings Inc.	Common Stock	USA3
Reman, Inc.	Common Stock	USA3
REV IV Partnership LP	No Stock	USA4
SAFI Americas LLC (50%)	Membership Interest	USA3
SageStream LLC	Membership Interest	USA1
SciBite Inc.	Common Stock	USA3
Shadow Health, Inc.	Common Stock	USA3
Shadow Holding Ventures, Inc.	Common Stock	USA3
The Reed Elsevier Ventures 2005 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2006 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2010 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2011 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2012 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2013 Partnership LP	Partnership Interest	USA4
The Remick Publishers (50%)	Partnership Interest	USA7
ThreatMetrix, Inc.	Common Stock	USA2
World Compliance, Inc.	Common Stock	USA4
Vietnam
Reed Tradex Vietnam LLC (49%)	Ordinary	VIE1

178	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the consolidated financial statements

for the year ended 31 December 2020

29 Related undertakings (continued)

Registered offices
Australia
AUS1:	Building B, Level 2, Unit 11, 1 Maitland Place, Baulkham Hills, NSW 2153
AUS2:	Level 11, 309 Kent Street, Sydney, NSW 2000
AUS3:	Tower 2, Level 1, 475 Victoria Avenue, Chatswood NSW 2067
AUS4:	Fordham Business Advisors Pty Ltd, Rialto South Tower Level 35, 525 Collins Street, Melbourne, VIC3000
AUS5:	1303, 799 Pacific Highway, Chatswood, NSW 2067

Austria
AUT1:	Messeplatz 1, 1020, Wien, Austria
AUT2:	Marxergasse 25, 1030, Wien, Austria
AUT3:	Am Messezentrum 6, 5020, Salzburg, Austria

Belgium
BEL1:	Oudenaardseheerweg 129, 9810 Nazareth, Belgium
BEL2:	Guldensporenpark 36D, 9820 Merelbeke, Belgium

Brazil
BRA1:	Rua da Assembleia no 100, 6th Floor, RJ Centro, Rio de Janiero, 20011-904, Brazil
BRA2:	Rua Bela Cintra 2305, São Paulo, 01415-009,Brazil
BRA3:	Rua Bela Cintra no. 1200, 10th floor, Sâo Paulo, 01415-001, Brazil
BRA4:	Avenida paulista, 2300-Piso Pilotis room 28, Sao Paulo, 01310-300,Brazil
BRA5:	Rua Cel Fonseca, 203 A-Centro, Botucatu, SP, 18600-200,Brazil
BRA6:	Rua Bela Cintra no. 1200, 5th floor, Sâo Paulo, 01415-002, Brazil
BRA7:	Alameda Rio Negro, 161 Alphaville Industrial, Barueri SP 06.455-000, Brazil
BRA8:	Rua Alvaro Anes 46, 3 Andar, Sâo Paulo, 05421-010, Brazil

Canada
CAN1:	123 Commerce Valley Drive East, Suite 700, Markham, Ontario, L3T 7W8, Canada
CAN2:	555 RIichmond Street West, Toronto, Ontario,M5V 3B1, Canada
CAN3:	26E-1501 av. McGill College, Montreal, Quebec, H3A 3N9, Canada

China
CHN1:	Zhongkun Building, Room 612, Gaoliangqiaoxie Street, No. 59, Haidan District, Beijing, 100044, China
CHN2:	West Building of Administration Building, Xueyuan Road No. 38 Peking University Health Science Center, Haidan District, Beijing, 100191, China
CHN3:	Oriental Plaza, No. 1 East Chang An Ave, Tower W1, 7th Floor, Unit 1-7, Dong Cheng District, Beijing, 100738, China
CHN4:	Ping An International Finance Center, Room 1504, 15th Floor, Tower A-101, 3-24 floor, Xinyuan South Road, Chaoyang District, Beijing, 100027, China
CHN5:	Unit 2480, Building 2, No. 7, Chuangxin Road, Science Park of Changping District, Beijing, China
CHN6:	Unit B1303-1 & 1305, 13F Center Plaza, 161 Linhe Road West, Tianhe District Guangzhou, China
CHN7:	404 F4, No.9 Shangdi 9th Street, Haidian District, Beijing, 100085, China
CHN8:	Room 5106, Raffle City, 268 Middle Xizang Road, Huangpu District, Shanghai, 200001, China
CHN9:	Room A 100 of Room 0307, Floor 3, Building 3, 7 Middle Dongsanhuan road, Chaoyang District, Beijing
CHN10:	Intercontinental Center, 42F, 100 Yutong Road, Zhabei District, Shanghai, 200070, China
CHN11:	Room 319, 238 Jiangchangsan Road, Jing’an District, Shanghai, China
CHN12:	Room 304, Sanlian Building, No.8, Huajing Road, Pudong District, Shanghai, 200070, China
CHN13:	Building 2, Room No. 3895, Changjiang Avenue, No. 161, Changliang Farm, Chongming County, Shanghai Municipality
CHN14:	FL2, No.979, Yunhan Road, Nicheng Town, Pudong New Area
CHN15:	Floor 2, No.979, Yunhan Road, Nicheng Town, Pudong New Area, Shanghai
CHN16:	4/F Block C, No 999 Jingzhong Road, Changning District, Shanghai, China
CHN17:	Room Jia301-22, No15, Lane152, Yanchang Road, Shanghai, China

Colombia
COL1:	Philippe Prietocarrizosa & Uria Abogados, Carrera 9 No. 74-08 Oficina 105, Bogotá, d.c., 76600, Colombia

Denmark
DNK1:	Niels Jernes Vej 10, 9220, Aalborg Øst, Denmark

Dubai, UAE
UAE1:	Office G-49, Building No 9, Dubai Media City, Post Box 502425, Dubai, United Arab Emirates
UAE2:	Al Sufouh Complex, Floor 3, No. 304, Dubai, United Arab Emirates

Egypt
EGY1:	Land Mark Office Building, 2nd Floor, 90th Street, City Center, 5th Settlement, New Cairo, Cairo, Egypt

Registered offices
France
FRA1:	65, rue Camille Desmoulins, 92130, Issy les Moulineaux, France
FRA2:	Parc Euronord – 10, rue du Parc – 31150 Bruguieres
FRA3:	141 rue de Javel, 75015 Paris
FRA4:	52 Quai de Dion Bouton 92800 Puteaux
FRA5:	Immeuble « Technopolis », 350 rue Georges Besse –Nîmes (30000)
FRA6:	27-33 quai Alphonse Le Gallo, 92100, Boulogne-Billancourt, France
FRA7:	6-8 Rue Chaptal, 75009 Paris
FRA8:	151-155 Rue de Bercy, 75012 Paris, France

Germany
DEU1:	Völklinger Strasse 4, 40219, Düsseldorf, Germany
DEU2:	Theodor-Heuss-Allee 108, D-60488, Frankfurt am Main, Hesse, Germany
DEU3:	Hackerbrücke 6, 80335, Munich, Germany
DEU4:	Heerdter Sandberg 30, 40549, Düsseldorf, Germany
DEU5:	Steinhäuserstrasse 9, 76135, Karlsruhe, Germany
DEU6:	Joseph-Schumpeter-Allee 33, 53227, Bonn

Greece
GRE1:	188A, Filolaou Str.,Athens, 11632, Greece

Hong Kong
HNK1:	20/F Alexandra House, 18 Chater Road, Central, Hong Kong
HNK2:	Level 54 Hopewell Center, 183 Queens Road East (Tricor Office), Hong Kong
HNK3:	Flat 1506, 15/F, Lucky Center, No. 165-171 Wan Chai Road, Wan Chai, Hong Kong
HNK4:	11/F Oxford House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong
HNK5:	3901, 39th Floor Hopewell Center, 183 Queens Road East, Wanchai, Hong Kong

India
IND1:	818, 8th Floor, Indraprakash Builing, 21 Barakhamba Road, New Delhi, 110001, India
IND2:	S21 Vatika Centre, No 471 Anna Salai, Taynampet, Chennai, 600035, India
IND3:	818, 8th Floor, Indraprakash Builing, 21 Barakhamba Road, New Delhi, 110001, India
IND4:	Unit no 03,04,05 first floor, Southern Park D2 Saket, New Delhi, South Delhi ,110017, India
IND5:	99/100, Prestige Towers Unit No. 505, Fifth Floor, Residency Road, Bangalore , Karnataka, 560025, India
IND6:	#25, 3rd floor, 8th Main Road, Vasanthnager, Bangalore, 560052, India

Indonesia
IDN1:	Menara Citicon Level 8. Unit 8011 & 8012 Jl. Letjen S. Parman No. 8 Kav 72 Slipi Palmerah Jakarta Barat 11410 Indonesia
IDN2:	Gedung World Trade Center, 3 LT 20 Spaces JL Jend Sudirman Kav 29-31 RT/RW 008/003, Karet Kuningan, Setiabudi, Jakarta Selatan, DKI Jakarta 12940 Indonesia

Ireland
IRL1:	80 Harcourt Street, Dublin 2, Ireland
IRL2:	Suite 4320, Atlantic Avenue, Westpark Business Campus, Shannon, Clare, Ireland
IRL3:	1st Floor The Grange Stillorgan Road, Blackrock, Co Dublin, Ireland
IRL4:	6th Floor, South Bank House, Barrow Street, Dublin 4, Ireland

Israel
ISR1:	Meitar, attorneys at Law, 16 Abba Hillel Road, Ramat Gan, 5250608, Israel

Italy
ITA1:	Via Marostica 1, 20146, Milan, Italy
ITA2:	Studio Colombo e Associati, Via Cino del Duca 5, 20122, Milano, Italy

Japan
JPN1:	Kyodo Tsushin Kaikam 2F, 2-2-5 Toronomon, Minato-ku, Tokyo, 105-0001
JPN2:	Ark Mori Building, 1-12-32 Akasaka, Minato-ku, Tokyo, 107-6029, Japan
JPN3:	1-9-15, Higashi Azabu, Minato-ku Tokyo Japan
JPN4:	Shinjuku-Nomura Bldg., 1-26-2 Nishi-shinjuku, Shinjuku-ku, Tokyo, Japan
JPN5:	13-12 Rokubancho, Chiyoda-ku, Tokyo, Japan
JPN6:	7F Cross Office Uchisaiwaicho, 1-18-6 Nishi-Shinbashi, Minato-ku, Tokyo
JPN7:	2-6, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo

Korea (South)
KOR1:	Chunwoo Building, 4th floor, 534 Itaewon-dong, Yongsan-gu, Seoel, 140-861, Korea, Republic of
KOR2:	206 Noksapyeong-daero, Yongsan-gu, Seoel, Korea, Republic of
KOR3:	1622-24 Block A Terra Tower2, 201 Songpa-daero, Songpa-gu, Seoul Republic of Korea
KOR4:	4th floor at 195-6 Jamsil-dong, Songpagu, Seoul

RELX Annual report and financial statements 2020 | Notes to the consolidated financial statements	179

29 Related undertakings (continued)

Registered offices
Malaysia
MYS1:	6th Floor, Akademi Etiqa, No. 23 Jalan Melaka, 50100 Kuala Lumpur, Malaysia
MYS2:	Suite 29-1, Level 29, Vertical Corporate, Tower B, Avenue 10, The Vertical,
59200 Bangsar South City, Kuala Lumpur, Malaysia

Macau
MAC1:	Rua De Xangai, No. 175 Edif. Associacao Comercial de Macau, 11 Andar, Bloco K, Macau

Mexico
MEX1:	Insurgentes Sur # 1388 Piso 8, Col. Actipan, Deleg. Benito Juarez, C.P. 03230 Ciudad de México, México
MEX2:	DVNA Del Valle-Nunezy Asociados, Goldsmith No 37 Desp 803, Col Planco Chapultepe, Ciudad de Viver, 11.560,México

New Zealand
NZL1:	Level 1, 138 The Terrace, P.O. Box 472, Wellington 6011, New Zealand

Philippines
PHL1:	Building H, 2nd Floor, U.P. Ayalaland TechnoHub, Commonwealth Avenue, Quezon City, Metro Manila, 1101, Philippines

Poland
POL1:	Sw. Antoniego 2/4 50-073, Wrocław, Poland
POL2:	Natpoll Building, ul. Migdalowa 4/59, 02-796, Warsaw, Poland

Russia
RUS1:	2-y Syromyatnichesky per.1, Delta Plaza business center, 105120, Moscow, Russian Federation
RUS2:	Petrozavodskaya street 28/4, Building VI, room 2, 125475, Moscow, Russian Federation
RUS3:	Krasnykh Partizan st. 152, Office 505, 350049, Krasnodar, Russian Federation

Saudi Arabia
SAU1:	Al Fadl Commercial Center, Jeddah, 21411, Saudi Arabia

Singapore
SGP1:	3 Killiney Road, #08-01 Winsland House 1, Singapore, 239119, Singapore
SGP2:	80 Robinson Road, #02-00, Singapore, 068898, Singapore
SGP3:	1 Changi Business Park Crescent, #06-01 Plaza 8 & CBP, 48602551, Singapore
SGP4:	120 Lower Delta Road, #12-02, Cendex Centre, 169208, Singapore
SGP5:	71 Robinson Road, #14-01, 068895, Singapore

South Africa
ZAF1:	Regus Brooklyn Bridge, 3rd Floor Steven House, Brooklyn Bridge Office Park, Fehrsen Street, Brooklyn, Pretoria
ZAF2:	Fourways Gold Park, 1st Floor – Wentworth Building, 32 Roos Street, Fourways, 2191, South Africa
ZAF3:	215 Peter Mokaba Road (North Ridge Road), Morningside, Durban, Kwa-Zulu Natal, 4001, South Africa

Spain
ESP1:	C/ Josep Tarradellas 20-30, 1º / 20029, Barcelona, Spain

Switzerland
CHE1:	Espace de L’Europe 3, 2002 Neuchatel, Switzerland
CHE2:	Bahnhofstrasse 100, 8001 Zurich, Switzerland

Taiwan
TWN1:	Rm N818, 8F, Chia Hsin Building II, No.9 , Lane 3, Minsheng West Road, Taipei 10449, Taiwan

Thailand
THA1:	Sathorn Nakorn Building, Floor 32, No. 100/68-69 North Sathon Road, Silom, Bangrak, Bangkok, 10500, Thailand
THA2:	14th Floor, CTI Tower, 191/70-73 Ratchadapisek Road, Khwaeng Klongtoey, Khet, Klongtoey, Bangkok, Thailand
THA3:	140/36, New ITF Tower, 17th Floor, Silom Road, Bangrak 10500, Bangkok, Thailand
THA4:	2 Ploenchit Centre, Room 7, Floor G., Sukhumvit Road, Klongtoey, Bangkok, 10110, Thailand

Registered offices
The Netherlands
NLD1:	Radarweg 29, 1043 NX Amsterdam, Netherlands
NLD2:	Galileiweg 8, 2333 BD Leiden, Netherlands
NLD3:	Prins Hendrikstraat 17, 7001GK Doetinchem
NLD4:	Spaklerweg 53, 1114 AE Amsterdam-Duivendrecht

Turkey
TUR1:	Maslak Mah. Bilim Sokak Sun Plaza Kat:13 Şişli-Maslak, Istanbul, Turkey
TUR2:	E - 5 Karayolu Üzeri, Gürpınar Kavşağı 34500, Büyükçekmece, Istanbul, 34500, Turkey
TUR3:	Fulya Mah. Hakkı Yeten Cad. No:10/C, Selenium Plaza Kat:5,6 Fulya, Beşiktaş İstanbul, Turkey

United Kingdom
GBR1:	1-3 Strand, London, WC2N 5JR, United Kingdom
GBR2:	Quadrant House, The Quadrant, Sutton, Surrey, SM2 5AS, United Kingdom
GBR3:	Gateway House, 28 The Quadrant, Richmond, Surrey, TW9 1DN, United Kingdom
GBR4:	Lexis House, 30 Farringdon Street, London, EC4A 4HH, United Kingdom
GBR5:	Global Reach, Dunleavy Drive, Cardiff, CF11 0SN, United Kingdom
GBR6:	The Eye, 1 Procter Street, London, WC1V 6EU, United Kingdom
GBR7:	The Boulevard, Langford Lane, Kidlington, Oxford, OX5 1GB, United Kingdom
GBR8:	Third Floor, City Buildings, Carrington Street, Nottingham, NG1 7FG
GBR9:	1st Floor 80 Moorbridge Road, Maidenhead, Berkshire, SL6 8BW
GBR10:	40 Kimbolton Road, Bedford, England, MK40 2NR
GBR11:	1000 Lakeside, Western Road, Portsmouth, PO6 3EN, United Kingdom
GBR12:	5 Oakwood Drive, Loughborough, England, LE11 3QF
GBR13:	Biodata Innovation Centre Wellcome Genome Campus, Hinxton, Cambridge, England, CB10 1DR

United States
USA1:	1007 Church Street, Evanston IL 60201
USA2:	1000 Alderman Dr., Alpharetta, GA 30005
USA3:	230 Park Ave, New York, NY 10169
USA4:	1105 North Market St, Wilmington, DE 19801
USA5:	3355 West Alabama Street, Houston, TX 77098
USA6:	Puerta Del Condado #1095, Wilson Ave, Local #3, San Juan, PR 00907
USA7:	313 Washington Street, Suite 400, Newton, MA 02458
USA8:	1209 Orange Street, Wilmington, DE 19801
USA9:	9443 Springboro Pike, Miamisburg, OH 45342

Vietnam
VIE1:	2nd Floor, Kova Center, 92G-92H Nguyen Huu Canh Street, Ward no. 22, District. Binh Thanh, Ho Chi Minh City, Vietnam

180	RELX Annual report and financial statements 2020 | Financial statements and other information

5 year summary

	Note	2020 £m	2019 £m	2018 £m	2017 £m	2016 £m
RELX consolidated financial information
Revenue		7,110	7,874	7,492	7,341	6,889
Reported operating profit		1,525	2,101	1,964	1,905	1,708
Adjusted operating profit	1	2,076	2,491	2,346	2,284	2,114
Reported net profit attributable to RELX PLC shareholders		1,224	1,505	1,422	1,648	1,150
Adjusted net profit attributable to RELX PLC shareholders	1	1,543	1,808	1,674	1,620	1,473
RELX PLC financial information
Reported earnings per ordinary share (pence)		63.5p	77.4p	71.9p	81.6p	55.8p
Adjusted earnings per ordinary share (pence)		80.1p	93.0p	84.7p	80.2p	71.4p
Dividend per ordinary share (pence)	2	47.0p	45.7p	42.1p	39.4p	35.95p

(1)

Adjusted figures are presented as additional performance measures used by management. A reconciliation of the adjusted measures to the comparable GAAP measures can be found on page 188. Adjusted measures are stated before amortisation of acquired intangible assets, the net financing cost on defined benefit pension schemes and acquisition-related items, exceptional tax credits, exceptional costs in the Exhibitions business in 2020 and in respect of attributable net profit, reflect a tax rate that excludes the effect of movements in deferred taxation assets and liabilities that are not expected to crystallise in the near term and includes the benefit of tax amortisation where available on acquired goodwill and intangible assets. Acquisition-related financing costs and profit and loss from disposal gains and losses and other non-operating items are also excluded from the adjusted figures.

(2)	Dividend per ordinary share is based on the interim dividend and proposed final dividend for the relevant year.

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	181

RELX PLC Annual Report and Financial Statements

In this section

182	RELX PLC statement of financial position
183	RELX PLC statement of changes in equity
183	RELX PLC accounting policies
184	Notes to the RELX PLC financial statements

182	RELX Annual report and financial statements 2020 | Financial statements and other information

RELX PLC statement of financial position

AS AT 31 DECEMBER	Note	2020 £m	2019 £m
Non-current assets
Investments in subsidiary undertakings	1	18,322	18,318
		18,322	18,318
Current assets
Receivables: amounts due from subsidiary undertakings		1,711	1,662
Total assets		20,033	19,980

Current liabilities
Taxation		12	–
Other payables		2	102
		14	102
Net assets		20,019	19,878

Capital and reserves
Share capital		286	286
Share premium		1,459	1,443
Shares held in treasury		(789)	(739)
Capital redemption reserve		36	36
Other reserves		172	168
Merger reserve		11,150	11,150
Net profit		1,051	1,548
Reserves		6,654	5,986
Shareholders’ equity		20,019	19,878

The RELX PLC Company financial statements were approved by the Board of Directors and authorised for issue on 10 February 2021. They were signed on its behalf by:

A J Habgood	N L Luff
Chair	Chief Financial Officer

RELX Annual report and financial statements 2020	183

RELX PLC statement of changes in equity

	Share	Share	Shares held in	Capital redemption		Other		Merger		Net
	capital	premium	treasury	reserve	(1)	reserves	(2)	reserve	(1)	profit	Reserves (3)	Total
	£m	£m	£m	£m		£m		£m		£m	£m	£m
Balance at 1 January 2019	290	1,415	(643)	31		164		15,150		2,063	1,269	19,739
Total comprehensive income for the year	–	–	–	–		–		–		1,548	–	1,548
Dividends paid (4)	–	–	–	–		–		–		–	(842)	(842)
Repurchase of ordinary shares	–	–	(600)	–		–		–		–	–	(600)
Cancellation of shares	(5)	–	504	5		–		–		–	(504)	–
Bonus issue of ordinary share	4,000	–	–	–		–		(4,000)		–	–	–
Cancellation of bonus share	(4,000)	–	–	–		–		–		–	4,000	–
Issue of ordinary shares, net of expenses	1	28	–	–		–		–		–	–	29
Equity instruments granted to employees of the Group	–	–	–	–		4		–		–	–	4
Transfer of net profit to reserves	–	–	–	–		–		–		(2,063)	2,063	–
Balance at 1 January 2020	286	1,443	(739)	36		168		11,150		1,548	5,986	19,878
Total comprehensive income for the year	–	–	–	–		–		–		1,051	–	1,051
Dividends paid (4)	–	–	–	–		–		–		–	(880)	(880)
Repurchase of ordinary shares	–	–	(50)	–		–		–		–	–	(50)
Issue of ordinary shares, net of expenses	–	16	–	–		–		–		–	–	16
Equity instruments granted to employees of the Group	–	–	–	–		4		–		–	–	4
Transfer of net profit to reserves	–	–	–	–		–		–		(1,548)	1,548	–
Balance at 31 December 2020	286	1,459	(789)	36		172		11,150		1,051	6,654	20,019

(1)	The capital redemption and merger reserve do not form part of the distributable reserves balance.
(2)	Other reserves relate to equity instruments granted to employees of the Group under share based remuneration arrangements, and do not form part of the distributable reserves balance.
(3)	Distributable reserves at 31 December 2020 were £6,916m (2019: £6,795m) comprising net profit and reserves, net of shares held in treasury.
(4)	Refer to note 13 of the RELX consolidated financial statements on page 155 for further dividend disclosure.

RELX PLC accounting policies

Basis of preparation

RELX PLC meets the definition of a qualifying entity under FRS 100 (Financial Reporting Standard 100) issued by the Financial Reporting Council (FRC). Accordingly, the financial statements are prepared in accordance with FRS 101 (Financial Reporting Standard 101) – Reduced Disclosure Framework as issued by the Financial Reporting Council, incorporating the Amendments to FRS 101 issued by the FRC in July 2015 and the amendments to company law made by The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015.

As permitted by FRS 101, RELX PLC has taken advantage of the disclosure exemptions available under that standard in relation to share based payments, financial instruments, capital management, presentation of comparative information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transactions.

The RELX PLC financial statements have been prepared on the historical cost basis.

Unless otherwise indicated, all amounts in the financial statements are in millions of pounds.

The RELX PLC financial statements should be read in conjunction with the Group consolidated financial statements and notes presented on pages 132 to 180, which are also presented as the RELX PLC consolidated financial statements. See the Basis of preparation of the consolidated financial statements on page 137.

The RELX PLC financial statements are prepared on a going concern basis, as explained on page 88.

As permitted by section 408 of the Companies Act 2006, and in compliance with The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015, the Company has not presented its own profit and loss account but has presented the net profit for the year on the statement of financial position.

The RELX PLC accounting policies under FRS 101 are set out below.

Investments

Fixed asset investments are stated at cost, less provision, if appropriate, for any impairment in value. The fair value of the award of share options and conditional shares over RELX PLC ordinary shares to employees of the Group are treated as a capital contribution.

Other assets and liabilities are stated at historical cost, less provision, if appropriate, for any impairment in value.

Shares held in treasury

The consideration paid, including directly attributable costs, for shares repurchased is recognised as shares held in treasury and presented as a deduction from total equity. Details of share capital and shares held in treasury are set out in note 24 of the Group consolidated financial statements.

Foreign exchange translation

Transactions entered into in foreign currencies are recorded at the exchange rates applicable at the time of the transaction.

Taxation

Refer to note 9 on pages 149 to 152 of the consolidated financial statements for the taxation accounting policies.

184	RELX Annual report and financial statements 2020 | Financial statements and other information

Notes to the RELX PLC financial statements

1 Investments

	Subsidiary undertaking £m	Total £m
At 1 January 2019	18,314	18,314
Equity instruments granted to employees of the Group	4	4
At 1 January 2020	18,318	18,318
Equity instruments granted to employees of the Group	4	4
At 31 December 2020	18,322	18,322

2 Related party transactions

All transactions with joint ventures, subsidiaries and the Group’s employees, which are related parties of RELX PLC, are reflected in these financial statements. Transactions with key management personnel including share based remuneration costs are set out in note 26 of the Group consolidated financial statements and details of the Directors’ remuneration are included in the Directors’ Remuneration Report on pages 93 to 114.

3 Contingent liabilities

There are contingent liabilities in respect of borrowings of subsidiaries guaranteed by RELX PLC as follows:

	2020 £m	2019 £m
Contingent liabilities	6,516	5,777

Financial instruments disclosures in respect of the borrowings covered by the above guarantees are given in note 18 of the Group’s consolidated financial statements.

4 Bonus share issue

At the 2019 AGM shareholders approved the issue of a bonus share with £4bn nominal value. The share was subsequently cancelled via a capital reduction, creating £4bn of distributable reserves in RELX PLC to replace the RELX NV reserves lost in the corporate simplification.

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	185

Other financial
information

In this section

186	Summary financial information in euros
187	Summary financial information in US dollars
188	Reconciliation of adjusted to GAAP measures

186	RELX Annual report and financial statements 2020 | Financial statements and other information

Summary financial information in euros

Basis of preparation

The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into euros at the stated rates of exchange.

EXCHANGE RATES FOR TRANSLATION	Income statement			Statement of financial position
	2020	2019	2018	2020	2019	2018
Euro to sterling	1.12	1.14	1.13	1.12	1.18	1.11

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2020 €m	2019 €m	2018 €m
Revenue	7,963	8,976	8,466
Operating profit	1,708	2,395	2,219
Profit before tax	1,661	2,106	1,944
Net profit attributable to RELX PLC shareholders	1,371	1,716	1,607
Adjusted operating profit	2,325	2,840	2,651
Adjusted profit before tax	2,146	2,508	2,424
Adjusted net profit attributable to RELX PLC shareholders	1,728	2,061	1,892
Adjusted earnings per ordinary share	€0.897	€1.060	€0.957
Basic earnings per ordinary share	€0.712	€0.883	€0.813
Net dividend per ordinary RELX PLC share paid in the year	€0.512	€0.494	€0.453
Net dividend per ordinary RELX PLC share paid and proposed in relation to the financial year	€0.526	€0.521	€0.476

Consolidated statement of cash flows
FOR THE YEAR ENDED 31 DECEMBER	2020 €m	2019 €m	2018 €m
Net cash from operating activities	1,788	2,381	2,243
Net cash used in investing activities	(1,314)	(835)	(1,436)
Net cash used in financing activities	(531)	(1,515)	(806)
(Decrease)/increase in cash and cash equivalents	(57)	31	1

Movement in cash and cash equivalents
At start of year	163	127	124
(Decrease)/increase in cash and cash equivalents	(57)	31	1
Exchange translation differences	(7)	5	2
At end of year	99	163	127
Adjusted cash flow	2,250	2,738	2,535

Consolidated statement of financial position
AS AT 31 DECEMBER	2020 €m	2019 €m	2018 €m
Non-current assets	13,295	13,386	12,928
Current assets	2,547	2,885	2,609
Assets held for sale	–	–	1
Total assets	15,842	16,271	15,538
Current liabilities	4,899	7,018	5,906
Non-current liabilities	8,590	6,669	7,010
Liabilities associated with assets held for sale	–	–	4
Total liabilities	13,489	13,687	12,920
Net assets	2,353	2,584	2,618

RELX Annual report and financial statements 2020	187

Summary financial information in US dollars

Basis of preparation

The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into US dollars at the stated rates of exchange. It does not represent a restatement under US GAAP which would be different in some significant respects.

EXCHANGE RATES FOR TRANSLATION	Income statement			Statement of financial position
	2020	2019	2018	2020	2019	2018
US dollars to sterling	1.28	1.28	1.34	1.37	1.33	1.27

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2020 US$m	2019 US$m	2018 US$m
Revenue	9,101	10,079	10,039
Operating profit	1,952	2,689	2,632
Profit before tax	1,898	2,364	2,305
Net profit attributable to RELX PLC shareholders	1,567	1,926	1,905
Adjusted operating profit	2,657	3,188	3,144
Adjusted profit before tax	2,452	2,816	2,874
Adjusted net profit attributable to RELX PLC shareholders	1,975	2,314	2,243
Adjusted earnings per American Depositary Share (ADS)	$1.025	$1.191	$1.134
Basic earnings per ADS	$0.814	$0.991	$0.963
Net dividend per RELX PLC ADS paid in the year	$0.585	$0.554	$0.537
Net dividend per RELX PLC ADS paid and proposed in relation to the financial year	$0.602	$0.585	$0.564

Consolidated statement of cash flows
FOR THE YEAR ENDED 31 DECEMBER	2020 US$m	2019 US$m	2018 US$m
Net cash from operating activities	2,043	2,674	2,660
Net cash used in investing activities	(1,501)	(938)	(1,703)
Net cash used in financing activities	(607)	(1,701)	(956)
(Decrease)/increase in cash and cash equivalents	(65)	35	1

Movement in cash and cash equivalents
At start of year	184	145	150
(Decrease)/increase in cash and cash equivalents	(65)	35	1
Exchange translation differences	2	4	(6)
At end of year	121	184	145
Adjusted cash flow	2,572	3,075	3,006

Consolidated statement of financial position
AS AT 31 DECEMBER	2020 US$m	2019 US$m	2018 US$m
Non-current assets	16,263	15,088	14,792
Current assets	3,115	3,252	2,986
Assets held for sale	–	–	1
Total assets	19,378	18,340	17,779
Current liabilities	5,992	7,910	6,758
Non-current liabilities	10,508	7,517	8,020
Liabilities associated with assets held for sale	–	–	5
Total liabilities	16,500	15,427	14,783
Net assets	2,878	2,913	2,996

188	RELX Annual report and financial statements 2020 | Financial statements and other information

Reconciliation of adjusted to GAAP measures

The Group uses adjusted figures, which are not defined by generally accepted accounting principles (‘GAAP’) such as IFRS, as additional performance measures. These measures are used by management, alongside the comparable GAAP measures, in evaluating the business performance. The measures may not be comparable to similarly reported measures by other companies.

A reconciliation of non-GAAP measures to relevant GAAP measures is as follows:

YEAR ENDED 31 DECEMBER	2020 £m	2019 £m
Operating profit	1,525	2,101
Adjustments:
Amortisation of acquired intangible assets	376	295
Acquisition-related items	(12)	84
Reclassification of tax in joint ventures	5	12
Reclassification of finance income in joint ventures	(1)	(1)
Exceptional costs in Exhibitions	183	–
Adjusted operating profit	2,076	2,491

Profit before tax	1,483	1,847
Adjustments:
Amortisation of acquired intangible assets	376	295
Acquisition-related items	(12)	84
Reclassification of tax in joint ventures	5	12
Net interest on net defined benefit pension obligation and other	11	13
Disposals and other non-operating items	(130)	(51)
Exceptional costs in Exhibitions	183	–
Adjusted profit before tax	1,916	2,200

Tax charge	(275)	(338)
Adjustments:
Deferred tax movements on goodwill and acquired intangible assets	35	26
Other deferred tax credits from intangible assets*	(78)	(57)
Tax on acquisition-related items	(6)	(15)
Reclassification of tax in joint ventures	(5)	(12)
Tax on net interest on net defined benefit pension obligation and other	(2)	(3)
Tax on disposals and other non-operating items	3	11
Exceptional costs in Exhibitions	(45)	–
Adjusted tax charge	(373)	(388)

Net profit attributable to RELX PLC shareholders	1,224	1,505
Adjustments (post-tax):
Amortisation of acquired intangible assets	395	321
Other deferred tax credits from intangible assets*	(78)	(57)
Acquisition-related items	(18)	69
Net interest on net defined benefit pension obligation and other	9	10
Disposals and other non-operating items	(127)	(40)
Exceptional costs in Exhibitions	138	–
Adjusted net profit attributable to RELX PLC shareholders	1,543	1,808

Cash generated from operations	2,264	2,724
Adjustments:
Dividends received from joint ventures	31	34
Purchases of property, plant and equipment	(43)	(47)
Proceeds from disposals of property, plant and equipment	–	2
Expenditure on internally developed intangible assets	(319)	(333)
Payments in relation to acquisition-related items	67	63
Pension recovery payment	45	44
Repayment of lease principal	(89)	(86)
Sublease payments received	2	1
Exceptional costs in Exhibitions	51	–
Adjusted cash flow	2,009	2,402

*	Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation.

Refer to explanations on pages 55 and 58 for net adjusted interest and return on invested capital.

Overview
Market segments
Corporate Responsibility
Financial review
Governance
Financial statements and other information

RELX Annual report and financial statements 2020	189

Shareholder information

In this section
190	Shareholder information
192	Shareholder information and contacts
IBC	2021 financial calendar

190	RELX Annual report and financial statements 2020 | Financial statements and other information

Shareholder information

Annual Report and Financial Statements 2020

The Annual Report and Financial Statements for RELX PLC for the year ended 31 December 2020 are available on the Group’s website, and from the registered office of RELX PLC shown on page 192. Additional financial information, including the interim and full-year results announcements, trading updates and presentations, is also available on the Group’s website,

www.relx.com

The consolidated financial statements set out in the Annual Report and Financial Statements are expressed in sterling, with summary financial information expressed in euros and US dollars.

Share price information

RELX PLC’s ordinary shares are traded on the London Stock Exchange.

PLC
Trading symbol	REL
ISIN	GB00B2B0DG97

RELX PLC’s ordinary shares are also traded on the Euronext Amsterdam Stock Exchange.

PLC
Trading symbol	REN
ISIN	GB00B2B0DG97

RELX PLC ordinary shares are traded on the New York Stock Exchange in the form of American Depositary Shares (ADSs), evidenced by American Depositary Receipts (ADRs).

PLC ADRs
Ratio to ordinary shares	1:1
Trading symbol	RELX
CUSIP code	759530108

The RELX PLC ordinary share price and the ADS price may be obtained from the Group’s website, other online sources and the financial pages of some newspapers.

For further information visit the ‘Investor Centre’ section of the Group’s website www.relx.com/investorcentre

Information for registered

ordinary shareholders

Shareholder services

The RELX PLC ordinary share register is administered by Equiniti Limited. Equiniti provides a free online portal for shareholders at www.shareview.co.uk. Shareview allows shareholders to monitor the value of their shareholdings, view their dividend payments and submit dividend mandate instructions. Shareholders can also submit their proxy voting instructions ahead of company meetings, as well as update their personal contact details. Shareview Dealing provides a share purchase and sale facility. Equiniti’s contact details are shown on page 192.

Electronic communications

While hard copy shareholder communications continue to be available to those shareholders requesting them, in accordance with the Companies Act 2006 and the Company’s Articles of Association, the Company uses the Group’s website as the main method of communicating with shareholders. By registering their details online at Shareview, shareholders can be notified by email when shareholder communications are published on the Group’s website. Shareholders can also use the Shareview website to appoint a proxy to vote on their behalf at shareholder meetings.

Shareholders who hold their Company shares through CREST may appoint proxies for shareholder meetings through the CREST electronic proxy appointment service by using the procedures described in the CREST manual.

Dividend mandates

Shareholders are encouraged to have their dividends paid directly into a UK bank or building society account. This method of payment reduces the risk of delay or loss of dividend cheques in the post and ensures the account is credited on the dividend payment date. A dividend mandate form can be obtained online at www.shareview.co.uk, or by contacting Equiniti at the address shown on page 192.

Equiniti has established a service for overseas shareholders in over 90 countries, which enables shareholders to have their dividends automatically converted from sterling and paid directly into their nominated bank account. Further details of this service, and the fees applicable, are available at www.shareview.co.uk/info/ops or by contacting Equiniti at the address shown on page 192.

Dividend Reinvestment Plan

Shareholders can choose to reinvest their Company dividends by purchasing further shares through the Dividend Reinvestment Plan (DRIP) provided by Equiniti. Further information concerning the DRIP facility, together with the terms and conditions and an application form can be obtained online at www.shareview.co.uk/info/drip or by contacting Equiniti at the address shown on page 192.

RELX Annual report and financial statements 2020 | Shareholder information	191

Share dealing service

A telephone and internet dealing service is available through Equiniti, which provides a simple way for UK resident shareholders to buy or sell their shares. For telephone dealing call 0345 603 7037 between 8.30am and 5.30pm (UK time), Monday to Friday (excluding public holidays in England and Wales), and for internet dealing log on to www.shareview.co.uk/dealing. You will need your shareholder reference number shown on your dividend confirmation.

ShareGift

The Orr Mackintosh Foundation operates a charity share donation scheme for shareholders with small parcels of shares whose value makes it uneconomic to sell them. Details of the scheme can be obtained from the ShareGift website at www.sharegift.org, or by telephoning ShareGift on 020 7930 3737.

Sub-division of ordinary shares and share consolidation

On 28 July 1986, each RELX PLC ordinary share of £1 nominal value was sub-divided into four ordinary shares of 25p each. On 2 May 1997, each 25p ordinary share was sub-divided into two ordinary shares of 12.5p each. On 7 January 2008, the ordinary shares of 12.5p each were consolidated on the basis of 58 new ordinary shares of 14 51⁄116p nominal value for every 67 ordinary shares of 12.5p each held.

Capital gains tax

The mid-market price of RELX PLC’s £1 ordinary shares on 31 March 1982 was 282p. Adjusting for the sub-divisions and share consolidation referred to above results in an equivalent mid-market price of 40.72p for each existing ordinary share of 14 51⁄116p nominal value.

Warning to shareholders – unsolicited investment advice

◾	From time to time shareholders may receive unsolicited calls from fraudsters

◾	Fraudsters use persuasive and high-pressure tactics to lure investors into scams, sometimes known as boiler room scams

◾	They may offer to sell shares that turn out to be worthless or non-existent, or to buy shares at an inflated price in return for an upfront payment

◾	While high profits are promised, if you buy or sell shares in this way you will probably lose your money

◾	Thousands of people contact the Financial Conduct Authority (FCA) about investment fraud each year, with victims losing an average of £32,000

How to avoid share fraud and boiler room scams

The FCA has issued some guidance on how to recognise and avoid investment fraud:

◾	Legitimate firms authorised by the FCA are unlikely to contact you unexpectedly with an offer to buy or sell shares

◾	If you receive an unsolicited phone call, do not get into a conversation, note the name of the person and firm contacting you and then end the call

◾	Check the Financial Services Register available at https://register.fca.org.uk/ to see if the person and firm contacting you is authorised by the FCA. If you wish to call the person or firm back, only use the contact details listed on the Register

◾	Call the FCA on 0800 111 6768 if the firm does not have any contact details on the Register, or if you are told that they are out of date

◾	Search the list of unauthorised firms to avoid at https://www.fca.org.uk/consumers/unauthorised-firms-individuals#list

◾	If you do buy or sell shares through an unauthorised firm, you will not have access to the Financial Ombudsman Service or the Financial Services Compensation Scheme

◾	Consider obtaining independent financial and professional advice before you hand over any money. If it sounds too good to be true, it probably is

How to report a scam

If you are approached by fraudsters, please tell the FCA using the share fraud reporting form at www.fca.org.uk/consumers/ report-scam-unauthorised-firm, where you can find out more about investment scams. You can also call the FCA Consumer Helpline on 0800 111 6768.

If you have already paid money to share fraudsters, you should contact Action Fraud on 0300 123 2040 or use their online tool: http://www.actionfraud.police.uk/report_fraud

192	RELX Annual report and financial statements 2020 | Financial statements and other information

Shareholder information and contacts

Information for holders of ordinary shares held through Euroclear Nederland

Shareholders with enquiries concerning RELX PLC ordinary shares that are not held directly on the Register of Members and are ultimately held through Nederlands Centraal Instituut voor Giraal Effectenverkeer BV (Euroclear Nederland) should direct their enquiries to the broker, financial intermediary, bank or other financial institution that holds the shares on their behalf.

Dividend Reinvestment Plan

Shareholders can choose to reinvest their dividends by purchasing shares through the Dividend Reinvestment Plan (DRIP) provided by ABN AMRO Bank NV. Further information concerning the DRIP facility can be obtained via as.exchange.agency@nl.abnamro.com.

Information for ADR holders

ADR shareholder services

Enquiries concerning RELX PLC ADRs should be addressed to the ADR Depositary, Citibank NA, at the address shown below. Dividend payments on RELX PLC ADRs are converted into US dollars by the ADR Depositary.

Annual Report on Form 20-F

The RELX Annual Report on Form 20-F is filed electronically with the United States Securities and Exchange Commission. A copy of the Form 20-F is available on the Group’s website, or from the ADR Depositary at the address shown below.

Dividend currency elections

Shareholders appearing on the Register of Members or holding their shares through CREST will continue to receive their dividends in Pounds Sterling, but will have the option to elect to receive their dividends in Euro. Euro payments will be made by cheque only.

Shareholders who appear on the Register of Members and wish to receive their dividend in Euro should contact our Registrar, Equiniti on 0371 384 2960 (UK) or +44 (0) 121 415 0165 (from outside the UK) for a dividend election form and further information regarding the Euro dividend option. Alternatively, shareholders can view and update their current dividend elections by registering for a Shareview Portfolio at www.shareview.co.uk/register.

Shareholders who hold their shares through CREST and wish to receive their dividend in Euro, must do so by following the CREST Elections process.

Shareholders who hold RELX PLC shares through Euroclear Nederland (via banks and brokers), will automatically receive their dividends in Euro, but will have the option to elect to receive their dividends in Pounds Sterling.

Shareholders who hold their shares through Euroclear Nederland and wish to receive their dividends in Pounds Sterling should contact their broker, financial intermediary, bank or other financial institution that holds the shares on their behalf.

Contacts

RELX PLC

Head Office and Registered Office

1-3 Strand

London WC2N 5JR

United Kingdom

Tel: +44 (0)20 7166 5500

Fax: +44 (0)20 7166 5799

Auditors

Ernst & Young LLP

1 More London Place

London SE1 2AF

United Kingdom

Registrar

Equiniti Limited

Aspect House

Spencer Road

Lancing BN99 6DA

West Sussex

United Kingdom

www.shareview.co.uk

Tel: 0371 384 2960 (UK callers)

Tel: +44 121 415 0165 (callers outside the UK)

Listing/paying agent for shares listed on Euronext Amsterdam held through Euroclear Nederland

ABN AMRO Bank NV

Department Corporate Broking and Issuer Services HQ7212

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

Email: as.exchange.agency@nl.abnamro.com

RELX PLC ADR Depositary

Citibank Depositary Receipt Services

PO Box 43077

Providence, RI 02940-3077

USA

www.citi.com/dr

Email: citibank@shareholders-online.com

Tel: +1 877 248 4237

+1 781 575 4555 (callers outside the US)

2021 financial calendar

11 February	Results announcement for the year ended 31 December 2020
22 April	Trading update issued in relation to the 2021 financial year
22 April	Annual General Meeting
29 April	Ex-dividend date – 2020 final dividend, ordinary shares and ADRs
30 April	Record date – 2020 final dividend, ordinary shares and ADRs
18 May	Dividend currency and DRIP election deadline
21 May	Euro dividend equivalent announcement
3 June	Payment date – 2020 final dividend, ordinary shares
8 June	Payment date – 2020 final dividend, ADRs
29 July	Interim results announcement for the six months to 30 June 2021
5 Aug*	Ex-dividend date – 2021 interim dividend, ordinary shares and ADRs
6 Aug*	Record date – 2021 interim dividend, ordinary shares and ADRs

*

Please note that these dates are provisional and subject to change. The 2021 interim dividend payment dates in respect of ordinary shares and ADRs will be confirmed by the Company in its 2021 Interim Results announcement, currently scheduled for release on 29July 2021.

Dividend history

The following tables set out dividends paid (or proposed) in relation to the three financial years 2018–2020.

ORDINARY SHARES	pence per PLC ordinary share	Payment date
Final dividend for 2020**	33.40	3 June 2021
Interim dividend for 2020	13.60	2 September 2020
Final dividend for 2019	32.10	28 May 2020
Interim dividend for 2019	13.60	2 September 2019
Final dividend for 2018	29.70	4 June 2019
Interim dividend for 2018	12.40	24 August 2018

**Proposed dividend, to be submitted for approval at the Annual General Meeting of RELX PLC in April 2021

ADRS	$ per PLC ADR	Payment date
Final dividend for 2020***	***	8 June 2021
Interim dividend for 2020	0.18081	8 September 2020
Final dividend for 2019	0.395086	2 June 2020
Interim dividend for 2019	0.16398	5 September 2019
Final dividend for 2018	0.37612	7 June 2019
Interim dividend for 2018	0.159141	29 August 2018

***Payment will be determined using the appropriate £/US$ exchange rate on 3 June 2021.

Credits

Designed and produced by

Conran Design Group

Board photography by

Douglas Fry, Piranha Photography

Printed by

Pureprint Group, ISO14001, FSC® certified and CarbonNeutral®

Printed on Revive 100 Silk which is made from 100% recovered waste. All of the pulp is bleached using an elemental chlorine free process (ECF). Printed in the UK by Pureprint using its environmental printing technology; vegetable inks were used throughout. Pureprint is a CarbonNeutral® company. Both manufacturing mill and printer are ISO14001 registered and are Forest Stewardship Council® (FSC®) chain-of-custody certified.